PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-281783

Park Ha Biological Technology Co., Ltd.

1,200,000 Ordinary Shares

This is an initial public offering, on a firm commitment basis, of 1,200,000 ordinary shares, par value $0.00002 per share (“Ordinary Shares”) of Park Ha Biological Technology Co., Ltd. (“Park Ha Cayman”), a Cayman Islands exempted company. Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price (the “Offering Price”) is US$4.00 per Ordinary Share.

You are purchasing an interest in Park Ha Cayman, a Cayman Islands exempted company and a holding company that does not engage in any operations of its own. Jiangsu Park Ha Biological Technology Co., Ltd. (“Park Ha Jiangsu”), Shanghai Park Ha Industrial Development Co., Ltd. (“Park Ha Shanghai”), and Wuxi Xinzhan Enterprise Management Consulting Co., Ltd. (“Xinzhan,” and collectively with Park Ha Jiangsu and Park Ha Shanghai, the “Operating Subsidiaries”) are indirect subsidiaries of Park Ha Cayman and conduct operations in China. Investors will not, and may never, directly hold equity interests in our Operating Subsidiaries. Park Ha Cayman controls the Operating Subsidiaries through equity ownership. Any references to “Park Ha” are to Park Ha Cayman, the ultimate holding company, and any references to “we”, “us”, “our Company,” “the Company,” or “our” are to Park Ha Cayman and, in the context of describing our operations and consolidated financial information, to Park Ha Cayman and its subsidiaries. For more details regarding the risks regarding the Company’s holding company structure, please refer to “Prospectus Summary — Corporate History and Structure”, “Corporate History and Structure” and “Risk Factor — Risks related to Doing Business in the PRC — Park Ha Cayman is a holding company and its ability to pay dividends is primarily dependent upon the earnings of, and distributions by, the Operating Subsidiaries” on page 32 of this prospectus.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our Ordinary Shares at a ratio of 1-for-5, approved by our shareholders on June 29, 2024. As a result, as of the date of this prospectus, we are authorized to issue 2,500,000,000 Ordinary Shares and we have 25,000,000 Ordinary Shares issued and outstanding.

Investors are cautioned that you are not buying shares of a China-based operating company but instead are buying shares of a Cayman Islands holding company with operations conducted by our subsidiaries based in China. For more details, see “Risk Factors — Risks related to doing Business in the PRC” starting from page 26 of this prospectus.

Park Ha Cayman may rely on dividends and other distributions on equity paid by the Operating Subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations, and (iii) to pay operating expenses. If the Operating Subsidiaries incur debt on their own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to Park Ha Cayman. As of the date of this prospectus, no dividends, distributions or transfers have been made between Park Ha Cayman and its Operating Subsidiaries. Nor has Park Ha Cayman made any dividends or other distributions to its shareholders. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by Park Ha Cayman to the Operating Subsidiaries via capital contribution or shareholder loans, as applicable.

To make loans to Park Ha Investment (Wuxi) Co., Ltd. (“WFOE”) or the Operating Subsidiaries, according to Matters relating to the Macro-Prudential Management of Comprehensive Cross-Border Financing, or PBOC Circular 9 promulgated by the People’s Bank of China (“PBOC”), the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed the statutory foreign debt upper limit. The statutory foreign debt upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently one, which may be adjusted by the PBOC and the State Administration of Foreign Exchange, or the SAFE, in the future, and the cross-border financing leverage ratio is two for enterprises. Therefore, the statutory foreign debt upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at two times the borrower’s net assets. When WFOE and the Operating Subsidiaries jointly apply for borrowing foreign debt, the upper limit of borrowing shall be two times of the net assets in the consolidated financial statement, and the Operating Subsidiaries shall make a commitment to refrain from borrowing foreign debt in their own respective names.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE, by complying with certain procedural requirements. Therefore, the Operating Subsidiaries are able to pay dividends in foreign currencies to their parent companies and ultimately to Park Ha Cayman without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by the shareholders of Park Ha Cayman or the ultimate shareholders of our corporate shareholders of Park Ha Cayman who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit each Operating Subsidiaries to pay dividends to Park Ha Cayman only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. Cayman Islands law prescribes that a company may only pay dividends out of its profits.

The PRC has currency and capital transfer regulations that require the Operating Subsidiaries to comply with certain requirements for the movement of capital. Park Ha Cayman is able to transfer cash (US Dollars) to the Operating Subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. In the opinion of our PRC counsel, Jiangsu Junjin Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit the Operating Subsidiaries’ ability to transfer cash to another PRC subsidiaries.

In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its respective after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Park Ha Cayman is permitted under the laws of the Cayman Islands to provide funding to Park Ha HK through loans or capital contributions without restrictions on the amount of the funds. Park Ha HK is permitted under the respective laws of Hong Kong to provide funding to Park Ha Cayman through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividends transfers from Hong Kong to the Cayman Islands. Current PRC regulations permit our WFOE to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. To the extent cash or assets of our business is in Hong Kong, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money into and out of Hong Kong, to distribute earnings and pay dividends to and from and among our subsidiaries. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business and may affect our ability to receive funds from our subsidiary in Hong Kong. As of the date of this prospectus, there has not been any assets or cash transfer between Park Ha Cayman and any of its subsidiaries or among any of its subsidiaries. There has not been any dividends or distributions made by any subsidiaries to Park Ha Cayman or by Park Ha Cayman to its shareholders. See “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” beginning on page 5 and “Consolidated Financial Statements” starting from page F-1. We intend to retain most, if not all, of our available funds and any future earnings after this offering to the development and growth of the business in China. We do not expect to pay dividends in the foreseeable future. Our management monitors the cash position of each entity within our organization regularly and prepare monthly budgets to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to ensure adequate liquidity. In the event that there is any current or potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, we will enter into an intercompany loan for the applicable subsidiary.

We are subject to certain legal and operational risks associated with having all business operations in China and such risks could result in a material change in our operations. These risks may include changes in the legal, political, and economic policies of the Chinese government, the relations between China and the United States, and Chinese or United States regulations that may materially and adversely affect our business, financial condition, results of operations and the market price of the Ordinary Shares. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer securities to investor and could cause the value of offered securities to significantly decline or become worthless. The Chinese government may intervene or influence our operations at any time. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our business operations and the value of our Ordinary Shares, or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and made statements to regulate business operations in China, with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation and Park Ha Cayman’s ability to accept foreign investments and list on the Nasdaq Capital Market. These risks may cause significant depreciation of the value of our Ordinary Shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors. See “Risk Factors — Risks Related to Doing Business in the PRC” beginning on page 26.

Our Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for two consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

On December 2, 2021, the U.S. Securities and Exchange Commission (the “SEC”) adopted final amendments to its rules implementing the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (the “Commission-Identified Issuers”) and require the Commission-Identified Issuers identified by the SEC to submit documentation and make disclosures required under the HFCAA. In addition, the final amendments established procedures the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” and (ii) prohibiting the trading on U.S. securities exchanges and in the over-the-counter market of securities of a “Commission-Identified Issuer” under the HFCAA. The final amendments are effective on January 10, 2022. The SEC will begin to identify and list Commission-Identified Issuers on its website shortly after registrants begin filing their annual reports for 2021. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, a Special Administrative Region of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022 and voted to vacate its previous 2021 determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

Our auditor, WWC, P.C., has been inspected by the PCAOB on a regular basis, with the last inspection completed in October 2023, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in the PRC — Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB” on page 29 of this prospectus.

On December 28, 2021, thirteen PRC regulatory agencies, including the Cyberspace Administration of China (the “CAC”), amended Measures for Cybersecurity Review, or New Measures, which came into effect on February 15, 2022. Pursuant to the New Measures, critical information infrastructure operators procuring network products and services, and online platform operators (as opposed to “data processors” in the Draft Management Regulation) carrying out data processing activities which affect or may affect national security, shall conduct a cybersecurity review pursuant to the provisions therein. In addition, online platform operators possessing personal information of more than one million users seeking to be listed in foreign country must apply for a cybersecurity review.

Based on the opinion of our PRC counsel, Jiangsu Junjin Law Firm, we are not directly subject to these regulatory actions or statements, given that: (i) as of the date of this prospectus, the Operating Subsidiaries possess personal information of customers in a number that is much less than one million users stipulated in the New Measures; and (ii) data processed in the business of the Operating Subsidiaries does not have a bearing on national security and thus may not be classified as core or important data by the authorities.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines (collectively, the “Overseas Listing Rules”), which came into effect on March 31, 2023. Under the Overseas Listing Rules, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. We have submitted the initial filing documents with the CSRC in connection with this offering on January 3, 2024, and the CSRC published the notification on our completion of the required filing procedures for this offering on June 1, 2024. On the same day, the filing results were posted on the CSRC website.

On February 24, 2023, the CSRC jointly with other relevant governmental authorities, promulgated the Confidentiality and Archives Management Provisions, which took effect on March 31, 2023. According to the Confidentiality and Archives Management Provisions, domestic companies, whether offering and listing securities overseas directly or indirectly, must strictly abide the applicable laws and regulations when providing or publicly disclosing, either directly or through their overseas listed entities, documents and materials to securities services providers such as securities companies and accounting firms or overseas regulators in the process of their overseas offering and listing. If such documents or materials contain any state secrets or government authorities work secrets, domestic companies must obtain the approval from competent governmental authorities according to the applicable laws, and file with the secrecy administrative department at the same level with the approving governmental authority. Furthermore, the Confidentiality and Archives Management Provisions provide that securities companies and securities service providers shall fulfill the applicable legal procedures when providing overseas regulatory institutions and other relevant institutions and individuals with documents or materials containing any state secrets or government authorities work secrets or other documents or materials that, if divulged, will jeopardize national security or public interest. Since the Confidentiality and Archives Management Provisions were promulgated recently, substantial uncertainties still exist with respect to the interpretation and implementation of such provisions and how they will affect us.

Pursuant to the Trial Measures, we are required to complete the record filing requirement with the CSRC with respect to this offering, which may materially delay the progress of the offer of our Ordinary Shares, or even completely hinder our ability to offer or continue to offer our Ordinary Shares if we fail to complete such filing requirements. Since the Overseas Listing Rules are newly promulgated, and the interpretation and implementation thereof are evolving, we cannot assure that we will be able to complete the relevant filings in a timely manner or fulfill all the regulatory requirements thereunder. We will not complete this offering until we have completed our filing with the CSRC.

As of the date of this prospectus, in the opinion of our PRC counsel, Jiangsu Junjin Law Firm, except for the completion of record filing required by the CSRC, no other relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.

In the event that we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in the PRC” beginning on page 26 of this prospectus for a discussion of these legal and operational risks that should be considered before making a decision to purchase our Ordinary Shares.

Park Ha Cayman is an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” on page 21 of this prospectus for additional information.

Upon completion of this offering, our CEO, Xiaoqiu Zhang, will beneficially own approximately 72.7% of the aggregate voting power of our issued and outstanding Ordinary Shares, assuming no exercise of the over-allotment option, or 72.2%, assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq Stock Market Rules. As such, Ms. Zhang could have a significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where her interests are aligned with other shareholders, she will also have the power to prevent or cause a change in control. Ms. Zhang will also have the power to prevent or cause a change in control. See “Risk Factors — Risks Related to Our Ordinary Shares and this Offering — Our founder, Chairperson of the Board of Directors and Chief Executive Officer, Ms. Xiaoqiu Zhang, has a significant influence over our company and future corporate decisions. Her interests may not always be aligned with those of other shareholders. She may engage in activities that benefit herself at the expense of other shareholders. Thus, there might be potential risks for conflicts of interest and the impact on internal controls” on page 58 of this prospectus.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we may elect to rely on this exemption after we complete this offering.

In addition, as a foreign private issuer, the Nasdaq listing rules allow us to follow corporate governance practice in our home country, the Cayman Islands, with respect to appointments to our board of directors and committees in lieu of Nasdaq corporate governance rules. Although we do not intend to rely on the foreign private issuer exemption under the Nasdaq listing rules, we may elect to rely on this exemption after we complete this offering. See “Risk Factors — Risks Related to our Ordinary Shares and this Offering — We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” and “Risk Factors — Risks Related to our Ordinary Shares and this Offering — As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing rules” on page 60 of this prospectus. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Investing in the Ordinary Shares involves risks. See “Risk Factors” beginning on page 26.

	Per Share		Total(4)
Public Offering Price(1)	US$	4.00	US$	4,800,000
Underwriting Discounts(2)	US$	0.28	US$	336,000
Proceeds to the Company Before Expenses(3)	US$	3.72	US$	4,464,000

____________

(1)      Initial public offering price per share is US$4.00.

(2)      We have agreed to pay the underwriters (the “Underwriters”) a discount equal to 7% of the gross proceeds of this offering. For a description of other compensation to be received by the Underwriters, see “Underwriting” beginning on page 155.

(3)      Excludes fees and expenses payable to the Underwriters.

(4)      Assumes that the Underwriters do not exercise any portion of their over-allotment option.

We have granted the Underwriters an option, exercisable for 45 days after the date of the closing of this offering, to purchase up to an additional 180,000 Ordinary Shares on the same terms as the other Ordinary Shares being purchased by the Underwriters from us. For additional information regarding our arrangement with the Underwriters, please see “Underwriting” beginning on page 155.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the Ordinary Shares against payment in U.S. dollars to purchasers on or about December 30, 2024.

Dawson James Securities, Inc.	D. Boral Capital LLC

The date of this prospectus is December 26, 2024.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

Neither we nor any of the Underwriters has taken any action that would permit a public offering of the Ordinary Shares outside the United States or permit the possession or distribution of this prospectus or any related free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and the distribution of the prospectus outside the United States.

Park Ha Cayman is a Cayman Islands exempted company with limited liability and all of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until January 10, 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our Ordinary Shares at a ratio of 1-for-5, approved by our shareholders on June 29, 2024.

Prospectus Conventions

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “China” or the “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

•        “CSRC” are to the China Securities Regulatory Commission;

•        “CAC” are to the Cyberspace Administration of China;

•        “FY2023” and “FY2022” refer to fiscal years ended October 31, 2023 and 2022, respectively;

•        “Hong Kong” are to Hong Kong Special Administrative Region of the People’s Republic of China;

•        “MOFCOM” are to the Ministry of Commerce, People’s Republic of China;

•        “NDRC” are to the National Development and Reform Commission, People’s Republic of China;

•        “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.00002 per share;

•        “Operating Subsidiaries” are to Park Ha Jiangsu, Xinzhan, and Park Ha Shanghai;

•        “O2O Model” are to the Online-to-Offline Model, which is a business strategy involving the use of digital marketing channels to draw potential customers to make purchases in brick-and-mortar stores;

•        “Park Ha Cayman” are to Park Ha Biological Technology Co., Ltd., a Cayman Islands exempted company limited by shares;

•        “Park Ha Jiangsu” are to Jiangsu Park Ha Biological Technology Co., Ltd. (also translated as “Jiangsu Puhe Biotechnology Co., Ltd.”), a PRC limited liability company, which is a wholly owned subsidiary of WFOE;

•        “Park Ha HK” are to Park Ha Biological Technology (HK) Co., Limited, a Hong Kong company, limited by shares, which is a wholly-owned subsidiary of Park Ha Cayman;

•        “WFOE” are to Park Ha Investment (Wuxi) Co., Ltd., a wholly foreign-owned enterprise in the PRC and a wholly owned subsidiary of Park Ha HK; Xinzhan, Park Ha Shanghai and Park Ha Jiangsu are wholly-owned subsidiaries of WFOE;

•        “Park Ha Shanghai” are to Shanghai Park Ha Industrial Development Co., Ltd., a PRC limited liability company, which is a wholly-owned subsidiary of Xinzhan;

•        “we,” “us,” “our,” “our Company,” or “the Company” are to Park Ha Cayman and, in the context of describing our operations and consolidated financial information, to Park Ha Cayman and its subsidiaries;

•        “Xinzhan” are to Wuxi Xinzhan Enterprise Management Consulting Co., Ltd., a PRC limited liability company, which is a wholly-owned subsidiary of WFOE.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the US reporting. The relevant exchange rates are listed below:

	For the six months ended April 30, 2024	For the six months ended April 30, 2023
Period Ended exchange rate	USD1 = RMB7.2411	N/A
Period Average exchange rate	USD1 = RMB7.1754	USD1 = RMB6.9271
	For the Year Ended October 31, 2023	For the Year Ended October 31, 2022
Period Ended exchange rate	USD1 = RMB7.2882	USD1 = RMB7.3003
Period Average exchange rate	USD1 = RMB7.0560	USD1 = RMB6.6105

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chief Executive Officer will be presented as “Xiaoqiu Zhang,” even though, in Chinese, Ms. Zhang’s name is presented as “Zhang Xiaoqiu.”

We have relied on statistics provided by a variety of publicly available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

Park Ha Cayman is a holding company incorporated in the Cayman Islands with no operations of its own. Our Operating Subsidiaries conduct operations in China. Our Operating Subsidiaries are (i) Xinzhan, which was incorporated in Wuxi, Jiangsu Province, PRC on March 31, 2016 under the laws of the PRC, (ii) Park Ha Jiangsu, which was incorporated in Wuxi, Jiangsu Province, PRC on August 13, 2019, and (iii) Park Ha Shanghai, which was incorporated in Shanghai, PRC on April 17, 2017.

Our Operating Subsidiaries specialize in providing skincare and cosmetic products under our brand name “Park Ha” in China. Our Operating Subsidiaries develop our proprietary beauty products and offer complimentary after-sales beauty services in our physical stores. Park Ha Jiangsu, in addition to operating our two physical stores, is the research and development center focusing on skincare product development and improvement for sensitive skin. Xinzhan leads the marketing and promotional efforts and is the entity in charge of our franchising business. Park Ha Shanghai is a training center for our franchisee staff. As part of our value-added service for our products, our directly operated and franchise stores offer “light beauty experience”, a quick complimentary after-sales beauty service performed in the stores. Light beauty experience is offered to our customers as an effective way to demonstrate how our products are used in order to deliver best results.

In addition to the two stores directly operated by Park Ha Jiangsu, as of April 30, 2024, October 31, 2023 and 2022, we had 43, 38, and 49 franchisees in China, of which 41, 36 and 45 franchisees operate under the store name “Park Ha”. As of April 30, 2024, October 31, 2023 and 2022, we had 2, 2, and 4 franchisees operate under a different brand name, “Geni” or “歌妮”. Xinzhan has entered into supplemental agreements with these franchisees that operate stores under a different brand name, pursuant to which each such franchisee is allowed to keep the existing store name and does not have to change the store name to “Park Ha”. Two of the franchisees operating under the “Geni” or “歌妮” brand terminated their franchise contracts with us in the year ended October 31, 2023.

Our revenues mainly consist of (i) products sales and (ii) franchise fees. Products sales accounted for 35% of the total revenue and franchise fees accounted for 65% of the total revenue for the six months ended April 30, 2024. Products sales accounted for 16% of the total revenue and franchise fees accounted for 84% of the total revenue for the six months ended April 30, 2023. For the fiscal year ended October 31, 2023, product sales accounted for 26% of the total revenue and franchise fees accounted for 74% of the total revenue. Our total revenue was $852,928 for the six months ended April 30, 2024 as compared to $1,371,587 for the six months ended April 30, 2023, representing a decrease of $518,659, or 37.81%. The decrease in our total revenue was primarily due to a decrease in the franchise fees, which is attributed to the decrease in the total number of franchisees. Our franchise fees decreased by $594,398, from $1,146,368 for the six months ended April 30, 2023 to $551,970 for the six months ended April 30, 2024. Our franchise system is divided into three tiers: regional stores, skin management center stores, and single stores. We charge different franchise fees for each tier. The franchise fee for a regional store is RMB 2 million (approximately $278,730) per year, RMB 550,000 (approximately $76,650) per year for a skin management center store, and RMB 100,000 (approximately $13,936) per year for a single store. From May 1, 2023 to April 30, 2024, we added one regional store franchisee, one skin management center franchisee, and four single store franchisees, as well as a decrease of 14 single store franchisees. Furthermore, during this period, several regional store franchisees/skin management center franchisees requested to modify their franchise agreements into single-store franchise agreements. As a result, two regional store franchisees were converted into single-store franchisees, and three skin management center franchisees were converted into single-store franchisees, which led to a decrease in franchise fees. The decrease in the number of franchisees mainly stems from the following: (1) seven franchisees did not renew their franchise agreements with us due to poor business performance or market conditions impacted by the post-COVID-19 consumer downshifting; and (2) we terminated the franchise agreements with seven franchisees because they did not comply with the terms of the agreement, for example, sell unauthorized third-party products. As such, our franchise fees from regional store franchisees decreased by $233,082.23, or 51%, from $453,160 for the six months ended April 30, 2023 to $220,077.77 for the six months ended April 30, 2024. Our franchise fees from skin management center franchisees decreased by $300,208.48, or 68%, from $440,148 for the six months ended April 30, 2023 to $139,939.52 for the six months ended April 30, 2024. Our franchise fees from single-store franchisees decreased by $61,107.22, or 24%, from $253,060 for the six months ended April 30, 2023 to $191,952.78 for the six months ended April 30, 2024. We offer certain cash subsidies to encourage renewals and attract new franchisees, but we do not offer discounts on franchise fees. During the period from May 1, 2023 to April 30, 2024, we offered cash subsidies in the amount of RMB 1,080,000, which made up 18% of the total franchise fees from regional store franchisees, to three regional store franchisees. We offered cash subsidies in the amount of RMB 500,000, which made up 9% of the total franchise fees from skin management center franchisees, to ten skin management center franchisees. Despite the recent decrease in franchise fees, we do not expect this trend to continue in future financial periods for the following reasons: (i) as we have offered and will continue to offer some appealing franchising terms to attract new franchisees and encourage renewals, we expect the number of franchisees to gradually increase; (ii) with the expected growth in the number of franchisees, not only will franchise fees increase, but we also expect our market share and brand influence nationwide to expand; (iii) we are actively broadening our online sales channels to attract more customers, and expect our product sales to increase as well.

For the fiscal year ended October 31, 2022, product sales accounted for 51% of the total revenue and franchise fees accounted for 49% of the total revenue. Our total revenue was $2,459,102 for the year ended October 31, 2023 as compared to $1,919,389 for the year ended October 31, 2022, representing an increase of $539,713, or 28.12%. The increase was primarily due to an increase in franchise fees, which was primarily due to the majority of our franchise fees associated with the franchise agreements during FY2022 being recognized in FY2023, as these franchisees entered into franchise agreements with us in April 2022. Accordingly, for such agreements, we only recognized franchise fees for less than 6 months for the fiscal year ended October 31, 2022.

Our products sales revenue increased by $75,739, or 33.63%, from $225,219 for the six months ended April 30, 2023, to $300,958 for the six months ended April 30, 2024, which was primarily attributable to the introduction of new products during the six months ended April 30, 2024. Our products sales revenue decreased by $333,090, or 33.93%, from $981,835 for the year ended October 31, 2022, to $648,745 for the year ended October 31, 2023, which was primarily attributable to a decrease in the number of our franchisees, which were authorized to sell our products from the “Park Ha” brand. The decrease in the number of our franchisees resulted from their financial difficulties due to the recurrence of the COVID-19 pandemic at the end of 2022.

Our franchise fee decreased by $594,398, from $1,146,368 for the six months ended April 30, 2023 to $551,970 for the six months ended April 30, 2024. Our franchise fees increased by $872,803, or 93.09%, from $937,554 for the year ended October 31, 2022 to $1,810,357 for the year ended October 31, 2023, which was primarily due to the majority of our franchise fees received from our franchisees as of October 31, 2022 that were recognized in 2023 because those franchisees started collaboration with us since April 2022 and the average corresponding recognition of franchise fees was less than 6 months for the fiscal year ended October 31, 2022.

Our net income decreased by $450,896, or 90.22%, to $48,900 for the six months ended April 30, 2024, from $499,796 for the six months ended April 30, 2023. Our net income increased by $660,744, or 345.40%, to $852,042 for the year ended October 31, 2023, from $191,298 for the year ended October 31, 2022. The increase was primarily attributed to the increased revenue in franchise fees with a relatively high gross profit.

Corporate history and structure

Park Ha Cayman is a holding company with no operations of its own. Our Operating Subsidiaries conduct operations in the PRC. The Ordinary Shares offered in this prospectus are those of Park Ha Cayman, the holding company, not shares of the Operating Subsidiaries. Investors will not and may never directly hold equity interests in our Operating Subsidiaries.

The following diagram shows our corporate structure as of the date of this prospectus and after giving effect to the sales of Ordinary Shares in this offering (assuming no exercise of the over-allotment option), including our main subsidiaries and consolidated affiliated entities:

Xiaoqiu Holding Ltd
BVI
Changxin International Limited Partnership
BVI
Other Existing Shareholders
Public Shareholders
Pre-IPO / Post IPO
76.2% / 72.7%
10.0% / 9.5%
13.8% / 13.2%
0% / 4.6%
Park Ha Biological Technology Co., Ltd.
("Park Ha Cayman")
Cayman Islands
100%
Park Ha Biological Technology (HK) Co., Ltd.
("Park Ha HK")
Hong Kong
100%
Park Ha Investment (Wuxi) Co., Ltd.
("WFOE")
PRC
100%
100%
Jiangsu Park Ha Biological Technology Co., Ltd.
("Park Ha Jiangsu")
PRC
100%
Wuxi Xinzhan Enterprise Management Consulting Co., Ltd.
("Xinzhan")
PRC
100%
Shanghai Park Ha Industrial Development Co., Ltd.
("Park Ha Shanghai")
PRC

Park Ha Biological Technology Co., Ltd., a Cayman Islands exempted company with limited liability, was incorporated on October 11, 2022. It is a holding company and is not actively engaged in any business as of the date of this prospectus. Under its amended and restated memorandum and articles of association, Park Ha Cayman is authorized to issue 2,500,000,000 Ordinary Shares, par value $0.00002 per Ordinary Share. As of the date of this prospectus, there are 25,000,000 issued and outstanding Ordinary Shares. Park Ha’s registered office is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

Park Ha HK was incorporated on October 25, 2022, under the laws of Hong Kong. Park Ha HK is a Hong Kong limited company and a wholly owned subsidiary of Park Ha Cayman. Park Ha HK is a holding company and does not have any operations.

WFOE was incorporated on May 5, 2023, under the laws of the People’s Republic of China. WFOE is a limited liability company, and a wholly-owned subsidiary of Park Ha HK. WFOE is a holding company and does not have any operations.

Park Ha Jiangsu was incorporated on August 13, 2019 under the laws of the People’s Republic of China as a limited company and is a wholly owned subsidiary of WFOE.

Xinzhan was incorporated on March 31, 2016 under the laws of the People’s Republic of China and is a wholly owned subsidiary of WFOE.

Park Ha Shanghai was incorporated on April 17, 2017 under the laws of the People’s Republic of China. Park Ha Shanghai is a wholly owned subsidiary of Xinzhan.

On June 29, 2024, the Company effected a forward split of our Ordinary Shares at a ratio of 1-for-5. As a result, as of the date of this prospectus, we are authorized to issue 2,500,000,000 Ordinary Shares and we have 25,000,000 Ordinary Shares issued and outstanding.

Transfers of cash to and from our subsidiaries

Our management monitors the cash position of each entity within our organization regularly and prepares budgets on a monthly basis to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to provide adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, we will enter into an intercompany loan for the applicable subsidiary in accordance with the applicable PRC laws and regulations. However, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets. Park Ha Cayman will need to fund its activities by self-financing in the absence of dividends from the PRC subsidiaries. Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for transfer of funds involving money laundering and criminal activities. Currently, our subsidiary in Hong Kong, Park Ha HK, is a holding company with no operations of its own. We do not have any assets in Hong Kong as of the date of this prospectus. Cayman Islands law prescribes that a company may only pay dividends out of its profits or share premium, and that a company may only pay dividends if, immediately following the date on which the dividend is paid, the company remains able to pay its debts as they fall due in the ordinary course of business. Other than that, there are no restrictions on Park Ha Cayman’s ability to pay dividends to its shareholders.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Park Ha Cayman is permitted under the laws of the Cayman Islands to provide funding to our subsidiary incorporated in Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Park Ha HK is permitted under the respective laws of Hong Kong to provide funding to Park Ha Cayman through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividends transfers from Hong Kong to the Cayman Islands. There are currently no restrictions imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong. To the extent cash or assets of our business is in Hong Kong, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money into and out of Hong Kong, to distribute earnings and pay dividends to and from and among our subsidiaries. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business and may affect our ability to receive funds from our subsidiary in Hong Kong.

Current PRC regulations permit our WFOE to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.

To transfer cash from Park Ha HK to WFOE, Park Ha HK can increase its registered capital in WFOE, which requires a report with the local commerce department, the registration with the local administration for market regulation and registration with a local bank authorized by SAFE, or through a shareholder loan, which requires a registration with SAFE or its local bureau. Aside from the aforesaid declaration to the relevant authorities, there is no restriction or limitations on such cash transfer.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies are subject to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. In the opinion of our PRC counsel, Jiangsu Junjin Law Firm, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between PRC subsidiaries. The Company’s subsidiaries in the PRC have not transferred any earnings or cash to the Company to date. As of the date of this prospectus, there has not been any assets or cash transfer between the Company and its subsidiaries. As of the date of this prospectus, there has not been any dividends or distributions made to US investors. The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company, and its material assets consist solely of the ownership interests held in its PRC subsidiaries. The Company may rely on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations, and (iii) to pay operating expenses. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the Company’s PRC subsidiaries are restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to the Company as a dividend.

With respect to transferring cash from the Company to its subsidiaries, increasing the Company’s registered capital in a PRC subsidiary requires the filing of the local commerce department, while a shareholder loan requires a filing with the State Administration of Foreign Exchange or its local bureau. Aside from the declaration to the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution.

With respect to the payment of dividends, we note the following:

1.      PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.      Our PRC subsidiaries are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.      Such reserves may not be distributed as cash dividends;

4.      Our PRC subsidiaries may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; the Company does not participate in a Common Welfare Fund; and

5.      The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

If, for the reasons noted above, our subsidiaries are unable to pay shareholder dividends and/or make other cash payments to the Company when needed, the Company’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our subsidiaries within China, will not be affected as long as the capital is not transferred in or out of the PRC.

For the foreseeable future, the funds raised through this offering will be used by the Chinese operating subsidiaries for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries.

As of the date of this prospectus, no dividends, distributions, or transfers have been made between Park Ha Cayman and any of its subsidiaries or among any of its subsidiaries. In addition, there have not been any dividends or distributions made by any subsidiaries to Park Ha Cayman. Park Ha Cayman has not distributed dividends to its shareholders.

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant. As of the date of this prospectus, we have not paid any dividends or distributions to our shareholders. As of the date of this prospectus, Park Ha Cayman has not made any dividends or distribution to its shareholders.

Our Products

Our Operating Subsidiaries specialize in personalized skincare, offering private label skincare products and customized skincare services. We also expand our reach through a franchise model.

Park Ha Jiangsu has developed a full range of skincare products under the “Park Ha” brand by conducting our own research and development and collaborating with research institutes and laboratories to improve our technology and develop new products. Park Ha Jiangsu then contracts with third-party manufacturers to produce skincare products according to the formulas provided by such third-party manufacturers, while closely controlling the ingredients used in the process and the quality of the finished goods. The third-party manufacturers have obtained and maintained licenses for cosmetic production.

Our product line ranges from basic skin physical protection, exfoliation, and sebum film repairing to surface microecological balance and anti-aging. Our products include nearly 200 products divided into 18 series, covering almost all common categories in the skincare industry. Our star products, “Little Blue Injection Serum” and a series of freeze-dried powders have been the best received by consumers. The “Little Blue Injection Serum” contains multiple peptide active substances and other ingredients, and is designed to hydrate and moisturize, brighten, and firm the skin. The lyophilized powder contains ingredients such as fibronectin and cherry blossom extract, designed to make skin firmer and more tender. We believe that our cosmetic products under the “Park Ha” brand are not intended to prevent, treat or cure diseases or medical conditions, and therefore fall into the category of “ordinary cosmetics” as defined under the Regulation on the Supervision and Administration of Cosmetics in China, or the Supervision Regulations, which was promulgated by the State Council on June 16, 2020 and became effective on January 1, 2021. Pursuant to the Supervision Regulations, the National Medical Products Administration (the “NMPA”) implements registration management for special cosmetics and record-filing management for ordinary cosmetics. As a result, we are only required to complete the record-filing for our products and are not required to complete the registration with the NMPA. In addition, our franchisees sell a third-party brand product “whitening and freckle removing freeze-dried powder”, which is considered special cosmetics. The manufacturer of the product “whitening and freckle removing freeze-dried powder,” Guangzhou Axina Cosmetics Manufacturing Co., Ltd., has completed the registration with the NMPA for this product. We are not required to obtain separate approvals for the sale and marketing of this product. Except for the aforementioned third-party brand product, as of the date of this prospectus, the record-filing for all of our products have been completed before they were marketed. No further approval or permission from NMPA is required for the manufacture, marketing and sale of our products. For details, see “Regulation — Regulations Relating to Cosmetic Products” starting from page 113 of this prospectus.

Research and Development (R&D)

Park Ha Jiangsu is our research and development center. In addition, we also conduct research and development in collaboration with the research institutes and laboratories of Jiangnan University, a public university located in Jiangsu Province, China. Pursuant to the Technology Service Agreement and Supplemental Technology Service

Agreement (collectively, the “Jiangnan University Agreements”) between Park Ha Jiangsu and Jiangnan University, Jiangnan University is contracted to assist Park Ha Jiangsu in the research and development of protein microbial activity monitoring system (the “Research Project”) for the development of new products in the future at the consideration of RMB 20,000 (approximately USD 3,125). As of the date of this prospectus, we have paid RMB 10,000 in accordance with the terms of the Jiangnan University Agreements. Besides, the Jiangnan University Agreements provide that Park Ha Jiangsu and Jiangnan University shall jointly own, on a 50-50 basis, the rights and interests to all newly generated intellectual property in all tangible materials, information and data developed during the performance of the Jiangnan University Agreements and that Park Ha Jiangsu shall have the exclusive right to use any newly-generated intellectual property under the Jiangnan University Agreements. As of the date of this prospectus, Jiangnan University has not published any findings or results of the Research Project and no intellectual property has been generated to date. The Agreement is effective until December 31, 2024. We do not plan to renew the Jiangnan University Agreements. However, if we were not to renew the agreements with Jiangnan University, there is no assurance that we would not experience a disruption in our R&D pipeline and that we would still have access to the intellectual property rights, data, or research outcomes developed during the term of the Jiangnan University Agreements. Furthermore, we cannot guarantee that our ability to innovate and develop new products would not be affected if the Jiangnan University Agreements were not renewed, and we cannot assure you there would not be any adverse impacts on our competitiveness and reputations. For the material terms of the Agreement, please see “Business — Research and Development (R&D)” on page 93 of this prospectus.

Our Franchise Model

Our franchise system is critical to our business operations. Xinzhan enters into franchise agreements with its franchisees, pursuant to which the franchisees are granted permission to open and operate a store under the brand name “Park Ha” in a specific geographic area. Xinzhan has entered into supplemental agreements with these franchisees that operate stores under the “Geni” or “歌妮” brand, pursuant to which each such franchisee is allowed to keep the existing store name and does not have to change the store name to “Park Ha”. The franchisees operating under the “Geni” or “歌妮” brand sell products from the “Park Ha” brand and other third-party brands with Xinzhan’s permission. Park Ha Shanghai provides monthly training to the beauticians of each franchisee. The training courses include skin physiology, “Park Ha” product theory, store operation skills, standardized user manual for stores, procurement and store management. After each monthly training, an assessment of these beauticians is conducted. Park Ha Shanghai also provides training courses for franchisees, with subjects including industry trends, customer development skills, new product releases, among others.

We utilize various channels such as Douyin, Meiye Observation and beautydata.ai (beauty industry websites), Baidu online advertising and other platforms, to publish advertisements highlighting preferential pricing for franchisees to attract potential franchisees. The Operating Subsidiaries participate in beauty industry exhibitions and events, such as the China Beauty Expo, where we introduce our products and services and engage in face-to-face communication with potential franchisees. Some existing franchisees also become promoters of the “Park Ha” brand by introducing potential franchisees to us. Additionally, the Operating Subsidiaries organize franchise promotion events periodically in physical stores to attract potential franchisees.

Xinzhan is entitled to an annual franchisee fee in the amount of RMB 100,000, RMB 550,000 or RMB 2,000,000, depending on the size of the franchise, payable within 30 business days from execution of the franchise agreement and within 30 business days of each anniversary date of execution thereafter. Our franchise agreement typically lasts for three years and can be renewed upon both parties’ mutual consent. Xinzhan has the right to terminate the franchise agreement for cause if the franchisee is found in breach of the agreement. The franchisees may terminate the franchise agreements early due to business reasons by submitting a written application to Xinzhan for consent.

Our franchisee system is divided into three tiers: regional stores, skin management center stores, and single stores. We charge different franchise fees according to each tier. The franchise fee for a regional store is RMB 2 million (approximately $278,730) per year, RMB 550,000 (approximately $76,650) per year for a skin management center, and RMB 100,000 (approximately $13,936) per year for a single store.

Furthermore, we offer incentives such as cash subsidies to our regional store franchisees and skin management center franchisees within two weeks upon the entry of franchise agreements/renewals and full payment of the franchise fees. We also require our franchisees to use the cash subsidies for renovation and advertising purposes only. We do not offer any discounts to our franchisees. During the period from May 1, 2023 to April 30, 2024, we offered cash subsidies in the amount of RMB 1,080,000, which made up 18% of the total franchise fees from regional store franchisees, to three regional store franchisees. We offered cash subsidies in the amount of RMB 500,000, which made up 9% of the total franchise fees from skin management center franchisees, to ten skin management center franchisees.

Type of Franchisees	Annual Franchise Fees	Cash Subsidies (limited to renovations and advertising purposes)	Area	Notes
Regional store	RMB 2 million (approximately $278,730)	RMB 360,000	200 sqm	territorial exclusivity and a wider variety of products than single store
Skin management center	RMB 550,000 (approximately $76,650)	RMB 50,000	200 sqm	a wider variety of products than single store
Single store	RMB 100,000 (approximately $13,936)	N/A	50 sqm

As of April 30, 2024, October 31, 2023 and 2022, we had 43, 38 and 49 franchisees in China, of which 41, 36 and 45 franchisees operate under the store name “Park Ha”. As of April 30, 2024, October 31, 2023 and 2022, we had two, two, and four franchisees operate under a different brand name, “Geni” or “歌妮”, two of which terminated their franchise agreements with us during the fiscal year ended October 31, 2023. The decrease in the number of franchisees during the 2023 fiscal year was primarily due to some of our franchisees’ inability to maintain their business operations under the strict COVID-19 lockdown measures in China, which were subsequently lifted and we believe are unlikely to cause major disruption to our future business operations.

Our Suppliers

For the six months ended April 30, 2024, there were four suppliers who accounted for 10% or more of the Company’s total purchases and such suppliers accounted for approximately 19%, 16%, 12% and 10% of our total purchase, respectively. For the six months ended April 30, 2023, there was one supplier who accounted for 10% or more of the Company’s total purchases and such supplier accounted for approximately 61% of our total purchases. For the year ended October 31, 2023, there was one supplier who accounted for 10% or more of the Company’s total purchases and such supplier accounted for approximately 58% of our total purchases. For the year ended October 31, 2022, there were two suppliers who accounted for 10% or more of the Company’s total purchases and such suppliers accounted for approximately 36% and 11% of our total purchases, respectively.

Our Customers

The majority of our customers are franchisees and retail customers in the skincare industry. For the six months ended April 30, 2024, there were two customers who accounted for 10% or more of the Company’s total purchases and such customers accounted for approximately 14% and 15% of our total revenue, respectively. For the six months ended April 30, 2023, none of our customers accounted for 10% or more of our total revenue. For the year ended October 31, 2023, two customers accounted for approximately 10% or more of our total revenue, respectively and such customers accounted for approximately 10% and 10% of our total revenue, respectively. For the year ended October 31, 2022, no customer accounted for more than 10% of our total revenue. As of April 30, 2024, the stores, including directly-operated stores and franchisees, are mostly located in first-, second-, and third-tier cities in various provinces in China, including Anhui Province, Jiangsu Province, Hainan Province, Henan Province, Shanxi Province, Shandong Province, Liaoning Province, Guizhou Province, Shaanxi Province, Sichuan Province, Heilongjiang Province, Zhejiang Province, Tianjin Province, Hebei Province and Guangdong Province.

Our Growth Strategies

Our growth strategies include the following:

•        Strengthening the development of own products.    We plan to expand our partnership with scientific research institutions to develop new skincare raw materials and products, and expand the scope of services to existing customers and acquire new customers by continually making significant investments in R&D.

•        Improving our Training Practice.    We plan to open vocational training schools to provide professional training to our franchisee staff and to set up an internal training institute on beauty treatment to advance existing talents at the headquarters.

•        Enhance our social media-based sales and marketing capabilities — We will continue to seek to improve brand awareness by using social media platforms, such as Douyin, RED and WeChat video, to promote our brand and attract potential future customers and franchisees.

•        Improve supply chain capacity — In order to meet the rapidly growing customer demand, Park Ha Jiangsu has partnered with additional third-party manufacturers to increase production and shorten the wait time. We also plan to establish partnerships with third-party warehouse and distribution centers to support our businesses.

•        Seek strategic investment, acquisition and other cooperation — We will evaluate and selectively seek strategic alliances, investment and acquisition opportunities in the beauty industry across China to lower production cost and increase future profit margin. We will consider potential opportunities in the entire beauty value chain to complement and supplement our existing services.

Competitive Advantages

We are committed to providing our customers with high quality services. We believe we have several competitive advantages that will enable us to maintain and further improve our market position in the industry. These include:

An innovative social marketing model

We have successfully established a regional brand effect through a social marketing model. We help our franchisees organize local salon activities, build product experience models, offer awards on promotion, and take advantage of our internet promotion, to build brand awareness and drive customers to our trusted community. This, in turn, attracts additional franchisees.

To reach potential customers through social marketing, the Operating Subsidiaries hold interest-based community virtual events through the WeChat platform and connect people within the community who are interested in skincare products or knowledge. The Operating Subsidiaries promote our products according to our customers’ skincare needs. Our social marketing model is designed to stimulate potential customers’ desire to buy our products by reaching accurately targeted user groups who are interested in our products through community activities. Since this marketing is carried out within residential communities, we find it easier to build close ties to our target customers through community events in the long run, which we believe enhances our long-term customer loyalty.

A Stable supply chain system

The suppliers are located in Guangzhou, Shanghai, Zhejiang Province, and Jiangsu Province in China. The ingredients we use for the products are supplied by large international and national raw material companies. We also carry out functional testing and compatibility testing on the raw materials used for packaging of our products to ensure the quality of the ingredients. We conduct supplier visits and factory inspections to check whether the information they provide is accurate and reliable.

A strong and diversified management team

Our founders have extensive experience in various industries, including beauty, fashion, retail, and the internet industries. Our CEO and CTO each has over ten years of experience in the industry and plays essential roles in reaching out to potential customers. We believe that their experience, coupled with their profound understanding of the beauty industry and their passion and determination, make them effective business leaders. They are firmly committed to our mission and customer-oriented approach, helping more customers to solve skin problems.

Risks and Challenges

There are complex risks and challenges associated with our business operation and brand development, including the high costs of marketing efforts, intense competition from similar businesses, and whether we can efficiently oversee our franchisees’ daily operations, among others. Our management team has identified the following as the significant risks and challenges the Company is facing:

1.      Intense competition in the skincare industry.    We face intense competition in the skincare industry. We believe it is crucial to establish our brand awareness and differentiate ourselves from our competitors in order to attract new franchisees and investors. Besides, consumers tend to be more loyal to brands that they are familiar with and trust. Having a strong brand presence would reinforce our credibility in the eyes of consumers, and thus leading to increased customer loyalty and higher chances of repeat purchases.

2.      Limited resources and great challenges in building and maintaining a robust supply chain infrastructure.    As a fast-growing company with a limited operating history, we have limited resources and face great challenges in building and maintaining a robust supply chain infrastructure to efficiently respond to consumer demand. Our Company has a concentration risk related to its suppliers. As such, we face an increased risk of supply chain disruptions due to our reliance on a limited number of suppliers. We believe the key to a robust supply chain system lies in maintaining a good relationship with our existing suppliers, ensuring our suppliers’ consistency in meeting our quality, quantity and delivery requirements, as well as diversifying our suppliers.

3.      Challenges in maintaining product consistency and quality.    Our business depends largely on the quality, effectiveness and safety of our products. Any loss of confidence on the part of consumers in the ingredients used in our products, whether related to product contamination or product safety or quality failures, actual or perceived, or inclusion of prohibited or restricted ingredients or an improper mixture of ingredients, could tarnish the image of our brand and could cause consumers to choose other products.

For more details, please refer to “Risk Factors — Risks Related to Our Business and Industry” for more information.

Sales and Marketing

We believe that our products have a strong competitive edge in China’s beauty market. Our CEO and CTO each has over ten years of experience in the industry and plays essential roles in reaching out to potential customers. Additionally, we have established a reputation among our customers for our high-quality products, which helps us maintain long-term customers and attract new customers and franchisees.

In addition, we also adopt a digital strategy to better engage with our customers by promoting our products through increasing our marketing investment in online communities, such as launching VR product trials, live online sales, and social app advertising. Since 2020, the “Park Ha” brand has established its own official accounts on several established short-formed video platforms in China including Douyin, RED, and WeChat Video, which have promoted its popularity among the beauty industry and consumers in China. Since 2022, “Park Ha” brand has launched a live channel on Douyin, which promotes our products through live streaming and broadcasting activities. By interacting directly with consumers through live streaming and cutting-edge marketing channels, providing instant and customized content access, we have created a marketing model that we believe is widely effective among beauty consumers in China.

Risk Factors Summary

An investment in our Ordinary Shares is subject to a number of risks, including risks related to our business and industry, risks related to doing business in the PRC and risks related to our Ordinary Shares and this offering. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors”, starting on page 26, for a more thorough description of these and other risks.

Risks Related to Doing Business in the PRC

Risks and uncertainties related to doing business in the PRC in general, beginning on page 26 of this prospectus, including but not limited to the following:

•        To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets. See “Risk Factors — Risks Related to Doing Business in the PRC — To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets” on page 26.

•        Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice, which could materially adversely affect our business. See “Risk Factors — Risks Related to Doing Business in the PRC — Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice, which could materially adversely affect our business” on page 26.

•        The PRC government may intervene or influence our Operating Subsidiaries’ and Hong Kong subsidiary’s operations at any time and with no advance notice, or may exert more oversight and control over our operations, and offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in the PRC — The PRC government may intervene or influence our Operating Subsidiaries’ and Hong Kong subsidiary’s operations at any time and with no advance notice, or may exert more oversight and control over our operations, and offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 27.

•        We are required to complete the record filing requirement with the CSRC to list on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC. See “Risk Factors — Risks Related to Doing Business in the PRC — We are required to complete the record filing requirement with the CSRC to list on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC” on page 28.

•        Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. See “Risk Factors — Risks Related to Doing Business in the PRC — Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB” on page 29.

•        CAC may exert greater oversight or control over data security in light of recent events indicating further development by the CAC over data security, particularly for companies seeking to list on a foreign exchange, and we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the offering. See “Risk Factors — Risks Related to Doing Business in the PRC — CAC may exert greater oversight or control over data security in light of recent events indicating further development by the CAC over data security, particularly for companies seeking to list on a foreign exchange, and we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the offering” on page 30.

•        You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws. See “Risk Factors — Risks Related to Doing Business in the PRC — You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws” on page 31.

•        Park Ha Cayman is a holding company and its ability to pay dividends is primarily dependent upon the earnings of, and distributions by, the Operating Subsidiaries. See “Risk Factors — Risks Related to Doing Business in the PRC — Park Ha Cayman is a holding company and its ability to pay dividends is primarily dependent upon the earnings of, and distributions by, the Operating Subsidiaries” on page 32.

•        Our results of operation may be materially and adversely affected by a change in China or the global economy. See “Risk Factors — Risks Related to Doing Business in the PRC — Our results of operation may be materially and adversely affected by a change in China or the global economy” on page 33.

•        It may be difficult for overseas shareholders and/or regulators to conduct cross-border investigation in China. See “Risk Factors — Risks Related to Doing Business in the PRC — It may be difficult for overseas shareholders and/or regulators to conduct cross-border investigation in China” on page 33.

•        Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may influence growth in China. See “Risk Factors — Risks Related to Doing Business in the PRC — Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may influence growth in China” on page 34.

•        Fluctuations in currency exchange rates could have a material and adverse effect on the value of your investment. See “Risk Factors — Risks Related to Doing Business in the PRC — Fluctuations in currency exchange rates could have a material and adverse effect on the value of your investment” on page 34.

•        Changes in PRC political, economic and governmental policies may have an adverse impact on our business. See “Risk Factors — Risks Related to Doing Business in the PRC — Changes in PRC political, economic and governmental policies may have an adverse impact on our business” on page 34.

•        We may be subject to civil complaints and regulatory actions under certain PRC laws and regulations relating to labor, social insurance and housing provident funds. See “Risk Factors — Risks Related to Doing Business in the PRC — We may be subject to civil complaints and regulatory actions under certain PRC laws and regulations relating to labor, social insurance and housing provident funds” on page 34.

•        The PRC Labor Contract Law, any labor shortages, increased labor costs or other factors affecting our labor force in the PRC may adversely affect our business and results of operations. See “Risk Factors — Risks Related to Doing Business in the PRC — The PRC Labor Contract Law, any labor shortages, increased labor costs or other factors affecting our labor force in the PRC may adversely affect our business and results of operations” on page 35.

•        There are withholding tax liabilities of our PRC subsidiaries under the PRC Enterprise Income Tax Law, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not enjoy certain treaty benefits. See “Risk Factors — Risks Related to Doing Business in the PRC — There are withholding tax liabilities of our PRC subsidiaries under the PRC Enterprise Income Tax Law, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not enjoy certain treaty benefits” on page 35.

•        PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental management of currency conversion may delay us from remitting the proceeds of this offering into China through loans or additional capital contributions to our PRC subsidiaries, thereby diminishing our ability to fund and expand our business. See “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental management of currency conversion may delay us from remitting the proceeds of this offering into China through loans or additional capital contributions to our PRC subsidiaries, thereby diminishing our ability to fund and expand our business” on page 36.

•        Acquisitions of Chinese companies by foreign investors may need a series of procedures, which could make it more difficult for us to pursue growth through acquisitions in China. See “Risk Factors — Risks Related to Doing Business in the PRC — Acquisitions of Chinese companies by foreign investors may need a series of procedures, which could make it more difficult for us to pursue growth through acquisitions in China” on page 37.

•        If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders. See “Risk Factors — Risks Related to Doing Business in the PRC — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 38.

•        We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. See “Risk Factors — Risks Related to Doing Business in the PRC — We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” on page 38.

•        PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws. See “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws” on page 39.

•        We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law. See “Risk Factors — Risks Related to Doing Business in the PRC — We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law” on page 40.

•        We may not be able to use certain of our leased properties due to failure to comply with PRC laws and regulations on leased property, which may expose us to potential fines and negatively affect our ability to use the properties we lease. See “Risk Factors — Risks Related to Doing Business in the PRC — We may not be able to use certain of our leased properties due to failure to comply with PRC laws and regulations on leased property, which may expose us to potential fines and negatively affect our ability to use the properties we lease” on page 40.

Risks Related to Our Business and Industry

Risks and uncertainties relating to our business and industry, beginning on page 40 of this prospectus, include but are not limited to the following:

•        The Operating Subsidiaries operate in a dynamic industry and have a limited operating history. Our historical results of operations and financial performance may not be indicative of future performance. See “Risk Factors — Risks Relating to Our Business and Industry — The Operating Subsidiaries operate in a dynamic industry and have a limited operating history. Our historical results of operations and financial performance may not be indicative of future performance” on page 40.

•        We rely on the formulas provided by our third-party manufacturers. See “Risk Factors — Risks Relating to Our Business and Industry — We rely on the formulas provided by our third-party manufacturers” on page 41.

•        Our success is dependent on the continued popularity of our products and our ability to anticipate and respond to changes in industry trends and consumer preferences and behavior in a timely manner. See “Risk Factors — Risks Relating to Our Business and Industry — Our success is dependent on the continued popularity of our products and our ability to anticipate and respond to changes in industry trends and consumer preferences and behavior in a timely manner” on page 42.

•        Our business depends, in part, on the quality, effectiveness and safety of our products. See “Risk Factors — Risks Relating to Our Business and Industry — Our business depends, in part, on the quality, effectiveness and safety of our products” on page 43.

•        We rely on third-party service providers for logistics services. If these service providers fail to provide reliable services, our business and reputation may be adversely affected. See “Risk Factors — Risks Relating to Our Business and Industry — We rely on third-party service providers for logistics services. If these service providers fail to provide reliable services, our business and reputation may be adversely affected” on page 47.

•        Our business expansion has required and will continue to require a substantial investment and commitment of resources, that is subject to numerous risks and uncertainties. See “Risk Factors — Risks Relating to Our Business and Industry — Our business expansion has required and will continue to require a substantial investment and commitment of resources, that is subject to numerous risks and uncertainties” on page 48.

•        An economic downturn may adversely affect consumer discretionary spending and demand for our products and services. See “Risk Factors — Risks Relating to Our Business and Industry — An economic downturn may adversely affect consumer discretionary spending and demand for our products and services” on page 49.

•        A slowdown in consumer spending or a consumer downshifting could negatively affect our business, financial condition, and results of operations. See “Risk Factors — Risks Relating to Our Business and Industry — A slowdown in consumer spending or a consumer downshifting could negatively affect our business, financial condition, and results of operations” on page 49.

•        If the content we produce and distribute through online social and content platforms, or content available on our website, is deemed to violate PRC laws or regulations, our business and results of operations may be materially and adversely affected. See “Risk Factors — Risks Relating to Our Business and Industry — If the content we produce and distribute through online social and content platforms, or content available on our website, is deemed to violate PRC laws or regulations, our business and results of operations may be materially and adversely affected” on page 51.

•        If the Operating Subsidiaries fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to the business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, the business and results of operations may be materially and adversely affected. See “Risk Factors — Risks Relating to Our Business and Industry — If the Operating Subsidiaries fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to the business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, the business and results of operations may be materially and adversely affected” on page 53.

•        We do not maintain any insurance to cover our assets, operations and any loss arising from business interruptions and we may be exposed to losses which may adversely affect our profitability and financial position. See “Risk Factors — Risks Relating to Our Business and Industry — We do not maintain any insurance to cover our assets, operations and any loss arising from business interruptions and we may be exposed to losses which may adversely affect our profitability and financial position” on page 55.

•        We rely on a limited number of suppliers to provide us with the raw materials and ingredients we use for the products. We may not be able to obtain such supplies at competitive prices during times of high demand, which could have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors — Risks Relating to Our Business and Industry — We rely on a limited number of suppliers to provide us with the raw materials and ingredients we use for the products. We may not be able to obtain such supplies at competitive prices during times of high demand, which could have a material adverse effect on our business, financial condition and results of operations” on page 55.

•        We derive a significant portion of our revenue from a few major customers. Any significant decrease in the demand from our largest customers for our products may materially and adversely affect our financial conditions and results of operations. See “Risk Factors — Risks Relating to Our Business and Industry — We derive a significant portion of our revenue from a few major customers. Any significant decrease in the demand from our largest customers for our products may materially and adversely affect our financial conditions and results of operations” on page 56.

•        We are subject to the risk of non-payments or delayed payments by our customers, which could affect our financial condition and results of operations. See “Risk Factors — Risks Relating to Our Business and Industry — We are subject to the risk of non-payments or delayed payments by our customers, which could affect our financial condition and results of operations” on page 56.

•        We currently contract with third-party contractors, and in some cases, a single contractor, for all aspects of the supply, packaging, logistics, and formulation of our cosmetics products, and expected to continue to do so to support commercial scale production of our cosmetics products. There are significant risks associated with contracting with third-party suppliers, including their ability to meet the increased need that may result from our increasing any commercialization efforts. This increases the risk that we will not have sufficient quantities of products or be able to obtain such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts. See “Risk Factors — Risks Relating to Our Business and Industry — We currently contract with third-party contractors, and in some cases, a single contractor, for all aspects of the supply, packaging, logistics, and formulation of our cosmetics products, and expected to continue to do so to support commercial scale production of our cosmetics products. There are significant risks associated with contracting with third-party suppliers, including their ability to meet the increased need that may result from our increasing any commercialization efforts. This increases the risk that we will not have sufficient quantities of products or be able to obtain such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts” on page 56.

•        Our success depends on the implementation of the franchise business model. Our growth through franchising may not occur as rapidly as we anticipate. See “Risk Factors — Risks Relating to Our Business and Industry — Our success depends on the implementation of the franchise business model. Our growth through franchising may not occur as rapidly as we anticipate” on page 57.

•        We could face liability resulting from acts of our franchisees or related to our relationship with our franchisees. See “Risk Factors — Risks Relating to Our Business and Industry — We could face liability resulting from acts of our franchisees or related to our relationship with our franchisees” on page 57.

•        Some of the stores are not under the “Park Ha” store name and sell skincare products of other brands in addition to the “Park Ha” branded skincare products, which could subject us to additional risks. See “Risk Factors — Risks Relating to Our Business and Industry — Some of the stores are not under the “Park Ha” store name and sell skincare products of other brands in addition to the “Park Ha” branded skincare products, which could subject us to additional risks” on page 57.

•        We offer incentives such as cash subsidies to our franchisees and the amount of such incentives could potentially have adverse impacts on our financial performance. See “Risk Factors — Risks Relating to Our Business and Industry — We offer incentives such as cash subsidies to our franchisees and the amount of such incentives could potentially have adverse impacts on our financial performance.” on page 57.

Risks Related to Our Ordinary Shares and this Offering

Risks and uncertainties related to our Ordinary Shares and this offering, beginning on page 58 of this prospectus, include but are not limited to the following:

•        We are, and will continue to be, a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We are, and will continue to be, a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies” on page 58.

•        Our founder, Chairperson of the Board of Directors and Chief Executive Officer, Ms. Xiaoqiu Zhang, has a significant influence over our company and future corporate decisions. Her interests may not always be aligned with those of other shareholders. She may engage in activities that benefit herself at the expense of other shareholders. Thus, there might be potential risks for conflicts of interest and the impact on internal controls. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Our founder, Chairperson of the Board of Directors and Chief Executive Officer, Ms. Xiaoqiu Zhang, has a

significant influence over our company and future corporate decisions. Her interests may not always be aligned with those of other shareholders. She may engage in activities that benefit herself at the expense of other shareholders. Thus, there might be potential risks for conflicts of interest and the impact on internal controls” on page 58.

•        We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements” on page 60.

•        There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all” on page 61.

•        The trading price of the Ordinary Shares is likely to be volatile. Investors may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, which could result in substantial losses to investors and make it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — The trading price of the Ordinary Shares is likely to be volatile. Investors may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, which could result in substantial losses to investors and make it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares” on page 61.

•        Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution” on page 63.

Holding Foreign Companies Accountable Act

Our Ordinary Shares may be prohibited from trading on a national exchange under the HFCAA if the PCAOB is unable to inspect our auditors for two consecutive years. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (Commission-Identified Issuers) and require Commission-Identified Issuers identified by the SEC to submit documentation and make disclosures required under the HFCAA. In addition, the final amendments also establish procedures the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” and (ii) prohibiting the trading on U.S. securities exchanges and in the over-the-counter market of securities of a “Commission-Identified Issuer” under the HFCAA. The final amendments were effective on January 10, 2022. The SEC has begun to identify and list Commission-Identified Issuers on its website shortly after registrants begin filing their annual reports for 2021. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, a Special Administrative Region of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

Our auditor, WWC, P.C., has been inspected by the PCAOB on a regular basis, with the last inspection completed in October 2023, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in the PRC — Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB” on page 29 of this prospectus.

PRC Limitations on Overseas Listing

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission (the “CSRC”), prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”). The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The required filing materials for an initial public offering and listing shall include but not limited to regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable).

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines (collectively, the “Overseas Listing Rules”), which came into effect on March 31, 2023. Under the Overseas Listing Rules, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. We have submitted the initial filing documents with the CSRC in connection with this offering on January 3, 2024, and the CSRC published the notification our completion of the required filing procedures for this offering on June 1, 2024. On the same day, the filing results were posted on the CSRC website.

On February 24, 2023, the CSRC jointly with other relevant governmental authorities, promulgated the Confidentiality and Archives Management Provisions, which took effect on March 31, 2023. According to the Confidentiality and Archives Management Provisions, domestic companies, whether offering and listing securities overseas directly or indirectly, must strictly abide by the applicable laws and regulations when providing or publicly disclosing, either directly or through their overseas listed entities, documents and materials to securities services providers such as securities companies and accounting firms or overseas regulators in the process of their overseas offering and listing. If such documents or materials contain any state secrets or government authorities work secrets, domestic companies must obtain the approval from competent governmental authorities according to the applicable laws, and file with the secrecy administrative department at the same level with the approving governmental authority. Furthermore, the Confidentiality and Archives Management Provisions provide that securities companies and securities service providers shall fulfill the applicable legal procedures when providing overseas regulatory institutions and other relevant institutions and individuals with documents or materials containing any state secrets or government authorities work secrets or other documents or materials that, if divulged, will jeopardize national security or public interest. Since the Confidentiality and Archives Management Provisions were promulgated recently, substantial uncertainties still exist with respect to the interpretation and implementation of such provisions and how they will affect us.

In the opinion of our PRC counsel, Jiangsu Junjin Law Firm, pursuant to Overseas Listing Rules, we are required to file with the CSRC with respect to this offering to list on U.S. exchanges or issue securities to foreign investors, which may materially delay the progress of the offer of our Ordinary Shares, or even completely hinder our ability to offer or continue to offer our Ordinary Shares if we fail to complete such filing requirements. Since the Overseas Listing Rules are newly promulgated, and the interpretation and implementation thereof are evolving, we cannot assure that we will be able to complete the relevant filings in a timely manner or fulfill all the regulatory requirements thereunder. We will not complete this offering until we have completed the filing with the CSRC.

Based on the opinion of our PRC counsel, Jiangsu Junjin Law Firm, except for the completion of record filing required by the CSRC, no other relevant PRC laws or regulations in effect require us to obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, Cyberspace Administration of China (the “CAC”), or any other PRC authorities that have jurisdiction over our operations. See “Risk Factors — Risks Related to Doing Business in the PRC” beginning on page 26 of this prospectus for a discussion of these legal and operational risks that should be considered before making a decision to purchase our Ordinary Shares.

Any failure by us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

For more detailed information, see “Risk Factors — Risks Related to Doing Business in the PRC — We are required to complete the record filing requirement with the CSRC to list on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC” on page 28 of this prospectus.

Recent Cybersecurity Regulatory Development in PRC

On November 7, 2016, the Standing Committee of the PRC National People’s Congress (“SCNPC”) issued the Cybersecurity Law of the PRC, or Cybersecurity Law, which became effective on June 1, 2017.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits.

On July 10, 2021, the CAC, issued a revised draft of the Measures for Cybersecurity Review for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users.

In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, and accepted public comments until December 13, 2021. According to the draft Regulations on Network Data Security, if a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security have been released for public comment only, and their implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the CAC determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

On December 28, 2021, thirteen PRC regulatory agencies, including the CAC, amended the Measures for Cybersecurity Review, or New Measures, which came into effect on February 15, 2022. Pursuant to the New Measures, critical information infrastructure operators procuring network products and services, and online platform operators (as opposed to “data processors” in the Draft Management Regulation) carrying out data processing activities which affect or may affect national security, shall conduct a cybersecurity review pursuant to the provisions therein. In addition, online platform operators possessing personal information of more than one million users seeking to be listed in foreign country must apply for a cybersecurity review.

In the opinion of our PRC counsel, Jiangsu Junjin Law Firm, we are not expected to be subject to the cybersecurity review by the CAC for this offering, given that: (i) as of the date of this prospectus, the Operating Subsidiaries possess personal information of customers in a number that is much less than one million users stipulated in the New Measures; and (ii) data processed in the business of the Operating Subsidiaries does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, if the draft Regulations on Network Data Security are adopted into law and we become listed on Nasdaq, our PRC subsidiaries likely will be required to perform annual data security assessment either by themselves or by retaining a third-party data security service provider and submit such data security assessment report to the local agency every year. Neither the CAC nor any other PRC regulatory agency or administration has contacted the Company in connection with its operations. The Company is currently not required to obtain regulatory approval from the CAC nor any other PRC authorities for its operations. However, there remains uncertainty as to how the New Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the New Measures. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that the applicable laws, regulations, or interpretations change such that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we can complete the registration process in a timely manner, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, results of operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

For more detailed information, see “Risk Factors — Risks Related to Doing Business in the PRC — CAC may exert greater oversight or control over data security in light of recent events indicating further development by the CAC over data security, particularly for companies seeking to list on a foreign exchange, and we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the offering” on page 30 of this prospectus.

Permission Required from the PRC Authorities

As of the date of this prospectus, WFOE, Park Ha Jiangsu, Xinzhan, and Park Ha Shanghai have obtained all permissions and approvals to operate their respective business, including registration of incorporation, business license, permit for opening bank account, labor and employment recordation, social insurance registration, internet content, provide registration record and such other permissions and approval as required by the PRC regulatory authorities. In addition, Xinzhan has completed record filing with the Ministry of Commerce with the People’s Republic of China to conduct franchise business. Such record filing shall be renewed every year. Xinzhan has also obtained a medical device operation permit, expiring on August 20, 2028, despite the fact that the devices in the stores are not medical devices and that the operation does not require such permit.

In the opinion of our PRC counsel, Jiangsu Junjin Law Firm, we will not be subject to cybersecurity review with the CAC pursuant to the New Measures.

As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on an U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S.

If we do not receive or maintain the approval, or permission, or inadvertently conclude that such approval or permission is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval or permission in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in the PRC — CAC may exert greater oversight or control over data security in light of recent events indicating further development by the CAC over data security, particularly for companies seeking to list on a foreign exchange, and we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the offering” on page 30 of this prospectus.”

Corporate Information

Our principal executive office is located at 901 & 901-2, Building C, Phase 2, Wuxi International Life Science Innovation Campus, 196 Jinghui East Road, Wuxi, Jiangsu Province, People’s Republic of China 214000. The telephone number of our principal executive offices is +86-400-012-7562. Our registered office is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Our agent for service for process in the United States is Cogency Global Inc., 122 E 42nd Street 18th Floor, New York, NY 10168.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

•        an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        a delay in adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. Specifically, we have elected to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply under Section 102(b)(1) of the Sarbanes-Oxley Act of 2002. This election may result in our financial statements not being comparable to companies that comply with public company effective dates.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of the Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

In addition, as a foreign private issuer, the Nasdaq listing rules allow us to follow corporate governance practice in our home country, the Cayman Islands, with respect to certain corporate governance requirements. Although we do not intend to rely on the “foreign private issuer” exemption under the Nasdaq listing rules, we may elect to rely on this exemption after we complete this offering. Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Risk Factors — Risks Related to Our Ordinary Shares and this Offering — We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” on page 60 of this prospectus.

Implications of Being a Controlled Company

Upon completion of this offering, our CEO, Xiaoqiu Zhang, will beneficially own approximately 72.7% of the aggregate voting power of our issued and outstanding Ordinary Shares, assuming no exercise of the over-allotment option, or 72.2%, assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq Stock Market Rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:

•        a majority of our board of directors consists of independent directors;

•        our director nominees be selected or recommended solely by independent directors; and

•        we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we may elect to rely on this exemption after we complete this offering. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering.

The Offering

Shares Offered by Us:	1,200,000 Ordinary Shares, excluding exercise of the over-allotment option, 1,380,000 Ordinary Shares, assuming full exercise of the over-allotment option
Shares Outstanding Prior to this Offering:	25,000,000 Ordinary Shares
Ordinary Shares Outstanding after this Offering:	26,200,000 Ordinary Shares and 26,380,000 Ordinary Shares if the Underwriters exercise the over-allotment option in full.
Initial Public Offering Price per Share:	$4.00 per Ordinary Share.
Gross Proceeds to Us Before Expenses:	$4,800,000
Lock-up:

Our directors, officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares have agreed with the Underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period commencing on the date of this prospectus and for 180 days after this offering is completed. See “Underwriting” for more information.

Listing:	Our Ordinary Shares have been approved for listing on the Nasdaq Capital Market.
Nasdaq Capital Market Symbol:	“PHH”
Transfer Agent:	Transhare Corporation
Risk Factors:

Investing in our Ordinary Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Ordinary Shares.

Use of Proceeds:

We intend to use the proceeds from this offering for expanding the scale of our directly-owned stores, purchasing existing product patents, and acquiring our ingredients suppliers. See “Use of Proceeds” for more information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Doing Business in the PRC

To the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash or assets.

The transfer of funds and assets between our Company and its PRC and Hong Kong subsidiaries is subject to restrictions. The PRC government imposes controls on the conversion of the RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), unless the transfer of funds involves money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future.

As a result of the above, to the extent cash or assets in the business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money into and out of Hong Kong, to distribute earnings and pay dividends to and from and among our subsidiaries. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business and may affect our ability to receive funds from our subsidiary in Hong Kong. As of the date of this prospectus, there has not been any assets or cash transfer between Park Ha Cayman and any of its subsidiaries or among any of its subsidiaries.

Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice, which could materially adversely affect our business.

Our Operating Subsidiaries face risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice.

Our Operating Subsidiaries were formed under and are governed by the laws of the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference, but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As all of our business is conducted in China, our operations are principally governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as our Company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract.

However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations. Furthermore, if China adopts more stringent standards with respect to environmental protection or corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you. Moreover, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like ours. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

The PRC government may intervene or influence our Operating Subsidiaries’ and Hong Kong subsidiary’s operations at any time and with no advance notice, or may exert more oversight and control over our operations, and offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We conduct all of our business in China through our Operating Subsidiaries. Accordingly, our business, results of operations and financial condition may be influenced to a significant degree by the PRC political, economic and social conditions. The PRC government may intervene or influence our Operating Subsidiaries’ and Hong Kong subsidiary’s operations at any time and with no advance notice, which could result in a material change in our operations and/or the value of our securities.

The Chinese government has exercised and continues to exercise substantial control over the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties.

We expect the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Chinese government may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations and the value of our Ordinary Shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, in the opinion of our PRC counsel, Jiangsu Junjin Law Firm, pursuant to Overseas Listing Rules, we are required to file with the CSRC with respect to this offering to list on U.S. exchanges or issue securities to foreign investors. Other than filing with the CSRC, it is uncertain when and whether the Company will be required to obtain other permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our Ordinary Shares may decline in value dramatically or even become worthless should we become subject to new requirements to obtain permission from the PRC government to list on U.S. exchanges in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision of overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, On December 28, 2021, thirteen PRC regulatory agencies jointly adopted and published the New Measures, which became effective on February 15, 2022. The New Measures required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users who seek to list in a foreign stock exchange should also be subject to cybersecurity review. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. See “Risk Factors — Risks Related to Doing Business in the PRC — CAC may exert greater oversight or control over data security in light of recent events indicating further development by the CAC over data security, particularly for companies seeking to list on a foreign exchange, and we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the offering” on page 30 of this prospectus.

We are required to complete the record filing requirement with the CSRC to list on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC.

Recent statements by the PRC regulatory authority have indicated an intent to exert more supervision or law enforcement on offerings that are conducted overseas and/or foreign investments in China based issuers.

On February 17, 2023, the CSRC issued the Overseas Listing Rules, which have become effective on March 31, 2023. Under the Overseas Listing Rules, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application.

In the opinion of our PRC counsel, Jiangsu Junjin Law Firm, based on its understanding of the current PRC laws and regulations, our offering will be deemed as an indirect overseas issuance and listing by a domestic company by the CSRC, we shall fulfill the filing procedure with the CSRC as per requirement of the Trial Measures. Failure to complete the required filing may result in an investigation by the relevant authorities, as well as fines or penalties, and could lead to an order prohibiting us from conducting an offering. These risks have the potential to cause a material adverse change in our operations and the value of our Ordinary Shares. Moreover, they could significantly limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. We have submitted the initial filing documents with the CSRC in connection with this offering on January 3, 2024, and the CSRC published the notification on our completion of the required filing procedures for this offering on June 1, 2024. On the same day, the filing results were posted on the CSRC website. On February 24, 2023, the CSRC jointly with other relevant governmental authorities, promulgated the Confidentiality and Archives Management Provisions, which took effect on March 31, 2023. According to the Confidentiality and Archives Management Provisions, domestic companies, whether offering and listing securities overseas directly or indirectly, must strictly abide the applicable laws and regulations when providing or publicly disclosing, either directly or through their overseas listed entities, documents and materials to securities services providers such as securities companies and accounting firms or overseas regulators in the process of their overseas offering and listing. If such documents or materials contain any state secrets or government authorities work secrets, domestic companies must obtain the approval from competent governmental authorities according to the applicable laws, and file with the secrecy administrative department at the same level with the approving governmental authority. Furthermore, the Confidentiality and Archives Management Provisions provide that securities companies and securities service providers shall fulfill the applicable legal procedures when providing overseas regulatory institutions and other relevant institutions and individuals with documents or materials containing any state secrets or government authorities work secrets or other documents or materials that, if divulged, will jeopardize national security or public interest. Since the Confidentiality and Archives Management Provisions were promulgated recently, substantial uncertainties still exist with respect to the interpretation and implementation of such provisions and how they will affect us.

As of the date of this prospectus, except for the completion of record filing required by the CSRC, our registered public offering in the United States is not subject to the review nor prior approval of the PRC regulatory authority. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change in the future. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations may restrict or otherwise impact our ability or way to conduct business and may require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities.

In the event that we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC regulatory authority could affect our operations, limit our ability to offer our ordinary shares to investors and cause the value of such ordinary shares to significantly decline.

Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

The HFCAA was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC will prohibit the company’s shares from being traded on a national securities exchange and in the over the counter markets in the U.S.

On March 24, 2021, the SEC adopted interim final rules disclosure requirements for companies with PCAOB member auditors whom the PCAOB has determined that it cannot inspect their operations within a foreign jurisdiction, or the Covered Issuers.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On September 22, 2021, the PCAOB adopted rules governing its procedures for making determinations as to its inability to inspect or investigate registered firms headquartered in a particular foreign jurisdiction or which has an office in a foreign jurisdiction, or a PCAOB-Identified Firm. Promptly after the effective date of this rule, the PCAOB will make determinations under the HFCAA to the extent such determinations are appropriate. Thereafter, the PCAOB will consider, at least annually, whether changes in facts and circumstances support any additional determinations. The PCAOB will make additional determinations as and when appropriate, to allow the SEC on a timely basis to identify covered issuers pursuant to the SEC rules. The rule became effective when the SEC approved the rule on November 4, 2021. On December 2, 2021, the SEC finalized its rules regarding disclosure by Covered Issuers. In addition, the release discussed the procedures the SEC will follow in implementing trading prohibitions for Covered Issuers. A foreign company would have to be designated a Covered Issuer three years in a row to be subject to a trading prohibition on that basis. The trading suspension would prohibit trading of the Covered Issuer’s securities on any exchange or in the over-the-counter markets. On December 16, 2021, the PCAOB issued its report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong because of a position taken by PRC authorities in China or in Hong Kong, respectively.

On August 26, 2022, the PCAOB entered into the SOP Agreements with the CSRC and the Ministry of Finance of the PRC. The SOP Agreements it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities fail to agree to the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our Ordinary Shares may be prohibited from trading or delisted.

Our auditor, WWC, P.C. has been inspected by the PCAOB on a regular basis, with the last inspection completed in October 2023, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Uncertainties of the ability of auditors to comply with the requirements of the HFCAA, as well as further rulemakings by U.S., regulators with respect to their work in China, could cause the market price of our ordinary shares to fall. If the PCAOB determines that it cannot inspect the audits of our PRC Operating Subsidiaries, the trading of our securities may be prohibited under the HFCAA and, as a result, Nasdaq may delist our securities. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

CAC may exert greater oversight or control over data security in light of recent events indicating further development by the CAC over data security, particularly for companies seeking to list on a foreign exchange, and we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the offering.

We conduct all of our operations in China and all of our customers are PRC residents. As such we are subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These laws apply not only to third-party transactions, but also other parties with which we have commercial relations. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in the PRC, including the CAC, the Ministry of Public Security, and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. On December 28, 2021, thirteen PRC regulatory agencies, including the CAC, issued the New Measures, which came into effect on February 15, 2022. Pursuant to the New Measures, critical information infrastructure operators procuring network products and services, and online platform operators (as opposed to “data processors” in the Draft Management Regulation) carrying out data processing activities which affect or may affect national security, shall conduct a cybersecurity review pursuant to the provisions therein. In addition, online platform operators possessing personal information of more than one million users seeking to be listed in foreign country must apply for a cybersecurity review.

On June 10, 2021, the SNCPC promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system puts data into different groups according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations in case the data is falsified, damaged, disclosed, illegally obtained or illegally used. If any of our data processing activities conducted after the Data Security Law became effective were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits. Furthermore, the recently issued Opinions on Strictly Cracking Down on Illegal Securities Activities in accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, we cannot assure you that we will be compliant such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the regulatory authorities and become subject to fines and other sanctions.

According to the New Measures, if an operator of critical information infrastructure who purchase network products or services that affects or may affect national security or a network platform operator who possesses the personal information of more than one million users and intends to list in a foreign country shall declare to the Office of Cybersecurity Review for cybersecurity review. The New Measures further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. As of the date of this prospectus, the Company and its PRC Subsidiaries have possessed substantially less than one million users of personal information in their business operations and neither the Company nor its PRC Subsidiaries is recognized as an “operator of critical information infrastructure” by any authentic authority. Therefore, we do not believe that our PRC subsidiaries are deemed to be an “operator of critical information infrastructure” or “network platform operator” controlling personal information of no less than one million users. We are required to collect and retain some basic information furnished by our customers, suppliers and employees in accordance with prevailing business practices, but we do not handle a large amount of personal and confidential data in the ordinary course of business. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. Our PRC subsidiaries have received all necessary permissions required to obtain from PRC authorities to operate its current business in China, including Business Licenses.

However, it remains uncertain as to how the New Measures will be interpreted or implemented. There remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC laws, overseas securities offerings and other capital markets activities. CAC may exert greater oversight or control over data security. PRC regulatory authorities, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the New Measures. They may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply therewith. In the event of a failure to comply, we may be required to suspend our relevant businesses and become subject to fines and other penalties. If the CAC or other PRC regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals, which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws.

Park Ha Cayman is an exempted company with limited liability incorporated in the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the amended and restated memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (as amended) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Our Amended and Restated Memorandum and Articles of Association — Differences in Corporate Law.”

In addition, all of our operations and assets are held by our Operating Subsidiaries in China. In addition, all of our assets are located in China and all of our senior executive officers and directors reside within China for a significant portion of the time. As a result, it may be difficult or impossible for investors to effect service of process on us inside China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Park Ha Cayman is a holding company and its ability to pay dividends is primarily dependent upon the earnings of, and distributions by, the Operating Subsidiaries.

The Ordinary Shares offered in this prospectus are those of Park Ha Cayman. Park Ha Cayman is a holding company with no operations of its own, the Operating Subsidiaries conduct operations in China. Hence, our revenue and profit are substantially contributed by our PRC subsidiaries. We have never declared or paid any cash dividends on our Ordinary Shares and we do not intend to pay dividends in the near future. See “Dividend Policy” starting from page 67 of this prospectus.

Our ability to pay dividends to our shareholders is primarily dependent upon the earnings of our PRC subsidiaries and their distribution of funds to us, primarily in the form of dividends. The ability of our PRC subsidiaries to make distributions to us depends upon, among others, their distributable earnings. Under the PRC laws, payment of dividends is only permitted out of accumulated profits according to PRC accounting standards and regulations, and our PRC subsidiaries are also required to set aside part of its after-tax profits to fund certain reserve funds that are not distributable as cash dividends. Other factors such as cash flow conditions, restrictions on distributions contained in our PRC subsidiaries’ articles of associations, restrictions contained in any debt instruments, withholding tax and other arrangements will also affect the ability of our PRC subsidiaries to make distributions to us. These restrictions could reduce the amount of distributions that we receive from our PRC subsidiaries, which in turn would restrict our ability to pay dividends on the ordinary shares. There is no assurance that we will be able to declare or distribute any dividend in the future.

Furthermore, The PRC government imposes foreign currency oversight policies, such policies may prevent cash maintained in the PRC or Hong Kong from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends. Since the fourth quarter of 2016, the People’s Bank of China and SAFE, have implemented a series of capital management measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments, and shareholder loan repayments. The PRC government may in the future amend such foreign currency oversight policies, which could affect our PRC subsidiaries’ dividends.

As of the date of this prospectus, Park Ha HK does not have any operations of its own and no cash or assets of our business is in Hong Kong. There are currently no restrictions imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong. To the extent cash or assets of our business is in Hong Kong, the Chinese government may, in the future, impose restrictions or limitations on our ability to transfer money into and out of Hong Kong, to distribute earnings and pay dividends to and from and among our subsidiaries. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business and may affect our ability to receive funds from our subsidiary in Hong Kong.

The PRC government also imposes oversight on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from its profits of our PRC subsidiaries, if any. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could have a material adverse effect on our ability to conduct our business.

Our results of operation may be materially and adversely affected by a change in China or the global economy.

All of our operations are currently located in China, and all of our revenue was generated in China for the six months ended April 30, 2024 and for the years ended October 31, 2023 and 2022. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by the political, economic and social conditions in China generally and by the continued economic growth in China as a whole. While the Chinese economy has experienced significant growth over the past decades, growth has been different, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.

Any prolonged slowdown in the global or the Chinese economy may affect potential customers’ confidence in the financial market as a whole and have a negative impact on our financial condition. Further, recent global economic conditions including inflationary pressures, have not materially affected our operations in the PRC. However, continued pressure from global economic conditions may the PRC markets in the future and in turn, may affect our operations.

The continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs. We cannot assure the future changes in the world and PRC economies that could impact the industries in which we operate, which could in turn diminish the demand for our products.

It may be difficult for overseas shareholders and/or regulators to conduct cross-border investigation in China.

Shareholder claims or regulatory investigations that are common in the U.S. are typically difficult to pursue as a matter of law or practicality in China. There are significant legal obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Chinese authorities may establish a regulatory cooperation agreement with the securities regulatory authorities of another jurisdiction to implement cross-border supervision and administration which may be difficult to achieve in the absence of mutual and practical cooperation.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may influence growth in China.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our customers, contract manufacturers, raw material vendors, and other partners. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our business.

There have also been concerns about the relationship between the PRC and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and the PRC with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China.

Political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on customer confidence. We may have also access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or the PRC that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our customers, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

Fluctuations in currency exchange rates could have a material and adverse effect on the value of your investment.

Our revenue and expenses have been and are expected to continue to be primarily denominated in RMB, and we are exposed to the risks associated with the fluctuation in the currency exchange rate of RMB. Should RMB appreciate against other currencies, the value of the proceeds from this offering and any future financings, which are to be converted from US dollar or other currencies into RMB, would be reduced and might accordingly hinder our business development due to the lessened amount of funds raised. On the other hand, in the event of the devaluation of RMB, the dividend payments of our Company, which are to be paid in US dollars after the conversion of the distributable profit denominated in RMB, would be reduced. Hence, substantial fluctuation in the currency exchange rate of RMB may have a material adverse effect on our business, operations and financial position and the value of your investment in the ordinary shares.

Changes in PRC political, economic and governmental policies may have an adverse impact on our business.

We expect that China will continue to be our principal market and place of operation. Accordingly, our business, financial condition and results of operations are subject to political, economic and legal developments in China to a significant degree. The Chinese economy has its own characteristics in many aspects, including the extent of government involvement, control of the foreign exchange, allocation of resources and capital investment. We cannot assure there will not be any changes in the political, economic and governmental policies and measures promulgated by the PRC government that could impact the industries in which we operate, which could in turn diminish the demand for our products.

We may be subject to civil complaints and regulatory actions under certain PRC laws and regulations relating to labor, social insurance and housing provident funds.

Under the PRC Social Insurance Law and Regulations on the Administration of Housing Provident Funds, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing provident funds (collectively, the “Employee Benefits”). In this connection, employers are required, together with their employees or separately, to pay contributions to social insurance and housing provident funds for their employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. As of the date of this prospectus, we have paid contributions to social insurance and housing provident funds for some of our employees. As requested by two part-time employees who have elected to make the relevant contributions on their own in their hometown, our Operating Subsidiaries did not make social insurance and housing provident funds contributions for them. As such, relevant PRC authorities may disagree with our practice and conclude that our Operating Subsidiaries failed to make social insurance and housing provident fund contributions in full and on time. We estimate that the overdue amount of social insurance was approximately US$15,313. We may be ordered to pay the outstanding social insurance contributions within a prescribed deadline and liable for a late payment fee equal to 0.05% of the outstanding amount for each day of delay, as the case may be. If we fail to rectify the failure to make social insurance contributions within the stipulated deadline, we may be subject to a fine ranging from one to three times of the amount overdue, and our business, financial condition and results of operations may be adversely affected.

Our Operating Subsidiaries have not made adequate housing provident fund contributions for all employees. As of April 30, 2024 and October 31, 2023, 2022, and 2021, we estimate that the amount of outstanding housing provident fund were approximately US$9,479, US$6,016, US$7,580, and US$5,861, respectively. As per Articles 37 and 38 of Regulations on the Administration of Housing Provident Funds, where a Company failed to register for housing provident fund deposit or set up housing provident fund accounts for its employees, it could be ordered by the Housing Provident Fund Management Center to complete the registration within a specified time limit. The Company could be subject to a fine ranging from US$1,417.23 to US$7,086.17 for failure to complete the registration within the time limit. In the event that the Company failed to pay contributions to the housing provident funds within a time limit or failed to pay in full, it could be ordered by the Housing Provident Fund Management Center to pay the outstanding contributions within a time limit. If it failed to pay the outstanding housing provident funds contributions within the time limit, it could be subject to distraint.

Although we have not received any order or notice from the local authorities nor any claims or complaints from our current and former employees regarding our non-compliance in this regard, we cannot assure you that we will not be subject to any order to rectify non-compliance in the future, nor can we assure you that there are no, or will not be any, employee complaints regarding social insurance payment or housing provident fund contributions against us, or that we will not receive any claims in respect of social insurance payment or housing provident fund contributions under the PRC laws and regulation.

The PRC Labor Contract Law, any labor shortages, increased labor costs or other factors affecting our labor force in the PRC may adversely affect our business and results of operations.

The currently effective PRC Labor Law, or the Labor Law was first adopted on July 5, 1994 and later amended on August 27, 2009 and December 29, 2018. The PRC Labor Law has sets forth restrictions and increases the costs involved with dismissing employees and established the minimum wage guarantee system.

Further, all of our workforce is employed in China where the average labor cost has been steadily increasing over the past years as a result of inflation, government-mandated wage increases and other changes in labor laws and local economics. In particular, further changes in the labor laws, rules and regulations may be promulgated by the PRC government in the future and our operations may be materially and adversely affected if such laws, rules or regulations impose additional burden on the employers. The labor cost will continue to increase in the future which is in line with the economic growth in China. Competition for employees would require us to pay higher wages, which would result in higher labor costs.

There are withholding tax liabilities of our PRC subsidiaries under the PRC Enterprise Income Tax Law, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not enjoy certain treaty benefits.

Our PRC subsidiaries generate all of our profits through their business operations. Under the PRC Enterprise Income Tax Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in a Chinese company. Our current PRC subsidiaries are wholly-owned, directly or indirectly, by our Hong Kong subsidiary, Park Ha HK. Accordingly, Park Ha HK may qualify for a 5% tax rate in respect of distributions from its PRC subsidiaries. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated in 2009, the tax payer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (i) the tax payer must be the beneficial owner of the relevant dividends, and (ii) the corporate shareholder to receive dividends from the PRC subsidiary must have met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the State Administration of Taxation (“SAT”) promulgated the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owner” in Tax Treaties in 2018, which provide that a “beneficial owner” means a person who owns and the has the right to dispose of the income and the rights or property generated from the said income, and a comprehensive analysis shall be conducted based on the factors set forth in the announcement and in light of the actual circumstances of the specific cases in determining “beneficial owner” status.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, which provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under treaties for dividends received from our PRC subsidiaries.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental management of currency conversion may delay us from remitting the proceeds of this offering into China through loans or additional capital contributions to our PRC subsidiaries, thereby diminishing our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China regardless of the amount of the transfer. According to the relevant PRC regulations on foreign investment entities (“FIEs”) in China, capital contributions to our PRC subsidiaries are subject to the filing with the MOFCOM or their respective local branches and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or their respective local branches and (ii) our PRC subsidiaries may not procure loans which exceed the difference between their respective total project investment amount and registered capital or twice of their net worth. We may not be able to complete such registrations or obtain necessary approvals on a timely basis with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to complete such registrations, our ability to use the proceeds of this offering, and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

The process for sending the proceeds from this offering back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds” on page 66 of this prospectus, we may make additional capital contributions or loans to our WFOE and our PRC subsidiaries. Any loans to our WFOE or the PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE.

To remit the proceeds of the offering, we must take the following steps:

•        First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company. As of the date of this prospectus, we have already opened a special foreign exchange account for capital account transactions.

•        Second, we will remit the offering proceeds into this special foreign exchange account.

•        Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, (“SAFE Circular 19”), which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the RMB fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, (“SAFE Circular 16”), effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to RMB on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted RMB will not be provided as loans to its non-affiliated entities. As Circular 16 is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering and our concurrent private placement, to invest in or acquire any other PRC companies through our PRC subsidiaries.

Acquisitions of Chinese companies by foreign investors may need a series of procedures, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC in 2007 and latest amended in 2022, together with the Provisions of the State Council on Notification Thresholds for Concentrations Between Undertakings (2024 revision), require that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB12 billion and at least two of these operators each had a turnover of more than RMB800 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB 4 billion, and at least two of these operators each had a turnover of more than RMB 800 million within China) must be cleared by MOFCOM before they can be completed.

Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the Provisions of the Ministry of Commerce on the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, partially abolished on December 29, 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that, as a Cayman Islands exempted company, Park Ha Cayman is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ordinary shares. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Ordinary Shares.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the ordinary shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or may be taxed if our company is a transferor in such transactions, and may be subject to withholding obligations if our company is a transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfers of ordinary shares of our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purposes) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires an amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as a change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders or beneficial owners who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

If our shareholders or beneficial owners who are PRC residents or entities do not complete their registration with the local SAFE branches or qualified local banks, our PRC subsidiaries may be prohibited from distributing to us its profits and proceeds from any reduction in capital, share transfer or liquidation, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

All of our shareholders who we are aware of being subject to the SAFE regulations have completed the initial registrations as required by SAFE Circular 37. However, we may not be informed of the identities of all the PRC residents or entities holding a direct or indirect interest in our company, nor can we compel our shareholders or beneficial owners to comply with SAFE registration requirements. We cannot assure you that all shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations.

The failure or inability of such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us or the non-compliant shareholders or beneficial owners to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations agreements with third parties, and make sales in China, which may experience corruption.

Although we believe, to date, we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

We may not be able to use certain of our leased properties due to failure to comply with PRC laws and regulations on leased property, which may expose us to potential fines and negatively affect our ability to use the properties we lease.

Pursuant to the Administrative Measures for Commodity Housing Leasing, parties to a lease agreement are required to file the lease agreements for registration and obtain property leasing filing certificates for their leases. Our leasehold interests in leased properties have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant PRC government authorities. As of the date of this prospectus, we believe that failure to complete the lease registration will not affect the legal effectiveness of our lease agreements according to PRC law, but the real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time, and the failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each of such lease agreements. There can be no assurance that legal disputes or conflicts concerning such leases and tenancies will not arise in the future.

As of the date of this prospectus, our Operating Subsidiaries have a total of six leases and have not completed filings for any of the lease agreements. As of the date of this prospectus, we are not aware of any actions, claims or investigations threatened against us with respect to the defects in our leasehold interests. However, if any of our leases is terminated as a result of challenges by third parties or governmental authorities for lack of title certificates or proof of authorization to lease, we do not expect to be subject to any fines or penalties, but we may be forced to relocate the affected offices, warehouse and stores and incur additional expenses relating to such relocation. Any dispute or claim in relation to the titles of the properties that our Operating Subsidiaries occupy, including any litigation involving allegations of illegal or unauthorized use of these properties, could require us to relocate the business operations occupying these properties.

Risks Related to Our Business and Industry

The Operating Subsidiaries operate in a dynamic industry and have a limited operating history. Our historical results of operations and financial performance may not be indicative of future performance.

Our total revenue increased by $539,713, or 28.12% from $1,919,388 for the year ended October 31, 2022 to $2,459,102 for the year ended October 31, 2023. Our total revenue decreased to $852,928 for the six months ended April 30, 2024, from $1,371,587 for the six months ended April 30, 2023. As a company with a relatively limited operating history, our historical results may not be indicative of our future performance. We may not be successful in executing our growth strategy, and even if we achieve our strategic plan, we may not be able to sustain profitability. In future periods, our revenue could decline or grow more slowly than we expect. We may also incur significant losses in the future for a number of reasons, including as a result of the materialization of the following risks and the other risks described in this prospectus, and we may encounter unforeseen difficulties, complications, delays and other unknown factors:

•        we may be unsuccessful in predicting and capturing industry trends and consumer preferences;

•        we may be unable to introduce new products that appeal to consumers;

•        we may be unsuccessful in protecting or enhancing the recognition and reputation of our brand;

•        we may be unsuccessful in competing for market share with our existing or new competitors;

•        the ability of our third-party suppliers, manufacturers and logistics providers to produce and deliver our products in a timely way and subject to ever changing customer expectations could be disrupted;

•        we may fail to adjust our sales and marketing strategies fast enough to stay current with consumers’ behavioral changes in using internet and mobile devices;

•        we may not be able to maintain and improve our customer experience;

•        we may experience service interruptions, data corruption, cyber-based attacks or network security breaches which may result in the disruption of our operating systems;

•        we may be unable to retain key members of our senior management team or attract and retain other qualified personnel;

•        we may fail to successfully implement new business initiatives, especially expansion into new offerings or new business lines in which we have limited or no prior experience, including sustaining continued expansion of our Operating Subsidiaries;

•        we may fail to successfully expand our physical stores providing light beauty experience; and

•        we may be affected by international trade tension and any adverse economic conditions in China or internationally.

We cannot be sure that we will be successful in addressing these and other risks and challenges we may face in the future. Any of these occurrences could have a material and adverse impact on our business, results of operations and financial condition. Our customer base may not continue to grow or may decline as a result of such risks. Any of these risks could cause our net sales growth to decline and may adversely affect our margins and profitability. Failure to continue our net sales growth or improve margins could have a material adverse effect on our business, financial condition, and results of operations. You should not rely on our historical rate of net sales growth as an indication of our future performance.

We rely on the formulas provided by our third-party manufacturers.

We engage and commission third-party manufacturers to produce our products and we rely on the third-party manufacturers to provide the formulas for our products. The standard form of Agreements of Commissioned Processing with our third-party manufacturers (“Agreement of Commissioned Processing”) provides that, the third-party manufacturers engaged by us shall provide the formulas to be used in our products and a packaging material inspection report, produce a manufacture plan in written form, and manufacture and process our products that meet the relevant national standards, industry standards, and our requirements, as well as provide temporary storage of our products. The standard form of Agreements of Commissioned Processing also requires us to provide the third-party manufacturers with packaging materials that meet the requirements under applicable laws and regulations such as the Advertising Law and intellectual property regulations. Given our reliance on our third-party manufacturers to provide us with the formulas for our products and that we do not own the formulas, if we fail to enforce such agreements and if our competitors engage the same manufacturers and introduce the same or similar products at a significantly lower price in the same markets that we operate in, our results of operations may be adversely affected.

The beauty industry is highly competitive. If we are unable to compete effectively, we may lose our market share and our business, results of operations and financial condition may be materially and adversely affected.

We face vigorous competition from both domestic and international players in China in the beauty industry, including large multinational consumer products companies that own or operate multiple beauty brands. Competition in the beauty industry is intense and based on multiple factors, including the ability to launch new products, pricing of products, quality of products and packaging, brand awareness, perceived value and quality, innovation, offline sales capabilities, customers’ functional and emotional satisfaction, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives and other activities. We must compete with a high volume of new product introductions and a large number of existing products sold by diverse companies across several different distribution channels.

Many domestic and multinational consumer goods companies have greater financial, technical or marketing resources, longer operating histories, greater brand recognition or larger customer bases than we do and may be able to respond more effectively to changing business and economic conditions than we can. Despite our differentiated business model, existing and new players in the industry may also transform their business models and directly compete with us. Competitors may also roll out products targeting younger generations at a competitive price or adopt a price-cutting strategy for their current products to directly compete with us. Given the established sales network these large consumer goods companies maintain and the greater brand power they have, we cannot ensure that our existing customers will not allocate more market share to our competitor’s products or cease to purchase products from us completely. Further, our competitors may attempt to gain market share by offering products at prices at or below the prices at which our products are typically offered. Competitive pricing may require us to reduce our prices, which would decrease our profitability or result in lost sales. Because many of our competitors have greater resources than we do, they may be able to better withstand these price reductions and loss of sales under a competitive pricing strategy.

It is difficult for us to predict the timing and scale of our competitors’ activities in these areas or whether new competitors will emerge in the beauty industry. In addition, further technological breakthroughs, including new and enhanced technologies which increase competition in the online retail market, new product offerings by competitors and the strength and success of our competitors’ marketing programs may impede our growth and the implementation of our business strategy.

Our ability to compete also depends on the continued strength of our brand and products, our ability to predict and capture industry trends and consumer preferences, the success of our marketing, innovation and execution strategies, the continued diversification of our product offerings, the successful management of new product introductions and innovations, strong operational execution, including in order fulfillment and supply chain management, and our success in entering new markets and expanding our business in existing geographies. If we are unable to continue to compete effectively, we may lose our market share and our business, results of operations and financial condition may be materially and adversely affected.

Our success is dependent on the continued popularity of our products and our ability to anticipate and respond to changes in industry trends and consumer preferences and behavior in a timely manner.

The success of our business and operations depends on our ability to continuously offer quality products that are attractive to consumers. The beauty industry is driven in part by fashion and beauty trends and consumer preferences and behavior, which may shift quickly and have been heavily affected by the rapidly increasing use and proliferation of social and digital media by consumers, and the speed with which information and opinions are shared. As industry trends and consumers’ preferences and behavior continue to change, we must also continually work to develop, produce and market new products, maintain and enhance the recognition of our brand, achieve a favorable mix of products and refine our approach as to how and where we market and sell our products.

Our success depends on our products appeal to a broad range of consumers whose preferences and behavior cannot be predicted with certainty and may change rapidly, and on our ability to anticipate and respond in a timely and cost-effective manner to industry trends and consumer preferences and behavior through product innovations, product line extensions and marketing and promotional activities, among other things. We collect, store, process and use a variety of customer data and information for analysis of the changing consumer preferences and fashion trends to guide our product development and to improve our products and customer experience, and to predict and react to industry trends and consumers’ preferences and behavior effectively and efficiently. However, we cannot assure you that we will be able to successfully anticipate and respond to consumers’ preferences and behavior at all times, especially as we continue to broaden our customer base and diversify our product offerings aimed at customers with differing characteristics. If we are unable to anticipate and respond to the changes in industry trends and consumer preferences and behavior, we may fail to continuously develop products with wide market acceptance, capture emerging growth opportunities, adopt competitive sales strategies for our existing products, or properly predict and manage our inventory. Such failure could also negatively impact our brand image and result in diminished customer experience and brand loyalty. Any of these occurrences could materially and adversely affect our business, prospects and results of operations.

Our new product introductions may not be as successful as we anticipate, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

Fast-evolving beauty trends, and consumer preferences have shortened the life cycles of beauty products and required us to continually work to develop, produce and market new products, maintain and enhance the recognition of our brand and shorten our product development and supply chain cycles. Our continued success depends on our ability to develop and launch products in a timely and cost-effective manner in response to beauty industry trends, consumer preferences for beauty products and consumer attitudes toward our industry and brand. If we do not successfully and consistently develop new products that appeal to our customers our total revenue and margins could suffer.

We have an established process for the development, evaluation and validation of our new product concepts. Nonetheless, each new product launch involves risks, as well as the possibility of unexpected consequences. For example, the acceptance of new product launches and sales to our customers may not be as high as we anticipate, due to a lack of acceptance of the products themselves or their price, or the limited effectiveness of our marketing strategies. The introduction of new products targeted at expanding our product reach beyond our current customer base may not be as successful as we anticipate due to insufficient data insights on and understanding about the preferences, trends and behaviors of such new customer group. Our ability to launch new products may be limited by delays or difficulties affecting the ability of our suppliers or manufacturers to timely manufacture new products. In addition, we may experience a decrease in sales of certain existing products as a result of newly launched products. Also, product innovation may place a strain on our employees and our financial resources, including incurring expenses in connection with product innovation and development, marketing and advertising that are not subsequently supported by a sufficient level of sales. Further, sales of new products may be affected by the efficacy of our inventory management and quality of delivery and order fulfillment services provided by our logistics providers, and we may experience product shortages and delayed or defective or improper product delivery. Any of these occurrences could delay or impede our ability to achieve our sales objectives, which could have a material adverse effect on our business, financial condition and results of operations.

As part of our ongoing business strategy, we expect to continue introducing new skincare products while expanding our product launches into adjacent categories that target eye and lip care, in which we may have little or no prior operating experience. The success of product launches in adjacent product categories could be hampered by our relative inexperience operating in such categories, the strength of our competitors or any of the other risks referred to above. Furthermore, any expansion into new product categories may subject us to additional operational and financial constraints which could inhibit our ability to accomplish such expansion. If we fail to continue to roll out commercially successful products in our traditional categories or in adjacent categories, our business, financial condition and results of operations may be materially and adversely affected.

Our business depends, in part, on the quality, effectiveness and safety of our products.

Any loss of confidence on the part of consumers in the ingredients used in our products, whether related to product contamination or product safety or quality failures, actual or perceived, or inclusion of prohibited or restricted ingredients or an improper mixture of ingredients, could tarnish the image of our brand and could cause consumers to choose other products. Allegations of contamination or other adverse effects on product safety or suitability for use by a particular consumer, even if untrue, may require us to expend significant time and resources responding to such allegations and could, from time to time, result in the suspension of sales or a recall of a product from any or all of the markets in which the affected product was distributed. Any such issues or recalls could negatively affect our profitability and brand image.

If our products are found to be, or perceived to be, defective or unsafe, or if they otherwise fail to meet our consumers’ expectations, our relationships with consumers could suffer, the appeal of our brand could be diminished, we may need to recall some of our products and/or become subject to regulatory action, and we could lose sales or market share or become subject to boycotts or liability claims. In addition, safety or other defects in our competitors’ products could reduce consumer demand for our products if consumers view them to be similar. Any of these outcomes could result in a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully implement our growth strategy.

Our future growth, profitability and cash flows depend upon our ability to successfully implement our business strategy, which, in turn, is dependent upon a number of factors, including our ability to:

•        build a strong and well-recognized brand;

•        further penetrate our targeted markets by attracting new consumers and retaining and further engaging our existing customers;

•        capture the industry trends and develop and launch new products and expand into relevant adjacencies in answer to such trends;

•        continue to use innovation to drive sales, improve technological and operational efficiencies-and improve profit margin;

•        enhance Removed our market study and ability to predict and follow customers’ preferences, trends and behaviors;

•        effectively manage the quality and efficiency of the third-party manufacturing partners and packaging supply partners and logistics and other third-party service providers’ performance;

•        continue to broaden and diversify our distribution channels;

•        pursue strategic investments and collaborations to complement our existing capabilities and geographic reach; and

•        leverage our high-performance team culture to drive margins.

There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments which may result in short-term costs without generating any current net sales and therefore may be dilutive to our earnings. We cannot provide any assurance that we will realize, in full or in part, the anticipated benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our growth effectively or efficiently.

Growing our business rapidly may place a strain on our management team, financial and information systems, supply chain and distribution capacity and other resources. To manage growth effectively, we must continue to enhance our operational, financial and management systems, including our warehouse management and inventory control; maintain and improve our internal controls and disclosure controls and procedures; maintain and improve our information technology systems and procedures; and expand, train and manage our employee base.

We may not be able to effectively manage our expansion in any one or more of these areas, and any failure to do so could significantly harm our business, financial condition and results of operations. Growing our business rapidly may make it difficult for us to adequately predict the expenditures we may need to make in the future. If we do not make the necessary overhead expenditures to accommodate our future growth, we may not be successful in executing our growth strategy, and our results of operations would suffer.

If we are unable to provide superior customer experiences, our business and reputation may be materially and adversely affected.

The success of our business hinges on our ability to provide superior customer experience, which in turn depends on a variety of factors. These factors include our ability to bring innovative products to the market at competitive prices that respond to consumer demands and preferences, our ability to fit in the lifestyle of our customers and deeply engage with our customers. These factors also include our ability to maintain the quality of our products and services, provide timely and reliable delivery and responsive and superior before- and after-sales service. In addition, we have made efforts to maintain a superior customer experience that is driven by our relentless efforts to maintain product quality and curate our products offerings so they are responsive to industry trends and customers’ preferences. Similarly, we substantially focus on to providing quality and responsive customer service.

Although we provide standardized employee conduct training and beauty product training for all our beauty advisors and maintain a detailed employee handbook regulating employee conduct, there is no assurance that our beauty advisors will provide consistently satisfactory customer service to our customers. In addition, as our network of beauty advisors continues to rapidly expand along with our growth, it may be harder for us to manage our advisors and ensure the quality of services they provide to our customers. Any negative customer service experience with our beauty advisors either offline in our physical stores or online through our customer communities or one-on-one chats may discourage customers from purchasing our products and adversely affect our reputation and brand image.

If our customer service representatives fail to provide satisfactory service, or if waiting times are too long due to the high volume of calls from customers at peak times, our brand and customer loyalty may be adversely affected. There is no assurance that we will be able to maintain a low turnover rate of existing employees and provide sufficient training to new employees to meet our standards of customer service or that an influx of less experienced personnel will not dilute the quality of our customer service. In addition, any negative publicity or poor feedback regarding our customer service may harm our brand and reputation and in turn cause us to lose customers and market share.

Our Operating Subsidiaries have incurred significant costs for a variety of sales and marketing efforts, including social media-based advertising and heavy promotions to attract customers through multiple sales channels. If we are unable to conduct sales and marketing efforts in a cost-effective and efficient manner, our results of operations and financial conditions may be materially and adversely affected.

As a relatively young company, we have invested, and will continue to invest, a large amount of financial and other resources in promoting our brand awareness and acquiring customers, including expanding our marketing and sales teams or campaigns, and purchasing advertisements. For the six months ended April 30, 2024 and for the fiscal years ended October 31, 2023 and 2022, we incurred US$157,733, US$299,615 and US$438,603 in selling and marketing expenses, accounting for 18.49%, 12.18% and 22.85% of our total revenue, respectively.

Our marketing and branding activities may not be well received, successful or cost-effective, which may lead to significantly higher marketing expenses in the future. We may not be able to continue our existing marketing and branding activities, or successfully identify and utilize new marketing strategy trends, sales channels and approaches that appeal to or fit in the lifestyle of our targeted customers. We may also fail to adjust our sales and marketing strategies fast enough to stay current with consumers’ behavioral changes in using the internet and mobile devices. Failure to refine our existing marketing strategies or introduce new effective marketing strategies in a cost-effective manner could negatively impact our business, results of operations and financial condition. In addition, failure to comply with relevant provisions of the Advertising Law of the PRC, promulgated by the SCNPC in 1994 and amended on April 29, 2021, the Supervision Regulations, promulgated by the State Council on June 16, 2020 and which became effective from January 1, 2021, and other relevant laws and regulations will result in the restriction, inhibition or delay of our ability to sell products. See “Regulation — Regulations Relating to Advertising” on page 116 of this prospectus.

Our business is subject to complex and evolving product safety laws, regulations and standards. If we fail to comply with these laws, regulations and safety standards or if our products otherwise have defects, we may be required to recall products and may face penalties and product liability claims, either of which could result in unexpected costs and damage our reputation.

The manufacturing, distribution and packaging of beauty products and their components, ingredients and raw materials are subject to complex product safety-related laws, regulations and national and industrial standards. For more details on the relevant product safety laws and regulations, see “Regulation — Regulations Relating to Cosmetic Products” on page 113 of this prospectus. To maintain compliance and promote product safety, we have established a team dedicated to product quality inspection, product sampling and quality issues resolution and cooperate with qualified testing centers to continually oversee the quality and safety of our products. In addition, we closely work with our counsel to monitor the development of laws, regulations and standards applicable to our business. However, certain of these laws, regulations and standards are relatively new and because their interpretation and implementation are evolving, we cannot assure you that the competent authorities will always hold the same view as our counsel does in terms of the compliance of our business operations.

Any failure or perceived failure to comply with laws, regulations or standards with respect to product safety, or any sale suspension or product recall may lead to government investigations of us, penalties and lawsuits against us which may result in adverse publicity. Furthermore, we may experience significant costs in connection with the suspension of sales or recall, litigation, investigations or penalties which could have a material and adverse effect on our business, financial condition and results of operations.

Our operating results could be materially harmed if we are unable to accurately forecast consumer demand for our products or adequately manage our inventory.

Our business requires us to manage a large volume of inventory effectively. Due to the particularity of the cosmetics industry, the storage and distribution of cosmetics production enterprises must meet timeliness requirements and monitor the uncertainty of terminal demand. Because we must maintain a certain inventory of the products, we depend on our forecasts of product demand for, and popularity of various products to make purchasing decisions to manage our inventory. If we subsequently fail to effectively manage our inventory, there may be a risk of inventory loss.

The demand for our inventory of products can change significantly between the time that components, ingredients or raw materials are ordered and the date of sale. Demand may be affected by seasonality, new product launches, rapid changes in product cycles and pricing, product defects, promotions, changes in consumer spending patterns, changes in consumer tastes with respect to our products and other factors, and our consumers may not purchase products in the quantities that we expect. It may be difficult to accurately forecast demand and determine appropriate levels of product or componentry.

We must maintain a certain inventory of their products to ensure products do not expire or reach the end of the period of validity. The period of validity of cosmetics is more strictly controlled than that of general merchandise and cosmetics close to the period of validity will be destroyed after relevant procedures are performed. Generally, we do not have the right to return unsold products to the third-party manufacturing partners and third-party packaging supply partners. If we fail to manage our inventory effectively or negotiate favorable credit terms with third-party manufacturers and suppliers, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs in the case of overestimation of consumer demand, or increased costs to secure necessary production and delivery delays in the case of underestimation of consumer demand. An inability to meet consumer demand and delays in the delivery of our products to our customers could result in reputational harm and damaged customer relationships. In addition, if we are required to lower sale prices in order to incentivize sales to reduce our inventory levels, our profit margins might be negatively affected. Any of the above may materially and adversely affect our business, financial condition and results of operations.

Our operations have been, and may continue to be affected by the COVID-19 pandemic.

Beginning in January 2020, the outbreak of COVID-19 has severely impacted China and the rest of the world. Our business and operations have also been affected as a result. In early 2020, the COVID-19 pandemic resulted in the temporary closure of many corporate offices, retail stores, and manufacturing facilities across China. Due to the strict implementation of quarantine measures during this period, social and economic activities throughout China, our operations were sharply curtailed, and opportunities for discretionary consumption, especially in offline sales channels, were significantly limited during this period, which negatively affected our sales. Because operations of both our digital stores and brick-and-mortar stores were adversely impacted by the quarantine measures in China, we temporarily closed our brick-and-mortar stores in 2022.

Over the past three years, brick-and-mortar stores in all industries have been severely impacted, especially in the service industry. Because the Chinese government implemented strict controls against the pandemic, there was a significant reduction in the frequency of transactions in stores, and our traditional promotion methods were not as effective in driving sales. During the pandemic, our employees and customers worked from home, which created difficulties in carrying out daily business. Our potential franchisees who were planning to buy our franchise and inspect locations had to postpone their plan. Our franchisees who had selected a location and prepared to open their stores also had to postpone the opening.

Due to the overall weakening of consumer sentiment and purchasing activities as a result of the impact of COVID-19, our sales volume and total revenue experienced slower-than-expected growth in the year ended October 31, 2022. Our sales volume witnessed slower-than-expected growth in the first quarter of 2023 due to the unavailability of, or significant delays in, delivery services during such a period. Additionally, there were some disruptions in our supply chain due to shipping delays as a result of the lockdown and travel restrictions. Starting in 2023, the regulatory measures in response to the pandemic in most countries of the world have been relaxed and travel restrictions have been lifted. On May 5, 2023, the World Health Organization announced that COVID-19 was no longer a global health emergency. During the first quarters in fiscal year 2023, despite that many of the quarantine measures within China have been relaxed and subsequently lifted, a sudden surge in hospitalizations and deaths has also affected our operations.

In response to the financial loss due to the COVID-19 pandemic, we have developed a series of strategies to tackle our declining transactions and customer engagement. The strategies include the establishment of WeChat groups to connect to our existing customers and use the traffic to conduct a number of online sales activities. We also tried to absorb a large number of new members through our WeChat groups, in order to convert the online group to post-pandemic in-store customers. In addition, we have established an online marketing platform during the pandemic-related lockdown. On that platform we lived streamed daily on our social media platforms, including Douyin, RED and WeChat video to promote our brand and products. There has been no impact on the Company’s operations and supply chain as of recently, as the lockdown measures and travel restrictions have been lifted. Starting from 2024, there has been no impact on the Company’s operations and supply chain. As of the date of this prospectus, all quarantine measures within China have been lifted. The regulatory measures in response to the pandemic in most countries of the world have been relaxed and travel restrictions have been lifted. Yet the global spread of COVID-19 pandemic in major countries of the world may also result in continued global economic distress, the extent to which may affect our results of operations. The post-pandemic impact depends on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict. If the post-pandemic impact materially deteriorates in China or globally, our business, results of operations and financial condition could be materially and adversely affected.

We rely on third-party service providers for logistics services. If these service providers fail to provide reliable services, our business and reputation may be adversely affected.

We rely on third-party couriers and logistics providers for order fulfillment and delivery services, including, among others, collection of products, warehousing services, shipping products to customers, stores and designated warehouse and handling product returns. While these arrangements allow us to focus on our central business, they reduce our direct control over the logistics services provided to our customers. Logistics in our primary locations or transit to final destinations may be disrupted for a variety of reasons, including events that are beyond our control or the control of these service providers, such as inclement weather, natural and man-made disasters, health epidemics, information technology system failures, transportation disruptions, labor unrest, commercial disputes, military actions or economic, business, labor, environmental, public health, or political issues. In addition, if our third-party logistics service providers fail to comply with applicable rules and regulations in China, our delivery services may be materially and adversely affected. If any of our service providers’ operations or services are disrupted or terminated, we may not be able to find alternative service providers with quality and on commercial terms to our satisfaction in a timely and reliable manner, or at all. Furthermore, delivery personnel of contracted third-party logistics service providers act on our behalf and interact with our customers personally. We need to effectively manage these third-party logistics service providers to ensure the quality of customer services.

If our products are not delivered in the proper condition or in a timely manner or there is any other failure to provide high-quality delivery services to our customers, our products may be compromised, customer experience may be impaired and, as a result, our business and reputation could suffer. Further, if our logistics providers raise their fee rate, we may incur additional costs and may not be able to pass such costs to our customers.

Our delivery, return and exchange policies may adversely affect our results of operations.

We have adopted shipping policies that do not necessarily pass the full cost of shipping onto our customers. We also have adopted customer-friendly return and exchange policies that make it convenient and easy for customers to change their minds within seven days after completing direct online purchases from us. We may also be legally required to adopt new or amend existing return and exchange policies from time to time. These policies improve customers’ shopping experience and promote customer loyalty, which in turn helps us acquire and retain customers. However, these policies also subject us to additional costs and expenses which we may not recoup through increased revenues. If our delivery, return and exchange policies are misused by a significant number of customers or if the return or exchange rates increase beyond historical records or otherwise substantially then our costs may increase significantly, and our results of operations may be materially and adversely affected.

If we revise our shipping policies to reduce our costs and expenses, our customers may be dissatisfied. Our customers dissatisfaction may result in the loss of their business or our failure to acquire new customers at a desirable pace, which may materially and adversely affect our results of operations.

Failure to successfully lease suitable warehouse facilities or any interruption in the operation of the warehouse for an extended period may negatively affect the business and results of operations.

We believe that our warehouse, located in Wuxi, Jiangsu Province, PRC is essential to our supply chain management. We cannot assure you that we will be able to add suitable warehouse facilities on commercially acceptable terms or at all. In addition, our ability to process and fulfill orders accurately depends on the smooth operation of the warehouse facilities. The warehouse may be vulnerable to damage caused by fire, flood, power outage, telecommunications failure, break-ins, earthquake, health epidemics, human error and other events. If the warehouse were rendered incapable of operations, then we may be unable to fulfill our orders on a timely basis, which could result in canceled sales and a loss of customer loyalty and have a material adverse impact on our business, financial condition and results of operations. We do not carry business interruption insurance, and the occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our business expansion has required and will continue to require a substantial investment and commitment of resources, that is subject to risks and uncertainties.

We are diversifying and expanding our distribution channels, which includes expansion of store network in a measured manner to better connect with our customers and deliver a more immersive beauty experience. Our brick-and-mortar experience stores required substantial investment in equipment and leasehold improvements, information systems, inventory and personnel. Often times our investments are made prior to generating any sales in these stores. We also have entered into substantial operating lease commitments. A decline in sales, the closure, or poor performance of individual or multiple storefronts could result in significant lease termination costs, write-offs of equipment and leasehold improvements and severance costs.

The success of our brick-and-mortar experience store network expansion depends in part on our ability to manage the financial and operational aspects of our brick-and-mortar experience stores expansion strategy. This includes our ability to properly assess the potential profitability and payback period of potential new experience store locations, our ability to hire and train skilled store operating personnel, especially management personnel, our ability to immerse such personnel in our culture, and our ability to guarantee timely supply of inventory for our experience stores In addition, there are many factors unique to brick-and-mortar retail operations, some of which are beyond our control which pose risks and uncertainties to our brick-and-mortar experience store network expansion. These risks and uncertainties include, but are not limited to, macro-economic factors that could have an adverse effect on general retail activity. They include but are not limited to health epidemics, the overall customer traffic or our ability to attract high consumer traffic in and around the location of our brick-and-mortar experience stores, competing stores in the same geographic area, our opening of new stores in the same geographic area as our existing stores, our failure in identifying appropriate locations for opening new stores and accurately predicting customer traffic at such new stores, our inability to manage costs associated with store construction and operation, more challenging environments in managing in-store retail operations, costs associated with unanticipated fluctuations in the value of retail inventory, and our inability to obtain and renew leases in quality retail locations at a reasonable cost. If we are unable to open brick-and-mortar experience stores at convenient locations in cities that have large numbers of customers attributable to our online product sales and offer similar competitive prices at our brick-and-mortar experience stores as our online stores, our ability to retain these customers, foster strong brand loyalty and further enlarge our customer base may be negatively impacted. Meanwhile, if we are unable to generate sufficient sales from these stores, we may fail to recover the advanced costs and investments in connection with such brick-and-mortar experience store expansion and our business and profitably may suffer. The substantial time and resources that any future store expansion strategy may require could also result in disruption to our existing business operations, which may decrease our total revenue and profitability.

An economic downturn may adversely affect consumer discretionary spending and demand for our products and services.

Our beauty products may be considered discretionary purchases for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions and other factors, such as consumer confidence in future economic conditions, consumer sentiment, the availability and cost of consumer credit, levels of unemployment, and tax rates. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products and consumer demand for our products may not grow as we expect. Our sensitivity to economic cycles and any related fluctuation in consumer demand for our products and services may have an adverse effect on our results of operations and financial condition.

A slowdown in consumer spending or a consumer downshifting could negatively affect our business, financial condition, and results of operations.

Our business is significantly dependent on consumer spending. Following the COVID-19 pandemic, there has been increasing concern about a potential consumer downshifting in China, where consumers may shift towards more cost-conscious spending habits, prioritizing essential goods and services and reducing expenditures on discretionary purchases. If a consumer downshifting occurs, our ability to attract new customers and retain existing customers could be adversely affected. A prolonged downturn in consumer spending or a significant shift towards lower-cost alternatives may lead to reduced demand for our products and services, resulting in lower revenue and profitability. If we are unable to effectively adapt to changing consumer preferences and spending patterns, our business, financial condition, and results of operations may be materially and adversely affected.

We collect, store, process and use a variety of customer data and information for analysis of the changing consumer preferences and fashion trends, which subjects us to laws and regulations related to privacy, information security and data protection. Any failure to comply with these laws and regulations could materially and adversely harm our business.

We collect, store, process and use a variety of customer data and information for analysis of the changing consumer preferences and beauty trends to guide our product development and to improve our products and customer experience and to predict and react to industry trends and consumers’ preferences and behavior effectively and efficiently. The confidentiality, access, collection, use and disclosure of customers’ data are highly regulated in China. PRC government authorities have enacted a series of laws and regulations relating to the protection of privacy, personal information and data, under which we are required to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain appropriate customer consent and to establish customer information protection systems with appropriate remedial measures. While we strive to comply with such laws and regulations, as well as our privacy policies and other obligations we may have with respect to privacy and data protection, some of our data collection activities may be deemed beyond the scope of or without the consent of our customers. Any failure or perceived failure to comply with laws, regulations or policies related to privacy, information security and data protection may result in inquiries and other proceedings or actions against us by government authorities or others, as well as negative publicity and damage to our reputation and brand, each of which could cause us to lose customers. In addition, as data protection and privacy issues draw more and more attention from society, we may also become subject to new laws and regulations, or newly adopted interpretations and applications of existing privacy and data protection laws or regulations, which are often uncertain and in flux and could further restrict collection and usage of customer data, or otherwise inconsistent with our practice. Any additional enactment or promulgation of this type of law or regulation may, among other things, require us to implement new security measures or bring within the legislation or promulgation other personal data not currently regulated. Compliance with any additional laws could be expensive, may place restrictions on our data collection and processing practice, the conduct of our business and the manner in which we interact with our customers.

Any data breach or security incident may lead to leaks and/or unauthorized access, disclosure, or use of personal data we collect, which may hurt our reputation and brand image, disrupt our operations, as well as materially and adversely affect our financial condition and results of operations.

We collect, store and analyze customer and operations data, some of which are sensitive personal data. As such, any data breach or security incident could expose us to the risk of unintentional leaks and/or unauthorized access, disclosure, or use of these personal data, which may hurt our reputation and brand image, disrupt our operations, as well as materially and adversely affect our financial condition and results of operations. We could face government enforcement, significant fines, litigation settlements or judgments, and declining share prices, if we were to be found liable for data breaches. Our data is encrypted and saved on cloud-based servers, segregated from the internet, protected by access control, and further backed up in long-distance servers, so as to minimize the possibility of data loss or breach. As of the date of this prospectus, we have not experienced any material security breaches.

Despite the security measures we have implemented, we may experience cyber-attacks of varying degrees, including attempts to hack into our cloud or our intranet and steal customer and business information or obtain economic benefits from us. Our security measures may also be breached due to employee error, malfeasance or otherwise. Additionally, outside parties may attempt to fraudulently induce our employees to disclose sensitive information in order to gain access to our data, or may otherwise obtain access to such data. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation and a loss of confidence in the security of our information system that could deter our customers from engaging with us, and have an adverse effect on our business and results of operations. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, our customers’ and business partners’ perception of the effectiveness of our security measures could be harmed, we could lose customers and business partners, may not be able to maintain the level of engagement with customers and business partners and we may be exposed to significant legal and financial risks, including legal claims and regulatory fines and penalties. Any of these actions could have a material and adverse effect on our business and results of operations.

User misconduct on and misuse of the online consumer communities we organize may adversely impact our brand and reputation, and may subject us to liabilities.

In addition to interactions with our customers at our brick-and-mortar experience stores, we organize customer communities on WeChat. On WeChat we have established closer relationships with our customers, and developed a better understanding of our customers through deep engagement with them. These communities allow our customers to share shopping experiences and freely communicate with each other. However, we don’t have full control over how and what our customers will communicate, and our communities could be misused by some of our customers. For example, some of our customers may use our communities as a platform to distribute content that could be deemed as spam by other customers, such as marketing materials for his or her own businesses or businesses he or she is employed to promote, which could impair our customers’ experience. In addition, once invited into our online communities, our customers can add each other as contacts and communicate and interact privately. We have no control over our customers’ behaviors of our online communities and cannot rule out the possibility that some of them may engage in immoral, disrespectful, fraudulent or illegal activities. To the extent such behaviors or activities are associated with our communities, the public perception of our reputation and brand image could be harmed and prospective customers may be deterred from joining our online communities, which could have a material and adverse effect on our business and reputation.

The payment methods that we accept subject us to third-party payment-related risks and other risks.

We accept payments from our customers using a variety of methods, including online payments with credit cards and debit cards issued by major banks and payment through third-party online payment platforms such as WeChat Pay and Alipay. We also rely on third parties to provide payment processing services. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer, including online payment options. We may also be subject to various rules, regulations, and requirements, regulatory or otherwise, governing electronic fund transfers and online payment, which could change or be reinterpreted to make it difficult or impossible for us to comply with. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic fund transfers, or facilitate other types of online payments, and our business, financial condition, and results of operations could be materially and adversely affected.

If the content we produce and distribute through online social and content platforms, or content available on our website, is deemed to violate PRC laws or regulations, our business and results of operations may be materially and adversely affected.

We produce and distribute professionally generated beauty and wellness related content on third party online social and content platforms such as WeChat, and RED to promote beauty related knowledge, improve our brand awareness and generate consumers interest in our products. Under PRC laws, we are required to monitor the content we produce and distribute that is factually incorrect, socially destabilizing, obscene or defamatory, and promptly take actions with respect to such content. Sometimes, it is arguable as to whether content is factually incorrect or involved other types of illegality, and it may be difficult to determine the type of content that may result in liability to us. Our burden to administer the content, and costs associated therewith, may be exacerbated if we develop our own app with user discussion panel or other interactive functions or features in the future, or introduce such interactive features and functions to our website and WeChat mini-program. If we are found to be liable, we may be subject to fines, revocation of our relevant licenses and other administrative and civil actions, which may interrupt our business. We have implemented measures to review content in light of the relevant laws and regulations before any of them is published. However, such procedures may not prevent all illegal or impropriate content from being distributed, especially content created during living streaming by key opinion leaders (“KOLs”) we may collaborate with.

If our cash from operations is not sufficient to meet our current or future operating needs and expenditures, our business, financial condition and results of operations may be materially and adversely affected.

We may require additional cash resources due to changed business conditions or other future developments, including any marketing initiatives, investments or acquisitions we may decide to pursue. To the extent we are unable to generate sufficient cash flow, we may be forced to cancel, reduce or delay these activities. Our ability to generate cash to meet our operating needs and expenditures will depend on our future performance and financial condition, which will be affected by financial, business, economic, legislative, regulatory and other factors, including potential changes in costs, pricing, the success of product innovation and marketing, competitive pressure and consumer preferences. If our cash flows and capital resources are insufficient to fund our cash needs, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or dispose of material assets or operations. Alternatively, if our sources of funding are insufficient to satisfy our cash requirements, we may seek to obtain credit facilities or sell equity or debt securities. The sale of equity securities would result in the dilution of our existing shareholders. The incurrence of indebtedness would result in debt service obligations and operating and financing covenants that could restrict our operations. Furthermore, it is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all, which could materially and adversely affect our business, financial condition and results of operations.

We may be subject to infringement claims of intellectual property rights or other rights of third parties, which may be expensive to defend and may disrupt our business and operations.

Our commercial success depends in part on our ability to operate without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights, trade secrets and other proprietary rights of others. We have adopted and implemented internal procedures and licensing practices to prevent unauthorized use of such intellectual properties or the infringement by us of other rights of third parties. However, we cannot be certain that these measures can be effective in completely preventing all possible infringement, misappropriation and other violations of third-party’s intellectual property rights or other rights during the course of our business. As we face increasing competition and as litigation becomes a more common way to resolve disputes in China, we face a higher risk of being the subject of intellectual property infringement claims.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. This is especially true because our sales and marketing activities may use photos or video clips that contain portraits of individuals and shows performed by others such as recorded product promotion live-streaming held by our cooperating KOLs. We cannot rule out the possibility that some of these use cases are not properly authorized by the relevant performers and/or proprietary right holders, which may expose us to potential liabilities for infringement of portrait rights or rights to network dissemination of information under Chinese laws. There could also be existing intellectual property of which we are not aware that our operations and business may inadvertently infringe upon. Further, our internal procedures and licensing practices may not be effective in completely preventing the unauthorized use of copyrighted materials or the infringement of other rights of third parties by us and/or our employees. We may receive claims by third parties that we and/or our employees have infringed or otherwise violated their software copyright. We license and use software and other technologies from third parties in our ordinary course of business. The third-party software or technology licenses may not continue to be available to us on acceptable terms or at all and may expose us to potential infringement liability. Any such liability, or our inability to use any of these third-party software or technologies on acceptable terms or at all, could harm our reputation, result in increased operating costs, and/or disruptions to our business that may materially and adversely affect our operating and financial results.

We may from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. Also, although we have not been subject to claims or lawsuits outside China, we cannot assure you that we will not become subject to intellectual property laws in other jurisdictions, such as the United States. If an infringement claim brought against us in China, the United States or another jurisdiction is successful, we may be required to pay substantial penalties or other damages and fines, enter into license agreements that may not be available on commercially reasonable terms or at all or be subject to injunctions or court orders. Even if allegations or claims lack merit, defending against them could be both costly and time consuming and could significantly divert the efforts and resources of our management and other personnel. Competitors and other third parties may claim as well that our officers or employees or the third-party manufacturing partners third-party manufacturing partners and packaging supply partners have infringed, misappropriated or otherwise violated their product formulas, confidential information, trade secrets or other proprietary information or technology in the course of their employment with us or in their designing and manufacturing products for us, as the case may be. Although we take steps to prevent the unauthorized use or disclosure of such third-party information, intellectual property or technology by our officers, employees or the third-party manufacturing partners and packaging supply partners, we cannot guarantee that our internal intellectual property policy, any other policies or contractual provisions that we have implemented or may implement will be effective. If a claim of infringement, misappropriation or violation is brought against us or one of our officers or employees, we may suffer reputational harm and may be required to pay substantial damages, subject to an injunction or court orders or be required to suspend sales of our products or to remit to the plaintiff the revenues we derive from the sales, any of which could adversely affect our business, financial condition and results of operations.

If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

We rely on a combination of trademark, copyright, trade secret, patent and other laws protecting proprietary rights, nondisclosure and confidentiality agreements and other practices, to protect our brand and proprietary information, know-how, technologies and processes. Our principal intellectual property assets include the registered trademarks for our brand, the design patents and copyrights for our product packaging and logos. Our copyrights, trademarks and design patents are valuable assets that support our brand and consumers’ perception of our products. Although we have existing and pending trademark and patent registrations in China, there can be no assurance that all of them will be issued or registered. Historically, some of our trademark applications on certain key categories were rejected, which result in difficulties in our ability to protect our use of our brand name or logo on products of such categories, and may subject us to possible intellectual property disputes with third parties over such uses. Third parties may also oppose our trademark or patent applications domestically or abroad, or otherwise challenge our use of the trademarks or patents. In the event that our trademarks or patents are successfully challenged, we could be forced to rebrand our products or to refrain from using certain designs, which could result in the loss of brand recognition, impair the attractiveness of our products and could require us to devote resources to advertising and marketing new brands and product designs.

Despite our efforts to protect our intellectual property rights and proprietary information, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual properties or know-how. Monitoring for infringement or other unauthorized use of our intellectual property rights and know-how is difficult and costly, and such monitoring may not be effective. From time to time, we may have to resort to courts or administrative proceedings to enforce our intellectual property rights, which may result in substantial costs and the diversion of resources.

Our employees or business partners or other parties with whom we maintain business relationships may engage in misconduct or other improper activities, which may disrupt our business, hurt our reputation and results of operations.

Our employees or business partners, including third-party manufacturers and logistics service providers, may be subject to regulatory penalties or punishments or other legal proceedings because of their wrongdoings or regulatory compliance failures, which may disrupt our business. For example, we currently rely on third-party manufacturers to produce our products. Although we usually require our third-party manufacturers to provide compliance representations and covenants, we cannot assure that they will not engage in any incompliant practices such as environmental or product safety requirement violations. If they engage in any noncompliance or face regulatory sanctions or operation suspensions, our business may as a result be disrupted and our reputation may be harmed.

We are exposed to the risk of fraud or other misconduct by our employees or third parties partners with whom we have business arrangements. Misconduct by employees or third-party partners could include inadvertent or intentional failures to comply with the laws and regulations to which we are subject or with our policies, provide accurate information to regulatory authorities, comply with ethical, social, product, labor and environmental standards, comply with fraud and abuse laws and regulations, report financial information or data accurately, or disclose unauthorized activities to us. We have no control over the off-work time and behaviors of our employees and the operations of our third-party partners. Any legal liabilities of, or regulatory actions against, our employees, especially key employees, or business partners may affect our business activities and reputation and, in turn, our results of operations.

If the Operating Subsidiaries fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to the business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, the business and results of operations may be materially and adversely affected.

In general, the beauty industry and certain business practices such as the operation of franchise businesses in China are highly regulated, and may require multiple licenses, permits, filings and approvals to conduct and develop business. As of the date of this prospectus, our Operating Subsidiaries have obtained and maintained valid business licenses or permits, among other things, necessary for our operations and for the provision of beauty services and sale of cosmetic products. Xinzhan has also completed record filing with the Ministry of Commerce with the People’s Republic of China to conduct franchise business. Such record filing shall be renewed every year. Xinzhan has also obtained a medical device operation permit, expiring on August 20, 2028, despite the fact that the devices in the stores are not medical devices and that the operation does not require such permit.

However, as a fast-growing company with a limited operating history that is continuously exploring other approaches to conduct sales and marketing cost-effectively and capture points of growth, we may not be able to obtain in time all the additional licenses, registrations and filings that are advisable to obtain for certain aspects of our operations. Failure to obtain such additional licenses, permits, registrations or filings that could later become necessary to obtain as a result of new enactment or promulgation of government policies, laws or regulations, which may subject us to warnings, orders of correction, pecuniary penalties or other administrative proceedings from relevant governmental authorities, could materially and adversely affect our business and results of operations. As of the date of this prospectus, we have not received any notice of warning nor have we been subject to any administrative penalties or other disciplinary actions from the relevant governmental authorities for lack of licenses, permits, registrations or filings. However, we cannot assure you that we will not be subject to any administrative action that may materially and adversely affect our business, financial condition and results of operations.

In addition, certain licenses, permits or registrations we hold are subject to periodic renewal. If we fail to maintain or renew one or more of our licenses and certificates when their current term expires, or obtain such renewals on a timely manner, our operations could be disrupted. In addition, under relevant PRC laws and regulations are required to update certain licenses if any change to their respective name, registered capital or legal representative during the validity period of such license. If we fail to properly renew and maintain all such requisite licenses on time, we may face penalties and in extreme circumstances, order to suspend or terminate our website and online business.

Further, due to uncertainties of interpretation and implementation of existing laws and the adoption of additional laws and regulations, the licenses, permits, registrations or filings we held may be deemed insufficient by PRC governments, which may restrain our ability to expand our business scope and may subject us to fines or other regulatory actions. Furthermore, as we develop and expand our business scope, we may need to obtain additional permits and licenses and we cannot assure that we will be able to obtain such permits on time or at all.

Disruptions in the financial markets and economic conditions could affect our ability to raise capital.

Global economies could suffer dramatic downturns as the result of a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. For example, the current COVID-19 pandemic has caused significant volatility in financial markets across the world. Certain governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If these actions are not successful, the return of adverse economic conditions may have a significant impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Any catastrophe, including natural catastrophes, health epidemics and other outbreaks and extraordinary events, could disrupt our business operation.

In addition to the impact of COVID-19, our business could be materially and adversely affected by natural disasters, other health epidemics or other public safety concerns affecting the PRC, and particularly Guangdong. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures, internet failures or otherwise operation interruptions of ours and our manufacturers, suppliers and service providers, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect the ability of ours and our manufacturers, suppliers and service providers to conduct the daily operations and to manufacture and deliver our products. Our business could also be adversely affected if employees of ours or our manufacturers, suppliers and service providers are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general.

Our headquarters are located in Wuxi, China where most of our directors and management and the majority of our employees currently reside. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Wuxi, China or Jiangsu Province, China as a whole, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

The continued and collaborative efforts of our senior management and key employees are crucial to our success, and our business may be harmed if we lose their services.

Our success depends on the continued and collaborative efforts of our senior management and key employees. If our senior management cannot work together effectively or efficiently, our business may be severely disrupted. If, however, one or more of our executives or other key personnel are unable or unwilling to continue to provide services to us, we may not be able to find suitable replacements easily or at all. Competition for management and key personnel is intense and the pool of qualified candidates is limited. We may not be able to retain the services of our executives or key personnel, or attract and retain experienced executives or key personnel in the future.

Our future success will also depend on our ability to attract and retain highly skilled technical, managerial, editorial, finance, marketing, sales and customer service employees. Qualified individuals are in high demand and competition for talent could cause us to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation, we may not be able to successfully attract, assimilate or retain the personnel we need to succeed.

If any of our executive officers or employees joins a competitor or forms a competing business, they may divulge business secrets, know-how, customer lists and other valuable resources. Our senior management and key employees have entered into employment agreements and confidentiality and non-competition agreements with us. However, if any dispute arises between any of them and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce such agreements at all. Any failure to attract or retain key management and personnel could severely disrupt our business and growth.

We may from time to time become a party to litigation, legal disputes, claims or administrative proceedings that may materially and adversely affect us.

We may from time to time become a party to various litigation, legal disputes, claims or administrative proceedings arising in the ordinary course of our business. The outcome of any litigation, legal disputes, claims or administrative proceedings is hard to predict. If any verdict or award is rendered against us or if we decide to settle the disputes, we may be required to incur monetary damages or other liabilities. Even if we can successfully defend ourselves, we may have to incur substantial costs and spend substantial time and effort in these lawsuits. Negative publicity relating to such litigation, legal disputes, claims or administrative proceedings may damage our reputation and adversely affect the image of our brand and services. Furthermore, any litigation, legal disputes, claims or administrative proceedings which are not of material importance may escalate due to the various factors involved, such as the facts and circumstances of the cases, the likelihood of winning or losing, the monetary amount at stake, and the parties concerned continue to evolve in the future, and such factors may result in these cases becoming of material importance to us. Consequently, any ongoing or future litigation, legal disputes, claims or administrative proceedings could materially and adversely affect our business, financial condition and results of operations.

We do not maintain any insurance to cover our assets, operations and any loss arising from business interruptions and we may be exposed to losses which may adversely affect our profitability and financial position.

We face the risk of loss or damage to our equipment due to fire, theft, or other natural disasters in China. Such events may also cause a disruption or cessation in our business operations, and thus may adversely affect our financial results. We do not have any insurance to cover the potential losses. We may also be liable for any liability, debt or other financial obligations related to such losses.

Due to the nature of our operations, there is also a risk of accidents occurring either to our employees or to customers or third parties on our premises and/or on our franchisees’ jobsites during the course of operations. In the event that any claims arise in respect of such occurrences and liability for such claims are attributed to us, we may be exposed to losses which may adversely affect our profitability and financial position.

We rely on a limited number of suppliers to provide us with the raw materials and ingredients we use for the products. We may not be able to obtain such supplies at competitive prices during times of high demand, which could have a material adverse effect on our business, financial condition and results of operations.

Park Ha Jiangsu requires the third-party manufacturers that produce the products to purchase raw materials and ingredients from designated raw material suppliers. As such, we rely on a limited number of suppliers for the raw materials and ingredients used in our products. For the six months ended April 30, 2024, there were four suppliers who accounted for 10% or more of the Company’s total purchases and such suppliers accounted for approximately 19%, 16%, 12% and 10% of our total purchase, respectively. For the six months ended April 30, 2023, there was one supplier who accounted for 10% or more of the Company’s total purchases and such supplier accounted for approximately 61% of our total purchases. For the year ended October 31, 2023, there was one supplier who accounted for 10% or more of the Company’s total purchases and such supplier accounted for approximately 58% of our total purchases. For the year ended October 31, 2022, there were two suppliers who accounted for 10% or more of the Company’s total purchases and such suppliers accounted for approximately 36% and 11% of our total purchases, respectively. This reliance involves a number of significant risks. Unavailability of materials and interruptions in delivery of raw materials from our suppliers could result in manufacturing delays. We are also exposed to risks related to fluctuations in the quality and price of components and raw materials.

Our suppliers have no obligation to continue to accept purchase orders from us. Our suppliers may stop selling their products to us on commercially reasonable terms or at all. We may be unable to get them to accept additional orders or engage an alternate supplier on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. Identifying reliable suppliers is an extensive process that requires us to evaluate their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices and ensure they meet our standards. Even if alternate suppliers are available to us or our manufacturers, identifying them is often difficult and time consuming. If we or our manufacturers are unable to obtain an ample supply of raw materials from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers’ orders, which could reduce our revenues, subject us to claims for damages and adversely affect our relationships with our customers. Accordingly, a loss of any of our largest suppliers could have an adverse effect on our business, financial condition, and results of operations.

We derive a significant portion of our revenue from a few major customers. Any significant decrease in the demand from our largest customers for our products may materially and adversely affect our financial conditions and results of operations.

A significant portion of our revenue was derived from our five largest customers. For the six months ended April 30, 2024 and for the years ended October 31, 2023 and 2022, 42%, 36% and 28% of our revenue were attributable to our top five customers, respectively. Our customers’ purchases are made on an order-by-order basis, and our business with our customers has been, and we expect it will continue to be, conducted based on the actual orders received from time to time. There is no assurance that our largest customers will continue placing orders with us at the same or increasing levels, or at all. Our customers level of demand for our products may fluctuate significantly from period to period. Such fluctuation is attributable mainly to changes in customer demand, such as interpretation of fashion and beauty trends. The loss of our largest customers, or if we are unable to attract new customers or if our existing customers decrease their spending on the products we offer, fail to make repeat purchases of our products, will harm our business, financial condition, results of operations, and growth prospects.

We are subject to the risk of non-payments or delayed payments by our customers, which could affect our financial condition and results of operations.

As of April 30, 2024, October 31, 2023 and 2022, 87%, 71% and 76% of our accounts receivable were attributable to our top five customers, respectively. Our allowance for loans receivables from franchisees increased from $62,602 as of October 31, 2023 to $70,258 as of April 30, 2024, which was primarily attributable to a fully impaired amount of $45,573 due from a franchisee due to its financial difficulties. As of the date of this prospectus, the payment has not been settled and the aging of the payment had exceeded 1.5 years. Other than that, we did not experience significant delays or difficulties in collection from our customers. If we were to experience any unexpected delay or difficulty in collections from our customers in the future, our operating cash flows and financial condition would be adversely affected.

We believe effective accounts receivable management is critical to maintaining our liquidity. As we continue to expand our business and engage new customers, our accounts receivable is anticipated to increase accordingly. However, there is no assurance that our customers will settle in a timely manner. Our effort to strength our accounts receivable management system may not be effective and we cannot assure you that we will be able to fully recover from our customers the outstanding amounts due in a timely manner. Any increase in uncollectible accounts receivable may adversely affect our business, financial condition and results of operations.

We currently contract with third-party contractors, and in some cases, a single contractor, for all aspects of the supply, packaging, logistics, and formulation of our cosmetics products, and expected to continue to do so to support commercial scale production of our cosmetics products. There are significant risks associated with contracting with third-party suppliers, including their ability to meet the increased need that may result from our increasing any commercialization efforts. This increases the risk that we will not have sufficient quantities of products or be able to obtain such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We currently outsource our product manufacturing to the third-party manufacturing partners and packaging supply partners, and specify that the third-party partners shall purchase raw materials from designated raw material suppliers. We do not have sufficient control over the manufacturing process and cannot guarantee that no contaminations, defects or other safety issues would happen with respect to the raw materials, components and ingredients or during the manufacturing process. We have required the third-party manufacturing partners and packaging supply partners to deliver reports evidencing the safety of the products and imposed compliance covenants on the third-party manufacturing partners and packaging supply partners. However, we cannot be sure that these measures are or will be effective in preventing all defects or safety issues or otherwise maintaining full compliance of our products with product safety related laws, regulations and standards. Our exposure to product liability risk may increase as our manufacturing and sales volume increases. The situation is further complicated by the fact that a product may be safe for the general population when used as directed but could cause an adverse reaction for a person who has a health condition or allergies, or who is taking a prescription medication. While we include what we believe are adequate instructions and warnings, previously unknown adverse reactions could occur. If we discover that any of our products are causing adverse reactions, we could suffer adverse publicity or administrative sanctions. If any batch of our products contains contaminants, fails to meet national safety standards or otherwise has defects or safety issues, we may need to suspend the sale or, in severe cases, order recalls of such batch or all of the products in question.

Our success depends on the implementation of the franchise business model. Our growth through franchising may not occur as rapidly as we anticipate.

We will continue to seek franchisees to operate our “Park Ha” stores. We believe that our ability to recruit, retain and contract with qualified franchisees will be increasingly important to our operations as we expand. As of April 30, 2024, October 31, 2023 and 2022, we had 43, 38, and 49 franchisees in China, of which 41, 36 and 45 franchisees operate under the store name “Park Ha”. As of April 30, 2024, October 31, 2023 and 2022, we had 2, 2, and 4 franchisees operate under a different brand name, “Geni” or “歌妮”. The decrease in the number of franchisees from 2022 to 2023 was mainly due to strict controls against the COVID-19 pandemic, which resulted in a significant impact on brick-and-mortar stores, especially in the service industry. There was a significant reduction in the frequency of transactions in stores, and our traditional promotion methods were not as effective in driving sales. Most of the quarantine measures have since been relaxed. However, if we fail to expand our franchise, our results of operation will be adversely impacted.

We could face liability resulting from acts of our franchisees or related to our relationship with our franchisees.

Under the franchise business model, we may face claims and liabilities for the acts of our franchisees based on vicarious liability, joint-employer liability, or other theories or liabilities. Such legal actions could result in expensive litigation with our franchisees or third parties and could adversely affect both our profit and our important relations with our franchisees. Also, our franchisees may from time to time disagree with us and our strategies regarding the business operations or our interpretation of our respective rights and obligations under the respective franchise agreements and the terms and conditions of the franchisee/franchisor relationship. This may lead to disputes with our franchisees, and we expect such disputes to occur from time to time in the future as we continue to adopt a franchise system. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our franchisees will be diverted from our business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows even if we have a successful outcome in the dispute. In addition, regulatory or legal developments could result in changes to laws or the franchisor/franchisee relationship that could negatively impact the franchise business model and, accordingly, our profit.

Some of the stores are not under the “Park Ha” store name and sell skincare products of other brands in addition to the “Park Ha” branded skincare products, which could subject us to additional risks.

As of April 30, 2024, October 31, 2023 and 2022, we had 2, 2 and 4 franchisees operate under a different brand name, “Geni” or “歌妮”. Xinzhan has entered into supplemental agreements with these franchisees that operate stores under a different brand name, pursuant to which each such franchise is allowed to keep the existing brand name and not to change the store name to “Park Ha”. The franchisees operating under the “Geni” or “歌妮” brand sell skincare products under the “Park Ha” brand and other brands with our permission. Such arrangement exposes our business and brand to risks because the quality of the other products sold in those stores will be beyond our control. If the other brand name is under legal action, the results of operation of the franchise stores and our profit may be adverse impacted.

We offer incentives such as cash subsidies to our franchisees and the amount of such incentives could potentially have adverse impacts on our financial performance.

We offer incentives such as cash subsidies to our regional store franchisees and skin management center franchisees within two weeks upon the entry of franchise agreements/renewals and full payment of the franchise fees. We require our franchisees to use the cash subsidies for renovation and advertising purposes only. During the period from May 1, 2023 to April 30, 2024, we offered cash subsidies in the amount of RMB 1,080,000, which made up 18% of the total franchise fees from regional store franchisees, to 3 regional store franchisees benefitting. We offered cash subsidies in the amount of RMB 500,000, which made up 9% of the total franchise fees from skin management center franchisees, to 10 skin management center franchisees benefitting. Currently, we do not experience any financial pressure from offering such cash subsidies. However, if in the future our current subsidies are insufficient to retain our existing franchisees and attract new franchisees, and we may need to increase the cash subsidies we offer to attract franchisees, our business, financial condition, and cash flows could be adversely affected.

Risks Related to Our Ordinary Shares and this Offering

We are, and will continue to be, a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are, and following the completion of this offering, will continue to be, a “controlled company” as defined under the Nasdaq Listing Rules because Ms. Xiaoqiu Zhang, our founder, Chairperson of the board of directors and chief executive officer, will continue to own more than 50% of our total voting power. For so long as we remain a “controlled company” under that definition, we are permitted to elect to rely, and may rely, on exemptions from certain corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we shall establish a nominating committee and a compensation committee composed entirely of independent directors. Although we do not intend to rely on the controlled company exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. In the event that we elect to rely on one or more of these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Our founder, Chairperson of the Board of Directors and Chief Executive Officer, Ms. Xiaoqiu Zhang, has a significant influence over our company and future corporate decisions. Her interests may not always be aligned with those of other shareholders. She may engage in activities that benefit herself at the expense of other shareholders. Thus, there might be potential risks for conflicts of interest and the impact on internal controls.

As of the date of this prospectus, Ms. Xiaoqiu Zhang, our founder, Chairperson of the Board of Directors and Chief Executive Officer, beneficially owns an aggregate of 76.2% of our outstanding Ordinary Shares. Upon the completion of this offering, Ms. Zhang will beneficially own approximately 72.7% of the aggregate voting power of our issued and outstanding Ordinary Shares, assuming no exercise of the over-allotment option, or 72.2%, assuming full exercise of the over-allotment option.

As such, Ms. Zhang could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where her interests are aligned with other shareholders, she will also have the power to prevent or cause a change in control. Ms. Zhang will also have the power to prevent or cause a change in control. Without the consent of Ms. Zhang, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, Ms. Zhang could violate her fiduciary duties by diverting business opportunities from us to herself or others. The interests of Ms. Zhang may differ from the interests of our other shareholders. Thus, there might be potential risks for conflicts of interest and the impact on internal controls. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Ordinary Shares. For more information regarding Ms. Zhang and her affiliated entity, see “Principal Shareholders” on page 134 of this prospectus.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated in the Cayman Islands.

Park Ha Cayman is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (as amended) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the amended and restated memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (as amended) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Our Amended and Restated Memorandum and Articles of Association — Differences in Corporate Law” on page 141 of this prospectus.

In addition, all of our operations and assets are held by our Operating Subsidiaries in China. In addition, all of our assets are located in China and all of our senior executive officers and directors reside within China for a significant portion of the time. As a result, it may be difficult or impossible for investors to effect service of process on us inside China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

Certain judgments obtained against us by our shareholders may not be enforceable.

Park Ha Cayman is a Cayman Islands exempted company and all of our assets are located outside of the United States. All of the business operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because Park Ha Cayman is a Cayman Islands exempted company and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities” on page 70 of this prospectus.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. Therefore, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. As a result, if we elect not to comply with such reporting and other requirements, in particular the auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to opt in such exemptions afforded to an emerging growth company. Specifically, we have elected to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply under Section 102(b)(1) of the Sarbanes-Oxley Act of 2002. This election may result in our financial statements not being comparable to companies that comply with public company effective dates.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing rules.

As a Cayman Islands company listed on the Nasdaq Capital Market, we are subject to the Nasdaq listing rule, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. The Nasdaq Listing Rules also require shareholder approval for U.S. domestic issuers in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) issuance of 20% or more of our outstanding ordinary shares in transactions other than public offerings However, Nasdaq listing rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq listing rules.

Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the Nasdaq listing rules.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

•        certain audit committee independence requirements in Rule 10A-3 of the Exchange Act.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

There has been no public market for our shares or Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares or Ordinary Shares. Our Ordinary Shares have been approved for listing on the Nasdaq Capital Market under the symbol “PHH.” Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our Ordinary Shares does not develop after this offering, the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

Negotiations with the Underwriters will determine the initial public offering price for our Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our Ordinary Shares will develop or that the market price of our Ordinary Shares will not decline below the initial public offering price.

The trading price of the Ordinary Shares is likely to be volatile. Investors may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, which could result in substantial losses to investors and make it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

The trading price of the Ordinary Shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

•        variations in our revenues, earnings, cash flow;

•        fluctuations in operating metrics;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        announcements of new solutions and services and expansions by us or our competitors;

•        termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

•        changes in financial estimates by securities analysts;

•        detrimental negative publicity about us, our competitors or our industry;

•        additions or departures of key personnel;

•        release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•        regulatory developments affecting us or our industry; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Ordinary Shares. Volatility or a lack of positive performance in our ordinary share price may also adversely affect our ability to retain key employees, most of whom have been granted share incentives.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

In addition, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors towards China-based, U.S.-listed companies, which consequently may affect the trading performance of our Ordinary Shares, regardless of our actual operating performance.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence the price of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the Ordinary Shares, the market price for the Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Ordinary Shares to decline.

We currently do not expect to pay dividends in the foreseeable future after this offering and you must rely on price appreciation of our Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our

Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this offering, you will pay more for your Ordinary Shares than the amount paid by our existing shareholders for their Ordinary Shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price of per ordinary share, and our adjusted net tangible book value per ordinary share, after giving effect to our sale of the Ordinary Shares offered in this offering. In addition, you may experience further dilution to the extent that our Ordinary Shares are issued upon the exercise or vesting, as the case may be, of our share incentive awards. See “Dilution” on page 69 of this prospectus for a more complete description of how the value of your investment in our Ordinary Shares will be diluted upon completion of this offering.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of the Ordinary Shares.

A non-U.S. corporation, such as our company, will be considered a passive foreign investment company, or “PFIC,” for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income.

Based upon our current and projected income and assets, including the expected proceeds from this offering, and projections as to the value of our assets (which are based on the expected market price of the Ordinary Shares immediately following this offering), we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of the Ordinary Shares may cause us to be a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the Ordinary Shares from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we were treated as a PFIC for any taxable year during which a U.S. investor held an ordinary share or an ordinary share, certain adverse U.S. federal income tax consequences could apply to the U.S. investor. See “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules” on page 153 of this prospectus.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the number of additional costs we may incur or the timing of such costs.

In addition, as an emerging growth company, we will still incur expenses in relation to management assessment according to requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002. After we are no longer an “emerging growth company,” we expect to incur additional significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404.

As of April 30, 2024 and October 31, 2023, our management assessed the effectiveness of our internal control over financial reporting. The material weaknesses relate to that the Company does not have in-house accounting personnel with sufficient knowledge of US GAAP and SEC reporting experiences. In addition, the Operating Subsidiaries failed to maintain adequate record keeping to accurately record purchase of the “Park Ha” branded products by our franchisees. Management concluded that as of April 30, 2024 and October 31, 2023, our internal control over financial reporting was ineffective.

In order to address and resolve the foregoing material weaknesses, we have implemented measures designed to improve our internal control over financial reporting to remediate the material weaknesses, including hiring consultants who have requisite training and experience in the preparation of financial statements in compliance with applicable SEC requirements. In addition to hiring an outside consultant, we also plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with an assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance; and (v) implementing record keeping policies to accurately record all transactions.

The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct these material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending October 31, 2024. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes an initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the Board of Directors or management. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities. Nasdaq might apply additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

USE OF PROCEEDS

The initial public offering price is US$4.00 per Ordinary Share. We will receive net proceeds from this offering of approximately US$2.95 million (or US$3.61 million if the underwriters exercise the over-allotment option), after deducting estimated underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by us. We plan to use the net proceeds from this offering as follows:

•        approximately 50% of the net proceeds from this offering will be used for expanding the scale of our directly-owned stores in the PRC;

•        approximately 20% of the net proceeds from this offering will be used for purchasing existing product patents that we will use for developing our own products;

•        approximately 30% of the net proceeds from this offering will be used for acquiring some of our ingredients suppliers with the long term goal to reduce our cost of production. We have not identified a target as of the date of this prospectus.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and overall business conditions, which could change in the future as our plans and prevailing business conditions evolve. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after the completion of this offering, and we will be unable to use the offering proceeds in China until the remittance is completed. See “Risk Factors” for further information.

DIVIDEND POLICY

We anticipate that we will retain any earnings to support operations and finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will depend on receiving funds from our Operating Subsidiaries. Current PRC regulations permit our WFOE to pay dividends to Park Ha HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the discretionary common reserve, although the amount to be set aside, if any, is determined at the discretion of its shareholder. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. The Operating Subsidiaries in China are required to set aside statutory reserves and have done so.

The PRC government also regulates on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if the Operating Subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Park Ha HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to Park Ha HK may be deemed as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation — Enterprise Income Taxation.”

In order for us to pay dividends to our shareholders, we will rely on dividends from our subsidiaries. Dividend payments from Park Ha Jiangsu and Xinzhan to our WFOE are subject to PRC taxes, including value-added tax, urban maintenance and construction tax, educational surcharges. In addition, if our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply only when certain requirements are satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2024 on (i) an actual basis, and (ii) a pro forma as adjusted basis giving effect to the sale of 1,200,000 Ordinary Shares in this offering at the initial public offering price of $4.00 per share, and to reflect the application of the proceeds after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

Ordinary Shares

U.S. Dollars

	As of April 30, 2024
	Actual	Pro forma(1)
Shareholder’s Equity:
Ordinary Shares, US$0.00002 par value, 2,500,000,000 shares authorized; 25,000,000 shares issued and outstanding, actual; 26,200,000 shares issued and outstanding pro forma as adjusted	$500	524
Subscription receivable	—	—
Additional paid-in capital	1,161,211	4,110,593
Statutory reserves	30,422	30,422
Accumulated deficits	(56,333)	(56,333)
Accumulated other comprehensive loss	(67,792)	(67,792)
Total shareholders’ equity	$1,068,008	4,017,414
Total capitalization	1,068,008	4,017,414

____________

(1)     On a pro forma basis to give effect to the sale of 1,200,000 Ordinary Shares in this offering at the initial public offering price of $4.00 per share and reflects the application of the net proceeds of $2,949,406 after deducting the underwriting discounts, non-accountable expense allowance and other estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $2,949,406, assuming no over-allotment option is exercised, and approximately $3,611,806, assuming the over-allotment option is exercised in full.

DILUTION

If you invest in the Ordinary Shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

As of April 30, 2024, our net tangible book value was $815,176, or $0.03 per Ordinary Share. Our net tangible book value per share represents total tangible assets less total liabilities, excluding deferred IPO cost, all divided by the number of Ordinary Shares outstanding on April 30, 2024. After giving effect to the sale of Ordinary Shares in this offering at the initial public offering price of $4.00 per Ordinary Share and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at April 30, 2024 would have been $4,009,438, or $0.15 per Ordinary Share. This represents an immediate increase in pro forma as adjusted net tangible book value to existing investors and immediate dilution of $3.85 per Ordinary Share to new investors. The following table illustrates this dilution to new investors purchasing Ordinary Share in this offering:

The following table illustrates the dilution on a per ordinary share basis at the public offering price per Ordinary Share of US$4.00:

	Offering Without Over-Allotment	Offering With Over-Allotment
Initial public offering price per Ordinary Share	$4.00	4.00
Net tangible book value per ordinary share as of April 30, 2024	$0.03	0.03
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this offering	$0.12	0.15
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$0.15	0.18
Dilution per Ordinary Share to new investors in this offering	$3.85	3.82

The following table summarizes, on a pro forma as adjusted basis as of April 30, 2024, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
	($ in thousands)
Existing shareholders	25,000,000	95.42%	$1,162	19.49%	$0.05
New investors*	1,200,000	4.58%	$4,800	80.51%	$4.00
Total	26,200,000	100%	$5,962	100%	$0.23

____________

*        Not including shares underly the Over-Allotment Option.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

Park Ha Cayman was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions;

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States;

•        Cayman Islands companies may not have standing to initiate a shareholder derivative action in the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and substantially all of our assets are located in China. All our directors and officers are nationals or residents of jurisdictions other than the United States and all of their assets are located outside the United States. Specifically, all our directors and officers are located in China. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Mourant Ozannes (Cayman) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Our Cayman Islands counsel has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that the Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Our Cayman Islands counsel has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

Jiangsu Junjin Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jiangsu Junjin Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if it decides that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether, and on what basis, a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the fiscal years ended October 31, 2023 and 2022 are derived from our audited consolidated financial statements included elsewhere in this prospectus, and all amounts included herein with respect to the six months ended April 30, 2024 and 2023 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our Ordinary Shares at a ratio of 1-for-5, approved by our shareholders on June 29, 2024.

Coronavirus (“COVID-19”) updates

Beginning in January 2020, the outbreak of COVID-19 severely impacted China and the rest of the world. Our business and operations have also been affected as a result. In early 2020, the COVID-19 pandemic resulted in the temporary closure of many corporate offices, retail stores, and manufacturing facilities across China. Given the strict implementation of quarantine measures during this period, social and economic activities throughout China were sharply curtailed, and opportunities for discretionary consumption, especially in offline sales channels, were significantly limited during the period. Operations of our physical stores were adversely impacted by the quarantine measures in China, which resulted in temporary closures of some of our stores in 2022. Our potential franchisees who were planning to buy our franchise and inspect locations had to postpone their plan. Franchisees who had selected a location and prepared to open their stores also had to postpone the opening. Our employees were unable to perform many tasks remotely due to the temporary lockdowns.

Due to the overall weakening consumer sentiment and purchasing activities as a result of the impact of COVID-19, our sales volume and total revenue experienced slower-than-expected growth in the year ended October 31, 2022. Our online sales volume witnessed slower-than-expected growth in the first quarter of 2023 due to the unavailability of, or significant delays in, delivery services during such period. Additionally, there were some disruptions in our supply chain due to shipping delays as a result of the lockdown and travel restrictions. Starting in 2023, the regulatory measures in response to the pandemic in most countries of the world have been relaxed and travel restrictions have been lifted. On May 5, 2023, the World Health Organization announced that COVID-19 was no longer a global health emergency. During the first quarter in fiscal year 2023, despite that many of the quarantine measures within China have been relaxed and subsequently lifted, a sudden surge in hospitalizations and deaths has also affected our operations.

From 2020 to 2023, physical stores in all industries in China have been severely impacted, especially in the service industry. With the Chinese government continuing to strengthen control against the epidemic, there was a significant reduction in the frequency of transactions in stores, and our traditional promotion methods also lost its effectiveness. During the pandemic, all the employees and customers had to work from home, which created difficulties in carrying out daily business work.

In response to the financial loss, we had come up with a series of strategies to tackle the problem of declining transactions and customers. We had established WeChat groups to connect our existing customers and use the traffic to conduct a number of online sales activities. We also tried to absorb a large number of new members through our business WeChat group, hoping to convert the online group to offline customers after the pandemic. In addition, we have established an online marketing platform for the time of lockdown, where live streaming through social media like Douyin and RED are held every day to promote our brand and products.

We have not experienced any disruptions in our operations due to COVID-19 recently, as the lockdown measures and travel restrictions have been lifted. Starting from 2024, there has been no impact on the Company’s operations and supply chain. However, we believe the economic effects caused by COVID-19 should not be underestimated. The extent to which COVID-19 may affect our results of operations will depend on a wide range of factors such as new variants, policy response, and social and political implications, which are highly uncertain and difficult to predict. Relaxation of restrictions on economic and social activities may also lead to new cases which may lead to re-imposed restrictions. If the post-pandemic impacts materially deteriorates in China or globally, our business, results of operations and financial condition could be materially and adversely affected. We will continue to prepare ourselves for the long-lasting economic effects of COVID-19 by taking proactive measures such as strengthening supply chain resilience and leveraging technology to optimize operational efficiency. To the extent the COVID-19 pandemic adversely affects our business, financial condition and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Trends and Key Factors that Affect Operating Results

Our Operating Subsidiaries currently derive a majority of their revenues from the sale of products and receipt of franchise fees. Park Ha intends to continually enhance its services and cross-sell new services to existing customers and acquire new customers by increasing market penetration with a deeper market coverage and broader geographical reach. Maintaining and enhancing the recognition, image and acceptance of our brand are important to Park Ha’s ability to differentiate our products from and to compete effectively with our peers. Our brand image, however, could be jeopardized if we fail to maintain high product quality, pioneer and keep pace with evolving technology trends, or timely fulfill the orders for our products. If we fail to promote our brand or to maintain or enhance our brand recognition and awareness among our customers, or if we are subject to events or negative allegations affecting our brand image or the publicly perceived position of our brand, our business, results of operations and financial condition could be adversely affected.

Our business is in the beauty industry, which is now experiencing rapid technological and model changes. Failure to anticipate technology innovations or adapt to such innovations in a timely manner, or at all, may result in our products and services becoming obsolete or suffering unpredictable intervals.

We monitor a number of financial and non-financial key business metrics to evaluate on a regular basis business, growth trends and company budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. We believe that some of the most important measures include gross profit margin, operating margin, net income (loss) as well as the non-financial key metrics discussed below which may differ from other similarly titled metrics used by other companies, securities analysts or investors.

Number of contracts for our franchisees

We monitor the number of contracts with customers for our franchisees. The number of contracts will directly impact our results of operations, including revenues and gross profit margins for the foreseeable future. As of April 30, 2024, October 31, 2023 and 2022, we had 43, 38 and 49 franchisees in China, of which 41, 36 and 45 franchisees operate under the store name “Park Ha”. As of April 30, 2024, October 31, 2023 and 2022, we had 2, 2 and 4 franchisees operate under a different brand name, two of which terminated their franchise agreements with us before October 31, 2023. Xinzhan has entered into supplemental agreements with these franchisees that operate stores under a different brand name, pursuant to which each such franchisee is allowed to keep the existing store name and does not have to change the store name to “Park Ha”. The business relationships between us and our independent franchisees are built on our standards and policies that is of fundamental importance to the overall performance and protection of the “Park Ha” brand.

Expansion of our geographic coverage

We believe there is a substantial opportunity to further grow our customer base by continuing to make significant investments in sales, marketing and brand building. Our ability to attract new customers will depend on a number of factors, including competitive dynamics in our targeted new geographical markets in China. We intend to expand our marketing and sales team with a focus on increasing sales in targeted geographies and customer segments. This will play a pivotal role in driving the company’s growth in terms of sales revenue and franchise fee revenue.

Results of Operations

For the years ended October 31, 2023 and 2022

The following table presents a summary of the Company’s comprehensive operating performance for the fiscal years ended October 31, 2023 and 2022. The historical performance listed below does not necessarily indicate expected performance for any future period.

	For the years ended October 31,		Change
	2023	2022	Amount	%
Revenues, net	2,459,102	1,919,389	539,713	28.12%
Cost of revenues	310,989	509,162	(198,173)	(38.92)%
Gross profit	2,148,113	1,410,227	737,886	52.32%
Selling and marketing expenses	299,615	438,603	(138,988)	(31.69)%
General and administrative expenses	484,955	707,487	(222,532)	(31.45)%
Research and development expenses	30,881	60,671	(29,790)	(49.10)%
Allowance for expected credit losses	152,108	6,442	145,666	2,261.19%
Operating income	1,180,554	197,024	983,530	499.19%
Interest income	1,590	263	1,327	504.56%
Interest expense		(194)	194	(100.00)%
Other income (expense), net	(575)	(7,083)	6,508	(91.88)%
Total other income (expenses)	1,015	(7,014)	8,029	(114.47)%
Income before tax	1,181,569	190,010	991,559	521.85%
Income tax expense (benefit)	329,527	(1,288)	330,815	(25,684.39)%
Net income	852,042	191,298	660,744	345.40%

Revenue

The sales revenue consists of the following:

	For the years ended				Change
	October 31, 2023		October 31, 2022		Amount	%
Products sales – Non-franchisees	302,505	12%	334,419	17%	(31,914)	(10)%
Product sales – Franchisees	346,240	14%	647,416	34%	(301,176)	(47)%
Franchise fees	1,810,357	74%	937,554	49%	872,803	93%
Amount	2,459,102	100%	1,919,389	100%	539,713.00	28%

Direct costs consist of the following:

	For the years ended				Change
	October 31, 2023		October 31, 2022		Amount	%
Products sales – Non-franchisees	45,770	15%	54,282	11%	(8,512)	(16)%
Product sales – Franchisees	96,015	31%	318,733	62%	(222,718)	(70)%
Franchise fees	169,204	54%	136,147	27%	33,057	24%
Amount	310,989	100%	509,162	100%	(198,173)	(39)%

The gross profit consists of the following:

	For the years ended				Change
	October 31, 2023		October 31, 2022		Amount	%
Products sales – Non-franchisees	256,735	12%	280,137	20%	(23,402)	(8)%
Product sales – Franchisees	250,225	12%	328,683	23%	(78,458)	(24)%
Franchise fees	1,641,153	76%	801,407	57%	839,746	105%
Amount	2,148,113	100%	1,410,227	100%	737,886	52%

The gross profit margin consists of the following:

	For the years ended		Change
	October 31, 2023	October 31, 2022	%
Products sales – Non-franchisees	85%	84%	1%
Product sales – Franchisees	72%	51%	21%
Franchise fees	91%	85%	6%
Amount	87%	73%	14%

For the fiscal year ended October 31, 2023, our total revenue was $2,459,102, while for the fiscal year ended October 31, 2022, our total revenue was $1,919,389, representing an increase of $539,713, or 28.12%, which was primarily attributable to the increase in franchise fees.

Our products sales revenue decreased by $333,090, or 33.93%, from $981,835 for the year ended October 31, 2022, to $648,745 for the year ended October 31, 2023, which was primarily attributable to a decrease in the number of newly joined franchisees in FY2023 as compared to FY2022.

Products sales — Non-franchisees

Product sales revenue from non-franchisees decreased by $31,914, or 10%, from $334,419 for the fiscal year ended October 31, 2022 to $302,505 for the fiscal year ended October 31, 2023. Sales revenue from non-franchisees accounted for 12% and 17% of the total revenue, respectively, for the fiscal years ended October 31, 2023 and 2022. The main reason for the above decrease is mainly due to the decreased sales of the non-franchisees stores resulting from the recurrence of the COVID-19 pandemic during December 2022 to early 2023.

The cost of products sales to non-franchise for the fiscal year ended October 31, 2023 was $45,770, which represents a decrease of $8,512 or 16% compared to $54,282 for the fiscal year ended October 31, 2022. For the fiscal years ended October 31, 2023 and 2022, cost of products sales to non-franchisees accounted for 15% and 11% of the total cost of revenue, respectively. The above decrease in cost of revenue is the result of a decrease in product sales.

For the fiscal years ended October 31, 2023 and 2022, gross profit of products sales to non-franchisees accounted for 12% and 20% of the total gross profit, respectively. The gross profit and gross profit margin for the fiscal year ended October 31, 2023 were $256,735 and 85%, respectively. The gross profit and gross profit margin for the fiscal year ended October 31, 2022 were $280,137 and 84%, respectively. The gross profit margin of products sales to non-franchisees for the fiscal years ended October 31, 2023 and 2022 remained relatively stable.

Product sales — Franchisees

Product sales revenue from franchisees decreased by $301,176, or 47%, from $647,416 for the fiscal year ended October 31, 2022 to $346,240 for the fiscal year ended October 31, 2023. Sales revenue from franchisees accounted for 14% and 34% of the total revenue, respectively, for the fiscal years ended October 31, 2023 and 2022. The main reason for the above-mentioned decrease is the decrease in the product sales volume due to the decrease in the number of new franchisees in FY2023 as compared to FY2022. This is because the newly-joined franchisees would need to stock up on inventory when they were in the incubation period, primarily to cope with market demand uncertainty and provide a buffer during the incubation period to reduce initial operational pressure. For the year ended October 31, 2022, we had 46 newly contracted franchisees that contributed $639,535 in sales revenue, compared with $293,068 for the year ended October 31, 2023 for these same franchisees, and there were only 6 newly contracted franchisees which contributed $49,044 in sales revenue for the year ended October 31, 2023.

The cost of products sales to franchisees for the fiscal year ended October 31, 2023 was $96,015, representing a decrease of $222,718, or 70%, compared to $318,733 for the fiscal year ended October 31, 2022. For the fiscal years ended October 31, 2023 and 2022, the cost of products sales to franchisees accounted for 31% and 62% of the total cost of revenue, respectively. The above decrease is the result of a decrease in product sales revenue from franchisees.

For the fiscal years ended October 31, 2023 and 2022, gross profit of products sales to franchisees accounted for 12% and 23% of the total gross profit, respectively. For the fiscal year ended October 31, 2023, gross profit and gross profit margin were $250,225 and 72%, respectively, while for the fiscal year ended October 31, 2022, gross profit and gross profit margin were $328,683 and 51%, respectively. The gross profit margin of products sales to franchisees increased by 21% in FY2023 compared to FY2022, which was primarily attributable to (i) the fact that we provided more giveaways to 46 newly-joined franchisees in FY2022 of $128,851 as compared to those provided to the 6 newly-joined franchisees in FY2023 of $10,623; and (ii) the launch of 46 new products in 2023 with higher gross profit margin, which contributed $66,040 in sale revenue and $56,577 to our gross profit in FY2023.

Franchise fees

For the fiscal year ended October 31, 2023, the total revenue from franchise fees was $1,810,357, with a cost of franchise fees of $169,204, compared to $937,554 and $136,147 for the fiscal year ended October 31, 2022. Gross profit of franchise fees increased by $839,746 for the same years. For the fiscal years ended October 31, 2023 and 2022, the total revenue from franchise fees accounted for 74% and 49% of the total revenue, respectively. For the fiscal year ended October 31, 2023, the cost of franchise fees accounted for 54% and 27% of the total cost of revenue, respectively. For the fiscal years ended October 31, 2023 and 2022, the gross profit of franchise fees accounted for 76% and 57% of the total gross profit. The main reason is that:

Roll-forward of franchisees

The following table provides a roll-forward of our franchise contracts during the years ended October 31, 2023 and 2022:

	Number of Franchise Contracts at the Beginning of Period	Number of Newly Joined Franchisees	Number of Terminated Franchisees	Number of Franchise Contracts at the End of Period
For the fiscal year ended October 31, 2022	3	46	—	49
For the fiscal year ended October 31, 2023	49	6	17	38

As of October 31, 2022, we had 49 franchisees (“2022 Franchisees”). As of October 31, 2023, we had 38 franchisees as a result of (i) renewal of the contracts with 32 franchisees (“Renewed Franchisees”) upon their expiry; (ii) termination of the contracts with 17 franchisees upon their expiry; and (iv) 6 newly contracted franchisees.

The revenue for the fiscal year ended October 31, 2023 comprised the revenue from (i) 2022 Franchisees of US$1,200,789.82, (ii) Renewed Franchisees of US$419,134.72, and (iii) newly contracted franchisees of US$190,296.45.

Our franchise fees are recognized over the franchise term as the performance obligation is satisfied, typically spanning one year. For details, see “Note 2 — Summary of Significant Accounting Policies — Revenue Recognition.” The revenue for the fiscal year ended October 31, 2023 increased by appropriately 93% as compared to the fiscal year ended October 31, 2022, which was primarily due to the majority of our franchise fees of 2022 Franchisees were recognized in 2023 because those franchisees started collaboration with us since April 2022 and the average corresponding recognition of franchise fees was less than 6 months for the fiscal year ended October 31, 2022.

Cost of franchise fees mainly includes the training service cost provided for franchisees. The increase in costs in fiscal year 2023 was mainly due to the Company provided more posters and promotional videos to franchisees, to solidify franchisees relationship, which resulting in additional costs compared to those of fiscal year 2022. The gross profit was mainly due to the combined effect of the above-mentioned changes in revenue and cost of franchise fees.

Selling and marketing expenses

For the fiscal year ended October 31, 2023, our selling and marketing expenses were $299,615, while for the fiscal year ended October 31, 2022, our selling and marketing expenses were $438,603, representing a decrease of $138,988, or 31.69%. The main reason for the decrease is (i) the decrease in store expenses and decoration costs of $78,770 from $128,202 in FY2022 to $49,432 in FY2023 because no new directly-operated stores were established for the fiscal year ended October 31, 2023, as compared to the 2 directly-operated stores established for the fiscal year ended October 31, 2022 to avoid the management risks brought by rapid expansion; (ii) the decrease of $39,529 in incentives for our sales personnel based on the decreased sales revenue; and (iii) the decrease in promotion expenses of $17,772 from $22,332 for FY2022 to $4,560 for FY2023 as a result of our continuously optimization of marketing approaches. Specifically, we have adopted a new approach integrating online and offline sales channels, replacing the exclusively offline sales channel that we previously used.

General and administrative expenses

For the fiscal year ended October 31, 2023, our general and administrative expenses were $484,955, while for the fiscal year ended October 31, 2022, our general and administrative expenses were $707,487, representing a decrease of $222,532 or 31.45%. The decrease was primarily attributable to the following reasons: (i) the decrease in personnel salaries of $133,933 from $299,918 for FY2022 to $165,985 for FY2023, which was primarily affected by the severe employment pressure in the job market in 2023; and (ii) the decrease in office expenses of $53,645 from $64,663 for FY2022 to $11,018 for FY2023 as the Company purchased a lot of office supplies for the pandemic protection and prevention in FY2022, and reduced sharply since the pandemic ends in FY2023 in PRC.

Research and development expenses

For the fiscal year ended October 31, 2023, our R&D expenses were $30,881, while for the fiscal year ended October 31, 2022, our R&D expenses were $60,671, representing a decrease of $29,790. The decrease was primarily attributable to the following reasons: (i) the decrease in the salaries of R&D personnel of $15,887 from $46,508 for FY2022 to $30,621 for FY2023 as a result of the decreased headcount which went from 6 in FY2022 to 4 in FY2023, and (ii) the decrease in related patent application fees of $11,704 from $11,964 for the 6 patent applications we submitted during FY2022 to $260 for the 2 patent applications we submitted during FY2023.

Allowance for expected credit losses

Allowance for expected credit losses derives from allowances on accounts receivable and loan receivable from franchisees, based on past collection experience, current economic conditions, future economic conditions and changes in the Company’s customer collection trends. Allowance for expected credit losses of accounts receivables and franchisee loan were $152,108 as of October 31, 2023, representing an increase of $145,666 or 2261.19% from $6,442 as of October 31, 2022.

Allowance for accounts receivables increased by $84,671 from $5,833 as of October 31, 2022 to $90,504 as of October 31, 2023, primarily due to (i) the increased balance of accounts receivables from $125,045 as of October 31, 2022 to $452,237 as of October 31, 2023 in connection with our business expansion; and (ii) the change in the aging structure of accounts receivables, specifically, all of our accounts receivables were less than one year as of October 31, 2022, as compared to the accounts receivables that are aging over one year of $67,082 as of October 31, 2023.

Allowance for loans receivables from franchisees increased by $62,602 from $nil as of October 31, 2022 to $62,602 as of October 31, 2023, primarily due to the delayed payment of $61,744 due from two franchisees due to their financial difficulties, of which only $16,465 has been collected as of the date of this prospectus. No allowance for loan receivable from franchisees was made as of October 31, 2022 since the management considered that the aging of loans receivables from franchisees were within three months, which was relatively short and there were no default indicators.

Interest income (expense)

Interest income and bank income mainly come from the bank transfer fees and deposit interest offset. Interest income (expenses) for the years for the fiscal years ended October 31, 2023 and 2022 was approximately $1,590 and $69, respectively.

Income tax expense (benefit)

The income tax expense (benefit) for the fiscal years ended October 31, 2023 and 2022 were approximately $329,527 and $(1,288), respectively. Under the PRC Enterprise Income Tax Law, companies are generally subject to the enterprise income tax at the rate of 25%, except for Park Ha Jiangsu, Park Ha Shanghai and Xinzhan that are subject to the preferential rate of 20% under the Notice Regarding the Implementation on Tax Reduction/Exemption Policies for Small and Micro-sized Enterprises for the relevant years.

The income tax benefit for the fiscal year ended October 31, 2022 was adjusted by (i) the decrease in the income tax expense of $41,151 as a result of offsetting previous years’ tax losses of $191,006; (ii) decrease in the income tax expense of $8,555 due to the effect of super deduction of R&D expenses of $42,777; and (iii) the decrease by $8,517 due to the preferential rate of 20% available to our Operating Subsidiaries; partially offset by the increase in the income tax expense of $9,432 due to the effect of non-deductible expenses of $47,164.

The income tax expense for the fiscal year ended October 31, 2023 was adjusted by (i) the decrease in the income tax expense of $13,767 as a result of offsetting previous years’ tax losses of $50,630; (ii) the decrease in the income tax expense of $4,632 due to the effect of super deduction of R&D expenses of $23,160; (iii) the increase in the income tax expense of $48,158 due to the effect of non-deductible expenses of $193,168; and (iv) the increase in the income tax expense of $4,375 because Park Ha Jiangsu and Park Ha Shanghai enjoyed a preferential rate of 20% and recorded net loss for the fiscal year ended October 31, 2023.

Net income

As a result of the foregoing, for the fiscal year ended October 31, 2023, our net income was $852,042, compared to $191,298 for the fiscal year ended October 31, 2022, representing an increase of $660,744 or 345.40%.

For The Six Months Ended April 30, 2024 and 2023

The following table sets forth key components of our results of operations during the six months ended April 30, 2024 and 2023, both in dollars and as a percentage of our revenue.

	For the six months ended April 30,		Change
	2024	2023	Amount	%
	(Unaudited)	(Unaudited)
Revenues, net	852,928	1,371,587	(518,659)	(37.81)%
Cost of revenues	98,109	125,017	(26,908)	(21.52)%
Gross profit	754,819	1,246,570	(491,751)	(39.45)%
Selling and marketing expenses	157,733	155,686	2,047	1.31%
General and administrative expenses	452,098	282,534	169,564	60.02%
Research and development expenses	20,083	17,168	2,915	16.98%
Allowance for expected credit losses	32,537	116,330	(83,793)	(72.03)%
Operating income	92,368	674,852	(582,484)	(86.31)%
Interest income	1,051	616	435	70.62%
Interest expense
Other income (expense), net	(133)	2,036	(2,169)	(106.53)%
Total other income	918	2,652	(1,734)	(65.38)%
Income before tax	93,286	677,504	(584,218)	(86.23)%
Income tax expense (benefit)	44,386	177,708	(133,322)	(75.02)%
Net income	48,900	499,796	(450,896)	(90.22)%

The following table summarizes our revenues by revenue streams for the six months ended April 30, 2024 and 2023:

Revenue

The sales revenue consists of the following:

	For the six months ended				Change
	April 30, 2024		April 30, 2023		Amount	%
Products sales – Non-franchisees	164,958	19%	130,801	9%	34,157	26%
Product sales – Franchisees	136,000	16%	94,418	7%	41,582	44%
Franchise fees	551,970	65%	1,146,368	84%	(594,398)	(52)%
Amount	852,928	100%	1,371,587	100%	(518,659)	(38)%

Direct costs consist of the following:

	For the six months ended				Change
	April 30, 2024		April 30, 2023		Amount	%
Products sales – Non-franchisees	11,764	12%	19,935	16%	(8,171)	(41)%
Product sales – Franchisees	28,460	29%	20,724	17%	7,736	37%
Franchise fees	57,885	59%	84,358	67%	(26,473)	(31)%
Amount	98,109	100%	125,017	100%	(26,908)	(22)%

The gross profit consists of the following:

	For the six months ended				Change
	April 30, 2024		April 30, 2023		Amount	%
Products sales – Non-franchisees	153,194	20%	110,866	9%	42,328	38%
Product sales – Franchisees	107,540	15%	73,694	6%	33,846	46%
Franchise fees	494,085	65%	1,062,010	85%	(567,925)	(53)%
Amount	754,819	100%	1,246,570	100%	(491,751)	(39)%

The gross profit margin consists of the following:

	For the six months ended		Change
	April 30, 2024	April 30, 2023	%
Products sales – Non-franchisees	93%	85%	8%
Product sales – Franchisees	79%	78%	1%
Franchise fees	90%	93%	(3)%
Amount	88%	91%	(3)%

For the six months ended April 30, 2024, our total revenue was $852,928, while for the six months ended April 30, 2023, our total revenue was $1,371,587, representing a decrease of $518,659, or 38%, which was primarily attributable to the decrease in franchise fees.

Our products sales revenue increased by $75,739, or 33.63%, from $225,219 for the six months ended April 30, 2023, to $300,958 for the six months ended April 30, 2024, which was primarily attributable to introduction of new products during the six months ended April 30, 2024.

Products sales — Non-franchisees

Product sales revenue from non-franchisees increased by $34,157, or 26%, from $130,801 for the six months ended April 30, 2023 to $164,958 for the six months ended April 30, 2024. Sales revenue from non-franchisees accounted for 19% and 9% of the total revenue, respectively, for the six months ended April 30, 2024 and 2023. The main reason for the above increase is mainly due to the increase of $44,513 due to the introduction of new products during the six months ended April 30, 2024, such as essential oil, and flagship product and sets tailored to specifically for the delicate eye care, partially offset by the decrease of $13,608 as a result of the decreased revenue of old products.

Cost of revenue — Products Sales to Non-franchisees

The cost of products sales to non-franchise for the six months ended April 30, 2024 was $11,764, which represents a decrease of $8,171 or 41% compared to $19,935 for the six months ended April 30, 2023. For the six months ended April 30, 2024 and 2023, cost of products sales to non-franchisees accounted for 12% and 16% of the total cost of revenue, respectively. The above decrease in cost of revenue is mainly due to (i) the introduction of new products with higher gross profit during the six months ended April 30, 2024, such as essential oil, and flagship product and sets tailored to specifically for the delicate eye care; and (ii) the increase in gross profit margin of old products as a result of the elimination of superfluous packaging.

Gross profit and gross profit margin — Non-franchisees

For the six months ended April 30, 2024 and 2023, gross profit of products sales to non-franchisees accounted for 20% and 9% of the total gross profit, respectively. The gross profit and gross profit margin for the six months ended April 30, 2024 were $153,194 and 93%, respectively. The gross profit and gross profit margin for the six months ended April 30, 2023 were $110,866 and 85%, respectively. The above increase in gross profit margin is mainly due to the decrease in cost of products sales to non-franchise for the six months ended April 30, 2024 as mentioned above.

Product sales — Franchisees

Product sales revenue from franchisees increased by $41,582, or 44%, from $94,418 for the six months ended April 30, 2024 to $136,000 for the six months ended April 30, 2024. Sales revenue from franchisees accounted for 16% and 7% of the total revenue, respectively, for the six months ended April 30, 2024 and 2023. The main reason for the above-mentioned increase is the increase of $60,507 in the product sales due to the introduction of the new products.

Cost of revenue — Products Sales to Franchisees

The cost of products sales to franchisees for the six months ended April 30, 2024 was $28,460, representing an increase of $7,736, or 37%, compared to $20,724 for the six months ended April 30, 2023. For the six months ended April 30, 2024 and 2023, the cost of products sales to franchisees accounted for 29% and 17% of the total cost of revenue, respectively. The above increase is in line with the increase in product sales revenue from franchisees.

Gross profit and gross profit margin — Franchisees

For the six months ended April 30, 2024 and 2023, gross profit of products sales to franchisees accounted for 15% and 6% of the total gross profit, respectively. For the six months ended April 30, 2024, gross profit and gross profit margin were $107,540 and 79%, respectively, while for the six months ended April 30, 2023, gross profit and gross profit margin were $73,694 and 78%, respectively. The gross profit margin remained relatively stable.

Sales — Franchise fees

For the six months ended April 30, 2024, the total revenue from franchise fees was $551,970, with a cost of franchise fees of $57,885, compared to $1,146,368 and $84,358 for the six months ended April 30, 2023. Gross profit of franchise fees decreased by $567,925 for the same period. For the six months ended April 30, 2024 and 2023, the total revenue from franchise fees accounted for 65% and 84% of the total revenue, respectively. For the six months ended April 30, 2024 and 2023, the cost of franchise fees accounted for 59% and 67% of the total cost of revenue, respectively. The main reason is that:

Roll-forward of franchisees

The following table provides a roll-forward of our franchise contracts for the six months ended April 30, 2024 and 2023:

	Number of Franchise Contracts at the Beginning of Period	Number of Newly Joined Franchisees	Number of Terminated Franchisees	Number of Franchise Contracts at the End of Period
For the six months ended April 30, 2023	49	5	3	51
For the six months ended April 30, 2024	38	5	—	43

As of April 30, 2023, we had 51 franchisees. As of April 30, 2024, we had 43 franchisees.

Our franchise fees are recognized over the franchise term as the performance obligation is satisfied, typically spanning one year. For details, see “Note 2 — Summary of Significant Accounting Policies — Revenue Recognition”. The revenue for the six months ended April 30, 2023 comprised the revenue from (i) 2022 Franchisees of US$1,043,488, (ii) 5 newly contracted franchisees of US$98,608, and (iii) 7 renewed franchisees of US$4,272. The revenue for the six months ended April 30, 2024 comprised the revenue from (i) 38 existing franchisees as of April 30, 2024 of US$541,887, and (ii) 5 newly contracted franchisees of US$10,083.

The decrease in the franchise fees is attributed to the decrease in the total number of franchisees. Our franchise fees decreased by $594,398, from $1,146,368 for the six months ended April 30, 2023 to $551,970 for the six months ended April 30, 2024. Our franchise system is divided into three tiers: regional stores, skin management center stores, and single stores. We charge different franchise fees according to each tier. The franchise fee for a regional store is RMB 2 million (approximately $278,730) per year, RMB 550,000 (approximately $76,650) per year for a skin management center store, and RMB 100,000 (approximately $13,936) per year for a single store. From May 1, 2023 to April 30, 2024, we added one regional store franchisee, one skin management center franchisee, and four single store franchisees, as well as saw a decrease of 14 single store franchisees. Furthermore, during this period, several regional store franchisees/skin management center franchisees requested to modify their franchise agreements into single-store franchise agreements. As a result, two regional store franchisees were converted into single-store franchisees, and three skin management center franchisees were converted into single-store franchisees, which led to a decrease in franchise fees. The decrease in the number of franchisees mainly stems from the following: (1) seven franchisees did not renew their franchise agreements with us due to poor business performance or market conditions impacted by the post-COVID-19 consumer downshifting; and (2) we terminated the franchise agreements with seven franchisees because they did not comply with the terms of the agreement, for example, sell unauthorized third-party products. As such, our franchise fees from regional store franchisees decreased by $233,082.23, or 51%, from $453,160 for the six months ended April 30, 2023 to $220,077.77 for the six months ended April 30, 2024. Our franchise fees from skin management center franchisees decreased by $300,208.48, or 68%, from $440,148 for the six months ended April 30, 2023 to $139,939.52 for the six months ended April 30, 2024. Our franchise fees from single store franchisees decreased by $61,107.22, or 24%, from $253,060 for the six months ended April 30, 2023 to $191,952.78 for the six months ended April 30, 2024.

We offer certain cash subsidies to encourage renewals and attract new franchisees, but we do not offer discounts on franchise fees. During the period from May 1, 2023 to April 30, 2024, we offered cash subsidies in the amount of RMB 1,080,000, which made up 18% of the total franchise fees from regional store franchisees, to three regional store franchisees. We offered cash subsidies in the amount of RMB 500,000, which made up 9% of the total franchise fees from skin management center franchisees, to ten skin management center franchisees.

Cost of revenue — Franchise fees

The cost of products sales to non-franchise for the six months ended April 30, 2024 was $57,885, which represents a decrease of $26,473 or 31% compared to $84,358 for the six months ended April 30, 2023. For the six months ended April 30, 2024 and 2023, cost of products sales to non-franchisees accounted for 59% and 67% of the total cost of revenue, respectively. The above decrease in cost of revenue is primarily attributable to the decrease in training service cost provided for franchisees.

Gross profit and gross profit margin — Franchise fees

For the six months ended April 30, 2024 and 2023, gross profit of franchise fees accounted for 65% and 85% of the total gross profit, respectively. For the six months ended April 30, 2024, gross profit and gross profit margin were $494,085 and 90%, respectively, while for the six months ended April 30, 2023, gross profit and gross profit margin were $1,062,010 and 93%, respectively. The gross profit margin was slightly decreased due to franchise revenue decreased by $594,398, a decrease of 52%, while franchise costs decreased by $26,473, a year-on-year decrease of 31%. Due to the fact that the decrease in revenue is higher than the decrease in costs, the gross profit margin has decreased.

Selling and marketing expenses

For the six months ended April 30, 2024, our selling and marketing expenses were $157,733, while for the six months ended April 30, 2023, our selling and marketing expenses were $155,686, representing an increase of $2,047.

General and administrative expenses

For the six months ended April 30, 2024, our general and administrative expenses were $452,098, while for the six months ended April 30, 2023, our general and administrative expenses were $282,534, representing an increase of $163,989 or 60%. The increase was primarily attributable to the following reasons: (i) the increase of $131,721 in professional services provided by Auditor for the proposed listing; and (ii) the increase of $15,833 due to our team building in November 2023.

Research and development expenses

For the six months ended April 30, 2024, our R&D expenses were $20,083, while for the six months ended April 30, 2023, our R&D expenses were $17,168, representing an increase of $2,915.

Allowance for expected credit losses

Allowance for expected credit losses derives from allowances on accounts receivable and loan receivable from franchisees, based on past collection experience, current economic conditions, future economic conditions, and changes in the company’s customer collection trends. The accounts receivable and franchisee loan credit loss for the six months ended April 30, 2024 was $32,537, a decrease of $83,793 or 72% from $116,330 for the six months ended April 30, 2023.

Allowance for accounts receivables increased from $90,504 as of October 31, 2023 to $116,084 as of April 30, 2024, an increase of $25,580 or 28%. The main reason is the change in the aging structure of accounts receivable, specifically, the aging between 181-365 days increased from $54,412 as of October 31, 2023 to $161,001 as of April 30, 2024;

Allowance for loans receivables from franchisees increased from $62,602 as of October 31, 2023 to $70,258 as of April 30, 2024, an increase of $7,656 or 12%. The main reason is that a franchisee delayed payment of $45,573 due to financial difficulties. The payment had an aging of over 1 year but under 1.5 years as of October 31, 2023, and as of April 30, 2024, the loan had not been repaid and the aging had exceeded 1.5 years. Therefore, the amount was fully impaired as of April 30, 2024. Resulting in an increase of the allowance for loans receivables from franchisees.

Interest income (expense)

Interest income and bank income mainly come from the bank transfer fees and deposit interest offset. Interest income (expenses) for the six months ended April 30, 2024 and 2023 was approximately $1,051 and $616, respectively.

The income tax expense for the six months ended April 30, 2024 and 2023 were approximately $44,386 and $177,708, respectively. Under the PRC Enterprise Income Tax Law, companies are generally subject to the enterprise income tax at the rate of 25%, except for Park Ha Jiangsu, Park Ha Shanghai that are subject to the preferential rate of 20% under the Notice Regarding the Implementation on Tax Reduction/Exemption Policies for Small and Micro-sized Enterprises for the relevant years.

The income tax expense for the six months ended April 30, 2024 was adjusted by (i) the increase in the income tax expense of $7,899 as a result of the increased loss carried forward of $39,495; (ii) decrease in the income tax expense of $3,013 due to the effect of super deduction of R&D expenses of $15,063; and (iii) the increase by $2,706 because Park Ha Jiangsu and Park Ha Shanghai enjoyed a preferential rate of 20% and recorded net loss for the six months ended April 30, 2024.; partially offset by the increase in the income tax expense of $13,472 due to the effect of non-deductible expenses of $54,459.

The income tax expense for the six months ended April 30, 2023 was adjusted by (i) the decrease in the income tax expense of $12,871 as a result of offsetting previous years’ tax losses of $74,171 and increased loss carried forward of $28,358; (ii) decrease in the income tax expense of $2,575 due to the effect of super deduction of R&D expenses of $12,876; and (iii) the increase by $2,809 because Park Ha Jiangsu and Park Ha Shanghai enjoyed a preferential rate of 20% and recorded net loss for the six months ended April 30, 2023.

Net income

As a result of the foregoing, for the six months ended April 30, 2024, our net income was $48,900, compared to $499,796 for the six months ended April 30, 2023, representing a decrease of $450,896 or 90%.

Working capital and capital resources

As of April 30, 2024, we had $931,966 in cash as compared to $1,033,634 as of October 31, 2023. The Company’s working capital and other capital needs mainly come from shareholders’ equity contributions and operating cash flows. Cash is needed to pay for inventory, wages, sales expenses, rent, income tax, and other operating expenses. All of the cash is located in China.

Although the Company’s management believes that the cash generated from operations will be sufficient to meet the Company’s normal working capital needs, its ability to service its current debts will depend on its future realization of its current assets for at least the next 12 months. The management has considered historical experience, economic conditions, trends in the beauty industry, the collectability of accounts receivable as of April 30, 2024, and the realization of inventory. Based on these considerations, the management believes that the Company has sufficient funds to meet its working capital needs and debt obligations, as they will be due at least 12 months from the date of financial reporting. However, there is no guarantee that the management’s plan will be succeed. There are many factors that may occur and cause the Company’s plan to fall short, such as the COVID-19 pandemic in China, economic conditions, competitive pricing in the industry and the continuous support of our suppliers. If future operating cash flows and other capital resources are insufficient to meet its liquidity needs, the Company may be forced to reduce or postpone its anticipated expansion plans, sell assets, acquire additional debt or equity capital, or refinance all or part of its debt.

The following table summarizes the Company’s cash flow data for the fiscal years ended October 31, 2023 and 2022:

	For the years ended October 31,
	2023	2022
Net cash provided by operating activities	$126,537	$1,442,306
Net cash provided by (used in) investing activities	1,023,419	(1,547,610)
Net cash (used in) provided by financing activities	(676,925)	669,652
Net increase of cash	473,031	564,348
Effect of foreign currency translation	(14,108)	(62,323)
Cash – beginning of period	574,711	72,686
Cash – end of period	$1,033,634	$574,711

Net cash provided by operating activities

For the fiscal year ended October 31, 2023, the net cash provided by operating activities was $126,537, as compared to the net cash provided by operating activities of $1,442,306 for the fiscal year ended October 31, 2022. The decrease in net cash provided by operating activities was mainly due to the (i) decrease in contractual liabilities, of $2,161,567, (ii) increase in other non-current assets of $365,507, (iii) taxes payable of $355,231, and (iv) increase in accounts receivable of increase in accounts receivable $249,962 for the year ended October 31, 2023.

Net cash provided by (used in) investing activities

For the fiscal year ended October 31, 2023, the net cash provided by investment activities was $1,023,419, as compared to the net cash used by investment activities of $1,547,610 for the fiscal year ended October 31, 2022. The increase in net cash provided by investment activities is mainly due to the repayment of franchisee loans granted to franchisees.

Net cash (used in) provided by financing activities

For the fiscal year ended October 31, 2023, the net cash used in financing activities was $676,925, as compared to the net cash provided by financing activities of $669,652 for the fiscal year ended October 31, 2022. The net cash provided by financing activities for the fiscal year ended October 31, 2023 was mainly due to the repayments to related parties.

The following table summarizes the Company’s cash flow data for the six months ended April 30, 2024 and 2023:

	For the six months ended April 30,
	2024	2023
Net cash provided by (used in) operating activities	$31,286	$(29,577)
Net cash (used in) provided by investing activities	(177,671)	1,287,985
Net cash provided by (used in) financing activities	37,001	(610,826)
Net (decrease) increase of cash	(109,384)	647,582
Effect of foreign currency translation	7,716	33,634
Cash – beginning of period	1,033,634	574,711
Cash – end of period	$931,966	$1,255,927

Net cash provided by operating activities

For the six months ended April 30, 2024, the net cash provided by operating activities was $31,286, as compared to the net cash used in operating activities of $29,577 for the six months ended April 30, 2023. The increase in net cash provided by operating activities was mainly due to the (i) increase in contract liabilities of $875,535, (ii) decrease in accounts payable of $234,700; (iii) decrease in accounts receivable of $228,903; (iv) increase in other non-current assets of $247,098, and (v) the decrease in taxes payable of $171,185.

Net cash (used in) provided by investing activities

For the six months ended April 30, 2024, the net cash used in investment activities was $177,671, as compared to the net cash provided by investment activities of $1,287,985 for the six months ended April 30, 2023. The decrease in net cash provided by investment activities is mainly due to the decrease of loan repayment from franchisees.

Net cash (used in) provided by financing activities

For the six months ended April 30, 2024, the net cash provided by financing activities was $37,001, as compared to the net cash used in financing activities of $610,826 for the six months ended April 30, 2023. The decrease in net cash used in financing activities was mainly due to the decrease in repayments to related parties.

Non-cash lease expenses

As of October 31, 2023, our Company has operating leases for two directly-operated stores.

The right to use assets and liabilities of operating leases are recognized on the lease commencement date based on the present value of lease payments during the lease term. The discount rate used to calculate present value is the incremental borrowing rate, or (if any) the interest rate implied in the lease. The company mainly determines the incremental loan interest rate for each lease based on its lease term in China, with approximately 3.73% and 4.30% for the fiscal years ended October 31, 2023 and 2022, respectively.

For the fiscal years ended October 31, 2023 and 2022, the operating lease charges were $45,896 and $32,902, respectively.

The components of the lease fee and the supplementary cash flow related to the lease are as follows:

	For the year ended October 31, 2023	For the year ended October 31, 2022
Lease Cost
Operating lease cost	$45,896	$32,902

Other information
Cash paid for amounts included in the measurement of lease liabilities	$44,654	$33,032

As of October 31, 2023 and 2022, the weighted average lease term and discount rate are as follows:

	October 31, 2023	October 31, 2022
Weighted average remaining lease term – operating leases (in years)	1.54	1
Average discount rate – operating lease	3.73%	4.3%

The supplementary balance sheet information related to leasing is as follows:

	For the year ended October 31, 2023	For the year ended October 31, 2022
Operating leases
Right-of-use assets	$31,864	$27,795

Operating lease liabilities, current	$21,970	$26,194
Operating lease liabilities, non-current	$9,492	$—
Total operating lease liabilities	$31,462	$26,914

The undiscounted minimum future lease payment schedule is as follows:

For the years ending October 31,
2024	22,696
2025	9,624
Total undiscounted lease payments	32,320
Less imputed interest	(858)
Total lease liabilities	31,462

As of April 30, 2024, the Company have two operating leases for its self-operated stores. Other than these leases, the Company does not have any other leases over the term of one year. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The discount rate used to calculate present value is incremental borrowing rate or, if available, the rate implicit in the lease.

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

	For the Six Months End April 30,
	2024	2023
Lease Cost
Operating lease cost	$11,652	$26,277

Other Information
Cash paid for amounts included in the measurement of lease liabilities	$12,092	$27,168

As of April 30, 2024 and October 31, 2023, the weighted average lease term and discount rate are as follows:

	April 30, 2024	October 31, 2023
Weighted average remaining lease term – operating leases (in years)	1.23	1.54
Average discount rate – operating lease	3.72%	3.73%

As of April 30, 2024 and October 31, 2023, the supplemental balance sheet information related to leases are as follows:

	April 30, 2024	October 31, 2023
Operating leases
Right-of-use assets	$20,993	$31,864
Operating lease liabilities, current	$15,716	$21,970
Operating lease liabilities, non-current	4,438	9,492
Total operating lease liabilities	$20,154	$31,462

The undiscounted future minimum lease payment schedule as follows:

For the years ending April 30,
Remainder of 2024	10,861
2025	9,686
Total undiscounted lease payments	20,547
Less imputed interest	(393)
Total lease liabilities	20,154

Concentration of credit risk

Cash deposits with banks are held in financial institutions in China, which deposits are not federally insured. Accordingly, the Company has a concentration of credit risk related to the uninsured part of bank deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.

Concentration of customers and suppliers

The Company has a concentration risk related to suppliers and customers. Failure to maintain existing relationships with the suppliers or customers to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect revenues.

The customers accounting for 10% or more of the Company’s revenue include the following:

	For the Six Months Ended		For the Years ended
	April 30, 2024	April 30, 2023	October 31, 2023	October 31, 2022
Percentage of Company revenue
Customer G	14%	9%	10%	—
Customer F	15%	8%	10%	—

The customers that accounted for 10% or more of the Company’s accounts receivable comprised of the following:

	April 30, 2024	October31, 2023	October31, 2022
Percentage of the Company’s accounts receivable
Customer A	34%	16%	18%
Customer B	13%	9%	10%
Customer C	—%	11%	24%
Customer D	6%	4%	13%
Customer E	5%	3%	11%
Customer F	—%	18%	—%
Customer G	—%	17%	—%
Customer H	17%	—%	3%
Customer I	13%	—%	1%

The suppliers that accounted for 10% or more of the Company’s purchases comprised of the following:

	For the Six Months Ended		For the Years ended October 31,
	April 30, 2024	April 30, 2023	2023	2022
Percentage of the Company’s purchases
Supplier A	19%	9%	7%	—
Supplier B	16%	8%	9%	—
Supplier C	12%	6%	5%	—
Supplier D	10%	2%	3%	1%
supplier E	6%	2%	2%	11%
supplier F	—	61%	58%	36%

The suppliers that accounted for 10% or more of the Company’s accounts payable comprised of the following:

	April 30, 2024	October 31, 2023	October 31, 2022
Percentage of the Company’s accounts payable
Supplier E	—	6%	10%
Supplier F	—	63%	39%
Supplier G	23%	7%	19%
Supplier H	25%	—	—
Supplier I	12%	3%	—
Supplier J	25%	—	—

Contract liability

The contract liabilities consist of advances from customers, which relate to unsatisfied performance obligations at the end of each reporting period and consists of cash payments received in advance from customers in sales of beauty products and devices and unearned franchise fee. As of April 30, 2024 and October 31, 2023, the Company’s advances from customer deposit and unearned franchise fee amounted to $131,952 and $250,549 respectively.

Trend Information

Except as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that may reasonably be likely to have a significant impact on our net income, income from continuing operations, profitability, working capital or capital resources, or that would cause reported may not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

Except as disclosed elsewhere in this prospectus, we have not entered into any financial guarantees or other commitments to ensure the payment obligations of any third party. We have not entered into any derivative contracts that are indexed to its shares and classified as shareholders’ equity or that are not reflected in its consolidated financial statements. In addition, we do not have any retained or contingent interests in the assets transferred to unconsolidated entities that services as credit, liquidity, or market risk support to such entities. We do not have any variable interests in any unconsolidated entity that provides us with financing, liquidity, market risk or credit support, or that engages in leasing, hedging or research and development services.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the assessment of the expected credit losses for receivables. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Credit Losses

On January 1, 2023, we adopted Accounting Standards Update (“ASU”) 2016-13 “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” by using a modified retrospective transition method, which replaces the incurred loss impairment methodology with an expected loss methodology that is referred to as the current expected credit loss methodology. The expected credit loss impairment model requires the entity to recognize its estimate of expected credit losses for affected financial assets using an allowance for credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The adoption of ASU 2016-13 did not have a material impact on our financial statements.

Our account receivables, loans receivable from franchisees, due from related parties and other receivables which is included in Other receivables and other current assets line item in the balance sheet are within the scope of ASC Topic 326. We use the roll-rate method to measure expected credit losses of account receivables and loans receivable from franchisees, on a collective basis when similar risk characteristics exist. The roll-rate method stratifies the receivables balance by delinquency stages and projected forward in one-year increments using historical roll rate. In each year of the simulation, losses on the receivables are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. This process is repeated on a yearly rolling basis. The loss rate calculated for each delinquency stage is then applied to respective receivables balance. The management adjusts the allowance that is determined by the roll-rate method for both current conditions and forecasts of economic conditions. For due from related parties and other receivables, we use the loss-rate method to evaluate the expected credit losses on an individual basis. When establishing the loss rate, we make the assessment on various factors, including historical experience, credit-worthiness of debtors, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from the debtors. We also provide specific provisions for allowance when facts and circumstances indicate that the receivable is unlikely to be collected.

Expected credit losses are included in the consolidated statements of operations and comprehensive income. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Account receivables, loans receivable from franchisees, due from related parties and other receivables are recognized and carried at original amount less an allowance for credit losses, as necessary. As of April 30, 2024, October 31, 2023 and 2022, allowance for credit losses for accounts receivable amounted to $116,084, $90,504 and $5,833, respectively, allowance for credit losses for loan to franchisees amounted to $70,258, $62,602 and $nil, respectively, and allowance for credit losses for due from related parties and other receivables amounted to $nil, $nil and $nil, respectively.

Quantitative and qualitative disclosure of market risk

The deterioration of the overall economic conditions in the United States and globally, including the impact of long-term inflation on our customers and suppliers, may harm our business and operational results.

Our business and operating results may be adversely affected by changes in national or global economic conditions. These situations include but are not limited to inflation, rising interest rates, availability of capital markets, availability and cost of energy (including fuel surcharges), negative impacts caused by epidemics and public health crises (including the COVID-19 pandemic), negative impacts caused by military conflicts between Russia and Ukraine, and the impact of government measures to manage economic conditions. The impact of such situations may be transmitted to our business in the form of a decrease in customer base and/or our customer expenses, as industry wide expenses may decrease and/or our suppliers may face economic pressure to shift costs.

Risks related to conducting business in China

The recent intervention of the state government in the commercial activities of Chinese companies listed in the United States may have a negative impact on our operations.

Recently, the Chinese government announced that it will strengthen regulation of Chinese companies listed overseas. According to the new measures, China will strengthen the supervision of cross-border data flow and security, crack down on illegal activities in the securities market, punish fraudulent securities issuance, market manipulation, and insider trading. China will also inspect the sources of funds for securities investment and control leverage. The Cyberspace Administration also conducted cybersecurity investigations on several technology giants listed in the United States, with a focus on antitrust, fintech regulation, and recently, with the passage of the Data Security Law, how companies collect, store, process, and transfer data. Our operations and commercial interests are in Chinese Mainland. If the intervention of the Chinese government is expanded and through agency, our commercial interests will be affected, and our operations may be negatively affected, although there is currently no obvious direct impact.

Corporate history and structure

Park Ha Cayman is a holding company with no operations of its own. We conduct our operations in China primarily through our PRC Operating Subsidiaries. The Ordinary Shares offered in this prospectus are those of Park Ha Cayman. Investors will not and may never directly hold equity interests in the Operating Subsidiaries.

The following figure shows our corporate structure as of the date of this prospectus and after giving effect to the sales of Ordinary Shares in this offering (assuming no exercise of the over-allotment option), including our main subsidiaries and consolidated affiliated entities:

Park Ha Biological Technology Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands on October 11, 2022. It is a holding company and is not actively engaged in any business as of the date of this prospectus. Under the amended and restated memorandum and articles of association that we expect to adopt and to become effective immediately prior to this offering, Park Ha is authorized to issue 2,500,000,000 Ordinary Shares, par value $0.00002 per Ordinary Share. There are currently 25,000,000 issued and outstanding Ordinary Shares of Park Ha. Park Ha Cayman’s registered office is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

Park Ha HK was incorporated on October 25, 2022, under the laws of Hong Kong. Park Ha HK is a Hong Kong limited company and a wholly owned subsidiary of Park Ha. Park Ha HK is a holding company and does not have any operations.

WFOE was incorporated on May 5, 2023, under the laws of the People’s Republic of China. WFOE is a limited liability company, and a wholly-owned subsidiary of Park Ha HK. WFOE is a holding company and does not have any operations.

Park Ha Jiangsu was incorporated on August 13, 2019 under the laws of the People’s Republic of China as a limited company and is a wholly owned subsidiary of WFOE.

Xinzhan was incorporated on March 31, 2016 under the laws of the People’s Republic of China and a wholly owned subsidiary of WFOE.

Park Ha Shanghai was incorporated on April 17, 2017 under the laws of the People’s Republic of China. Park Ha Shanghai is a wholly owned subsidiary of Xinzhan.

On June 29, 2024, the Company effected a forward split of our Ordinary Shares at a ratio of 1-for-5. As a result, as of the date of this prospectus, we are authorized to issue 2,500,000,000 Ordinary Shares and we have 25,000,000 Ordinary Shares issued and outstanding.

BUSINESS

Our Goal

We aim to provide cost-effective solutions to skin problems and improve the confidence of women in need of skin treatment.

Business

Our business primarily consists of developing our private skincare label, direct skincare products sales and franchise alliances promotions. Our “Park Ha” brand focuses on providing solutions for problematic skin. Established in 2016, the brand had its first store launched in 2017. In addition to the two stores directly operated by Park Ha Jiangsu, as of April 30, 2024, October 31, 2023 and 2022, we had 43, 38, and 49 franchisees in China, of which 41, 36, and 45 franchisees operate under the store name “Park Ha”. As of April 30, 2024, October 31, 2023 and 2022, we had 2, 2, and 4 franchisees operate under a different brand name, “Geni” or “歌妮”. Xinzhan has entered into supplemental agreements with these four franchisees that operate stores under a different brand name, pursuant to which each such franchisee is allowed to keep the existing store name and does not have to change the store name to “Park Ha”. The franchisees operating under the “Geni” or “歌妮” brand sell products from the “Park Ha” brand and other third-party brands with Xinzhan’s permission.

Our Operating Subsidiaries specialize in providing skincare and cosmetic products under our brand name “Park Ha” in China. Our Operating Subsidiaries develop our proprietary beauty products and offer complimentary after-sales beauty services in our physical stores. Park Ha Jiangsu, in addition to operating our two physical stores, is the research and development center focusing on skincare products development and improvement for sensitive skin. Xinzhan leads the marketing and promotional efforts and is the entity in charge of our franchising business. Park Ha Shanghai is a training center for our franchisee staff. As part of our value-added service for our products, our directly-operated stores and franchisees offer “light beauty experience”, a quick complimentary after-sales beauty service performed in the stores. Light beauty experience is offered to our customers as an effective way to demonstrate how our products are used in order to deliver the intended results.

Our revenues mainly consist of (i) products sales and (ii) franchise fees. Products sales accounted for 35% of the total revenue and franchise fees accounted for 65% of the total revenue for the six months ended April 30, 2024. Products sales accounted for 16% of the total revenue and franchise fees accounted for 84% of the total revenue for the six months ended April 30, 2023. For the fiscal year ended October 31, 2023, product sales accounted for 26% of the total revenue and franchise fees accounted for 74% of the total revenue. For the fiscal year ended October 31, 2022, product sales accounted for 51% of the total revenue and other revenues accounted for 49% of the total revenue.

Our net income decreased by $450,896, or 90.22%, to $48,900 for the six months ended April 30, 2024, from $499,796 for the six months ended April 30, 2023. Our net income increased by US$660,744, or 345.40%, to US$852,042 for the year ended October 31, 2023, from US$191,298 for the year ended October 31, 2022.

As of April 30, 2024, the 43 franchisees locate in the following regions: 20 in Jiangsu Province, 5 in Guangdong Province, 4 in Shandong Province, 3 in Shaanxi Province, 1 in Anhui Province, 1 in Liaoning Province, 1 in Shanxi Province, 1 in Hainan Province, 1 in Henan Province, 1 in Heilongjiang Province, 1 in Guizhou Province, 1 in Sichuan Province, 1 in Zhejiang Province, 1 in Tianjin, and 1 in Hebei Province, forming a complete commercial network.

As of October 31, 2023, the 38 franchisees locate in the following regions: 17 stores in Jiangsu Province, 5 stores in Guangdong Province, 4 stores in Shandong Province, 3 stores in Shaanxi Province, 1 store in Anhui Province, 1 store in Liaoning Province, 1 store in Shanxi Province, 1 store in Hainan Province, 1 store in Henan Province, 1 store in Heilongjiang Province, 1 store in Guizhou Province, 1 store in Sichuan Province and 1 store in Zhejiang Province forming a complete commercial network.

Our Business Model

Under our retail model, Park Ha Jiangsu provides our products to the franchisees, and Park Ha Shanghai provides staff training to the staff of the franchisees. We believe that by creating franchisee chains, Xinzhan provides customers with more effective skincare experiences. Xinzhan’s franchisee strategy gives franchisees the option to determine the quantity and timing of the purchase from Xinzhan, thus lowering the franchisees’ inventory pressure. Xinzhan provides full training for franchisees’ beginner-level staff.

Our operations consist of the following segments:

I. Xinzhan is responsible for the experiential marketing of skincare products to target customers. Store beauticians perform Xinzhan’s after-sales service through one-on-one visits by phone or WeChat, giving customers the opportunity to review their purchase on the first day, the third day, and the seventh day after purchasing. We believe that this boosts customers’ confidence in the product and encourages future purchases.

II. Xinzhan also manages the franchisees. It enters into franchisee agreements with our franchisees and operates directly-owned stores. In addition to the two stores directly operated by Park Ha Jiangsu, as of April 30, 2024, October 31, 2023 and 2022, we had 43, 38, and 49 franchisees in China, of which 41, 36, and 45 franchisees operate under the store name “Park Ha”. As of April 30, 2024, October 31, 2023 and 2022, we had 2, 2, and 4 franchisees operate under a different brand name, “Geni” or “歌妮”. Xinzhan has entered into supplemental agreements with these franchisees that operate stores under a different brand name, “Geni” or “歌妮,” pursuant to which each such franchisee is allowed to keep the existing store name and does not have to change the store name to “Park Ha”. As of April 30, 2024, the stores, including directly-operated stores and franchisees, are mostly located in first-, second-, and third-tier cities in various provinces in China, including Anhui Province, Jiangsu Province, Hainan Province, Henan Province, Shanxi Province, Shandong Province, Liaoning Province, Guizhou Province, Shaanxi Province, Sichuan Province, Heilongjiang Province, Zhejiang Province, Tianjin Province, Hebei Province and Guangdong Province.

III. Park Ha Shanghai serves as a training center where we provide training to staff working at our franchise stores. We also cooperate with third-party training agencies to provide more professional training to our staff.

Our core operating model has helped us efficiently and quickly build and expand our successful brand and products.

Our Franchise Model

Our franchise system is critical to our business operations. Xinzhan enters into franchise agreements with its franchisees, pursuant to which the franchisees are granted permission to open and operate a store under the brand name “Park Ha” in a specific geographic area. Xinzhan has entered into supplemental agreements with these franchisees that operate stores under the “Geni” or “歌妮” brand, pursuant to which each such franchisee is allowed to keep the existing store name and does not have to change the store name to “Park Ha”. The franchisees operating under the “Geni” or “歌妮” brand sell products from the “Park Ha” brand and other third-party brands with Xinzhan’s permission. Park Ha Shanghai provides monthly training to the beauticians of each franchisee. The training courses include skin physiology, “Park Ha” product theory, store operation skills, standardized user manual for stores, procurement and store management. After each monthly training, an assessment of these beauticians is conducted. Park Ha Shanghai also provides training courses for franchisees, with subjects including industry trends, customer development skills, new product releases, among others.

We utilize various channels such as Douyin, Meiye Observation and beautydata.ai (beauty industry websites), Baidu online advertising and other platforms, to publish advertisements highlighting preferential pricing for franchisees to attract potential franchisees. The Operating Subsidiaries participate in beauty industry exhibitions and events, such as the China Beauty Expo, where we introduce our products and services and engage in face-to-face communication with potential franchisees. Some existing franchisees also become promoters of the “Park Ha” brand by introducing potential franchisees to us. Additionally, the Operating Subsidiaries organize franchise promotion events periodically in physical stores to attract potential franchisees.

Xinzhan is entitled to an annual franchisee fee in the amount of RMB 100,000, RMB 550,000 or RMB 2,000,000, depending on the size of the franchise, payable within 30 business days from execution of the franchise agreement and within 30 business days of each anniversary date of execution thereafter. Our franchise agreement typically lasts for three years and can be renewed upon both parties’ mutual consent. Xinzhan has the right to terminate the franchise agreement for cause if the franchisee is found in breach of the agreement. The franchisees may terminate the franchise agreements early due to business reasons by submitting a written application to Xinzhan for consent.

Our franchisee system is divided into three tiers: regional stores, skin management center stores, and single stores. We charge different franchise fees according to each tier. The franchise fee for a regional store is RMB 2 million (approximately $278,730) per year, RMB 550,000 (approximately $76,650) per year for a skin management center, and RMB 100,000 (approximately $13,936) per year for a single store.

Furthermore, we offer incentives such as cash subsidies to our regional store franchisees and skin management center franchisees within two weeks upon the entry of franchise agreements/renewals and full payment of the franchise fees. We also require our franchisees to use the cash subsidies for renovation and advertising purposes only. We do not offer any discounts to our franchisees. During the period from May 1, 2023 to April 30, 2024, we offered cash subsidies in the amount of RMB 1,080,000, which made up 18% of the total franchise fees from regional store franchisees, to three regional store franchisees. We offered cash subsidies in the amount of RMB 500,000, which made up 9% of the total franchise fees from skin management center franchisees, to ten skin management center franchisees.

Type of Franchisees	Annual Franchise Fees	Cash Subsidies (limited to renovations and advertising purposes)	Area	Notes
Regional store	RMB 2 million (approximately $278,730)	RMB 360,000	200 sqm	Territorial exclusivity and a wider variety of products than single store
Skin management center	RMB 550,000 (approximately $76,650)	RMB 50,000	200 sqm	a wider variety of products than single store
Single store	RMB 100,000 (approximately $13,936)	N/A	50 sqm

As of April 30, 2024, October 31, 2023 and 2022, we had 43, 38 and 49 franchisees in China, of which 41, 36 and 45 franchisees operate under the store name “Park Ha”. As of April 30, 2024, October 31, 2023 and 2022, we had two, two, and four franchisees operate under a different brand name, “Geni” or “歌妮”, two of which terminated their franchise agreements with us during the fiscal year ended October 31, 2023. The decrease in the number of franchisees during the 2023 fiscal year was primarily due to some of our franchisees’ inability to maintain their business operations under the strict COVID-19 lockdown measures in China, which were subsequently lifted and we believe are unlikely to cause major disruption to our future business operations.

Research and Development

Park Ha Jiangsu is our research and development center. In addition, we also conduct research and development in collaboration with the research institutes and laboratories of Jiangnan University, a public university located in Jiangsu Province, China. Pursuant to the Technology Service Agreement and Supplemental Technology Service Agreement between Jiangsu Puhe Biotechnology Co., Ltd. (also translated as “Park Ha Jiangsu”) and Jiangnan University, Jiangnan University is contracted to assist Park Ha Jiangsu in the research and development of protein microbial activity monitoring system (the “Research Project”) for the development of new products in the future at the consideration of RMB 20,000 (approximately USD 3,125). As of the date of this prospectus, we have paid RMB 10,000 in accordance with the terms of the Jiangnan University Agreement. Besides, the Jiangnan University Agreements provide that Park Ha Jiangsu and Jiangnan University shall jointly own, on a 50-50 basis, the rights and interests to all newly generated intellectual property in all tangible materials, information and data developed during the performance of the Jiangnan University Agreements and that Park Ha Jiangsu shall have the exclusive right to use any newly-generated intellectual property under the Jiangnan University Agreements. As of the date of this prospectus, Jiangnan University has not published any findings or results of the research project and no intellectual property has been generated to date. The Jiangnan University Agreement is effective until December 31, 2024. We do not plan to renew the Jiangnan University Agreements. However, if we were not to renew the agreements with Jiangnan University, there is no assurance that we would not experience a disruption in our R&D pipeline and that we would still have access to the intellectual property rights, data, or research outcomes developed during the term of the Jiangnan University Agreements. Furthermore, we cannot guarantee that our ability to innovate and develop new products would not be affected if the Jiangnan University Agreements were not renewed, and we cannot assure you there would not be any adverse impacts on our competitiveness and reputations. Set forth below are the material terms of the Jiangnan University Agreements:

Payment Terms

Park Ha Jiangsu shall pay Jiangnan University the service fee in the sum of RMB 20,000 (approximately USD3,125) in two installments: (i) the first instalment of RMB 10,000 (approximately $1,563) shall be paid within 15 days of the execution of the Agreement; and (ii) the second instalment of RMB 10,000 (approximately $1,563) shall be paid upon the full completion of the research project to Park Ha Jiangsu’s satisfaction. As of the date of this prospectus, we have paid RMB 10,000 in accordance with the terms of the Jiangnan University Agreements.

Intellectual Property Rights

Park Ha Jiangsu and Jiangnan University shall jointly own, on a 50-50 basis, the rights and interests to all newly generated intellectual property in all tangible materials, information and data developed during the performance of the Jiangnan University Agreements. Park Ha Jiangsu shall have the exclusive right to use any newly-generated intellectual property under the Jiangnan University Agreements.

Confidentiality

The obligations of confidentiality shall survive the expiration of this agreement and remain in full force and effect for a period of three (3) years starting from the May 17, 2022, unless the Agreement is terminated early due to Park Ha Jiangsu’s failure to make timely payment. “Confidential Information” shall mean the technical information that needs to be kept confidential and has been confirmed with signatures by both parties. The individuals who will undertake the obligation of confidentiality shall be determined and confirmed with signatures by both parties.

Contract Duration	The Agreement commenced on May 17, 2022 and will expire on December 31, 2024, unless earlier terminated pursuant to the terms of the Jiangnan University Agreements.
Termination

The agreement may be terminated at any time in the event that Park Ha Jiangsu fails to make payments on the contractually-defined due dates, Jiangnan University may unilaterally terminate the Agreement and have the right to demand immediate payment of all outstanding amounts owed by Park Ha Jiangsu under the Jiangnan University Agreements.

Dispute Resolution

In the event of any disputes arising out of or in connection with the performance of this Agreement, the parties shall first attempt to resolve the disputes amicably through good-faith negotiation and mediation. If the parties cannot resolve the disputes through negotiation and mediation, the parties shall submit to the People’s Court at the domicile of the aggrieved party for the determination of the dispute.

Our Sales and Marketing

We seek to build an industry-leading platform in the beauty market in China. Since 2021, we have adopted a franchise chain system to supplement our owned stores. We provide our franchisees with training, a stable supply chain to franchisees and a unified guidance strategy for geographical location and market competition.

We believe that our solutions have a strong competitive edge in China’s beauty market. Our CEO and CTO each has over ten years of experience in the industry and plays essential roles in reaching out to potential customers. Additionally, we have established a good reputation among our customers through our consistent high-quality products. Due to our reputation in China, we also receive consultation requests and offers from prospective customers.

In addition, we have adopted a digital strategy to better engage with our customers to promote our products through in online communities. This includes launching VR product trials, live online sales and social app advertising. Since 2020, “Park Ha” brand has established its own official account on various popular short video platforms in China including Douyin, RED, and WeChat Video, which has promoted its popularity among the beauty industry and consumers in China. Since 2022, “Park Ha” brand has launched a live channel on Douyin, which promotes products through live activities. By interacting directly with consumers through live streaming and cutting-edge marketing channels, providing instant and customized content access, “Park Ha” brand has created a marketing model that is designed to be effective among beauty consumers in China. To better promote our products, we provide value-added services, complimentary facial treatment trial in stores, where our trained staff give 30 to 45-minute facial treatment sessions to customers who purchase our products. Such sessions are meant to educate our customers about the optimal ways to use our products.

Our Competitive Advantages

We believe that we are prepared for continued growth due to several competitive advantages:

An innovative social marketing model

We have successfully established a regional brand effect through a social marketing model. We help our franchisees organize local salon activities, build product experience models, offer awards on promotion, and take advantage of our internet promotion, to build brand awareness and drive customers to our trusted community. This, in turn, attracts additional franchisees.

To reach potential customers through social marketing, the Operating Subsidiaries hold interest-based community virtual events through the WeChat platform and connect people within the community who are interested in skincare products or knowledge. The Operating Subsidiaries promote our products according to our customers’ skincare needs. Our social marketing model is designed to stimulate potential customers’ desire to buy our products by reaching accurately targeted user groups who are interested in our products through community activities. Since this marketing is carried out within residential communities, we find it easier to build close ties to our target customers through community events in the long run, which we believe enhances our long-term customer loyalty.

A Stable supply chain system

Our suppliers are located in Guangzhou, Shanghai, Zhejiang Province, and Jiangsu Province in China. The ingredients we use for the product formula are supplied by large international and national raw material companies. We also carry out functional testing and compatibility testing on the raw materials used for packaging of our products to ensure the quality of the ingredients. We conduct supplier visits and factory inspections to check whether the information they provide is accurate and reliable.

A strong and diversified management team

Our founders have extensive experience in various industries, including beauty, fashion, retail, and the internet industries. Our CEO and CTO each has over ten years of experience in the industry and plays essential roles in reaching out to potential customers. We believe that their experience, coupled with their profound understanding of the beauty industry and their passion and determination, make them effective business leaders. They are firmly committed to our mission and customer-oriented approach, helping more customers to solve skin problems.

Risks and Challenges

There are complex risks and challenges associated with our business operation and brand development, including high costs of our marketing efforts, intense competition from similar businesses, and whether we can efficiently oversee our franchisees’ daily operations, among many others. Our management team has identified the following as the biggest risks and challenges the Company is facing:

1.      Intense competition in the skincare industry.    We face intense competition in the skincare industry. We believe it is crucial to establish our brand awareness and differentiate ourselves from our competitors in order to attract new franchisees and investors. Besides, consumers tend to be more loyal to brands that they are familiar with and trust. Having a strong brand presence would reinforce our credibility in the eyes of consumers, and thus leading to increased customer loyalty and higher chances of repeat purchases.

2.      Limited resources and great challenges in building and maintaining a robust supply chain infrastructure.    As a fast-growing company with a limited operating history, we have limited resources and face great challenges in building and maintaining a robust supply chain infrastructure to efficiently respond to consumer demand. Our Company has a concentration risk related to its suppliers. As such, we face an increased risk of supply chain disruptions due to our reliance on a limited number of suppliers. We believe the key to a robust supply chain system lies in maintaining a good relationship with our existing suppliers, ensuring our suppliers’ consistency in meeting our quality, quantity and delivery requirements, as well as diversifying our suppliers.

3.      Challenges in maintaining product consistency and quality.    Our business depends largely on the quality, effectiveness and safety of our products. Any loss of confidence on the part of consumers in the ingredients used in our products, whether related to product contamination or product safety or quality failures, actual or perceived, or inclusion of prohibited or restricted ingredients or an improper mixture of ingredients, could tarnish the image of our brand and could cause consumers to choose other products.

For more details, please refer to “Risk Factors — Risks Related to Our Business and Industry” starting from page 40 of this prospectus for more information.

Our Growth Strategies

Strengthening the development of own products

We plan to expand our partnership with scientific research institutions to develop new skincare raw materials and products. We also plan to expand the scope of services to existing customers and acquire new customers by continually making significant investments in R&D. We will continue to improve upon and expand our products and services offerings through our research and development and technology innovations. In the future, we will mainly focus on the development of small molecule peptide hydration penetration technology, as well as providing other products and technologies to solve the problem of skin moisture loss.

Intensifying our Training Practice

We plan to open vocational training schools offering beauty industry knowledge in inland China and western provinces of China, such as Guizhou Province and Ningxia Province. The purpose of the vocational training schools will be to provide professional training to our franchisee staff. We currently have eleven employees in directly owned stores and encourage our franchisees to equip each store with around five employees.

We also intend to set up an internal training institute on beauty treatment to advance existing talents at the headquarters. We will also establish a set of complete on-the-job training system, where we partner with vocational and technical colleges to provide professional courses and textbooks and help students obtain professional qualification certificates of beautician.

Enhance our social media-based sales and marketing capabilities

We will continue to seek to improve brand awareness by using social media platforms, such as Douyin, RED and WeChat video, to promote our brand and attract potential future customers and franchisees.

Improve supply chain capacity

In order to meet the rapidly growing customer demand, Park Ha Jiangsu has partnered with additional third-party manufacturers to increase production and shorten the wait time. We also plan to establish partnerships with third-party warehouse and distribution centers to support our businesses.

Seeking strategic investment, acquisition and other cooperation

We plan to evaluate and selectively seek strategic alliances, investment and acquisition opportunities in the beauty industry across China by investing in incubating product patents and acquiring supply chain partners and manufacturers, as part of our long term goal to lower production costs and increase future profit margin.

Our Suppliers

For the six months ended April 30, 2024, there were four suppliers who accounted for 10% or more of the Company’s total purchases and such suppliers accounted for approximately 19%, 16%, 12% and 10% of our total purchase, respectively. For the six months ended April 30, 2023, there was one supplier who accounted for 10% or more of the Company’s total purchases and such supplier accounted for approximately 61% of our total purchases. For the year ended October 31, 2023, there was one supplier who accounted for 10% or more of the Company’s total purchases and such supplier accounted for approximately 58% of our total purchases. For the year ended October 31, 2022, there were two suppliers who accounted for 10% or more of the Company’s total purchases and such suppliers accounted for approximately 36% and 11% of our total purchases, respectively.

Our Customers

The majority of our customers are franchisees and retail customers in the skincare industry. For the six months ended April 30, 2024, there were two customers who accounted for 10% or more of the Company’s total purchases and such customers accounted for approximately 14% and 15% of our total revenue, respectively. For the six months ended April 30, 2023, none of our customers accounted for 10% or more of our total revenue. For the year ended October 31, 2023, two customers accounted for approximately 10% or more of our total revenue, respectively and such customers accounted for approximately 10% and 10% of our total revenue, respectively. For the year ended October 31, 2022, no customer accounted for more than 10% of our total revenue. As of April 30, 2024, the stores, including directly-operated stores and franchisees, are mostly located in first-, second-, and third-tier cities in various provinces in China, including Anhui Province, Jiangsu Province, Hainan Province, Henan Province, Shanxi Province, Shandong Province, Liaoning Province, Guizhou Province, Shaanxi Province, Sichuan Province, Heilongjiang Province, Zhejiang Province, Tianjin Province, Hebei Province and Guangdong Province.

As of April 30, 2024, we had about 5,000 customers in our directly operated stores, all of whom are retail customers. Our products and innovative digital marketing strategy are primarily targeted at young adults and middle-aged generations consisting of women with white-collared occupations. Our primary focus currently is on the female group living or working within 2-3 kilometers of the business district. According to the consumption survey report, 95% of our customers were women. In the future, we will also launch new brands that target male groups across all ages.

Our Products

Our subsidiary Park Ha Jiangsu has developed a full range of “Park Ha” brand skincare products by collaborating with biological laboratories and supply chain systems to transform our technology and rich experience into cost-effective functional skincare products.

Our product line ranges from basic skin physical protection, exfoliation, and sebum film repairing to surface microecological balance and anti-aging. Our product line includes nearly 200 products divided into 18 series, covering almost all categories of the skincare industry. Our signature products “Little Blue Injection Serum” and series of freeze-dried powders have been well received by consumers. Our products mainly focus on small molecule peptide compositions, such as palmitoyl pentapeptide-3, palmitoyl tripeptide-1, acetyl hexapeptide-3, acetyl tetrapeptide-5, carnosine, etc. These substances have a strong permeability and can activate epidermal cells, replenish moisture and nutrients for the skin, stimulate and accelerate the synthesis of collagen, delivering various skincare effects. Our products are not medical graded products and have not been assessed by any medical regulatory authority. See “Business — Quality Control” for more detailed information regarding our product quality control.

Except for a third-party brand product “whitening and freckle removing freeze-dried powder”, all of our products are classified as “ordinary cosmetics” as defined in the Supervision Regulations, which are subject to filing requirements. See “Regulation — Regulations Relating to Cosmetic Products” on page 113 of this prospectus. As of the date of this prospectus, the filing with NMPA for all of our products have been completed before they were marketed in accordance with the applicable laws and regulations.

NO.	PRODUCT	STANDARD	FUNCTION	RETAIL PRICE (RMB)	TARGET SKIN	PICTURE
1	PARKHA AMINO ACID CLEANING FOAM	100ml	The product contains amino acids and produces a rich and dense foam. It is gentle and easy to cleanse, effectively removing dirt from the skin while keeping it moisturized. With the addition of Bacillus/Glutamic Acid Ferment Filtrate, it provides a smooth and nourishing experience, repairing rough and dull skin, leaving it hydrated, smooth, and elastic.	98	All skin type
2	SOO YEON CLEANING MOUSSE	150ml	The texture is soft and delicate, effectively cleansing the skin while gently removing makeup. It is hydrating and easy to rinse off, leaving the skin moisturized, smooth, and radiant.	198	All skin type

NO.	PRODUCT	STANDARD	FUNCTION	RETAIL PRICE (RMB)	TARGET SKIN	PICTURE
3	PAPKHA FIBROIN ISOLATION REPAIR MILK	30ml	The texture is refreshing and non-greasy, providing a smooth and hydrating feel. It is easy to apply and blend, without easily smudging or coming off. It adheres closely to the skin, effectively concealing roughness and imperfections, brightening the complexion, and minimizing the appearance of pores. It gives the skin a radiant and translucent glow.	108	All skin type
4	PARK HA POLYPEPTIDE PREESSENCE	30ml	It contains specially selected ingredients such as Palmitoyl Pentapeptide-4, which has repairing and moisturizing properties. It intensely repairs, firms, and brightens the skin. The rich and nourishing liquid texture soothes roughness and fine lines upon contact with the skin, making it appear smoother and more radiant.	188	All skin type
5	PARK HA POLYPEPTIDE PROTECTIVE SPRAY	50ml	It provides intensive repair to the skin, replenishing it with the necessary nutrients and improving its moisture content. It helps repair and soothe sun-damaged skin, ensuring that the skin maintains a delicate and stable condition.	98	All skin type
6	PARK HA PERFECT MOISTURIZER CREAM	50g	It effectively and evenly nourishes the skin, making it hydrated and radiant. It moisturizes and locks in moisture while having a lightweight and non-greasy texture.	398	All skin type
7	PARKHA AOUA MOISTURIZING PEPRIDE-INFUSION ESSENCE	2ml*10 bottle	It contains a hydrating and nourishing essence that replenishes the skin’s moisture and nutrients, relieving dry and rough skin. It smoothens and softens the skin, leaving it hydrated and radiant.	397	Dry, mixed

NO.	PRODUCT	STANDARD	FUNCTION	RETAIL PRICE (RMB)	TARGET SKIN	PICTURE
8	PARKHA HYALURONIC ACIDTRANSPARENT WATER	120ml	It contains a variety of plant-based repairing essences that give the skin a hydrated and refreshed feeling. It improves dry and rough skin conditions, enhances skin elasticity, and makes the skin supple, hydrated, smooth, and radiant.	198	All skin types, customers with brightening needs
9	PARKHA NICOTINAMIDE TRANSPARENTWHITE MILK	100ml	Lightweight in texture, it replenishes moisture and provides nourishment to the skin, making it moisturized without feeling sticky. It repairs dry and rough skin, resulting in a soft, smooth, and tender complexion.	268	All skin types, customers with brightening needs
10	PARKHA NONAPEPTIDE HYDRATING CREAM	50g	With a delicate and smooth texture, it contains nine peptides and a variety of plant extracts, offering repairing, moisturizing, and hydrating effects. It soothes dryness, roughness, and lack of luster in the skin, providing a fresh and nourishing sensation while firming the skin, leaving it supple, radiant, and glowing.	298	All skin types, customers with brightening needs
11	PARKHA REJUVENATING PEPTIDE ESSENCE	2ml*10 bottle	Enriched with extracts such as licorice and light fruit essence, it replenishes moisture and nutrients to the skin, providing hydration and nourishment. It improves dry and rough skin, leaving the skin radiant, smooth, and delicate.	499	All skin types, customers with brightening needs
12	PARK HA GANODERMA SOOTHING CREAM	50g	Utilizing patented extraction technology of Ganoderma lucidum, it is pure and concentrated. It deeply nourishes and protects the skin’s foundation, caring for the skin’s barrier, resulting in a well-hydrated and plump complexion, while maintaining the stability of the skin’s condition.	298	Oily, combination to oily skin, acne-prone skin

NO.	PRODUCT	STANDARD	FUNCTION	RETAIL PRICE (RMB)	TARGET SKIN	PICTURE
13	PARK HA MUSSEL REPAIRING ESSENCE LOTION	120ml	Containing essence of pearl and a variety of plant extracts, it nurtures and cares for the skin. It improves the dry, rough, and tight state of the skin, increases the skin’s moisture content, provides moisturizing care, and strengthens the skin, resulting in a translucent, radiant, and luminous complexion.	199	Oily, combination to oily skin, acne-prone skin
14	PARK HA LACTOSE ACID OIL CONTROL SERUM	2ml*10 bottle	Enriched with lactobionic acid tenderizing essence, it improves enlarged pores and rough skin texture. It combines various plant essences to gently rejuvenate the skin, balance the skin’s moisture and oil, and promote an even and radiant complexion.	459	Oily, combination to oily skin, acne-prone skin
15	PARKHA CARNOSINE WATER	120ml	Containing peptide essence, it helps to replenish moisture and nutrients to the skin, alleviating dryness, roughness, and dullness. It leaves the skin hydrated, radiant, and elastic.	268	All skin types, customers with anti-aging needs
16	PARKHA BACILLUS MOISTURIZER	100ml	Smooth texture, containing a variety of plant oils and peptide essence, repairs the skin, moisturizes and nourishes, balances the skin, reduces the appearance of fine lines. It also contains niacinamide and vitamin C to brighten the skin, making it radiant and glowing.	298	All skin types, customers with anti-aging needs

NO.	PRODUCT	STANDARD	FUNCTION	RETAIL PRICE (RMB)	TARGET SKIN	PICTURE
17	PARKHA ARGININE FIRMING CREAM	50g	With a smooth and delicate texture, easily absorbed and moisturizing, it contains peptides and vitamin E repairing essence, providing intensive repair and nourishment. It deeply moisturizes the skin, improving roughness and lack of radiance, keeping the skin elastic and hydrated. It enhances the beauty and radiance of the skin.	338	All skin types, customers with anti-aging needs
18	PARKHA ANTI-AGING PEPTIDE ESSENCE	3ml*10 bottle	It contains rich retinol and bacillus/glutamic acid fermentation essence, providing hydration and nutrients to the skin, giving it a moisturized and supple feel. It improves dryness and lack of radiance in the skin. Combined with peptide essence, it firms and tightens the skin, presenting a water-soft, smooth, and radiant complexion.	619	All skin types, customers with anti-aging needs
19	ANTI-AGING LIFTING GEL	18g*10 piece	Provides hydration and nutrients to the skin, repairs and rejuvenates the skin, making it soft, smooth, and firm.	339	All skin type
20	YEAST AND PLANT EXTRACT FACIAL TONER	3ml*10 bottle	Contains plant extract essence that improves dry and rough skin, making the skin moisturized, tender, and radiant.	188	All skin type
21	YEAST AND PLANT EXTRACT FACIAL SET	(3ml+7g)*10		567	All skin type
22	MOISTURIZING POWDER	30g*20	Hydrates the skin, refines the skin’s texture, and leaves the skin refreshed and radiant.	385	All skin type

NO.	PRODUCT	STANDARD	FUNCTION	RETAIL PRICE (RMB)	TARGET SKIN	PICTURE
23	AQUA HYDRATING MASK	28ml*10P	Rich in various plant extracts and sodium hyaluronate, effectively improving dry and dehydrated skin. The face mask uses a thin and breathable sheet that adheres closely to the skin, providing hydration while improving dry skin, resulting in a refined and moisturized complexion.	158	All skin type
24	ACNE CLEAN TEA MASK	28ml*10P	The thin and breathable sheet adheres closely to the face, providing moisture while being gentle and translucent. It contains various plant extracts that help refine pores, refresh and cleanse the skin, improve skin hydration, and keep the skin moisturized, refreshed, smooth, and delicate.	199	Acne-prone oily skin
25	MEDICAL COLD COMPRESS MASK	6 piece	Used for physiologically reducing fever and cooling specific areas of the body’s surface.	268	All skin type
26	FACE LIFTING MASK	20g*10P	It contains a variety of peptide ingredients that provide nourishment, firmness, and brightening effects all in one. It effectively replenishes the skin with essential nutrients and moisture, repairs and conditions the skin, leaving it smooth and supple. The double-hook ear-hanging face mask enhances elasticity and tightens the skin on the chin and cheeks, giving them a firm and plump appearance.	228	All skin type

NO.	PRODUCT	STANDARD	FUNCTION	RETAIL PRICE (RMB)	TARGET SKIN	PICTURE
27	PARKHA SHUIGUANG MASK	28ml*10P	It contains ingredients such as sodium hyaluronate and Sophora flavescens root extract, which provide the skin with essential nutrients and moisture, moisturize and hydrate, and care for the skin. It improves dryness and roughness of the skin, leaving it hydrated, radiant, and soft to the touch.	158	All skin type
28	PARKHA REVITALIZING ESSENTIAL MASK	6P/box	It contains ingredients such as sodium hyaluronate and Sophora flavescens root extract, which provide the skin with essential nutrients, deeply nourish, moisturize, and protect the skin. It also has excellent hydrating and water-locking properties, providing intensive hydration to the skin, improving dryness, and giving the skin a hydrated, radiant, and elastic appearance.	268	All skin type
29	PARKHA REVITALIZING ESSENTIAL EYE CREAM	15g	It contains lavender extract from France, retinyl palmitate, and tocopherol (vitamin E), which repair the skin around the eyes, improve dullness, and diminish the appearance of dark circles and fine lines. It moisturizes the skin around the eyes, replenishes the moisture and nutrients needed for the eye area, leaving the skin around the eyes hydrated, radiant, firm, and elastic.	398	All skin type

NO.	PRODUCT	STANDARD	FUNCTION	RETAIL PRICE (RMB)	TARGET SKIN	PICTURE
30	WHITENING AND FRECKLE REMOVING FREEZE-DRIED POWDER	(0.05g+3ml)*10	The texture is smooth and refreshing. It contains whitening and brightening ingredients such as 3-O-ethyl ascorbic acid and tranexamic acid, effectively brightening the skin tone and making it fair and luminous. Alpha-arbutin helps reduce skin pigmentation and fade dark spots, resulting in a fair and radiant complexion. The extract of kava pepper (PIPER METHYSTICUM) leaves/roots/stems, in combination with imported cherry blossom (PRUNUS SPECIOSA) flower extract from Korea, provides a moisturizing, smooth, delicate, and soft sensory experience to the skin.	1430	For skin with whitening needs
31	UMBILICAL CORD ESSENCE FREEZE-DRIED POWDER	(0.05g+3ml)*10	The texture is smooth and easy to spread. It contains (animal) umbilical cord extract, which deeply nourishes the skin, leaving it hydrated and silky smooth.	1660	All skin type
32	PARKHA CARBON BASED GILDEDFRAGRANCE BATH LOTION	450g	While cleansing the skin, it provides nourishing ingredients to the skin. After washing, it leaves the skin feeling hydrated, refreshed, clean, and fragrant.	98	All skin type
33	PARRHA EXTRACT RENEWAL ESSENCE OIL	30ml	Contains various botanical extracts such as white lotus flower and squalane, improving fine lines and wrinkles caused by skin dehydration, providing deep hydration. The synergistic effect of licorice fruit and Vitamin E enhances radiance, making the skin smooth and translucent.	228	All skin type
34	PARK HA REVITALIZE EYE ESSENCE	2ml*10	Moisturizes the skin, improves dryness and dehydration, provides intense hydration to the skin around the eyes, revitalizing and rejuvenating it with a fresh and hydrated appearance.	298	All skin type

Manufacture of Our Products

Park Ha Jiangsu engages and commissions third-party manufacturers to produce our products. The engagement specifies that the third-party manufacturers shall purchase raw materials from our designated raw material suppliers. Park Ha Jiangsu does not enter into direct contracts with raw material suppliers.

Pursuant to the form of Agreement of Commissioned Processing we enter with our third-party manufacturers (“Agreement of Commissioned Processing”), the third-party manufacturers shall provide the formulas to be used in our products and a packaging material inspection report, produce a manufacture plan in written form, and manufacture and process our products that meet the relevant national standards, industry standards, and our requirements, as well as provide temporary storage of our products. The Agreement of Commissioned Processing also requires us to provide the third-party manufacturers with packaging materials that meet the requirements under applicable laws and regulations such as the Advertising Law and intellectual property regulations. However, given our reliance on our third-party manufacturers to provide us with the formulas for our products and that we do not own the formulas, if we fail to enforce such agreements and if our competitors engage the same manufacturers and introduce the same or similar products at a significantly lower price in the same markets that we operate in, our results of operations may be adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — We rely on the formulas provided by our third-party manufacturers” on page 41 of this prospectus.

Before sending a product for mass production, the third-party manufacturers produce the product samples. Park Ha Jiangsu will conduct internal tests and may improve the formula provided by the third-party manufacturers. In addition, Park Ha Jiangsu engages third-party testing agencies to conduct cosmetics safety testing.

Once the samples pass the third-party testing agency’s safety testing, Park Ha Jiangsu will coordinate with the third-party manufacturers to complete the record-filing with the NMPA.

Park Ha Jiangsu has entered into agreements with third-party manufacturers who are responsible for obtaining the raw ingredients for our products and for manufacturing them according to specific product formula used by the third-party manufacturers. We maintain control of the ingredients being used in the process and the quality of finished goods by providing a list of designated ingredients to the third-party manufacturers and carefully examining the products before accepting them. We store excess raw materials with the third-party manufacturers for future use. The third-party manufacturers have obtained and maintained licenses for cosmetic production.

Once the record-filing is completed, the third-party manufacturers will start manufacturing the products.

Distribution and Warehouse

The third-party manufacturers deliver the products to our warehouse and Park Ha Jiangsu ships products from the warehouse to the directly operated stores on an as-needed basis and ship products from the warehouse to the franchise stores pursuant to their orders.

Park Ha Jiangsu maintains a warehouse in Wuxi, Jiangsu Province, PRC. Products produced and packaged by third-party manufacturers are delivered by third-party logistics companies directly from the production site to Park Ha Jiangsu’s warehouse. Park Ha Jiangsu pays for the freight. The warehouse stores the products in a dry environment and away from direct sunlight.

Our Stores

Our stores are generally located in commercial complexes in urban centers in China. As of April 30, 2024, October 31, 2023 and 2022, we had 43, 38 and 49 franchisees in China, of which 41, 36 and 45 franchisees operate under the store name “Park Ha”.

As of the date of this prospectus, our two directly operated stores are located in Wuxi Xinwu Wanda Plaza and Jinlun Xingguang Mingzuo Life Plaza, Wuxi, Jiangsu Province, PRC, the areas of which are 66.30 square meters and 53.64 square meters, respectively. Each of the directly operated stores has a product sample area and a product experience area. We sell our products in the stores and provide complimentary after-sales beauty services. As of April 30, 2024, we have a total of 11 employees working in our two directly operated stores.

Our Franchisees

As of April 30, 2024, October 31, 2023 and 2022, we had 43, 38 and 49 franchisees in China, of which 41, 36 and 45 franchisees operate under the store name “Park Ha”. As of April 30, 2024, October 31, 2023 and 2022, we had 2, 2, and 4 franchisees operate under a different brand name, “Geni” or “歌妮”. Park Ha Shanghai provides monthly training for the beauticians of each franchise. The training courses include skin physiology, Park Ha product theory, store operation skills, a standardized user manual for stores, procurement and store management. After each month’s training, the theoretical assessment of these beauticians is conducted. We also intend to provide training courses for franchisees on subjects that new industry trends in customer development skills, new product releases, and other topics.

Our products are sold under our franchisee’s sale models. Franchisees estimate the product sales volume of each month based on the sales records of prior months. Accordingly, they place orders with us based on the expected sales volume. If any product-related problems come up aftersales, the franchisees will consult with us for guidance. Our products carry specific production record-filing certificates and quality inspection reports. In case of product damage due to logistics reasons, the products can be exchanged.

We utilize various channels such as Douyin, Meiye Observation and beautydata.ai (both are beauty industry websites), Baidu online advertising and other platforms, to publish advertisements highlighting franchisee preferential pricing to attract potential franchisees. The Operating Subsidiaries participate in beauty industry exhibitions and events, such as the China Beauty Expo, where we introduce our products and services and engage in face-to-face communication with potential franchisees to foster collaboration intentions. Some existing franchisees also become promoters of the “Park Ha” brand by introducing quality potential franchisees to us. Additionally, the Operating Subsidiaries organize franchise promotion events periodically in physical stores to attract potential franchisees to participate.

Xinzhan enters into franchise agreements with the franchisees. The franchise agreements grant franchisees the permission to open a store under the brand name “Park Ha” in a specific geographic area. Franchisees are authorized to sell Park Ha Jiangsu’s “Park Ha” branded products and third-party products with Xinzhan’s permission, subject to the terms in the franchise agreement. Franchisees must adhere to the proper use of equipment and engage in the sale of authorized skincare or beauty products. We have entered into supplemental agreements with the franchisees that operate their stores under a different brand name, “Geni” or “歌妮” pursuant to which each such franchisee is allowed to keep the existing store name and does not have to change the store name to “Park Ha”.

Xinzhan is entitled to an annual franchisee fee in the amount of RMB 100,000, RMB 550,000 or RMB 2,000,000, depending on the size of the franchise and the city where it is located, payable within 30 business days from execution of the franchise agreement and within 30 business days of each anniversary date of execution thereafter. Our franchise agreement typically lasts for three years and can be renewed upon both parties’ agreement. Xinzhan has the right to terminate the franchise agreement for cause if the franchisee significantly breaches the agreement. The franchisee may submit written notice to Xinzhan for approval if the franchisee desires to terminate the franchise agreement prior to its expiration.

Digital Customer Engagement Strategy

We believe that Chinese consumers expect to have a more intimate product use experience offered by beauty brands on social media platforms. Many local skincare enterprises in China also promote their products by increasing their marketing investment in online communities, such as launching VR product trials, live online sales, social app advertising. Since 2020, “Park Ha” brand has established its own official account on various popular short video platforms in China including Douyin, RED, and WeChat Video, which has promoted its popularity among the beauty industry and consumers in China. Since 2022, “Park Ha” brand has launched a live channel on Douyin, which promotes products through live activities. By interacting directly with consumers through live streaming and cutting-edge marketing channels, providing instant and customized content access, we believe that the “Park Ha” brand has created a marketing model that is widely effective among beauty consumers in China.

Our Online to Offline(“O2O”) Model

We believe that we should leverage both e-commerce platforms and brick-and-mortar shops to create an omnichannel seamless shopping experience for our customers. Therefore, we constructed our Online-to-Offline (“O2O”) business model in January 2017. Specifically, we use various e-commerce strategies, such as click-and-collect service (i.e., offering our customers the option to purchase products online and pick them up in-store), and offering digital coupons to attract customers on social media platforms (e.g., Douyin and Meituan, two of the largest social media platforms in China) to visit our physical stores and encourage them to purchase our products. We also offer group-buying deals, which refers to a group of customers coming together to purchase products at discounted prices. We offer group-buying deals on social media platforms, including aforementioned platforms like Douyin and Meituan, and we would require a minimum number of purchasers for the discounted price to apply. We believe that our O2O Model has enabled us to reach a wider audience online, attract new customers, engage with customers across multiple channels, and increase sales while our customers can enjoy significant discounts and a seamless shopping experience.

As of April 30, 2024, October 31, 2023 and 2022, we had 43, 38 and 49 franchisees in China, of which 41, 36 and 45 franchisees operate under the store name “Park Ha”. Through holding events for customers to experience products under the “Park Ha” brand, stores promote and sell our skincare products. Our online order system is open to our franchisees to place orders.

We believe that through our physical stores, we have built a closer relationship with our customers to enhance their experience with Park Ha products. Generally, each of our physical stores has a prominent product trial area at the front of the store to showcase all of our products. We also train and employ several aestheticians to answer customers’ questions related to skin problems and provide skincare advice accordingly. The stores have set up a storage area for centralized storage of products and fulfillment of short-term orders from customers.

Quality Control

We have a comprehensive quality assurance program designed to ensure product quality and safety throughout the procurement and production cycle. Park Ha Jiangsu outsources our product manufacture process to third-party ingredients suppliers and manufacturers, who shall follow our guidelines and product formula in production. We have strict control over the ingredients choices and the quality of finished goods. Each batch of products will only be produced after we have examined the sample product from the third-party manufacturers and approved its quality. During the quality control process, we perform a series of functionality, stability, and compatibility tests on the designed packaging materials and product components under various strict conditions.

In addition, we implement a rigorous on-site audit program to ensure that third-party raw material suppliers comply with the product safety compliance standards in China. We take great care to ensure that third-party suppliers of raw materials share our commitment to quality and ethics. Given the experience of our third-party manufacturers in supplying high-end and luxury beauty brands around the world, they generally establish high-quality production standards to ensure that the product quality meets the stringent standards we set.

We ensure consistency in our manufacturing quality through regular on-site inspections and audits of third-party manufacturers and ingredients suppliers. We have a policy of terminating our cooperation with partners that do not meet our quality standards.

Our Delivery, Return and Exchange Policies

Our delivery policy is as follows: on the 15th and 30th of each month, free-of-charge deliveries of our products are made by Park Ha Jiangsu to various stores within the Wuxi urban area. Deliveries to stores outside the Wuxi urban area are sent through Deppon Logistics Express and SF Express.

Our return and exchange policy dictates that within three months from the delivery of the initial inventory listed for each store, products within their shelf life can be exchanged for other products of up to 10% of the total value. For products purchased at the stores within one month before the expiration of the warranty period, free returns and exchanges are accepted.

Our Competition

We compete with both established multinational and domestic brands, as well as smaller niche brands in both the PRC market and the global beauty market. Some of our largest competitors are Fanwenhua, DR PLANT, and Beauty Farm, each of whom has over 100 franchisees nationwide. They have a longer operating history and relatively higher market share than us, and have established brand recognition and a strong reputation in the market. Therefore, we may have trouble gaining visibility and credibility among consumers. Besides, larger and more established companies tend to benefit from economies of scale, which allows them to produce goods at lower costs per unit. This could result in pricing advantages, making it difficult for us to compete on price while maintaining profitability. We believe that we compete primarily based on perceived value, including pricing and innovation, product efficacy, service to the customer, promotional activities, advertising, special events, new product introductions, e-commerce initiatives, direct sales, and other activities. It is difficult for us to predict the timing, scale, and effectiveness of our competitors’ actions in these areas or the timing and impact of new entrants into the marketplace. For additional risks associated with our competitive position, see “Risk Factors — Risks Related to Our Business and Industry — The beauty industry is highly competitive. If we are unable to compete effectively, we may lose our market share and our business, results of operations and financial condition may be materially and adversely affected” on page 42 of this prospectus.

Insurance

We will carry director and officer insurance for our Chief Executive Officer, Chief Financial Officer and directors upon the effectiveness of the registration statement of which this prospectus forms a part. We will continue to review and assess our risk portfolio and make necessary and appropriate adjustments to our insurance practices to align with our needs and with industry practice in the markets in which we operate. We do not maintain any insurance to cover our assets, operations and any loss arising from business interruptions. See “Risk Factors — Risks Related to Our Business and Industry — We do not maintain any insurance to cover our assets, operations and any loss arising from business interruptions and we may be exposed to losses which may adversely affect our profitability and financial position” on page 55 of this prospectus.

Seasonality

Our operating results historically have not been subject to seasonal variations.

Intellectual Property

Protecting our intellectual property is a priority of our business. We rely on trademarks, patents, and know-how, as well as contractual restrictions on information disclosure to protect our intellectual property rights. We have signed confidentiality agreements or clauses with our executives, certain customers, and suppliers, and rely on such confidentiality agreements or clauses and other protections of our technical knowledge to maintain our technological advantages in products and designs. As of the date of this prospectus, Park Ha Jiangsu and Xinzhan have a total of 20 registered trademarks, 8 registered patents, 5 registered copyrights, and 1 domain name. All of them are in China.

Park Ha Jiangsu also collaborates with the biology research institutes and laboratories of Jiangsu University to improve our technology and develop new products. We and Jiangsu University jointly own, on a 50-50 basis, all intellectual properties generated from our collaboration, and we have the exclusive right to use these intellectual properties.

As we engage third-party manufacturers to manufacture our products on our behalf, we rely on the formulas provided by these third-party manufacturers commissioned by us. Under our current commissioned processing agreements with our third-party manufacturers, we do not own the formulas for our products. Given our reliance on our third-party manufacturers to provide us with the formulas for our products and that we do not own the formulas, if we fail to enforce such agreements and if our competitors engage the same manufacturers and introduce the same or similar products at a significantly lower price in the same markets that we operate in, our results of operations may be adversely affected. See “Risk Factors — Risks Related to Our Business and Industry — We rely on the formulas provided by our third-party manufacturers” on page 41 of this prospectus.

Trademarks

The following table sets forth a brief description of Park Ha Jiangsu and Xinzhan’s trademarks as of the date of this prospectus, all of which are registered in China:

Trademark Number	File Date	Trademark Name	Status	Expiration Date	Jurisdiction	Owner
40583272	2020/5/21		Granted	2030.5.20	China	Park Ha Jiangsu
19552102	2017/5/21		Granted	2027.5.20	China	Xinzhan
52389822	2021/12/21		Granted	2031.12.20	China	Xinzhan
52369491	2021/9/21		Granted	2031.9.20	China	Xinzhan
52374721	2021/9/21		Granted	2031.9.20	China	Xinzhan
52331512	2021/11/28		Granted	2031.11.27	China	Xinzhan
51586756	2021/8/14		Granted	2031.8.13	China	Xinzhan
51578063	2021/7/21		Granted	2031.7.20	China	Xinzhan
49183046	2021/8/21		Granted	2031.8.20	China	Xinzhan
44201869	2020/10/21		Granted	2030.10.20	China	Xinzhan
31045437	2019/5/21		Granted	2029.5.20	China	Xinzhan
31035182	2019/2/28		Granted	2029.2.28	China	Xinzhan
26363194	2018/9/28		Granted	2028.9.27	China	Xinzhan
25600575	2018/7/28		Granted	2028.7.27	China	Xinzhan
24916764	2018/6/21		Granted	2028.6.20	China	Xinzhan
24923602	2018/6/21		Granted	2028.6.20	China	Xinzhan
24919892	2018/6/21		Granted	2028.6.20	China	Xinzhan

Trademark Number	File Date	Trademark Name	Status	Expiration Date	Jurisdiction	Owner
19552028	2017/5/28		Granted	2027.5.27	China	Xinzhan
19552238	2017/5/28		Granted	2027.5.27	China	Xinzhan
19552309	2017/5/21		Granted	2027.5.20	China	Xinzhan

Patents

The following table sets forth a brief description of Park Ha Jiangsu’s utility model patents as of the date of this prospectus, all of which are registered in China:

Patent Number	File Date	Issue Date	Expiration Date	Title	Status
ZL202220091842.2	2022.1.13	2022.8.26	2032.1.12	A kettle type device for fine chemical reaction	Effective
ZL20220087676.9	2022.1.13	2022.8.26	2032.1.12	A filter device for biofiltration	Effective
ZL20220088104.2	2022.1.13	2022.8.26	2032.1.12	A high-efficiency chemical material mixing equipment for deep-processing reaction	Effective
ZL202123449958.3	2021.12.31	2022.9.20	2031.12.30	A biological response kettle	Effective
ZL202220087588.9	2022.1.13	2022.08.26	2032.1.12	A Natural Effective Ingredients Extraction Equipment	Effective
ZL202223446372.6	2022.12.22	2023.3.21	2032.12.21	A biomass continuous dry distillation equipment	Effective
ZL202222184931.4	2022.8.19	2023.10.20	2032.8.18	A biological denitrification equipment	Effective
ZL202322585783.1	2023.9.22	2024.4.30	2033.9.21	A biomass pressing device	Effective

Copyrights

The following table sets forth a brief description of Park Ha Jiangsu’s software copyrights as of the date of this prospectus, all of which are registered in China:

Copyright Number	Issue Date	Expiration Date	Category	Copyright Name	Owner
RZDZ NO. 8929556	2021.12.29	2071.12.29	Software	A plant harmful component detection system basing on big data analysis V1.0	Park Ha Jiangsu
RZDZ NO. 8929558	2021.12.29	2071.12.29	Software	A microbial culture environment data analysis system	Park Ha Jiangsu
RZDZ NO. 8929557	2021.12.29	2071.12.29	Software	An online trading system for biosynthetic prepared products based on block chain technology	Park Ha Jiangsu
RZDZ NO. 8934000	2021.12.29	2071.12.29	Software	A bioactive substance synthesis system based on artificial intelligence technology	Park Ha Jiangsu
RZDZ NO. 8934001	2021.12.29	2071.12.29	Software	An herbal essence extraction control system based on AI technology	Park Ha Jiangsu

Domain

Through Xinzhan, we currently have the right to use one domain name that is registered and issued in the PRC, as follows:

Number	Domain Name	Owner
1	parkha.cn	Xinzhan

Our Properties and Facilities

Our principal executive offices are located in Wuxi, Jiangsu Province, China. As of April 30, 2024, the total net worth of our equipment and facilities is around $30,000.

Information on our leased properties as of the date of this prospectus is summarized below:

Location	Area (square meter)	Annual Lease Amount USD		Lease Term	Purpose
901 & 901-2, Building C, Phase 2, Wuxi International Life Science Innovation Campus, 196 Jinghui East Road Xinwu District, Wuxi, Jiangsu Province, China	460.00	$0	**	5.13.2024 – 5.12.2025	Office
333-1-406 Jincheng East Road, Xinwu District, Wuxi, Jiangsu Province, China	14.44	0	*	3.1.2021 – 2.28.2026	Office
Room 1602A-4238, No.11, Lane 803, Shuangcheng Road, Baoshan District, Shanghai	20.00	823		4.26.2019 – 4.19.2025	Office
Location	Area (square meter)	Annual Lease Amount USD	Lease Term	Purpose
380 Jincheng East Road, Building 4, Xinwu District, Wuxi, Jiangsu Province, China	254.00	7,685	11.10.2021 – 11.9.2025	Storage
3 Qianwei Road, Jinlun Xingguang Mingzuo Life Plaza, Store #1094, Wuxi, Jiangsu Province, China	53.64	19,578	11.1.2021 – 11.30.2024	Store
No. 31 & 33 Zhenze Road, Wanda Plaza, 3rd floor, #3050B, Xinwu District, Wuxi, Jiangsu Province, China	66.30	18,137	10.1.2021 – 9.29.2025	Store
Total	868.38

____________

*        The rent was waived by the local government under a policy that encourages entrepreneurship.

**      The rent was currently waived by the local government under a policy that supports the growth of enterprises.

Our Employees

As of April 30, 2024, October 31, 2023 and 2022, we had a total of 33, 25, and 34 full-time employees in China, respectively. The breakdown of our employees is as follows:

Department	As of April 30, 2024	As of October 31, 2023	As of October 31, 2022
Senior Management	2	2	2
Warehouse Management	1	1	2
Finance	1	2	2
Research and Development	3	1	1
Production & Procurement	1	1	2
Sales and Marketing	20	15	22
Human Resources & Administration	1	1	1
General Affairs	4	2	2
Total	33	25	34

Our success depends on our ability to attract, motivate, train, and retain qualified personnel. We believe we offer our employees competitive compensation packages and an environment that encourages self-development and creativity. As a result, we have generally been able to attract and retain high-quality and qualified personnel. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past.

As required by regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance, and housing insurance. We are required under PRC law to make contributions from time to time to employee benefit plans for our PRC-based employees at specified percentages of the salaries, bonuses, and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

We enter into standard employment agreements with our employees. Our employment agreements with our senior management include standard confidentiality clauses and non-compete clauses.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations, and claims incidental to the conduct of our business. We record a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of the date of this prospectus, we are not involved in any legal or administrative proceedings that may have a material adverse impact on our business, balance sheets or results of operations and cash flows other than as described herein.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulatory Authorities

The National Medical Products Administration, or the NMPA, under the State Administration for Market Regulation, or the SAMR, is the government authority that monitors and supervises the administration of cosmetics, medical devices, and foods. The NMPA’s predecessor, the China Food and Drug Administration, or the CFDA, was established in March 2013 and separated from the Ministry of Health of the PRC, or the MOH, as part of an institutional reform of the State Council.

Regulations Relating to Cosmetic Products

Pursuant to the Regulations Concerning the Hygiene Supervision over Cosmetics Products, “Hygiene Regulations”), which was promulgated by the former MOH on November 13, 1989 and most recently amended on March 2, 2019, cosmetic products are divided into special purpose cosmetic products and non-special purpose cosmetic products. The Supervision Regulations was promulgated by the State Council on June 16, 2020, and became effective on January 1, 2021, which replaced the Hygiene Regulations. Compared with the Hygiene Regulations, the Supervision Regulations and its implementation rules (including Measures for the Administration of the Registration and Record Filing of Cosmetics, which was promulgated by the SAMR on January 7, 2021 and became effective on May 1, 2021) clarify or amend certain provisions including without limitation the follows:

(i)      Responsibilities of the different parties in the operation of cosmetics. The Supervision Regulations for the first time introduce the concepts of registrant and record-filing applicant of cosmetics. The applicant for registration or record-filing of cosmetics shall undertake the main responsibilities for the quality, safety and effectiveness claims of cosmetics. Specifically, an applicant for registration or record-filing of cosmetics shall be responsible for the registration or record-filing before sale of such cosmetics, the monitoring of adverse reactions, the evaluation and reporting, product risk control and recall, and safety re-evaluation of the products and raw materials after sale of such cosmetics to ensure quality and safety of the registered/filed products. In addition, the claims for the effectiveness of all types of cosmetics shall be supported by sufficient scientific basis and an extract of the papers, research data or product evaluation material on which such effectiveness is claimed to be based shall be made public on websites designated by the regulatory authority. An applicant registering or record-filing the record for cosmetics shall be subject to the supervision of the NMPA.

(ii)    Categories of cosmetics. Cosmetics are divided into special cosmetics and ordinary cosmetics, instead of special purpose cosmetic products and non-special purpose cosmetic products. Special cosmetics refer to products for hair coloring, hair perming, freckle removal and skin whitening, sunscreen, and hair loss prevention as well as those purporting to have new functions and effects, such as antioxidant, blue light protection, anti-pollution, pH balance, antiperspirant, and sweat control. Ordinary cosmetics refer to cosmetics other than special cosmetics. The NMPA implements registration management for special cosmetics and record-filing management for ordinary cosmetics. Special cosmetics may not be produced and imported unless they have been registered with the NMPA. Domestic ordinary cosmetics shall be filed with the provincial drug regulatory authority where the record-filing applicant is located before going on sales.

(iii)   Production of cosmetics. In case of entrusting a third party to manufacture, a registrant or record-filing applicant of cosmetics shall entrust an entity that has obtained corresponding cosmetics manufacturing license and supervise the manufacture.

Violations of the Supervision Regulations will result in different penalties ranging from fines (fixed range or, in cases of severe violations, based on the values of the illegally manufactured goods), confiscation of raw materials, products illegally manufactured or sold and illegally obtained gains, revoking licenses, and suspension of business. Furthermore, pursuant to the Supervision Regulations, the responsible individual shall be subject to an industry operation banning period for five or ten years or even criminal liability.

Pursuant to the Provisions for Supervision and Administration of Manufacturing and Marketing of Cosmetics, which was promulgated by the State Administration for Market Regulation on August 2, 2021, and became effective on January 1, 2022, and other applicable laws, to engage in manufacturing of cosmetics, the Cosmetics Manufacturing

License shall be obtained in accordance with the law. If the registrant or the record-filing entity of cosmetics entrusts manufacturing of cosmetics, it shall entrust one that has obtained the manufacturing license for the relevant cosmetics. The contract manufacturer shall have the corresponding manufacturing conditions.

According to the Good Manufacturing Practice for Cosmetics, which was issued on January 6, 2022 and became effective on July 1, 2022, applicants and appointed manufacturers shall establish a production quality management system in accordance with the requirements to ensure the continuous and stable production of cosmetics that meet the relevant quality and safety requirements.

The Provisions on the Supervision and Administration of Enterprises’ Implementation of Primary Responsibilities for Cosmetics Quality and Safety, “Supervision Provisions”) was promulgated by the NMPA on December 29, 2022 and became effective from March 1, 2023. The Supervision Provisions emphasize that, a registrant or record-filing applicant, commissioned manufacturing enterprises of cosmetics shall be responsible for the quality, safety and effectiveness claims of cosmetics and shall manage the quality, safety of cosmetics registered or filed by them in the whole process from the research, development, production, and operation of cosmetics. Furthermore, the legal representative of the registrant, record-filing applicant and commissioned manufacturing enterprises of cosmetics shall be fully responsible for the quality and safety work of cosmetics.

According to the Measures for the Administration of Cosmetic Labels, which was issued on May 31, 2021 and became effective on May 1, 2022, the smallest sales unit of cosmetics shall be labeled. The labels shall comply with the requirements of the relevant laws, administrative regulations, departmental rules, compulsory national standards and technical specifications. The contents of the labels shall be lawful, authentic, complete, accurate and consistent with the relevant contents registered or filed.

As of the date of this prospectus, the record-filing for all of our products have been completed before they were marketed in accordance with applicable laws and regulations set forth above. In addition, we sell a third-party brand product “whitening and freckle removing freeze-dried powder”, which is considered a special cosmetic. The manufacturer, Guangzhou Axina Cosmetics Manufacturing Co., Ltd., has completed the registration with the NMPA for this product. We are not required to obtain separate approvals for the sale and marketing of this product. Going forward, we will conduct such work as cosmetics research and development, safety assessment, and registration or recordation inspection, and submit registration or record-filing materials in accordance with applicable laws and regulations.

Regulations Relating to Online Trading and E-Commerce

On March 15, 2021, the State Administration for Market Regulation promulgated the Measures for the Supervision and Administration of Online Transactions, which became effective on May 1, 2021, to regulate all operating activities for product sales and services offered via the internet (including mobile internet). It stipulates the obligations of online products operators and services providers and certain special requirements applicable to third-party platform operators.

On August 31, 2018, the SCNPC, promulgated the E-Commerce Law of the PRC, or the E-Commerce Law, which became effective on January 1, 2019. The promulgation of the E-Commerce Law established the basic legal framework for the development of China’s e-commerce business and clarified the obligations of the e-commerce business operators and the possible legal consequences if e-commerce business operators are found to be in violation of legal obligations. For example, pursuant to the E-Commerce Law, the e-commerce business operators shall disclose information about goods or services provided comprehensively, truthfully, accurately and promptly in order to protect the consumers’ rights to know and rights to choose. The e-commerce business operators shall not fabricate transactions or users’ comments to conduct false or misleading business promotions so as to defraud or mislead consumers. Violation of the provisions of the E-Commerce Law may result in being ordered to make corrections within a prescribed period of time, confiscation of illegally obtained gains, fines, suspension of business, inclusion of such violations in the credit records and possible civil liabilities. We have provided our Operating Subsidiaries’ business licenses, hygiene permits, and employee health certificates to the operators of online platforms as required by these regulations relating to online trading and e-commerce. As confirmed by our PRC counsel, we are in full compliance with these regulations.

Regulations Relating to Product Quality and Consumers Protection

According to the Product Quality Law of the PRC, which took effect on September 1, 1993 and was amended by the SCNPC on July 8, 2000, August 27, 2009 and December 29, 2018 respectively, products for sale must satisfy relevant safety standards and sellers shall adopt measures to maintain the quality of products for sale. Sellers may not mix impurities or imitations into products, or pass counterfeit goods off as genuine ones, or defective products as good ones or substandard products as standard ones. For sellers, any violation of state or industrial standards for health and safety or other requirements may result in civil liabilities and administrative penalties, such as compensation for damages, fines, confiscation of products illegally manufactured or sold and the proceeds from the sales of such products illegally manufactured or sold and revoking business license; in addition, severe violations may subject the responsible individual or enterprise to criminal liabilities.

According to the Consumers Rights and Interests Protection Law of the PRC, or the Consumers Rights and Interests Protection Law, which became effective on January 1, 1994 and was amended by the SCNPC on August 27, 2009 and October 25, 2013, respectively, business operators should guarantee that the products and services they provide satisfy the requirements for personal or property safety, and provide consumers with authentic information about the quality, function, usage and term of validity of the products or services. The consumers whose interests have been damaged due to the products or services that they purchase or receive on the internet trading platforms may claim damages against sellers or service providers. Where the operators of the online trading platforms are unable to provide the real names, addresses and valid contact details of the sellers or service providers, the consumers may also claim damages against the operators of the online trading platforms. Operators of online trading platforms that clearly knew or should have known that sellers or service providers use their platforms to infringe upon the legitimate rights and interests of consumers but fail to take necessary measures must bear joint and several liabilities with the sellers or service providers. Moreover, if business operators deceive consumers or knowingly sell substandard or defective products, they should not only compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services.

On January 6, 2017, the SAIC issued the Interim Measures for Seven-day Unconditional Return of Online Purchased Goods, which became effective on March 15, 2017, and was amended by the State Administration for Market Regulation on October 23, 2020, took effect on the same day, further clarifying the scope of consumers’ rights to make returns without reason, with exceptions, return procedures and online trading platform operators’ responsibility to formulate seven-day unconditional return rules and related consumer protection systems, and supervise the merchants for compliance with these rules. As of the date of this prospectus, the products sold by our Operating Subsidiaries have all undergone quality inspections by our third-party manufacturers. Our customers are allowed to return goods without reason within 7 days as long as the goods are returned unopened and undamaged. As confirmed by our PRC counsel, we are in full compliance with these regulations.

Regulations Relating to Franchising Operations

The Administrative Regulations on Commercial Franchise Operations, or the Franchising Regulations, was promulgated by the State Counsel on February 6, 2007, effective from May 1, 2007, under which a franchisor shall have a well-established operation model, be able to provide the franchisee with long-term management guidance, technical support, business training and other services, and have at least two directly operated stores and have undertaken the business for more than a year.

Pursuant to the Franchising Regulations, a franchising contract shall include but not be limited to the following terms: the basic information of the franchisor and franchisees, the term of the contract, the type, amount and payment(s) of the franchising fees, the specific content of operation guidance, technical supports and business training as well as the method for providing the same, the quality requirements and quality control measures, the marketing and advertisements arrangements, the consumer protection and indemnification, the change, cancelation or termination of the contract, the breach of the contract, and the dispute resolution, which shall all be put in writing. Moreover, according to the Franchising Regulations, the franchisee shall be allowed to unilaterally cancel the franchising contract within a certain period of time; the franchising term, unless the franchisee otherwise agrees, shall be no less than three years (renewals are excluded); the purpose and refund conditions and means of the fees paid by the franchisee to the franchisor in advance of the establishment of the franchising contract shall be clarified in writing; the usage of publicity and promotion fees paid by the franchisee to the franchisor shall be disclosed to the franchisee in a timely manner; the franchisee may not transfer the franchise rights to a third party without the consent of the franchisor; and the franchisor shall report the information about the conclusion of franchise contracts in the previous year to the competent commerce authority in the first quarter of each year. In addition to the Franchising Regulations, the MOFCOM has also promulgated two implementing regulations: the Administrative Measures for Archival Filing of Commercial Franchises, effective on May 1, 2007, amended on December 12, 2011, December 29, 2023 and came into effect on the same date; and the Administrative Measures on Information Disclosure Requirements for Commercial Franchises, which was promulgated on April 30, 2007 and was then amended on February 23, 2012 and came into effect on April 1, 2012. The above two implementing regulations, together with the Franchising Regulations form the basic legal framework for the regulation of the PRC franchise operations. As of the date of this prospectus, Xinzhan is a MOFCOM-approved franchisor and it has entered to the franchise relationships with all its franchisees in accordance with the relevant regulations relating to franchising operations. As confirmed by our PRC counsel, we are in full compliance with these regulations.

Regulations Relating to Advertising

In 1994, the SCNPC promulgated the Advertising Law of the PRC, or the Advertising Law, which was recently amended on April 29, 2021 and became effective on the same date. The Advertising Law regulates commercial advertising activities in the PRC and sets out the obligations of advertisers, advertising operators, advertising publishers and advertisement endorsers, and prohibits any advertisement from containing any obscenity, pornography, gambling, superstition, terrorism or violence-related content. Any advertiser in violation of such requirements on advertisement content will be ordered to cease publishing such advertisements and imposed a fine, the business license of such advertiser may be revoked, and the relevant authorities may revoke the approval document for advertisement examination and refuse to accept applications submitted by such advertiser for one year. In addition, any advertising operator or advertising publisher in violation of such requirements will be imposed a fine, and the advertisement fee received will be confiscated; in severe circumstances, the business license of such advertising operator or advertising publisher may be revoked.

The Administrative Measures for Online Advertising were adopted by the State Administration for Market Regulation on February 25, 2023 and became effective on May 01, 2023. According to the Administrative Measures for Online Advertising, Advertisers shall be responsible for the truthfulness of the content of their online ads. An online ad shall be identifiable so that it can be clearly identified by consumers as an advertisement. The publication or delivery of an ad through the Internet must not affect users’ normal use of the network. It is prohibited to deceive or mislead users into clicking or browsing an ad through the following means: (1) any false system or software update, error or cleanup prompts or other notifications; (2) any false Play, Start, Pause, Stop, Return, or other symbols; (3) any false promises of a reward; or (4) any other means of deceiving or misleading users into clicking or browsing an ad. It is prohibited to deliver any online ad to any means of transport, navigation equipment, smart home appliance, etc., of a user without the user’s consent or the user’s request, or when the user has expressly refused consent, and it is prohibited to add any ad or ad link to an email or online instant message sent by users. Product sellers or service providers who markets any product or service through livestreaming on the Internet, which constitutes a commercial advertisement, shall legally bear the responsibilities and obligations of advertisers. Livestream room operators engaged to provide advertising design, production, agency, or publishing services shall legally bear the responsibilities and obligations of advertising agents or advertising publishers. Livestream marketers engaged to provide advertising design, production, agency, or publishing services shall legally bear the responsibilities and obligations of advertising agents or advertising publishers. Livestream marketers who recommend or endorse any product or service using their own name or image, which constitutes an advertising endorsement, shall legally bear the responsibilities and obligations of advertising spokespersons. As of the date of this prospectus, our Company has disseminated all online and offline advertising as required by the relevant laws and regulations. As confirmed by our PRC counsel, we are in full compliance with these regulations.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate of the PRC promulgated by the SCNPC on July 5, 1994 and amended on August 30, 2007, August 27, 2009, August 26, 2019 and took effect on January 1, 2020, and the Administrative Measures for Commodity House Leasing promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and taking effect on February 1, 2011, when leasing premises, the lessor and lessee are required to enter into a written lease contract, containing such provisions as the leasing term, use of the premises, rental and repair liabilities, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department within thirty days upon the conclusion of the lease contract. If the lessor and lessee fail to go through the registration procedures, both lessor and lessee may be subject to fines.

According to the Civil Code of the PRC, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Pursuant to the Civil Code of the PRC, if a mortgagor leases the mortgaged property before the mortgage contract is executed, the previously established leasehold interest will not be affected by the subsequent mortgage; and where a mortgagor leases the mortgaged property after the creation and registration of the mortgage interest, the leasehold interest will be subordinated to the registered mortgage. As of the date of this prospectus and as confirmed by our PRC counsel, all lease agreements for the properties leased by the Company were entered into in accordance with relevant laws and are in effect.

Regulations on Foreign Investment in China

The establishment, operation and management of companies in China are governed by the PRC Company Law, as amended in 2005, 2013, 2018 and 2024. However, on December 24, 2021, the Standing Committee of the National People’s Congress issued the Company Law of the People’s Republic of China (Draft for Comments) (the “Revised Company Law”), which is now open for public comments. The Revised Company Law further stipulates the establishment and withdrawal of the company, the organizational structure and the capital system of the company, and strengthens the responsibilities of shareholders and management personnel and Corporate Social Responsibility. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The PRC Foreign Investment Law is promulgated by the National People’s Congress on March 15, 2019, and has taken effect since January 1, 2020, which replaced the PRC Sino-Foreign Joint Venture Enterprise Law, the PRC Sino-Foreign Cooperative Enterprise Law and the PRC Wholly Foreign-Owned Enterprise Law. The Foreign Investment Law adopts the administrative system of pre-entry national treatment along with a negative list for foreign investments, establishing the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

Pursuant to the Foreign Investment Law, “foreign investments” refers to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as “foreign investors”) in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises, or FIEs, in the PRC solely or jointly with other investors; (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council. According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for market access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The Foreign Investment Law provides that foreign investors shall not invest in the “prohibited” industries, and shall meet certain requirements as stipulated under the Negative List for investing in “restricted” industries.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, (i) that local governments shall abide by their commitments to the foreign investors; (ii) FIEs are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; (iii) mandatory technology transfer by any administrative body is prohibited; and (iv) the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or FIEs shall assume legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that FIEs established prior to the effectiveness of the Foreign Investment Law may maintain their legal form and structure of corporate governance within five years after January 1, 2020.

On December 26, 2019, the State Council further issued the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Sino-Foreign Joint Venture Enterprise Law, Provisional Regulations on the Duration of PRC Sino-Foreign Joint Venture Enterprise Law, the Regulations on Implementing the PRC Sino-Foreign Cooperative Enterprise Law, and the Regulations on Implementing the Wholly Foreign-Owned Enterprise Law. The Regulations on Implementing the PRC Foreign Investment Law restates certain principles of the Foreign Investment Law and further provides that, among others, (i) if an FIE established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the Companies Law of the PRC or the Partnership Enterprises Law of the PRC, as applicable, and complete amendment registration before January 1, 2025, the enterprise registration authority will not process other registration matters of the FIE and may public such non-compliance thereafter; and (ii) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of an FIE established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such FIE, remain binding upon the parties during the joint venture term of the enterprise.

On June 23, 2020, the NDRC, and the Ministry of Commerce promulgated the Special Administrative Measures for Access of Foreign Investment (Negative List) (2020 Edition), or the 2020 Negative List, which came into effect on July 23, 2020. In addition, the NDRC and the Ministry of Commerce promulgated the Encouraged Industry Catalogue for Foreign Investment (2020 Edition), or the 2020 Encouraged Industry Catalogue, which was promulgated on December 27, 2020 and came into effect on January 27, 2021. Industries not listed in the 2020 Negative List and 2020 Encouraged Industry Catalogue are generally open for foreign investments unless specifically restricted by other PRC laws. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

On December 27, 2021, the NDRC, and the Ministry of Commerce promulgated the Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition), or the 2021 Negative List, which came into effect on January 1, 2022. On March 12, 2022, the Negative List for Market Access (2022 Edition), or the 2022 Negative List, was released and took effect on the same day. Industries not listed in the 2022 Negative List are generally open for foreign investments unless specifically restricted by other PRC laws. The establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Our business is not in an industry on the 2022 Negative list, and does not involve or operate in either a prohibited or restricted industry.

As the PRC Foreign Investment Law has taken effect, the Ministry of Commerce and the SAMR, jointly approved the Foreign Investment Information Report Measures on December 30, 2019, which has been in effect since January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures on Establishment and Modifications (Filing) for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through Enterprise Registration System and National Enterprise Credit Information Notification System.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities in accordance with the Law or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

As of the date of this prospectus, we have not applied for approval from the Ministry of Commerce related to the reorganization. As of the date of this prospectus, neither the Company nor any of our Operating Subsidiaries has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC Company Law or foreign investment laws.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and relevant supporting guidelines (collectively, the “New Administrative Rules Regarding Overseas Listings”), which became effective on March 31, 2023. The New Administrative Rules Regarding Overseas Listings refines the regulatory system for domestic company’s overseas offering and listing by subjecting both direct and indirect overseas offering and listing activities to the filing-based administration, and clearly defines the circumstances where provisions for direct and indirect overseas offering and listing apply and relevant regulatory requirements.

According to the New Administrative Rules Regarding Overseas Listings, among other things, a domestic company in the PRC that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC as per requirement of the Trial Administrative Measures. When a domestic company seeks to directly offer and list securities in overseas markets, the issuer shall file with the CSRC. When a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. The required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing or approval documents from the primary regulators of applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions issued by domestic law firms (with related undertakings), and (v) prospectus or listing documents. If an issuer offers securities in the same overseas market where it has previously offered and listed securities subsequently, filings shall be made with the CSRC within 3 working days after the offering is completed. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of such event. Further, an overseas securities company that serves as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies shall file with the CSRC within 10 working days after signing its first engagement agreement for such business, and submit to the CSRC, no later than January 31 each year, an annual report on its business activities in the previous year associated with overseas securities offering and listing by domestic companies. If an overseas securities company has entered into engagement agreements before the effectuation of the Trial Administrative Measures and is serving in practice as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies, it shall file with the CSRC within 30 working days after the Trial Administrative Measures take effect.

Under the New Administrative Rules Regarding Overseas Listings, a domestic company is prohibited from overseas offering and listing if any of the following circumstances is involved: (1) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; and (5) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. Moreover, a domestic company that seeks to offer and list securities in overseas markets shall abide by certain other regulatory requirements as set out in the New Administrative Rules Regarding Overseas Listings, including without limitation to, compliance with national secrecy, foreign investment, cybersecurity, data security, cross-border investment and financing, foreign exchange, and other laws and relevant provisions.

The Trial Administrative Measures also provides that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

According to the Trial Administrative Measures, if a domestic company fails to fulfill filing procedure, or offers and lists securities in an overseas market in violation of the measures, the CSRC shall order rectification, issue warnings to such domestic company, and impose a fine of between RMB 1,000,000 yuan and RMB 10,000,000 yuan. Directly liable persons-in-charge and other directly liable persons shall be warned and each imposed a fine of between RMB 500,000 yuan and RMB 5,000,000 yuan. Controlling shareholders and actual controllers of the domestic company that organize or instruct the aforementioned violations shall be imposed a fine of RMB 1,000,000 yuan and RMB 10,000,000 yuan. Directly liable persons-in-charge and other directly liable persons shall be each imposed a fine of between RMB 500,000 yuan and RMB 5,000,000 yuan. As discussed above, the company has established a foreign-invested enterprise and completed the reorganization in accordance with relevant laws and regulations. As confirmed by our PRC counsel, we are in full compliance with these regulations.

Regulations on Intellectual Property Rights

Set out below are the relevant intellectual property laws in China. As of the date of this prospectus, the Company has registered for all its trademarks, patents, software copyrights, and domain names. More details about the intellectual properties owned by the Company can be found under section “Business — Intellectual Property” starting on page 108 of this prospectus.

Patent Law

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the SCNPC on March 12, 1984, as latest amended on October 17, 2020, and became effective on June 1, 2021 and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001 and latest amended on December 11, 2023 and became effective on January 20, 2024, there are three types of patents in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patent, 10 years for utility model patent and 15 years for design patent, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within 3 years from the date of application.

Regulations on Copyright

The Copyright Law of the PRC, or the Copyright Law, which took effect on June 1, 1991 and was amended in 2001, 2010 and 2020, which came into effect on June 1, 2021, provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, PRC laws and regulations provide for a voluntary registration system administered by the Copyright Protection Center of China, or the CPCC. According to the Copyright Law, an infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also subject to fines and/or administrative or criminal liabilities in severe situations.

The NCA administers software copyright registration and the CPCC, is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

The Provisions of the Supreme People’s Court on Certain Issues Related to the Application of Law in the Trial of Civil Cases Involving Disputes on Infringement of the Information Network Dissemination Rights specifies that disseminating works, performances or audio-video products by the internet users or the internet service providers via the internet without the permission of the copyright owners shall be deemed to have infringed the right of dissemination of the copyright owner.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information, which was latest amended in 2013 and took effective in March 2013. Under these regulations, an owner of the network dissemination rights with respect to written works, performance or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

Trademark Law

Trademarks are protected under the PRC Trademark Law, which was adopted on August 23, 1982 and subsequently amended in 1993, 2001, 2013, and 2019, and the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and most recently amended in 2014. The Trademark Office under the State Administration for Market Regulation (formally known as the State Administration for Industry and Commerce) handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for the record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark which has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such a trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such other party’s use.

Regulations on Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names on August 24, 2017, which became effective on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Names promulgated by the MIIT on November 5, 2004. Pursuant to these measures, the MIIT oversees the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide the true, accurate, and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

As of the date of this prospectus, Park Ha Jiangsu and Xinzhan have a total of 20 registered trademarks, 8 registered and effective patents and 5 registered copyrights, and 1 domain name, all in China. In the opinion of Our PRC counsel, Jiangsu Junjin Law Firm, we are in compliance with the PRC laws and regulations governing patent, copyright, trademark, and domain names.

Regulations on Foreign Exchange

General Administration of Foreign Exchange

According to the Foreign Exchange Control Regulations of the PRC, which were promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and were amended on January 14, 1997, and August 1, 2008 (which amendment came into effect on August 5, 2008), payments for transactions that take place within the PRC must be made in Renminbi. PRC companies or individuals may repatriate foreign exchange receipts received overseas or deposit overseas. Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of the PRC, unless prior approval is obtained from SAFE and prior registration with SAFE is made. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange. For foreign exchange proceeds under the capital accounts, approval from SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange. As of the date of this prospectus, all foreign exchange transactions made by Xinzhan have been approved. As confirmed by our PRC counsel, we are in full compliance with these regulations regarding foreign exchange.

Foreign Investment

According to Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors, which were promulgated on May 10, 2013, by SAFE, upon establishment of a foreign investment enterprise pursuant to the law, registration formalities shall be completed with SAFE. In the event of subsequent changes in the capital of the foreign investment enterprise such as increase in capital, capital reduction, and equity transfer, registration change formalities shall be completed with SAFE.

Pursuant to the Circular of SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the “SAFE Circular No. 59,” promulgated by SAFE on November 19, 2012, and was further amended on May 4, 2015, approval is not required for opening a foreign exchange account and depositing foreign exchange into the account relating to the direct investments. SAFE Circular No. 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of Chinese companies and further improve the administration on foreign exchange settlement for foreign investment enterprises.

The Notice of the SAFE on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Enterprises, or the “SAFE Circular No.19,” which was promulgated by SAFE on March 30, 2015, became effective on June 1, 2015, and subsequently amended in 2016, 2019 and 2023, provides that a foreign investment enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign investment enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

Overseas Investment and Financing and Round-Trip Investment

Under SAFE Circular 37 issued by SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in the PRC. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37, and provided operational guidance in detail on how to complete the required registration under SAFE

Circular 37. Pursuant to the Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the “SAFE Circular No. 13,” which was promulgated by SAFE and effective from June 1, 2015, the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment are canceled and the procedure of foreign exchange-related registration are simplified. The investors shall register with banks for direct domestic investment and direct overseas investment.

Currently, all of our shareholders have completed Circular 37 Registration and are in compliance. All our significant shareholders, directors and officers have completed Circular 37 Registration. We cannot guarantee that our shareholders will continue to comply with the requirement and timely update their application. However, we do not believe the shareholders’ failure to complete registrations will have a substantial impact on our business operations or cross-border investment activities.

Dividend Distribution

Under the Company Law, the Foreign Investment Law, and Implementation Regulations of Foreign Investment Law, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China accounting standards and regulations. According to the Foreign Investment Law and Implementation Regulations of Foreign Investment Law, foreign investors’ investment, profits, capital gains, assets disposal income, intellectual property license fees, compensation or indemnification obtained according to law, and income from liquidation, among other things, may be freely remitted in or out of China in RMB or foreign currency. In addition, under the Company Law, the Foreign Invested Enterprise Law and its implementing rules, wholly foreign-owned enterprises in the PRC are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

As of the date of this prospectus, neither the Company nor any of our Operating Subsidiaries has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC foreign exchange laws.

Offshore Investment

Under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, which is defined as an offshore enterprise directly established or indirectly controlled by PRC residents for investment and financing purposes, with the enterprise assets or interests PRC residents hold in China or overseas. The term “control” means to obtain the operation rights, right to proceeds, or decision-making power of a special purpose vehicle through acquisition, trust, holding shares on behalf of others, voting rights, repurchase, convertible bonds, or other means. An amendment to registration or subsequent filing with the local SAFE branch by such PRC residents is also required if there is any change in the basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-Trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

All of our current beneficial owners have completed SAFE Circular 37 in accordance with the applicable PRC laws and regulations, and we will urge our known PRC resident shareholders to update their registration with the SAFE to comply with the relevant laws and regulations. As of the date of this prospectus, neither the Company nor any of the Operating Subsidiaries has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC offshore investment regulations. In the opinion of our PRC counsel, Jiangsu Junjin Law Firm, we are in compliance with laws discussed in this section.

Regulations on Dividend Distribution

The principal laws and regulations regulating the distribution of dividends by FIEs in China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Rules. Under the current regulatory regime in China, FIEs in China may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital, unless laws regarding foreign investment provide otherwise. A PRC company cannot distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

As of the date of this prospectus, neither the Company nor any of our Operating Subsidiaries has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC regulations on Dividend Distribution. As of the date of this prospectus, Park Ha Cayman has not distributed dividends to any shareholders.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the National People’s Congress promulgated the PRC Enterprise Income Tax Law, which was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, which became effective on January 1, 2008 and was amended on April 23, 2019. Under the Enterprise Income Tax Law and the relevant implementing regulations, both resident enterprises and non-resident enterprises are subject to tax in China. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within China. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside China, but have established institutions or premises in China, or have no such established institutions or premises but have income generated from inside China. Under the Enterprise Income Tax Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in China, or if they have formed permanent establishments or premises in China but there is no actual relationship between the relevant income derived in China and the established institutions or premises set up by them, withholding income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-Added Tax

The PRC Provisional Regulations on Value-Added Tax were promulgated by the State Council on December 13, 1993, became effective on January 1, 1994, and were subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended in 2008 and 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC are value-added tax, taxpayers. On March 20, 2019, the Ministry of Finance, the State Administration of Taxation, or SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepening the Reform of Value-Added Tax. Pursuant to this announcement, the generally applicable VAT rates are simplified as 13%, 9%, 6%, and 0%, which became effective on April 1, 2019, and the VAT rate applicable to the small-scale taxpayers is 3%. If a small-scale taxpayer’s total monthly sales amount does not exceed RMB100 thousand and its quarterly sales volume does not exceed RMB300 thousand, the VAT will be exempted.

Dividend Withholding Tax

The Enterprise Income Tax Law and its implementation rules provide that since December 29, 2018, an income tax rate of 10% will normally apply to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have met the relevant conditions and requirements under this arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009, if the relevant PRC tax authorities determine, in their discretions, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Pursuant to the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by SAT and became effective on April 1, 2018, when determining the applicant’s status as the “beneficial owner” regarding tax treatment in connection with dividends, interests, or royalties in the tax treaties, several factors, including, without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and such factors will be analyzed according to the actual circumstances of the specific cases.

Tax on Indirect Transfer

On February 3, 2015, SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” in the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature which is evidenced by their actual function and risk exposure. Pursuant to Bulletin 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares are acquired on a public stock exchange. On October 17, 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which was amended by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents issued on June 15, 2018 by SAT. Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting, and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of Bulletin 7. Bulletin 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, are involved.

As of the date of this prospectus, neither the Company nor any of our Operating Subsidiaries has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC Taxation laws.

In the opinion of our PRC counsel, Jiangsu Junjin Law Firm, we have met all our tax filing obligations and are in compliance with PRC Tax laws and regulations.

Regulations on Employment

Labor Contract Law

The PRC Labor Contract Law, which became effective on January 1, 2008 and amended in 2012, primarily aims at regulating rights and obligations of employment relationships, including the establishment, performance, and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts must be executed in writing if labor relationships are to be or have been established between employers and employees. Employers are prohibited from forcing employees to work above certain time limits and employers must pay employees for overtime work in accordance with national regulations. In addition, employees’ wages must not be lower than local standards on minimum wages and must be paid to employees in a timely manner.

Social Insurance

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018, employers are required to provide their employees in China with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that SAT will become solely responsible for collecting social insurance premiums. We did not pay social insurance for our part-time employees as they have elected to make the relevant contributions on their own in their hometown. This could be viewed as non-compliance by the relevant authorities and we may be subject to civil complaints and regulatory actions. See “Risk Factors — Risks Related to Doing Business in the PRC — We may be subject to civil complaints and regulatory actions under certain PRC laws and regulations relating to labor, social insurance and housing provident funds” on page 34 of this prospectus.

Housing Provident Funds

In accordance with the Regulations on the Administration of Housing Provident Funds, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing provident funds. Employers and employees are also required to pay and deposit housing provident funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

We do not pay housing provident funds for all of our employees. See “Risk Factors — Risks Related to Doing Business in the PRC — We may be subject to civil complaints and regulatory actions under certain PRC laws and regulations relating to labor, social insurance and housing provident funds” on page 34 of this prospectus.

Regulations on Share Incentive Plans

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, which was issued by SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of a publicly listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures.

In addition, SAT has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock options or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may be subject to sanctions imposed by the tax authorities or other PRC governmental authorities.

As of the date of this prospectus, the Company does not have any employee incentive plans. Further, as of the date of this prospectus, neither the Company nor any of our Operating Subsidiaries has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC labor laws.

M&A Rules and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce and the CSRC, promulgated the M&A Rules governing the mergers and acquisitions of domestic enterprises by foreign investors, which became effective on September 8, 2006, and was revised in 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or PRC citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC citizens, such acquisition must be submitted to the Ministry of Commerce for approval. The M&A Rules also require that an offshore special purpose vehicle, or a special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

As of the date of this prospectus, we have not applied for approval from the Ministry of Commerce related to the reorganization. As of the date of this prospectus, neither the Company nor any of our Operating Subsidiaries has been subject to any investigation, or receive any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC regulations related to M&A rules and overseas listing.

MANAGEMENT

Directors, Director Nominees and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 901 & 901-2, Building C, Phase 2, Wuxi International Life Science Innovation Campus, 196 Jinghui East Road, Xinwu District, Wuxi, Jiangsu Province, People’s Republic of China 214000.

Name	Age	Position with our Company
Xiaoqiu Zhang	44	Chief Executive Officer, Chairperson of the Board of Directors
Li Wang	42	Director
Xiaoyan Zhu	47	Chief Financial Officer
Xinyu Li	39	Product Manager, Chief Technology Officer
Yanan Shan	40	Independent Director
Qixiong Sheng	44	Independent Director
Xiaozhong Yu	45	Independent Director

Xiaoqiu Zhang, Chief Executive Officer and Chairperson of the Board of Directors

Ms. Xiaoqiu Zhang has served as the CEO of Xinzhan since March 2016. Ms. Zhang has over 10 years of business success, with a diverse knowledge of operations management and corporate governance. She became a Director of Park Ha Cayman on October 11, 2022. She is also serving as the independent director and chair of nominating and corporate governance committee of Mingteng International Corporation Inc. (Nasdaq: MTEN). She started her career working as a manager from September 2000 to May 2015 in Wuxi Jiazi Healthy Consulting Co., Ltd. From June 2015 to February 2016, Ms. Zhang served as the director of TopLinker Co., Ltd. (National Equities Exchange and Quotations: 837914). Ms. Zhang became CEO of Park Ha Cayman on July 5, 2023. Ms. Zhang completed post-secondary education at Nanjing Political College in 2005 and graduated from Northeast University of Finance and Economics with a Bachelor’s Degree in Business Administration in October 2020. In addition, Ms. Zhang completed the senior general manager program at China Europe International Business School in November 2020.

Li Wang, Director

Ms. Li Wang has served as our Director of Xinzhan since May 2018 and a Director of Park Ha Cayman since July 5, 2023. Ms. Wang worked as a commissioner from November 2005 to December 2008 in Wuxi Wuzhou International Home and Live Mall Co., Ltd. From March 2009 to February 2010, Ms. Wang served as a property consultant in WorldUnion Properties Consultancy Co., Ltd. From May 2010 to July 2012, Ms. Wang worked in Southern Jiangsu Province SUNAC Real Estate Development Co., Ltd as a sale assistant. Ms. Wang worked as a sales administrator in Jinke Real Estate Development Co., Ltd in July 2012 to April 2018. Ms. Wang has been pursuing a technical college degree in Law in Wuxi Taihu College since July 2021.

Xiaoyan Zhu, Chief Financial Officer

Ms. Xiaoyan Zhu has served as the CFO of Xinzhan since May 2016 and our CFO since July 2024. Ms. Zhu served as Accounting Supervisor of Wuxi Yongxin Material Company since 1998 to 2000. Ms. Zhu also served as the Chief Finance Officer of Wuxi Lantu Decoration Limited. since 2002 to 2006. Prior to joining us, Ms. Zhu was the Chief Technology Officer and an executive director in the Wuxi Qingcheng Beauty Salon from 2005 to 2012. From 2013 to 2016, she was a freelancer. Ms. Zhu received a technical college degree in Economics and Administration Management from Nanjing Political Science Institute of Politics in 2007.

Xinyu Li, Chief Technology Officer

Ms. Xinyu Li has served as our Product Manager of Park Ha Shanghai since May 2021. Ms. Li also became Park Ha Cayman’s Chief Technology Officer in July 2024. Ms. Li served as a secretary in XI’AN LEAD Metrology Co., Ltd from June 2005 to August 2006. And Ms. Li worked in foreign trade in Shanghai Longxin Glassware Co., Ltd from August 2006 to October 2007. From November 2007 to June 2010, Ms. Li worked as business section chief in Shanghai La Fantcy Cosmetics Co., Ltd. From June 2010 to September 2019, Ms. Li worked as product manager in Shanghai Zhengmingming Cosmetics Co., Ltd. Ms. Li worked as product manager in Wuxi Ailing Biotechnology Co., Ltd from September 2019 to November 2020. Ms. Li completed undergraduate coursework as an English major at Xi’an International Studies University in June 2006.

Yanan Shan, Independent Director

Ms. Yanan Shan is an independent director and the chairman of the audit committee and a member of the compensation committee and the nominating committee of our Company. Ms. Shan has over 18 years of experience in accounting. She has served as the Board Secretary and Chief Financial Officer at Wuxi Al-Top New Metal Material CO., Ltd (National Equities Exchange and Quotations, “the New Third Board”: 872285) since April 2013. Previously, she served as the Financial Supervisor at Suzhou Dongshan Precision Manufacturing Co., Ltd. from June 2010 to March 2013, and General Ledger Accountant at Wuxi Tongda Jinxing Steel Cutting Co., Ltd from September 2006 to April 2010. She is a Certified Management Accountant and holds an Accounting Professional Qualification (Intermediate) (China) and a Board Secretary Qualification Certificate from the Shenzhen Stock Exchange. She completed post-secondary education in Accounting at Suzhou University in 2014.

Qixiong Sheng, Independent Director

Mr. Qixiong Sheng is an independent director and the chairman of the compensation committee and a member of the audit committee and the nominating committee of our Company. Mr. Sheng is a seasoned professional with 22 years of experience in the automotive industry. Currently, he serves as the General Manager of the Porsche brand at Wuxi Yongda Dongfang Automobile Sales & Service Co., Ltd., a subsidiary of China Yongda Automobile Services Hldg (SEHK: 3669). He co-currently holds the role of Regional Director for the Porsche Group, Southern Region, overseeing six companies in the Southern Region. He is also the Head of New Energy Group (Jiangsu) managing multiple new energy vehicle brands in Jiangsu Province. Previously, Sheng held significant positions such as General Manager for the BMW brand at Wuxi Baochenggaohui Automobile Sales & Service Co., Ltd, in Ningbo, Zhejiang Province, from May 2011 to April 2014, and for the MINI brand at Wuxi Baocheng Automobile Sales & Service Co., Ltd in Wuxi from July 2007 to December 2011. Mr. Sheng is also an active community in the automotive industry in Wuxi, and currently serves as the Vice President of the Wuxi Automotive Industry Association. He completed post-secondary education in Marketing at Shanghai Business School in 2002.

Xiaozhong Yu, Independent Director

Mr. Xiaozhong Yu is an independent director and the chairman of the nominating committee and a member of the compensation committee and the audit committee of our Company. As the Director of Beijing Tianchi Juntai (Wuxi) Law Firm, Mr. Yu has a wealth of experience in the legal industry. Mr. Yu serves as legal counsel to over 20 governmental and corporate entities, excelling in a wide variety of cases including criminal, civil, and administrative litigation and arbitration. He also provides legal advice to several private companies on compliance and risk management covering company establishment, employment matters, internal policy development, contract drafting, environmental law compliance, taxation, and workplace safety. Furthermore, he provides legal support and advice to local administrative agencies such as regulatory documents drafting, contract review, and administrative penalties. Mr. Yu was named the “Outstanding Lawyer in Wuxi 2016 – 2017” and the “Outstanding Young Lawyer in Wuxi 2017 – 2018”. He also holds leadership roles in the Wuxi Lawyers’ Association. Mr. Yu obtained a Bachelor’s Degree in Law from Jiangnan University in 2002.

Board of Directors and Committees

Our board of directors consists of two executive directors and three independent directors. We have also established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. We have adopted a charter for each of the three committees.

Family Relationships

None of the directors, director appointees, or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors consists of five directors. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to the rules of the relevant stock exchange and disqualification by the chairman of the board of directors, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is materially interested. A director may exercise all the powers of the Company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the Company or of any third party. There are no directors’ service contracts with the Company or its subsidiaries providing for benefits upon termination of employment.

Committees of the board of directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We have also adopted a charter for each of the three committees prior to the completion of this offering.

Each committee’s members and functions are described below.

Audit Committee.    Our audit committee consists of Ms. Yanan Shan, Mr. Qixiong Sheng, and Mr. Xiaozhong Yu. Ms. Yanan Shan is the chair of our audit committee. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee consists of Ms. Yanan Shan, Mr. Qixiong Sheng, and Mr. Xiaozhong Yu. Mr. Qixiong Sheng is the chair of our compensation committee. The compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee.    Our nominating committee consists of Ms. Yanan Shan, Mr. Qixiong Sheng, and Mr. Xiaozhong Yu. Mr. Xiaozhong Yu is the chair of our nominating committee. We have determined that Ms. Yanan Shan, Mr. Qixiong Sheng, and Mr. Xiaozhong Yu satisfy the “independence” requirements under Nasdaq Rule 5605. The nominating committee assists the Board of Directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee is responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

As a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different classes of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. In fulfilling their duty of care to our Company, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. Our Company may have the right to seek damages if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and, for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares in our company, including the registration of such transfer in our register of members.

Terms of Directors and Officers

Our directors may be appointed by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the majority resolution of the directors, appoint any person as a director to fill a casual vacancy on our board or as an addition to the existing board. Our directors are not automatically subject to a term of office and hold office until such time as they are removed from office by an ordinary resolution of our shareholders. In addition, a director will cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that the director has, by reason of such absence, vacated office; or (v) is removed from office by resolution of all of the other directors (being no less than two in number).

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations and rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment. Specifically, each executive officer has agreed not to engage in business that is similar or identical to the Company’s business, or to provide assistance for any individual or organization who is involved in similar or identical business with the Company.

Compensation of Directors and Executive Officers

For the fiscal years ended October 31, 2023 and 2022, we paid an aggregate of RMB237,759.17 (US$33,696.03) and RMB152,397.55 (US$23,053.86), respectively, in cash to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. The PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

RELATED PARTY TRANSACTIONS

The Company had transactions with the following related parties:

Name of Related Party	Nature of Relationship
Guozhen Liu	Limited partner of Changxin International Limited Partnership, executive director and legal representative of Park Ha Shanghai, executive director of Xinzhan, parent of Xiaoqiu Zhang
Fujun Yu	Executive director of Xinzhan, legal representative of Park Ha Jiangsu, director of Park Ha WFOE
Hengquan Zhang	Member of the Supervisory Committee of Park Ha WFOE, parent of Xiaoqiu Zhang
Xiaoqiu Zhang	CEO, Chairperson of the board of directors, controlling shareholder of Park Ha Cayman

Due from related party

The Company made advances to Mr. Hengquan Zhang for working capital to be paid on behalf of the Company. The balance due from Mr. Hengquan Zhang was $11,035, $10,964 and $12,931, as of April 30, 2024, October 31, 2023 and 2022, respectively. The Company has collected the full amount due from Mr. Hengquan Zhang as of the date of this prospectus.

The Company made advances to Mr. Fujun Yu for working capital to be paid on behalf of the Company. The balance due from Mr. Fujun Yu was $6,318, $6,277 and $nil, as of April 30, 2024, October 31, 2023 and 2022, respectively. The Company has collected the full amount due from Mr. Fujun Yu as of the date of this prospectus.

Due to related party

The Company received advances from Mr. Fujun Yu as working capital. The balance due to Mr. Fujun Yu was $nil, $nil and $86,580 as of April 30, 2024, October 31, 2023 and 2022, respectively. The Company has repaid full amount owed to Mr. Fujun Yu as of the date of this prospectus.

The Company received advances from Ms. Guozhen Liu as working capital. The balance due to Ms. Guozhen Liu was $6,607, $6,565 and $348,086 as of April 30, 2024, October 31, 2023 and 2022, respectively. The Company has repaid the full amount owed to Ms. Guozhen Liu as of the date of this prospectus.

The Company received advances from Ms. Xiaoqiu Zhang as working capital. The balance due to Ms. Xiaoqiu Zhang was $98,167, $61,596 and $324,635 as of April 30, 2024, October 31, 2023 and 2022, respectively. The Company has repaid the full amount owed to Ms. Xiaoqiu Zhang as of the date of this prospectus.

The amounts due from related party and due to related party above were non-interest bearing, without maturity and due on demand.

Employment Agreements

See “Management — Employment Agreements.”

Share Issuance

See “Principal Shareholders.”

Other Related Party Transactions

None.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for

•        each of our directors and executive officers who beneficially owns our Ordinary Shares; and

•        each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on (i) 25,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus (reflecting a 1-for-5 forward split of our Ordinary Shares effected on June 29, 2024) immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) 26,200,000 Ordinary Shares outstanding immediately after the completion of this offering (assuming no exercise of the over-allotment option) and (ii) Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus.

As of the date of this prospectus, we have five shareholders of record, none of which is located in the United States.

Name of Beneficial Owner	Amount of Beneficial Ownership	Pre-Offering Percentage Ownership	Post-Offering Percentage Ownership
Directors, Director Appointees and Named Executive Officers:
Xiaoqiu Zhang, Chief Executive Officer and Director(1)	19,050,000	76.2%	72.7%
Li Wang, Director(2)	—	—	—
Xiaoyan Zhu, Chief Financial Officer(2)	—	—	—
Xinyu Li, Product Manager, Chief Technology Officer	—	—	—
Yanan Shan, Independent Director Nominee	—	—	—
Qixiong Sheng, Independent Director Nominee	—	—	—
Xiaozhong Yu, Independent Director Nominee	—	—	—
5% or Greater Shareholders:
Xiaoqiu Holding Ltd(1)	19,050,000	76.2%	72.7%
Changxin International Limited Partnership(2)	2,500,000	10%	9.5%

____________

(1)      Xiaoqiu Holding Ltd, a company formed under the laws of the British Virgin Islands, of which Xiaoqiu Zhang is the sole shareholder and director, holds 19,050,000 Ordinary Shares. In addition, Xiaoqiu Zhang is deemed the beneficial owner of the 19,050,000 Ordinary Shares held by Xiaoqiu Holding Ltd.

(2)      Changxin International Limited Partnership, a company formed under the laws of the British Virgin Islands, of which Li Wang, Xiaoyan Zhu and Guozhen Liu are limited partners. Under the “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting and dispositive decisions require approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Therefore, none of the individual members of the board of directors of Changxin International Limited partnership is a beneficial owner and each such member disclaims beneficial ownership of Changxin International Limited partnership.

DESCRIPTION OF SHARE CAPITAL

Park Ha Cayman was incorporated as an exempted company with limited liability under the laws of the Cayman Islands and our affairs are governed by our amended and restated memorandum and articles of association, as amended and restated from time to time (the “Articles”), and the Companies Act (as amended) of the Cayman Islands, or the “Cayman Islands Companies Act.” A Cayman Islands exempted company with limited liability:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Our Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and exercise voting rights on their Ordinary Shares. We may not issue shares or warrants to bearer.

On June 29, 2024, the Company effected a forward split of our Ordinary Shares at a ratio of 1-for-5. Our authorized share capital is US$50,000 divided into 2,500,000,000 Ordinary Shares, par value US$0.00002 per share. Subject to the provisions of the Cayman Islands Companies Act and the Articles, and directions given by any ordinary resolution and the rights attaching to any class of existing shares, the directors have general and unconditional authority to issue, allot, grant options over or otherwise dispose of shares to such persons, at such times and on such terms as they may determine. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attached to Ordinary Shares. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Upon the completion of this offering, there will be 26,200,000 Ordinary Shares issued and outstanding, assuming no exercise of the over-allotment option. Our authorized share capital of 2,500,000,000 Ordinary Shares comprises solely a single class of shares. Shares sold in this offering will be delivered against payment from the Underwriters upon the closing of the offering in New York, New York, on or about December 30, 2024.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and the Articles, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

No dividend shall bear interest as against the Company.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares and the Articles, unless any share carries special voting rights, on a show of hands every shareholder who is present in person, by its duly authorized representative or by proxy shall have one vote. On a poll, every shareholder shall have one vote for every share of which he is the holder.

Variation of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied either (a) by, or with the approval of, the directors without the consent of the holders of the shares of the affected class if the directors determine that the variation or abrogation is not materially adverse to the interests of those shareholders, or (b) with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of that class of share, provided that the necessary quorum for such meeting shall be one or more persons holding or representing by proxy one-third of the issued shares of the class, and at which any holder of shares of the class present in person or by proxy may demand a poll.

Unless otherwise expressly provided by the terms of issue of any class, the rights conferred on the holders of shares of that class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)     increase our share capital by such sum, to be divided into shares of such amount, and with such rights, privileges, priorities and restrictions attached to them as prescribed by that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     subject to the Cayman Islands Companies Act, sub-divide our shares or any of them into shares of smaller amounts than that fixed; and

(d)    cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person.

Subject to the Cayman Islands Companies Act and the Articles, we may, by special resolution of our shareholders, reduce the share capital of the Company and any capital redemption reserve in any manner.

Calls on Shares and Forfeiture

The directors may, from time to time, make calls on the shareholders in respect of some or all of any monies unpaid on their shares, whether in respect of par value or the premium payable on those shares, and each shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment), pay to us at the time or times so specified the amount called on his shares. The directors may revoke or postpone a call at any time. The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share and the holder or joint holders of a share at the time of a call shall remain liable to pay the call on that share, notwithstanding any subsequent transfer of the share being registered by the Company. If a sum called in respect of a share is not paid before or on the day appointed for payment of that call, the shareholder from whom it is due and payable shall pay interest on the sum at such rate as the directors may determine (which may be the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, or such other rate as the directors determine) from the day appointed for payment of the call to the time of the actual payment. The directors may, at their discretion, waive payment of the interest in full or in part.

We have a first and paramount lien on every share (whether or not it is a fully paid share). The lien is for all monies, whether presently payable or not, called or payable at a fixed time in respect of that share and for all debts, liabilities or other obligations owed, whether presently or not, by the shareholder or by one or more joint shareholders or by any of their estates to the Company.

At any time, the directors may declare any share to be wholly or in part exempt from the lien on shares provisions of the Articles. Our lien, if any, on a share shall extend to all distributions payable on it.

Unclaimed Dividend

Any dividend that remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and revert to the Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call or instalment of a call in respect of shares on the day appointed for payment, the directors may serve a notice on such shareholder naming a further date not earlier than the expiration of 14 days from the date of service on or before which the payment required by the notice is to be made and containing a statement that in the event of non-payment the shares, or any of them, will be liable to be forfeited.

If the requirements of such notice are not complied with, we may forfeit the shares together with any distributions declared payable in respect of the forfeited shares and not paid at any time before tender of payment.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit. The proceeds of any sale or disposition of the forfeited Share may be received and used by us as the directors determine.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with interest.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and to the rights attaching to any class of shares, we may by our directors:

(a)     issue shares on terms that they are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on such terms and in such manner the directors may, before the issue of those shares, determine; and

(b)    purchase our own shares (including any redeemable shares) on such terms and in such manner as the directors determine.

When making payments in respect of redemption or purchase of shares, the directors may make such payments in cash or in kind if so authorized by the terms of issue of those shares or with the agreement of the holder of those shares.

Transfer of Shares

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered on the register of members of the Company.

Where the shares in question are not listed on or subject to the rules of Nasdaq, shares are transferable, subject to the consent of our board of directors who may, in their absolute discretion, refuse to consent to any transfer and decline to register the transfer without giving any reason.

If our directors refuse to register a transfer of a share, they are required, within two months after the date on which the transfer was lodged, to notify the transferee of the refusal.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands.

General Meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings. We may but are not obliged to hold an annual general meeting.

Any director may convene general meetings at such times and in such manner and places within or outside the Cayman Islands as the director considers necessary or desirable. General meetings shall also be convened by any one or more of our directors on the written request of shareholders entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned. Such written request must state the objects of the meeting and must be signed by the shareholders requisitioning the meeting. The written request must be lodged at our registered office in the Cayman Islands and may be delivered in counterpart. If the directors do not proceed to convene a general meeting within 21 days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the general meeting in the same manner as nearly as possible as that in which a general meeting may be convened by a director. Where the requisitionists fail to convene the general meeting within three months of their right to convene the meeting arising, the right to convene the general meeting shall lapse.

The director convening a general meeting shall give not less than seven days’ notice of a general meeting to those shareholders whose names on the date the notice is given appear as members in our register of members and are entitled to vote at the meeting. Such director shall also give such notice to each of the directors.

A general meeting held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

A general meeting is duly constituted if, at the commencement of the meeting, there are present in person, through their authorized representative or by proxy two or more shareholders entitled to vote on resolutions of shareholders to be considered at the meeting, except where there is only one shareholder entitled to vote on resolutions of shareholder to be considered at the meeting in which case the quorum shall be one shareholder. Where a quorum comprises a single shareholder or proxy, such person may pass a resolution of shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of shareholders.

If, within two hours from the time appointed for the general meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholders present shall be a quorum.

The chairman may, with the consent of the meeting at which a quorum is present, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

At any general meeting the chairman is responsible for deciding in such manner as considered appropriate whether any resolution proposed has been carried or not and the result of the decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution and the result shall be announced to the meeting and recorded in the minutes of the meeting. The minutes of the meeting shall be conclusive evidence of the fact that a resolution was carried or not without proof of the number or proportion of the votes recorded in favour of or against such resolution.

Preferred Shares

Pursuant to our amended and restated memorandum and articles of association, our directors have the authority to issue shares and other securities of the Company with such preferred, deferred or other special rights, restrictions or privileges whether with regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any, as the directors may determine. We do not currently have plans to issue any preferred shares.

Directors

We may by ordinary resolution impose a maximum or minimum number of directors required to hold office at any time and vary such limits from time to time. Under the Articles, we are required to have a minimum of one director.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The directors shall be entitled to such remuneration as the directors may determine.

We may in general meeting fix a minimum shareholding required to be held by a director, but unless and until so fixed a director is not required to hold shares.

A director may be removed by ordinary resolution or by a resolution of our directors.

Subject to the provisions of the articles, the office of a director shall be vacated if:

(a)     he gives notice in writing to the Company that he resigns the office of director; or

(b)    he absents himself (without being represented by an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or;

(c)     he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)    he is found to be or becomes of unsound mind; or;

(e)     all the other directors (being not less than two in number) resolve that he should be removed as a director;

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the NASDAQ corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the NASDAQ corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our amended and restated memorandum and articles and any directions given by ordinary resolution, our business and affairs shall be managed by, or under the direction or supervision of, the directors. The directors shall have all the powers necessary for managing, and for directing and supervising, our business and affairs of the Company as are not by the Cayman Islands Companies Act,

our amended and restated memorandum and articles or the terms of any special resolution required to be exercised by the shareholders. No alteration of our amended and restated memorandum and articles or any direction given by ordinary or special resolution shall invalidate any prior act of the directors that was valid at the time undertaken.

The directors may delegate any of their powers to any committee consisting of one or more directors. They may also delegate to any managing director or director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate director may not act as managing director and the appointment of a managing director shall automatically terminate if he ceases to be a director. Any such delegation may be made subject to any conditions the directors may impose and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of directors shall be governed by the Articles regulating the proceedings of directors, so far as they are capable of applying.

The directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the directors may impose, and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of directors, so far as they are capable of applying.

The directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or authorized signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorized signatories as the directors may think fit and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities and discretions vested in him.

The directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by the directors.

The directors may exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to issue debentures, debenture stock, mortgages, bonds and other such securities and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

No person shall be disqualified from the office of director or alternate director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any other contract or transaction entered into by or on behalf of the Company in which any director or alternate director shall be in anyway interested be or be liable to be avoided, nor shall any director or alternate director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such director holding office or of the fiduciary relation thereby established. A director (or his alternate director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director or alternate director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a director or alternate director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

Capitalization of Profits

The directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account or otherwise available for distribution and appropriate such sum to shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and apply such sum on their behalf in paying up in full unissued shares for issue, allotment and distribution credited as fully paid-up to and amongst them in the proportions aforesaid. In such event the directors may make such provisions as they think fit in the case of shares becoming distributable in fractions.

Liquidation Rights

The shareholders may, subject to the Articles and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the Company to be wound up voluntarily. If the Company shall be wound up, and the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise, without prejudice to the rights of holders of shares issued upon special terms and conditions.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a shareholder; and

•        the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of the United Kingdom but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of the United Kingdom. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, the Cayman Islands Companies Act contains statutory provisions that facilitate the reconstruction of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) at least a majority in number of the creditors or class of creditors, who must, in addition, represent at least three-fourths in value of each such creditors or class of creditors; and/or (b) shareholders or a class of shareholders representing at least three-fourths in value of the shareholders or class of shareholders, in each case that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands (the “Grand Court”). While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

The Cayman Islands Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits and Protection of Minority Shareholders.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to follow and apply the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following acts in the following circumstances:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Any of our shareholders may petition the Grand Court which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up and cease doing business, which may occur on the basis that there has been a loss of substratum and/or misconduct by management. Alternatively, the Grand Court may make an order: (1) regulating the conduct of our affairs; (2) requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do; (3) authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court may direct; or (4) providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our amended and restated memorandum and articles of association.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for liabilities incurred in their capacities as such as a result of any act or failure to act unless such losses or damages arise from their own actual fraud or willful default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) a duty not to improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different classes of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. In fulfilling their duty of care to our company, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, there are indications that English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings may also be convened by any one or more of our directors on the written request of shareholders entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned. Such written request must state the objects of the meeting and must be signed by the shareholders requisitioning the meeting. The written request must be lodged at our registered office in the Cayman Islands and may be delivered in counterpart. If the directors do not proceed to convene a general meeting within 21 days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the general meeting in the same manner as nearly as possible as that in which a general meeting may be convened by a director. Where the requisitionists fail to convene the general meeting within three months of their right to convene the meeting arising, the right to convene the general meeting shall lapse. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be vacated if: (a) he gives notice in writing to the Company that he resigns the office of director; or (b) he absents himself (without being represented by an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or; (c) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; (d) he is found to be or becomes of unsound mind; or; (e) the other directors (being not less than two in number) resolve that he should be removed as a director.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (as amended) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (as amended of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 2,500,000,000 Ordinary Shares, par value US$0.00002 per share, 25,000,000 Ordinary Shares are issued and outstanding. Upon completion of this offering, 26,200,000 Ordinary Shares will be issued and outstanding. Of that amount, 1,200,000 Ordinary Shares will be publicly held by investors participating in this offering, and 25,000,000 Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Prior to this offering, there has been no public market for our Ordinary Shares. Our Ordinary Shares have been approved for listing on the Nasdaq Capital Market under the symbol “PHH.”

All of the Ordinary Shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares held by existing shareholders are, and any Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Sales of substantial amounts of the Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

Lock-up Agreements

Pursuant to the underwriting agreement in connection with this offering, we, our directors and executive officers and the holders of 5% or more of our outstanding Ordinary Shares have agreed, subject to certain exceptions, not to transfer or dispose of, directly or indirectly, any of our Ordinary Shares or any securities convertible into or exchangeable or exercisable for our Ordinary Shares for a period commencing on the date of this prospectus and for180 days after the closing of this offering. After the expiration of the lock-up period, the Ordinary Shares held by our directors, executive officers and such shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act, pursuant to another exemption from registration under the Securities Act, or by means of a registered public offering. See “Underwriting — Lock-up Agreements” for more details.

Rule 144

All of our Ordinary Shares outstanding prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director may resell their restricted shares in an “offshore transaction” under Regulation S if:

•        none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

•        in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Mourant Ozannes (Cayman) LLP, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Jiangsu Junjin Law Firm, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares and Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation (“SAT”) issued the SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to the SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that Park Ha Cayman is not a PRC resident enterprise for PRC tax purposes. Park Ha Cayman is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Park Ha Cayman meets all of the conditions above. Park Ha Cayman is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

If the PRC tax authorities determine that Park Ha Cayman is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the Ordinary Shares. In addition, non-resident enterprise shareholders (including the ordinary shareholders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ordinary shareholders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% (and such PRC tax may be withheld at source in the case of dividends). Any PRC income tax liability may be reduced under applicable tax treaties. However, it is unclear whether non-PRC shareholders of Park Ha Cayman would in practice be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that Park Ha Cayman is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, Park Ha Cayman, is not deemed to be a PRC resident enterprise, holders of the Ordinary Shares and Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or Ordinary Shares. However, under Bulletin 7 and Bulletin 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee, or the PRC entity which directly owns such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. However, sales of shares and Ordinary Shares by investors through a public stock exchange where such shares or Ordinary Shares are acquired on a public stock exchange are currently exempt from these indirect transfer rules under Bulletin 7 and Bulletin 37. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Bulletin 7 and Bulletin 37, and we may be required to expend valuable resources to comply with Bulletin 7 and Bulletin 37, or to establish that we should not be taxed under these circulars. See “Risk Factors — Risks Related to Doing Business in the PRC — We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” on page 38 of this prospectus.

United States Federal Income Tax Considerations

WE RECOMMEND POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PERSONAL TAX CONSEQUENCES OF THE TRANSACTION, WHICH MAY VARY.

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Ordinary Shares by a U.S. Holder (as defined below) that acquires the Ordinary Shares in this offering and holds the Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        banks and other financial institutions;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        holders who acquire their Ordinary Shares pursuant to any employee share option or otherwise as compensation;

•        investors that will hold their Ordinary Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•        investors that have a functional currency other than the U.S. dollar;

•        persons holding their Ordinary Shares in connection with a trade or business conducted outside the United States;

•        persons that actually or constructively own 10% or more of our stock (by vote or value); or

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding the Ordinary Shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ordinary that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in or organized under the law of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the Ordinary Shares and their partners are recommended to consult their tax advisors regarding an investment in the Ordinary Shares.

For U.S. federal income tax purposes, a U.S. Holder of Ordinary Shares will generally be treated as the beneficial owner of the underlying shares represented by the Ordinary Shares. The remainder of this discussion assumes that a U.S. Holder of the Ordinary Shares will be treated in this manner. Accordingly, deposits or withdrawals of Ordinary Shares for Ordinary Shares will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our Company, will be a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are generally categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

After the restructure that was completed in July, 2023, our Operating Subsidiaries are now an indirect subsidiary of the Company. Based upon our current and projected income and assets, including the expected proceeds from this offering, and projections as to the value of our assets (which are based on the expected market price of the Ordinary Shares immediately following this offering), we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of the Ordinary Shares may cause us to be or become a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the Ordinary Shares from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules, and because our PFIC status is an annual factual determination, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC for any year during which a U.S. Holder holds the Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the Ordinary Shares.

The discussion below under “Dividends” and “Sale or Other Disposition” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Any cash distributions paid on the Ordinary Shares (including the amount of any PRC tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Ordinary Shares, in the case of Ordinary Shares. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Individuals and other non-corporate U.S. Holders will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income”; provided that certain conditions are satisfied, including that (1) the Ordinary Shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid and the preceding taxable year, and (3) certain holding period and other requirements are met. Our Ordinary Shares have been approved for listing on the Nasdaq Capital Market under the symbol “PHH.” We believe that the Ordinary Shares are generally considered to be readily tradable on an established securities market in the United States. There can be no assurance that the Ordinary Shares will continue to be considered readily tradable on an established securities market in later years. Non-corporate U.S. Holders are recommended to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the Ordinary Shares.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Taxation — People’s Republic of China Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Ordinary Shares, regardless of whether such shares are represented by the Ordinary Shares, and regardless of whether the Ordinary Shares are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation described in the preceding paragraph, provided that certain holding period and other requirements are met and that we are neither a PFIC nor treated as such with respect to a U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year.

For U.S. foreign tax credit purposes, dividends paid on the Ordinary Shares generally will be treated as income from foreign sources and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on the Ordinary Shares (see “Taxation — People’s Republic of China Taxation”). Depending on the U.S. Holder’s particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are recommended to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Ordinary Shares. The gain or loss will generally be capital gain or loss. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which may limit the availability of foreign tax credits. However, in the event we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law and PRC tax were to be imposed on any gain from the disposition of the Ordinary Shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as PRC source income. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the Ordinary Shares unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of the Ordinary Shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds the Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition including, under certain circumstances, a pledge, of Ordinary Shares. Under the PFIC rules:

•        the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•        the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income; and

•        the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the Ordinary Shares, and any of our subsidiaries is also a PFIC (a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are recommended to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to the Ordinary Shares, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the Ordinary Shares and we cease to be a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. We anticipate that the Ordinary Shares should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns the Ordinary Shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the Ordinary Shares if we are or become a PFIC.

UNDERWRITING

We will enter into an underwriting agreement with Dawson James Securities, Inc., as the representative of the Underwriters. Subject to the terms and conditions of the underwriting agreement, the Underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Ordinary Shares
Dawson James Securities, Inc.	480,000
D. Boral Capital LLC	720,000
Total	1,200,000

The Underwriters are offering the ordinary shares subject to their acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the Underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken.

The Underwriters will offer the ordinary shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.14 of the offering price per ordinary share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the Underwriters. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The Underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have granted the Underwriters an option, exercisable for 45 days after the closing of this offering, to purchase up to an aggregate of (15%) additional ordinary shares at the public offering price listed on the front cover page of this prospectus less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed in the preceding table.

Discounts and Expenses

The underwriting discounts are equal to 7% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us.

	Per Share	Total without exercise of the over-allotment option	Total with full exercise of the over-allotment option
Initial public offering price	$4.00	$4,800,000	$5,520,000
Underwriting discounts	$0.28	$336,000	$386,400
Proceeds to us, before expenses	$3.72	$4,464,000	$5,133,600

We will also pay to the Underwriters by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the shares.

We have agreed to reimburse the Underwriters up to a maximum of $150,900 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). We have paid $25,000 to the Underwriters as an advance against the Underwriters’ anticipated out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the Underwriters’ out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We paid the previous underwriter the sum of $99,100.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $1,466,594.

Right of First Refusal

Following the Closing of the Offering, the Underwriters shall have an irrevocable right of first refusal (the “Right of First Refusal”), for a period of twelve (12) months after the date the offering is completed, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Underwriters’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to the Underwriters for such Subject Transactions. The Right of First Refusal shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by the Company for cause, which shall be a breach by the Underwriters of the engagement letter with the Company (the “Engagement Letter”) or a material failure by the Underwriters to provide the services as contemplated by the Engagement Letter.

Tail Financing

The Underwriters shall be entitled to a cash fee equal to seven percent (7.0%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Underwriters to the Company during the term of the Engagement Letter, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time within the twelve (12) month period following the expiration or termination of the Engagement Letter (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation; provided, that pursuant to FINRA Rule 5110(g)(5), the Company shall have the right to terminate the Engagement Letter for cause, which shall mean the Underwriters’ material failure to provide the services contemplated thereunder, and any such termination shall eliminate any obligation of the Company to pay any cash fee pursuant to the Engagement Letter.

Indemnification

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed, for a period starting from the date of this prospectus and for 180 days after the closing of this offering, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including but not limited to any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the Underwriters.

Our officers, directors and shareholders holding 5% or more of the issued and outstanding Ordinary Shares have agreed, subject to certain exceptions, to a lock-up period starting from the date of this prospectus and for 180 days after the closing of this offering, with respect to the Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that may be currently outstanding or which may be issued. This means that, for a period of six months following the closing of this offering, such persons may not offer, sell, pledge, or otherwise dispose of these securities without the prior written consent of the Underwriters or as otherwise agreed.

The Underwriters have no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Underwriters may base their decision on their assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

Our Ordinary Shares have been approved for listing on the Nasdaq Capital Market under the symbol “PHH.”

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Underwriters or selling group members, if any, or by their affiliates, and the Underwriters may distribute prospectus electronically. The Underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the Underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of this Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price for our Ordinary Shares will be determined through negotiations between us and the Underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Underwriters believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company.

Potential Conflicts of Interest

The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the Underwriters that would permit a public offering of the Ordinary Shares offered by, or the possession, circulation or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the Ordinary Shares in the United States, the Underwriters may, subject to applicable foreign laws, also offer the Ordinary Shares in certain countries.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the Underwriters to bid for and to purchase our Ordinary Shares. As an exception to these rules, the Underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares. The Underwriters may engage in over-allotment sales, if applicable, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The Underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the Underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the Underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the Underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the Underwriters were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or delaying a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the Underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Ordinary Shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan, the Republic of China

The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the Ordinary Shares, whether by way of sale or subscription. The Underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares in the Cayman Islands.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and the non-accountable expense allowance, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	$1,222.13
FINRA Fee	$1,742
Stock Exchange Market Entry and Listing Fee	$75,000
Printing Expenses	$30,000
Legal Fees and Expenses	$862,902
Accounting Fees and Expenses	$97,361
Underwriters’ Accountable Expenses	$150,900
Miscellaneous	$247,466.87
Total	$1,466,594

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters of U.S. federal securities and New York state law. The validity of the Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Mourant Ozannes (Cayman) LLP. Legal matters as to PRC law will be passed upon for us by Jiangsu Junjin law Firm. Ortoli Rosenstadt LLP may rely upon Mourant Ozannes (Cayman) LLP with respect to matters governed by Cayman Islands law and Jiangsu Junjin Law Firm with respect to matters governed by PRC law. The representative of our Underwriters is represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters of U.S. federal securities and New York state law, and AllBright Law Offices with respect to certain matters governed by PRC law.

EXPERTS

The consolidated financial statements for the years ended October 31, 2023 and 2022, included in this registration statement have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm in auditing and accounting. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Ordinary Shares represented by the Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the Ordinary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at http://ir.parkha.cn/ as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PARK HA BIOLOGICAL TECHNOLOGY CO., LTD. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:     The Board of Directors and Shareholders of
Park Ha Biological Technology Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Park Ha Biological Technology Co., Ltd and its subsidiaries (collectively the “Company”) as of October 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the fiscal years ended October 31, 2023 and 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2023 and 2022, and the results of its operations and its cash flows for the fiscal years ended October 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.
Certified Public Accountants
PCAOB ID No.1171

We have served as the Company’s auditor since 2022.

San Mateo, California
May 10, 2024 except for the subsequent events discussed in Note 19 as to which the date is September 18, 2024.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Consolidated Balance Sheets
As of October 31, 2023 and 2022

	October 31, 2023	October 31, 2022
ASSETS
Current assets
Cash	1,033,634	574,711
Accounts receivables, net	361,735	119,212
Due from related parties	17,241	12,931
Inventories, net	95,870	94,170
Advances to suppliers	598	9,257
Loans receivable from franchisees, net	300,315	1,377,676
Other receivables and other current assets	366,753	76,674
Total current assets	2,176,146	2,264,631
Non-current Assets
Property and equipment, net	38,571	35,024
Intangible assets, net	8,404	9,349
Operating lease right of use asset	31,864	27,795
Other non-current assets	9,882	181,923
Total non-current assets	88,721	254,091
TOTAL ASSETS	2,264,867	2,518,722

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	197,155	129,723
Due to related parties	68,161	759,301
Taxes payable	579,911	156,271
Operating lease liabilities – current	21,970	26,194
Contract liability	250,549	1,206,109
Accruals and other payables	125,156	90,847
Total current liabilities	1,242,902	2,368,445
Non-current liabilities
Operating lease liabilities – non-current	9,492	—
Total non-current assets	9,492	—
TOTAL LIABILITIES	1,252,394	2,368,445

Commitments and contingencies	—	—

Shareholders’ equity
Ordinary shares (500,000,000 shares authorized, par value $0.00002, 25,000,000 shares issued and outstanding as of October 31, 2023 and 2022)*	500	500
Subscription receivable	(500)	(500)
Additional paid in capital	1,161,211	1,122,946
Statutory reserve	30,422
Accumulated deficits	(105,233)	(926,853)
Accumulated other comprehensive loss	(73,927)	(45,816)
Total Shareholders’ equity	1,012,473	150,277
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,264,867	2,518,722

____________

*        Certain shares are related to the reorganization for the founding shareholders and are presented on a retroactive basis to reflect the reorganization (See Note 1) and retroactively restated to reflect the Company’s 1-for-5 share split effective on June 29, 2024 (the “Share Split”).

The accompanying notes are an integral part of these consolidated financial statements.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended October 31, 2023 and 2022

	Year Ended October 31, 2023	Year Ended October 31, 2022
Revenues, net	2,459,102	1,919,389
Cost of revenues	310,989	509,162
Gross profit	2,148,113	1,410,227

Operating expenses
Selling and marketing expenses	299,615	438,603
General and administrative expenses	484,955	707,487
Research and development expenses	30,881	60,671
Allowance for expected credit losses	152,108	6,442
Total operating expenses	967,559	1,213,203
Operating income	1,180,554	197,024

Other income (expense):
Other expense	(575)	(7,083)
Interest income	1,590	263
Interest expense	—	(194)
Total other income (expenses)	1,015	(7,014)

Income before income tax	1,181,569	190,010

Income tax expenses (benefits)	329,527	(1,288)

Net income	852,042	191,298

Other comprehensive income (loss):
Foreign currency translation adjustments	(28,111)	3,014
Total comprehensive income	823,931	194,312

Earnings per share:
Ordinary shares – basic and diluted	0.00	0.00
Weighted average shares outstanding used in calculating basic and diluted earnings per share:
Ordinary shares – basic and diluted*	25,000,000	25,000,000

____________

*        Certain shares are related to the reorganization for the founding shareholders and are presented on a retroactive basis to reflect the reorganization (See Note 1) and retroactively restated to reflect the Share Split.

The accompanying notes are an integral part of these consolidated financial statements.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended October 31, 2023 and 2022

	Ordinary Shares*		Subscription Receivable	Additional Paid-in Capital	Statutory Reserve	Accumulated Deficits	Accumulated Other Comprehensive loss	Total Equity
	Number of Shares	Amount
Balance at October 31, 2021	25,000,000	500	(500)	588,796	—	(1,118,151)	(48,830)	(578,185)
Contribution in capital	—	—	—	534,150	—	—	—	534,150
Net income	—	—	—	—	—	191,298	—	191,298
Foreign currency translation adjustments	—	—	—	—	—	—	3,014	3,014
Balance at October 31, 2022	25,000,000	500	(500)	1,122,946	—	(926,853)	(45,816)	150,277
Contribution in capital	—	—	—	38,265	—	—	—	38,265
Net income	—	—	—	—	—	852,042	—	852,042
Appropriation to statutory reserve	—	—	—	—	30,422	(30,422)	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	(28,111)	(28,111)
Balance at October 31, 2023	25,000,000	500	(500)	1,161,211	30,422	(105,233)	(73,927)	1,012,473

____________

*        Certain shares are related to the reorganization for the founding shareholders and are presented on a retroactive basis to reflect the reorganization (See Note 1) and retroactively restated to reflect the Share Split.

The accompanying notes are an integral part of these consolidated financial statements.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended October 31, 2023 and 2022

	Year Ended October 31, 2023	Year Ended October 31, 2022
Cash flows from operating activities
Net income	852,042	191,298
Depreciation and amortization	20,063	30,491
Allowance for credit losses	152,108	6,442
Impairments and write-offs of assets	1,231	8,698
Deferred tax benefits	(33,737)	(1,288)
Non-cash lease expenses	45,896	32,902
Changes in operating assets and liabilities:
Accounts receivable, net	(337,745)	(87,783)
Inventories, net	(2,823)	193,581
Advances to suppliers	8,959	(6,190)
Other receivables and other current assets	(265,755)	(56,064)
Other non-current assets	178,016	(187,491)
Accruals and other payables	35,281	39,370
Accounts payable	69,427	56,808
Taxes payable	437,310	82,079
Contract liability	(989,082)	1,172,485
Operating lease liabilities	(44,654)	(33,032)
Net cash provided by operating activities	126,537	1,442,306

Cash flows from investing activities
Purchase of equipment and intangible assets	(22,676)	(11,890)
Loans to franchisees	(311,083)	(1,521,440)
Loan repayment from franchisees	1,361,609	—
Advance to related parties	(20,028)	(77,059)
Repayment from related parties	15,597	62,779
Net cash provided by (used in) investing activities	1,023,419	(1,547,610)

Cash flows from financing activities
Proceeds from shareholder’s contribution of capital	38,265	534,149
Borrowing from related parties	60,893	393,060
Repayment to related parties	(776,083)	(257,557)
Net cash (used in) provided by financing activities	(676,925)	669,652

Net increase in cash	473,031	564,348

Effect of exchange rate changes on cash	(14,108)	(62,323)
Cash – at the beginning of the year	574,711	72,686
Cash – at the end of the year	$1,033,634	$574,711

Supplementary cash flow information:
Interest paid	$—	$194
Non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$52,731	$26,023

The accompanying notes are an integral part of these consolidated financial statements.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Park Ha Biological Technology Co., Ltd. (“Park Ha Cayman”) was incorporated in the Cayman Islands on October 11, 2022. The Company is an investment holding company; its primary business operations are conducted through its subsidiaries as described below.

Park Ha Biological Technology (HK) Co., Ltd. (“Park Ha HK”) was incorporated in Hong Kong on October 25, 2022. It is a wholly owned subsidiary of Park Ha Cayman.

Park Ha Investment (Wuxi) Co., Ltd. (“Park Ha WFOE”) was incorporated on May 5, 2023 as a wholly foreign owned entity in the People’s Republic of China (“PRC”). Park Ha WFOE is a wholly owned subsidiary of Park Ha HK.

Wuxi Xinzhan Enterprise Management Consulting Co., Ltd. (“XinZhan”) was incorporated on March 31, 2016 in the People’s Republic of China (“PRC”) with Ms. Xiaoqiu Zhang being the majority shareholder owning 75.2% of XinZhan prior to the equity transfer described below. XinZhan takes the lead in promoting the franchisee market and looking for franchisees. XinZhan signs a franchise agreement with the franchisee. The franchise agreement grants the franchisee the license to open stores under the “PARK HA” brand in a specific area. Franchisees authorized to sell Park Ha Jiangsu’s “PARK HA” brand products or third-party products authorized by XinZhan must comply with the terms of the franchise agreement.

Shanghai Park Ha Industrial Development Co., Ltd. (“Park Ha Shanghai”) was incorporated on April 17, 2017 in the People’s Republic of China (“PRC”) as a wholly owned subsidiary of Wuxi XinZhan. Park Ha Shanghai’s primary business includes beauty services, sales of beauty products and devices, management of beauty salon franchisees.

Jiangsu Park Ha Biotechnology Co., Ltd. (“Park Ha Jiangsu”) was incorporated on August 13, 2019 in the People’s Republic of China (“PRC”) with Ms. Xiaoqiu Zhang being the majority shareholder owning 75.2% of Park Ha Jiangsu prior to the equity transfer described below. Park Ha Jiangsu has developed a full range of “PARK HA” brand skin care products through cooperation with biological laboratories. Our product range ranges from basic skin physical protection, exfoliation, and sebum film repair to surface microecological balance and anti-aging. These products are sold through directly operated retail stores and franchisees.

On May 17, 2023, Park Ha WFOE entered into equity transfer agreements with each shareholder of Wuxi XinZhan and Park Ha Jiangsu to purchase all the equity interest in such entities. The restructure was completed on July 7, 2023. As a result, Wuxi XinZhan and Park Ha Jiangsu became a wholly owned subsidiary of Park Ha WFOE.

Upon the completion of the above Reorganization, Park Ha Cayman became the ultimate holding company of all other entities mentioned above. The Company is effectively controlled by the same group of controlling shareholders before and after the Reorganization; therefore, the Reorganization is considered as a recapitalization of these entities under common control. The consolidation of the Company was accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the period presented comprise those of the previous separate entries combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

Park Ha Biological Technology Co., Ltd. and its subsidiaries are collectively referred to as the “Company”.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, the valuation of the amount due from related parties, inventory valuations, the estimation of useful lives of property and equipment and intangible assets, allowance for expected credit losses, and income taxes including the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Functional and Presentation Currency

The functional currency of the Company is the currency of the primary economic environment in which the Company operates which is Chinese Yuan (“RMB”). The RMB is not freely convertible into the US dollar and may be subject to PRC currency restrictions for payments, including the distributions of dividends or retained earnings to the Company by its subsidiaries or its variable interest entities.

Transactions in currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing on the date of the transaction. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at the end of the reporting periods. Exchange differences arising on the settlement of monetary items and on translation of monetary items at period-end are included in income statement of the period.

For the purpose of presenting these financial statements, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, shareholder’s equity accounts are translated at historical rates, and income and expense items are translated at the periodic average exchange rate during the period. The resulting translation adjustments are reported under accumulated other comprehensive loss in the shareholder’s equity section of the balance sheets.

Exchange rate used for the translation as follows:

US$ to RMB	Period End	Average
October 31, 2023	7.2882	7.0560
October 31, 2022	7.3003	6.6105

Fair Values of Financial Instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follow:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of the balance sheet date, the estimated fair values of the financial instruments approximated their fair values due to the short-term nature of these instruments. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each year.

Cash

Cash consists of cash on hand and cash in bank, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use. The Company maintains cash with various financial institutions primarily in mainland China. The Company has not experienced any losses in bank accounts.

Accounts Receivable and allowance for credit losses

Accounts receivables are stated at the historical carrying amount net of allowance for expected credit losses.

The Company adopted ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” on January 1, 2023 using a modified retrospective approach. The Company also adopted this guidance to due from related parties, loans receivable from franchisees, other receivables. To estimate expected credit losses, the Company has identified the relevant risk characteristics of its customers and the related receivables. The Company considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Company’s customer collection trends. The allowance for credit losses and corresponding receivables were written off when they are determined to be uncollectible.

Inventory

Inventories, which are primarily comprised of finished goods for sale, are stated at the lower of cost or net realizable value, using the weighted average method and is based on purchase cost. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Loans Receivable

Loans receivable are recorded at origination at the fair value less estimates for expected credit losses. Loans receivable is reviewed periodically to determine whether its carrying value has become impaired. The Company uses credit loss method to estimate the allowance for loans receivables.

Property and Equipment

Property and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property and equipment are depreciated on a straight-line basis over the following periods:

Office equipment	3 years
Motor Vehicle	4 years
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives

Intangible assets

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Intangible assets mainly represent software at cost, less accumulated amortization on a straight-line basis over an estimated life of ten years.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of long-lived assets other than goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. There were no impairment charge recognized for the years ended October 31, 2023 and 2022.

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. According to the standard, financial statements are required to disclose material related-party transactions other than compensation arrangements, expense allowances, or other similar items that occur in the ordinary course of business. A related party is essentially any party that controls or can significantly influence the management or operating policies of the company to the extent that the company may be prevented from fully pursuing its own interests. Related parties include affiliates, investees accounted for by the equity method, trusts for the benefit of employees, principal owners, management, and immediate family members of owners or management. Transactions with related parties must be disclosed even if there is no accounting recognition made for such transactions (e.g., a service is performed without payment).

Lease

The Company recognizes right-of-use (“ROU”) assets and lease liabilities for its lease commitments with terms greater than one year. Contractual options to extend or terminate lease agreements are reflected in the lease term when they are reasonably certain to be exercised. The initial measurements of new ROU assets and lease liabilities are based on the present value of future lease payments over the lease term as of the commencement date. In determining future lease payments, the Company has elected not to separate lease and non-lease components. As the Company’s lease arrangements do not provide an implicit interest rate, we apply the Company’s incremental borrowing rate based on the information available at the commencement date in determining the present value of future lease payments. Relevant information used in determining the Company’s incremental borrowing rate includes the duration of the lease, transaction currency of the lease, and the Company’s credit risk relative to risk-free market rates. The Company’s ROU assets also include any initial direct costs incurred and exclude lease incentives. The Company’s lease agreements do not contain any significant residual value guarantees or restrictive covenants. All leases of the Company are classified as operating leases, with lease expense being recognized on a straight-line basis.

Revenue Recognition

In 2014, the FASB issued guidance on revenue recognition (“ASC 606”), with final amendments issued in 2016. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to its customers. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

The Company generate revenues from sales of beauty products and devices, management of beauty salon franchisees.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales of Beauty Products and Devices:

The contracts for sales of beauty products and devices are established either through direct transactions or through formal agreements, creating enforceable rights and obligations for both parties. For these sales, the Company recognizes a single performance obligation: the transfer of goods to the customer. There are no additional identifiable promises within these contracts. The transaction price is fixed and determined at inception, and payment is either collected in full in advance or due within one month after delivery. The Company does not offer any discounts or volume discount incentives to either franchisees or non-franchisee customers. The Company does not offer price protection but do allow for the return of goods in cases of quality issues, adhering to the standard warranty practices. The Company recorded reserve for sales returns was $nil for the fiscal years ending October 31, 2023, and 2022.

For sales at our owned store locations, revenue is recognized at the point of transfer of control, typically when the customer makes payment and accepts the goods in-store.

Regarding online sales via third-party platforms, control is transferred, and revenue is recognized at the point of delivery to the customer, facilitated by express delivery services.

Sales and deliveries of beauty products and devices to the franchisees are treated as distinct performance obligations, separate from the franchise agreement. These transactions are not highly dependent on, nor are they integrated with, the franchise services, allowing the franchisee to benefit from the goods independently. Revenue from sales to franchisees is recognized upon the transfer of control of the goods, generally upon delivery. As franchisees take ownership and resell the products at their discretion, these transactions are not considered consignment sales.

Management of beauty salon franchisees:

The Company’s franchise revenues comprise non-refundable initial franchise fees received from franchisees. The initial franchise services, which constitute the Company’s obligation under these agreements, include: (i) granting exclusive operating rights in a specific area, (ii) allowing the use of the “PARK HA” brand, and (iii) providing initial setup services. These setup services encompass assistance with site selection, marketing strategy formulation, and training for franchisee management and beauticians.

Following the revenue recognition standard ASC 606, we consider the initial franchise services indistinct from the ongoing rights provided during the franchise agreement term. Consequently, these services are treated as a single performance obligation. Accordingly, initial franchise fees are deferred and recorded as a “Contract Liability.” These fees are recognized over the franchise term as the performance obligation is satisfied, typically spanning one year.

The Company offers advertising and renovation subsidies to franchisees, calculated as a percentage of the franchise fee. Since these subsidies are not in exchange for distinct goods or services from franchisees, they are accounted for as a reduction in the transaction price of the franchise fee.

The Company also offers short-term loans to franchisees, with terms not exceeding six months. The loan amounts are based on the franchise fee and a fixed ratio. Given the short duration of these loans, as a practical expedient, the Company does not adjust the consideration for the effects of a significant financing component.

Contract liability

The contract liabilities consist of advances from customers, which relate to unsatisfied performance obligations at the end of each reporting period and consists of cash payments received in advance from customers in sales of beauty products and devices and unearned franchise fee. As of October 31, 2023 and 2022, the Company’s advances from customer deposit and unearned franchise fee amounted to $250,549 and $1,206,109, respectively.

The Company reports revenues net of applicable sales taxes and related surcharges.

Cost of revenues

Costs of sales of beauty products and devices consist primarily of materials costs, shipping and handling expenses, inspection costs and related costs, which are directly attributable to products. Write-down of inventories is also recorded in cost of sales, if any.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Costs of revenue of beauty salon franchisees consist primarily of training costs, promotional material costs and related costs, which are directly attributable to franchise business.

Shipping and handling costs incurred to transport goods to customers are expensed in the periods incurred and are included in cost of revenues. The Company accounts for shipping and handling expenses as fulfillment costs because shipping and handling activities occur before the customers obtains control of the goods. Shipping and handling expenses amounted to $4,062 and $6,665 for the years ended October 31, 2023 and 2022, respectively.

Selling and marketing expense

Sales and marketing expenses consist primarily of rent, depreciation of leasehold improvements, marketing conference expenses, advertising expenses and salaries and other compensation-related expenses to sales and marketing personnel. The Company expenses all advertising costs as incurred. Advertising costs amounted to $80 and $6,932 for the years ended October 31, 2023 and 2022, respectively.

General and administrative expenses

General and administrative expenses consist primarily of salaries and benefits for employees involved in general corporate functions and those not specifically dedicated to research and development activities, depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.

Research and development

The Company expenses research and development expenses when incurred as periodic costs. The Company recognized research and development expenses for the years ended October 31, 2023 and 2022 in the amounts of $30,881 and $60,671, respectively. Research and development expenses primarily comprise of employees’ wages and benefits, as well as expenditures related to patent fees.

Value Added Tax (VAT)

In accordance with the relevant tax laws in the PRC, VAT is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may deduct the VAT it has paid on eligible purchases. The difference between the amounts collected and paid is presented as VAT recoverable or payable balance on the balance sheet.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expense (benefit) results from the net change during the years of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that the relevant taxing authority that has full knowledge of all relevant information will examine each uncertain tax position. Although the Company believes the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from net income or loss, investments by owners and distributions to owners. The Company’s only component of other comprehensive income is the foreign currency translation adjustment.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign-invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign-invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset the accumulated loss.

Earnings per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. For the years ended October 31, 2023 and 2022, the Company does not have any outstanding ordinary shares equivalents; therefore, a separate computation of diluted earnings (loss) per share is not presented.

Commitments and Contingencies

The Company follows ASC 450-20, “Loss Contingencies,” to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of October 31, 2023 and 2022.

Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, our chief operating decision maker (“CODM”) has been identified as our Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the company. As a whole and hence, we have two business segments which comprised of products sales and franchise service. As our long-lived assets are substantially located in the PRC, no geographical segments are presented.

Concentration and risks

a) Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk are cash and cash equivalents, and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions or trading platforms.

The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific customers.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

b) Foreign currency exchange rate risk

The functional currency and the reporting currency of the Company are RMB and U.S. dollars, respectively. The Company’s exposure to foreign currency exchange rate risk primarily relates to cash, accounts receivable and accounts payable. Any significant fluctuation of RMB against U.S. dollars may materially and adversely affect the Company’s cash flows, revenues, earnings and financial positions.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Credit Losses, Measurement of Credit Losses on Financial Instruments. This ASU provides more useful information about expected credit losses to financial statement users and changes how entities will measure credit losses on financial instruments and timing of when such losses should be recognized. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief. This update adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The updates should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company early adopted this guidance on January 1, 2023, and the adoption did not have a material impact on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLES, NET

Accounts receivables, net is comprised of the following:

	October 31, 2023	October 31, 2022
Accounts receivables – Non-franchisees	135,777	1,651
Allowance for expected credit losses	(24,398)	(3)
Accounts receivables, net – Non-franchisees	111,379	1,648
	October 31, 2023	October 31, 2022
Accounts receivables – Franchisees	316,462	123,394
Allowance for expected credit losses	(66,106)	(5,830)
Accounts receivables, net – Franchisees	250,356	117,564

The following is a summary of the activity in the allowance for expected credit losses:

	October 31, 2023	October 31, 2022
Balance at beginning of year – Non-franchisees	3	—
Provision	25,197	4
Effect of translation adjustment	(802)	(1)
Balance at end of year – Non-franchisees	24,398	3

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 3 — ACCOUNTS RECEIVABLES, NET (cont.)

	October 31, 2023	October 31, 2022
Balance at beginning of year – franchisees	5,830	—
Provision	62,250	6,438
Effect of translation adjustment	(1,974)	(608)
Balance at end of year – franchisees	66,106	5,830

NOTE 4 — INVENTORIES, NET

Inventory comprised of the following:

	October 31, 2023	October 31, 2022
Raw materials	36,740	40,175
Finished goods	59,130	53,995
Inventories, net	95,870	94,170

Inventory write-down expense was $1,231 and $8,698 for the years ended October 31, 2023 and 2022, respectively.

NOTE 5 — LOANS RECEIVABLE FROM FRANCHISEES, NET

Loans receivables from franchisees consist of non-interest-bearing advances provided by the Company to its franchisees to purchase inventory, equipment; or for use as working capital. The maturity date of the loan is 180 days from the date of disbursement of funds.

Loan receivables from franchisees, net comprised of the following:

	October 31, 2023	October 31, 2022
Loan receivables from franchisees	362,917	1,377,676
Allowance for expected credit losses	(62,602)	—
Loan receivables from franchisees, net	300,315	1,377,676

The following is a summary of the activity in the allowance for expected credit losses:

	October 31, 2023	October 31, 2022
Balance at beginning of year	—	—
Provision	64,661	—
Effect of translation adjustment	(2,059)	—
Balance at end of year	62,602	—

The following is a summary of the movement of the loan:

	October 31, 2023	October 31, 2022
Balance at beginning of year	1,377,676	—
Loans lend to franchisees	311,083	1,521,440
Repayment from franchisees	(1,361,609)	—
Effect of translation adjustment	35,767	(143,764)
Balance at end of year	362,917	1,377,676

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 5 — LOANS RECEIVABLE FROM FRANCHISEES, NET (cont.)

The amount of loans that are past due as of October 31, 2023 and 2022 were $61,744 and nil, respectively. As of the reporting date, the amount of loans that are past due is $45,279.

Loans receivable from franchisees, net comprised of the following:

	October 31, 2023	October 31, 2022
Li Yi	8,919	178,075
Yan Tianxiang	—	178,075
Wu Yinghan	—	184,923
Liu Yuping	—	169,855
Gao Wenjing	49,051	47,943
Cao Qinghua	8,919	38,354
Wang Shimei	49,051	42,943
Xu Yong	8,919	47,943
Nan Xifeng	8,919	38,354
Zeng Yongjian	45,279	45,203
Song Mingfang	48,022	30,136
Wang Zhiya	—	36,985
Yu Yang	48,022	47,943
Wang Limin	—	27,396
Yuan Wei	—	34,245
Li Jie	8,919	5,479
Sheng Xidong	8,919	24,656
Zhou Guixiang	17,837	24,656
Wang Jia	8,919	8,904
Wang Xuefeng	8,919	7,808
Wang Xiaohui	8,919	7,808
Xiao Yang	—	19,177
Ma Jin	—	38,354
Sun Zhongyao	—	17,807
Liu Jihao	—	26,711
Zhang Yashu	—	31,505
Qian Renze	16,465	16,438
Yang Jiawei	8,919	—
	362,917	1,377,676
Less: Allowance for expected credit loss	(62,602)	—
Loan receivables from franchisees, net	300,315	1,377,676

NOTE 6 — OTHER RECEIVABLES AND OTHER CURRENT ASSETS

Other receivables and other current assets comprised of the following:

	October 31, 2023	October 31, 2022
Other receivables	31,487	15,837
Deferred IPO Cost	199,646	58,353
Deferred tax asset	33,830	1,167
Prepaid expenses	101,790	1,317
Other receivables and other current assets	366,753	76,674

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 7 — PROPERTY & EQUIPMENT, NET

Property and equipment, net comprised of the following:

	October 31, 2023	October 31, 2022
At Cost:
Office furniture	8,648	8,634
Motor vehicle	144,123	143,883
Office equipment	5,900	5,890
Leasehold improvements	21,953	—
	180,624	158,407
Less: Accumulated depreciation	(142,053)	(123,383)
Total, net	38,571	35,024

Depreciation expenses was $19,071 and $30,227 for the years ended October 31, 2023 and 2022, respectively.

NOTE 8 — INTANGIBLE ASSETS, NET

Intangible assets, net comprised of the following:

	October 31, 2023	October 31, 2022
At cost:
Trademark	247	247
Software	9,605	9,588
	9,852	9,835
Less: Accumulated depreciation	(1,448)	(486)
Total, net	8,404	9,349

Amortization expenses was $992 and $264 for the years ended October 31, 2023 and 2022, respectively.

	For the years ended October 31,
	2024	2025	2026	2027	2028	thereafter
Amortization expenses	960	960	960	960	960	3,604

NOTE 9 — OTHER NON-CURRENT ASSETS

Other non-current assets comprised of the following:

	October 31, 2023	October 31, 2022
Lease deposits	7,138	3,849
Other deposits	2,744	—
Other receivables	—	178,074
Total, net	9,882	181,923

Other receivables consist of an amount of $178,074 (RMB 1.3 million) entrusted for financial management pursuant to Entrusted Investment Agreement signed on September 12, 2022. Such agreement was cancelled on March 15, 2023 with a full refund to the Company.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 10 — TAXES PAYABLE

Taxes payable comprised of the following:

	October 31, 2023	October 31, 2022
Enterprise income tax payable	351,691	—
Value-added tax, net	201,410	133,704
City maintenance and construction tax	14,478	10,822
Additional education fees	7,373	5,595
Other taxes	4,959	6,150
Total	579,911	156,271

NOTE 11 — CONTRACT LIABILITIES

For service contracts where the performance obligation is not completed, contract liabilities were recorded for any payments received in advance of the performance obligation. The payments received in advance will not be refunded and will be amortized in future when met performance obligations.

Contract liabilities is comprised of the following:

	As of
	October 31, 2023	October 31, 2022
Unearned franchise fee	247,230	1,195,418
Customer deposit	3,319	10,691
Total, net	250,549	1,206,109

The unearned franchise fee of $247,230 is to be recognized to revenue in FY2024.

Unearned franchise fee comprised of the following:

	October 31, 2023	October 31, 2022
Li Yi	6,879	110,535
Yan Tianxiang	—	134,539
Wu Yinghan	—	142,540
Liu Yuping	—	146,234
Gao Wenjing	30,825	31,225
Cao Qinghua	6,766	33,383
Wang Shimei	36,088	35,822
Xu Yong	7,594	37,511
Nan Xifeng	7,669	37,886
Zeng Yongjian	—	39,012
Song Mingfang	40,975	40,701
Wang Zhiya	—	40,889
Yu Yang	42,478	42,202
Wang Limin	—	42,953
Yuan Wei	—	44,266
Li Jie	6,240	6,230
Sheng Xidong	6,729	20,153
Zhou Guixiang	13,299	19,815
Wang Jia	7,218	7,206
Wang Xuefeng	7,330	7,318

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 11 — CONTRACT LIABILITIES (cont.)

	October 31, 2023	October 31, 2022
Wang Xiaohui	7,443	7,431
Xiao Yang	—	15,087
Ma Jin	—	30,173
Sun Zhongyao	—	15,687
Liu Jihao	—	23,531
Zhang Yashu	—	42,407
Qian Renze	—	25,895
Ge Xiaoqing	—	6,793
Shen Yue	—	7,994
Li Ruonan	2,255	—
Meng Hao	7,142	—
Yang Jiawei	10,300	—
Total	247,230	1,195,418

NOTE 12 — RELATED PARTY TRANSACTIONS

The Company had transactions with the following related parties:

Name of Related Party	Nature of Relationship
Guozhen Liu	Limited partner of Changxin International Limited Partnership, executive director and legal representative of Park Ha Shanghai, executive director of Xinzhan, parent of Xiaoqiu Zhang
Fujun Yu	Executive director of Xinzhan, legal representative of Park Ha Jiangsu, director of Park Ha WFOE
Hengquan Zhang	Member of the Supervisory Committee of Park Ha WFOE, parent of Xiaoqiu Zhang
Xiaoqiu Zhang	CEO, Chairperson of the board of directors, controlling shareholder of Park Ha Cayman

Due from related party

The Company made advances to Mr. Hengquan Zhang for working capital to be paid on behalf of the Company. The balance due from Mr. Hengquan Zhang was $10,964 and $12,931 as of October 31, 2023 and 2022, respectively.

The Company made advances to Mr. Fujun Yu for working capital to be paid on behalf of the Company. The balance due from Mr. Fujun Yu was $6,277 and $nil as of October 31, 2023 and 2022, respectively.

Due to related party

The Company received advances from Mr. Fujun Yu as working capital. The balance due to Mr. Fujun Yu was $nil and $86,580 as of October 31, 2023 and 2022, respectively. The Company has repaid full amount owed to Mr. Fujun Yu subsequently.

The Company received advances from Ms. Guozhen Liu as working capital. The balance due to Ms. Guozhen Liu was $6,565 and $348,086 as of October 31, 2023 and 2022, respectively. The Company has repaid the full amount owed to Ms. Guozhen Liu subsequently.

The Company received advances from Ms. Xiaoqiu Zhang as working capital. The balance due to Ms. Xiaoqiu Zhang was $61,596 and $324,635 as of October 31, 2023 and 2022, respectively. The Company has repaid the full amount owed to Ms. Xiaoqiu Zhang subsequently.

The amounts due from related party and due to related party above are non-interest bearing, without maturity and due on demand.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 13 — LEASES

As of October 31, 2023, the Company have three operating leases for its self-operated stores. Other than these leases, the Company does not have any other leases over the term of one year. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The discount rate used to calculate present value is incremental borrowing rate or, if available, the rate implicit in the lease. The Company determines the incremental borrowing rate for each lease based primarily on its lease term in PRC which are approximately 3.73% and 4.30% for the year ended October 31, 2023 and 2022, respectively.

Operating lease expenses were $45,896 and $32,902 for the years ended October 31, 2023 and 2022, respectively.

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

	Year Ended October 31, 2023	Year Ended October 31, 2022
Lease Cost
Operating lease cost	$45,896	$32,902

Other Information
Cash paid for amounts included in the measurement of lease liabilities	$44,654	$33,032
Weighted average remaining lease term – operating leases (in years)	1.54	1
Average discount rate – operating lease	3.73%	4.30%

The supplemental balance sheet information related to leases is as follows:

	October 31, 2023	October 31, 2022
Operating leases
Right-of-use assets	$31,864	$27,795

Operating lease liabilities, current	$21,970	$26,194
Operating lease liabilities, non-current	$9,492	—
Total operating lease liabilities	$31,462	$26,914

The undiscounted future minimum lease payment schedule as follows:

For the year ending October 31,
2024	22,696
2025	9,624
Total undiscounted lease payments	32,320
Less imputed interest	(858)
Total lease liabilities	31,462

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 14 — SHAREHOLDERS’ EQUITY

The Company was incorporated in the Cayman Islands in October 2022 under the Cayman Islands Companies Act as an exempted company with limited liability. As of October 31,2023, the Company is authorized to issue 500,000,000 ordinary shares.

As of October 31,2023, the Company has 25,000,000 shares issued and outstanding with a par value of $0.00002 per share. (Retroactively restated to reflect the Company’s 1-for-5 share split effective on June 29, 2024.) For the year ended October 31,2022, the Company issued 25,000,000 shares to five institute shareholders in exchange for US$500 based on the par value, proceeds of the $500 has been collected in full on April 29, 2024.

NOTE 15 — RESTRICTED NET ASSETS

As a result of the PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, additional paid-in capital, and the statutory reserves of the Company’s PRC subsidiaries.

	As of
	October 31, 2023	October 31, 2022
Additional paid in capital	1,161,211	1,122,946
Statutory reserve	30,422	—
Total	1,191,633	1,122,946

NOTE 16 — SEGMENTS INFORMATION

The Company believes that it operates in two business segments which comprised of products sales and franchise service; and it operates in one geographical location China. The Company disaggregates its revenue into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Summarized financial information for the two reportable segments is as follows:

	Year Ended October 31, 2023
	Product Sales	Franchise fees	Consolidated
Revenues, net	648,745	1,810,357	2,459,102
Cost of revenues	141,785	169,204	310,989
Gross profit	506,960	1,641,153	2,148,113
Depreciation and amortization	4,936	15,127	20,063
Other (income) expense, net	558,094	388,387	946,481
Income tax expenses (benefits)	(17,163)	346,690	329,527
Net Income (loss)	(38,907)	890,949	852,042

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 16 — SEGMENTS INFORMATION (cont.)

	Year Ended October 31, 2022
	Product Sales	Franchise fees	Consolidated
Revenues, net	981,835	937,554	1,919,389
Cost of revenues	373,015	136,147	509,162
Gross profit	608,820	801,407	1,410,227
Depreciation and amortization	3,446	27,045	30,491
Other (income) expense, net	900,908	288,818	1,189,726
Income tax benefits	(1,288)	—	(1,288)
Net Income (loss)	(294,246)	485,544	191,298

Summarized financial information for revenues, costs and profits is as follows

Sales revenues comprised of the following:

	Year Ended
	October 31, 2023		October 31, 2022
Products sales – Non-franchisees	302,505	12%	334,419	17%
Product Sales – Franchisees	346,240	14%	647,416	34%
Franchise fees	1,810,357	74%	937,554	49%
Total	2,459,102	100%	1,919,389	100%

Direct costs comprised of the following:

	Year Ended
	October 31, 2023		October 31, 2022
Products sales – Non-franchisees	45,770	15%	54,282	11%
Product Sales – Franchisees	96,015	31%	318,733	62%
Franchise fees	169,204	54%	136,147	27%
Total	310,989	100%	509,162	100%

Gross profit comprised of the following:

	Year Ended
	October 31, 2023		October 31, 2022
Products sales – Non-franchisees	256,735	12%	280,137	20%
Product Sales – Franchisees	250,225	12%	328,683	23%
Franchise fees	1,641,153	76%	801,407	57%
Total	2,148,113	100%	1,410,227	100%

NOTE 17 — CONCENTRATION RISKS

Concentration of credit risk

Cash deposits with banks are held in financial institutions in China, which deposits are not federally insured. Accordingly, the Company has a concentration of credit risk related to the uninsured part of bank deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 17 — CONCENTRATION RISKS (cont.)

Concentration of customers and suppliers

The Company has a concentration risk related to suppliers and customers. Failure to maintain existing relationships with the suppliers or customers to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect revenues.

The customers accounting for 10% or more of the company’s revenue include the following:

	On October 31st 2023	On October 31st 2022
Percentage of Company revenue
customer G	10%	—%
customer F	10%	—%

The customers that accounted for 10% or more of the Company’s accounts receivable comprised of the following:

	October 31, 2023	October 31, 2022
Percentage of the Company’s accounts receivable
Customer A	16%	18%
Customer B	9%	10%
Customer C	11%	24%
Customer D	4%	13%
Customer E	3%	11%
Customer F	18%	—%
Customer G	17%	—%

The suppliers that accounted for 10% or more of the Company’s purchases comprised of the following:

	Year Ended
	October 31, 2023	October 31, 2022
Percentage of the Company’s purchases
Supplier E	2%	11%
Supplier F	58%	36%

The suppliers that accounted for 10% or more of the Company’s account payables comprised of the following:

	October 31, 2023	October 31, 2022
Percentage of the Company’s accounts payable
Supplier E	6%	10%
Supplier F	63%	39%
Supplier G	7%	19%

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 18 — INCOME TAX

Cayman Islands

Under the current laws of the Cayman Islands, entities are not subject to tax on income or capital gain. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the Cayman Islands.

Hong Kong

Entities incorporated under the Hong Kong tax laws, and the statutory income tax rate was 16.5%. The Company has no operating profit or tax liabilities for the year ended October 31, 2023 and 2022.

China, PRC

The Company is subject to profits tax rate at 25% for income generated for its operation in China and net operating losses can be carried forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred.

Income taxes in the PRC are consist of:

	Year Ended
	October 31, 2023	October 31, 2022
Current income tax expense	363,264	—
Deferred income tax benefit	(33,737)	(1,288)
Total income tax benefit	329,527	(1,288)

The net taxable income before income taxes and its provision for income taxes comprised of the following:

	Year Ended
	October 31, 2023	October 31, 2022
Income attributed to China	1,181,569	190,010
PRC statutory tax rate	25%	25%
Tax expense	295,393	47,503
Effect of PRC preferential tax rate	4,375	(8,517)
Research and development credit	(4,632)	(8,555)
Non-deductible expenses	48,158	9,432
Change in valuation allowance	(13,767)	(41,151)
Tax expense (benefit), net	329,527	(1,288)

Deferred tax assets consist of the following:

	As of
	October 31, 2023	October 31, 2022
Net operating losses carried forward in the PRC	77,818	96,604
Allowance of expected credit loss	33,830	1,167
Total	111,648	97,771
Less: Valuation allowance	(77,818)	(96,604)
Deferred tax assets, net	33,830	1,167

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 18 — INCOME TAX (cont.)

As of October 31, 2023 and 2022, the Company’s PRC entities had net operating loss carryforwards of approximately $0.44 million and $0.49 million, respectively which will start to expire from 2024. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will not be fully realized. As of October 31, 2023 and 2022, full valuation allowance is provided against the deferred tax assets related to the Company’s net operating loss carryforwards based upon management’s assessment as to their realization.

NOTE 19 — SUBSEQUENT EVENTS

The Company evaluates subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission, which is September 18, 2024. Other than the subsequent event disclosed below, there was no subsequent event that would require disclosure to or adjustment to the financial statements.

On June 29, 2024, our shareholders approved a share split of our outstanding Ordinary Shares at a ratio of 1:5, which became effective immediately, resulting in 25,000,000 Ordinary Shares issued and outstanding after the share split. All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the split of our Ordinary Shares as if it had occurred at the beginning of the earlier period presented.

NOTE 20 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Park Ha Biological Technology Co., Ltd. (“Park Ha Cayman”) was incorporated in the Cayman Islands on October 11, 2022.

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of Park Ha Cayman exceed 25% of the consolidated net assets of the Company. For purposes of the test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.). The ability of the Company’s Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because substantially all of the Company’s operations are conducted in China and a substantial majority of the Company’s revenues are generated in China, a majority of the Company’s revenue being earned and currency received are denominated in Renminbi (“RMB”). RMB is subject to the exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict the Company’s ability to convert RMB into US Dollars.

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method, and are presented as if all the companies existed as of November 1, 2021 and throughout the two-year periods ended October 31, 2023. Refer to the consolidated financial statements and notes presented above for additional information and disclosures with respect to these financial statements.

As of October 31, 2023 and 2022, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stock or guarantees of the Company, except for those that have been separately disclosed in the consolidated financial statements, if any.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 20 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

Condensed Balance Sheets

	October 31, 2023	October 31, 2022
ASSETS
Non-current Assets
Investment in subsidiaries	1,012,473	150,277
Total non-current assets	1,012,473	150,277
TOTAL ASSETS	1,012,473	150,277

Shareholders’ equity
Ordinary shares (500,000,000 shares authorized, par value $0.00002, 25,000,000 shares issued and outstanding as of October 31, 2023 and 2022, respectively)	500	500
Subscription receivable	(500)	(500)
Additional paid in capital	1,161,211	1,122,946
Statutory reserve	30,422	—
Accumulated deficits	(105,233)	(926,853)
Accumulated other comprehensive loss	(73,927)	(45,816)
Total Stockholders’ equity	1,012,473	150,277
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,012,473	150,277

____________

*        Certain shares are related to the reorganization for the founding shareholders and are presented on a retroactive basis to reflect the reorganization (See Note 1) and retroactively restated to reflect the Share Split.

Condensed Statements of Operations

	Year Ended October 31, 2023	Year Ended October 31, 2022
Operating costs and expenses:
Selling, general and administrative expenses	—	—

Operating income
Share of income of subsidiaries	852,042	191,298
Net income	852,042	191,298

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Unaudited Interim Condensed Consolidated Balance Sheets
As of April 30, 2024 and October 31, 2023

	April 30, 2024	October 31, 2023
	(Unaudited)
ASSETS
Current Assets
Cash	931,966	1,033,634
Accounts receivable, net	154,830	361,735
Due from related parties	17,353	17,241
Inventories	91,818	95,870
Advances to suppliers	3,849	598
Loans receivable from franchisees, net	469,023	300,315
Other receivables and other current assets	157,483	366,753
Total current assets	1,826,322	2,176,146
Non-current Assets
Property and equipment, net	30,132	38,571
Intangible assets, net	7,976	8,404
Operating lease right of use asset	20,993	31,864
Other non-current assets	254,802	9,882
Total non-current assets	313,903	88,721
TOTAL ASSETS	2,140,225	2,264,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	55,041	197,155
Due to related parties	104,774	68,161
Taxes payable	661,513	579,911
Operating lease liabilities – current	15,716	21,970
Contract liability	131,952	250,549
Accruals and other payables	98,783	125,156
Total current liabilities	1,067,779	1,242,902
Non-current liabilities
Operating lease liabilities – non-current	4,438	9,492.00
Total non-current assets	4,438	9,492.00
TOTAL LIABILITIES	1,072,217	1,252,394

Commitments and contingencies	—	—

Shareholders’ equity
Ordinary shares (500,000,000 shares authorized, par value $0.00002, 25,000,000 shares issued and outstanding as of April 30, 2024 and October 31, 2023)*	500	500
Subscription receivable	—	(500)
Additional paid in capital	1,161,211	1,161,211
Statutory reserve	30,422	30,422
Accumulated deficits	(56,333)	(105,233)
Accumulated other comprehensive loss	(67,792)	(73,927)
Total Shareholders’ equity	1,068,008	1,012,473
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,140,225	2,264,867

____________

*        Certain shares are related to the reorganization for the founding shareholders and are presented on a retroactive basis to reflect the reorganization (See Note 1) and retroactively restated to reflect the Company’s 1-for-5 share split effective on June 29, 2024 (the “Share Split”).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Income
For the Six Months Ended April 30, 2024 and 2023

	Six Months Ended April 30, 2024	Six Months Ended April 30, 2023
Revenues, net	852,928	1,371,587
Cost of revenues	98,109	125,017
Gross profit	754,819	1,246,570

Operating expenses
Selling and marketing expenses	157,733	155,686
General and administrative expenses	452,098	282,534
Research and development expenses	20,083	17,168
Allowance for expected credit losses	32,537	116,330
Total operating expenses
Operating income	92,368	674,852

Non-operating income (expense) items:
Other income (expense), net	(133)	2,036
Interest income	1,051	616
Interest expense	—	—
Total other income	918	2,652

Income before income tax	93,286	677,504

Income tax expense	44,386	177,708

Net income	48,900	499,796

Earnings per share
Basic	0.00	0.02
Diluted	0.00	0.02

Basic	25,000,000	25,000,000
Diluted	25,000,000	25,000,000

Net income	48,900	499,796

Other comprehensive income:
Foreign currency translation adjustment	6,135	9,565
Total comprehensive income	55,035	509,361

____________

*        Certain shares are related to the reorganization for the founding shareholders and are presented on a retroactive basis to reflect the reorganization (See Note 1) and retroactively restated to reflect the Share Split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficits)
For the Six Months Ended April 30, 2024 and 2023

	Ordinary Shares		Subscription Receivable	Additional Paid-in Capital	Statutory Reserves	Accumulated Deficits	Accumulated Other Comprehensive Loss	Total Equity
	Number of Shares	Amount
Balance at October 31, 2022	25,000,000	500	(500)	1,122,946	—	(926,853)	(45,816)	150,277
Contribution in capital	—	—	—	39,010	—	—	—	39,010
Net income	—	—	—	—	—	499,796	—	499,796
Foreign currency translation adjustment	—	—	—	—	—	—	9,565	9,565
Balance at April 30, 2023	25,000,000	500	(500)	1,161,956	—	(427,057)	(36,251)	698,648
Balance at October 31, 2023	25,000,000	500	(500)	1,161,211	30,422	(105,233)	(73,927)	1,012,473
Contribution in capital			500					500
Net income	—	—	—	—	—	48,900	—	48,900
Foreign currency translation adjustment	—	—	—	—	—	—	6,135	6,135
Balance at April 30, 2024	25,000,000	500	—	1,161,211	30,422	(56,333)	(67,792)	1,068,008

____________

*        Certain shares are related to the reorganization for the founding shareholders and are presented on a retroactive basis to reflect the reorganization (See Note 1) and retroactively restated to reflect the Share Split.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Unaudited Interim Condensed Consolidated Statements of Cash Flows
For the Six Months Ended April 30, 2024 and 2023
(Unaudited)

	Six Months Ended April 30, 2024	Six Months Ended April 30, 2023
Cash flows from operating activities
Net income	48,900	499,796
Depreciation and amortization	11,329	9,911
Allowance for (net reversal of) credit losses	32,537	116,330
Impairments and write-offs of assets	214	1,263
Deferred tax benefits	(6,793)	(27,063)
Non-cash lease expenses	11,652	26,277
Changes in operating assets and liabilities:
Accounts receivable	185,952	(42,951)
Inventories	4,502	(67,237)
Advances to suppliers	(3,277)	(646)
Other receivables and other current assets	220,382	(55,186)
Other non-current assets	(247,098)	178,942
Accruals and other payables	(27,435)	15,292
Accounts payable	(144,708)	89,992
Taxes payable	78,547	249,732
Contract liability	(121,326)	(996,861)
Operating lease liabilities	(12,092)	(27,168)
Net cash provided by (used in) operating activities	31,286	(29,577)

Cash flows from investing activities
Purchase of equipment and intangible assets	(2,071)	—
Loans to franchisees	(498,230)	(101,053)
Loan repayment from franchisees	322,630	1,386,946
Lend to related parties	—	(7,507)
Repayment from related parties	—	9,599
Net cash (used in) provided by investing activities	(177,671)	1,287,985

Cash flows from financing activities
Proceeds from shareholder’s contribution of capital	500.00	39,010
Borrowing from related party	36,501	108,388
Repayment to related parties	—	(758,224)
Net cash provided by (used in) financing activities	37,001	(610,826)

Net (decrease) increase of cash	(109,384)	647,582

Effect of foreign currency translation	7,716	33,634
Cash – beginning of period	1,033,634	574,711
Cash – end of period	$931,966	$1,255,927

Supplementary cash flow information:
Interest paid	$—	$—
Cash paid for income taxes	$—	$—
Non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$—	$47,938

The accompanying notes are an integral part of these unaudited condensed consolidated financial.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION

Park Ha Biological Technology Co., Ltd. (“Park Ha Cayman”) was incorporated in the Cayman Islands on October 11, 2022. The Company is an investment holding company; its primary business operations are conducted through its subsidiaries as described below.

Park Ha Biological Technology (HK) Co., Ltd. (“Park Ha HK”) was incorporated in Hong Kong on October 25, 2022. It is a wholly owned subsidiary of Park Ha Cayman.

Park Ha Investment (Wuxi) Co., Ltd. (“Park Ha WFOE”) was incorporated on May 5, 2023 as a wholly foreign owned entity in the People’s Republic of China (“PRC”). Park Ha WFOE is a wholly owned subsidiary of Park Ha HK.

Wuxi Xinzhan Enterprise Management Consulting Co., Ltd. (“XinZhan”) was incorporated on March 31, 2016 in the People’s Republic of China (“PRC”) with Ms. Xiaoqiu Zhang being the majority shareholder owning 75.2% of XinZhan prior to the equity transfer described below. XinZhan takes the lead in promoting the franchisee market and looking for franchisees. XinZhan signs a franchise agreement with the franchisee. The franchise agreement grants the franchisee the license to open stores under the “PARK HA” brand in a specific area. Franchisees authorized to sell Park Ha Jiangsu’s “PARK HA” brand products or third-party products authorized by XinZhan must comply with the terms of the franchise agreement.

Shanghai Park Ha Industrial Development Co., Ltd. (“Park Ha Shanghai”) was incorporated on April 17, 2017 in the People’s Republic of China (“PRC”) as a wholly owned subsidiary of Wuxi XinZhan. Park Ha Shanghai’s primary business includes beauty services, sales of beauty products and devices, management of beauty salon franchises.

Jiangsu Park Ha Biotechnology Co., Ltd. (“Park Ha Jiangsu”) was incorporated on August 13, 2019 in the People’s Republic of China (“PRC”) with Ms. Xiaoqiu Zhang being the majority shareholder owning 75.2% of Park Ha Jiangsu prior to the equity transfer described below. Park Ha Jiangsu has developed a full range of “PARK HA” brand skin care products through cooperation with biological laboratories. Our product range ranges from basic skin physical protection, exfoliation, and sebum film repair to surface microecological balance and anti-aging. These products are sold through directly operated retail stores and franchisees.

On May 17, 2023, Park Ha WFOE entered into equity transfer agreements with each shareholder of Wuxi XinZhan and Park Ha Jiangsu to purchase all the equity interest in such entities. The restructure was completed on July 7, 2023. As a result, Wuxi XinZhan and Park Ha Jiangsu became a wholly owned subsidiary of Park Ha WFOE.

Upon the completion of the above Reorganization, Park Ha Cayman became the ultimate holding company of all other entities mentioned above. The Company is effectively controlled by the same group of controlling shareholders before and after the Reorganization; therefore, the Reorganization is considered as a recapitalization of these entities under common control. The consolidation of the Company was accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the period presented comprise those of the previous separate entries combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

Park Ha Biological Technology Co., Ltd. and its subsidiaries are collectively referred to as the “Company”.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the Company’s unaudited condensed consolidated financial statement. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto for the year ended October 31, 2023 included in the other

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

place of the Company’s Registration Statement on Form F-1. The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All inter-company balances and transactions are eliminated upon consolidation. Operating results for the six months ended April 30, 2024 and 2023 are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, the valuation of the amount due from related parties, inventory valuations, the estimation of useful lives of property and equipment and intangible assets, allowance for expected credit losses, and income taxes including the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Functional and Presentation Currency

The functional currency of the Company is the currency of the primary economic environment in which the Company operates which is Chinese Yuan (“RMB”). The RMB is not freely convertible into the US dollar and may be subject to PRC currency restrictions for payments, including the distributions of dividends or retained earnings to the Company by its subsidiaries.

Transactions in currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing on the date of the transaction. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at the end of the reporting periods. Exchange differences arising on the settlement of monetary items and on translation of monetary items at period-end are included in income statement of the period.

For the purpose of presenting these financial statements, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, shareholder’s equity accounts are translated at historical rates, and income and expense items are translated at the periodic average exchange rate during the period. The resulting translation adjustments are reported under accumulated other comprehensive income (loss) in the shareholder’s equity section of the balance sheets.

Exchange rate used for the translation as follows:

	As of
	April 30, 2024	October 31, 2023
Period end US$: RMB exchange rate	7.2411	7.2882
	For the six months ended
	April 30
	2024	2023
Period average US$: RMB exchange rate	7.1754	6.9271

Fair Values of Financial Instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follow:

•        Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments approximated their fair values due to the short-term nature of these instruments. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each year.

Cash

Cash consists of cash on hand and cash in bank, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use. The Company maintains cash with various financial institutions primarily in mainland China. The Company has not experienced any losses in bank accounts.

Accounts Receivable and allowance for credit losses

Accounts receivables are stated at the historical carrying amount net of allowance for expected credit losses.

The Company adopted ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments” on January 1, 2023 using a modified retrospective approach. The Company also adopted this guidance to due from related parties, loans receivable from franchisees, other receivables. To estimate expected credit losses, the Company has identified the relevant risk characteristics of its customers and the related receivables. The Company considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Company’s customer collection trends. The allowance for credit losses and corresponding receivables were written off when they are determined to be uncollectible.

Inventory

Inventories, which are primarily comprised of finished goods for sale and raw materials, are stated at the lower of cost or net realizable value, using the weighted average method and is based on purchase cost. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Loans Receivable

Loans receivable is recorded at origination at the fair value less estimates for expected credit losses. Loans receivable is reviewed periodically to determine whether its carrying value has become impaired. The Company uses credit loss method to estimate the allowance for loans receivables.

Property and Equipment

Property and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property and equipment are depreciated on a straight-line basis over the following periods:

Office equipment	3 years
Motor Vehicle	4 years
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intangible assets

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Intangible assets mainly represent software at cost, less accumulated amortization on a straight-line basis over an estimated life of ten years.

Impairment of long-lived assets other than goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Impairment charge recognized for the six months ended April 30, 2024 and 2023 was nil.

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. According to the standard, financial statements are required to disclose material related-party transactions other than compensation arrangements, expense allowances, or other similar items that occur in the ordinary course of business. A related party is essentially any party that controls or can significantly influence the management or operating policies of the company to the extent that the company may be prevented from fully pursuing its own interests. Related parties include affiliates, investees accounted for by the equity method, trusts for the benefit of employees, principal owners, management, and immediate family members of owners or management. Transactions with related parties must be disclosed even if there is no accounting recognition made for such transactions (e.g., a service is performed without payment).

Lease

The Company recognizes right-of-use (“ROU”) assets and lease liabilities for its lease commitments with terms greater than one year. Contractual options to extend or terminate lease agreements are reflected in the lease term when they are reasonably certain to be exercised. The initial measurements of new ROU assets and lease liabilities are based on the present value of future lease payments over the lease term as of the commencement date. In determining future lease payments, the Company has elected not to separate lease and non-lease components. As the Company’s lease arrangements do not provide an implicit interest rate, we apply the Company’s incremental borrowing rate based on the information available at the commencement date in determining the present value of future lease payments. Relevant information used in determining the Company’s incremental borrowing rate includes the duration of the lease, transaction currency of the lease, and the Company’s credit risk relative to risk-free market rates. The Company’s ROU assets also include any initial direct costs incurred and exclude lease incentives. The Company’s lease agreements do not contain any significant residual value guarantees or restrictive covenants. All leases of the Company are classified as operating leases, with lease expense being recognized on a straight-line basis.

Revenue Recognition

In 2014, the FASB issued guidance on revenue recognition (“ASC 606”), with final amendments issued in 2016. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

The Company generate revenues from sales of beauty products and devices, management of beauty salon franchises.

Sales of Beauty Products and Devices:

The contracts for sales of beauty products and devices are established either through direct transactions or through formal agreements, creating enforceable rights and obligations for both parties. For these sales, the Company recognizes a single performance obligation: the transfer of goods to the customer. There are no additional identifiable promises within these contracts. The Company does not offer price protection but do allow for the return of goods in cases of quality issues, adhering to the standard warranty practices. The Company recorded reserve for sales returns was $nil for the six months ended April 30, 2024 and 2023.

For sales at our owned store locations, revenue is recognized at the point of transfer of control, typically when the customer makes payment and accepts the goods in-store.

Regarding online sales via third-party platforms, control is transferred, and revenue is recognized at the point of delivery to the customer, facilitated by express delivery services.

Sales and deliveries of beauty products and devices to the franchisees are treated as distinct performance obligations, separate from the franchise agreement. These transactions are not highly dependent on, nor are they integrated with, the franchise services, allowing the franchisee to benefit from the goods independently. Revenue from sales to franchisees is recognized upon the transfer of control of the goods, generally upon delivery. As franchisees take ownership and resell the products at their discretion, these transactions are not considered consignment sales.

Management of beauty salon franchises:

The Company’s franchise revenues comprise non-refundable initial franchise fees received from franchisees. The initial franchise services, which constitute the Company’s obligation under these agreements, include: (i) granting exclusive operating rights in a specific area, (ii) allowing the use of the “PARK HA” brand, and (iii) providing initial setup services. These setup services encompass assistance with site selection, marketing strategy formulation, and training for franchisee management and beauticians.

Following the revenue recognition standard ASC 606, we consider the initial franchise services indistinct from the ongoing rights provided during the franchise agreement term. Consequently, these services are treated as a single performance obligation. Accordingly, initial franchise fees are deferred and recorded as a “Contract Liability.” These fees are recognized over the franchise term as the performance obligation is satisfied, typically spanning one year.

The Company offers advertising and renovation subsidies to franchisees, calculated as a percentage of the franchise fee. Since these subsidies are not in exchange for distinct goods or services from franchisees, they are accounted for as a reduction in the transaction price of the franchise fee.

The Company also offers short-term loans to franchisees, with terms not exceeding six months. The loan amounts are based on the franchise fee and a fixed ratio. Given the short duration of these loans, as a practical expedient, the Company does not adjust the consideration for the effects of a significant financing component.

Contract liability

The contract liabilities consist of advances from customers, which relate to unsatisfied performance obligations at the end of each reporting period and consists of cash payments received in advance from customers in sales of beauty products and devices and unearned franchise fee. As of April 30, 2024 and October 31, 2023, the Company’s advances from customer deposit and unearned franchise fee amounted to $131,952 and $250,549, respectively.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company reports revenues net of applicable sales taxes and related surcharges.

Cost of revenues

Costs of sales of beauty products and devices consist primarily of materials costs, shipping and handling expenses, inspection costs and related costs, which are directly attributable to products. Write-down of inventories is also recorded in cost of sales, if any.

Costs of revenue of beauty salon franchises consist primarily of training costs, promotional material costs and related costs, which are directly attributable to franchises business.

Shipping and handling costs incurred to transport goods to customers are expensed in the periods incurred and are included in cost of revenues. The Company accounts for shipping and handling expenses as fulfillment costs because shipping and handling activities occur before the customers obtains control of the goods. Shipping and handling expenses amounted to $ nil and $1,973.38 for the six months ended April 30, 2024 and 2023, respectively.

Selling and marketing expense

Sales and marketing expenses consist primarily of rent, depreciation of leasehold improvements, marketing conference expenses, advertising expenses and salaries and other compensation-related expenses to sales and marketing personnel. The Company expenses all advertising costs as incurred. Advertising costs was $nil for the six months ended April 30, 2024 and 2023, respectively.

General and administrative expenses

General and administrative expenses consist primarily of salaries and benefits for employees involved in general corporate functions and those not specifically dedicated to research and development activities, depreciation and amortization of fixed assets which are not used in research and development activities, legal and other professional services fees, rental and other general corporate related expenses.

Research and development

The Company expenses research and development expenses when incurred as periodic costs. The Company recognized research and development expenses for the six months ended April 30, 2024 and 2023 in the amounts of $20,083 and $17,168, respectively. Research and development expenses primarily comprise of employees’ wages and benefits, as well as expenditures related to patent fees.

Value Added Tax (VAT)

In accordance with the relevant tax laws in the PRC, VAT is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority, but may deduct the VAT it has paid on eligible purchases. The difference between the amounts collected and paid is presented as VAT recoverable or payable balance on the balance sheet.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expense (benefit) results from the net change during the periods of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

A tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that the relevant taxing authority that has full knowledge of all relevant information will examine each uncertain tax position. Although the Company believes the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income and other comprehensive income. The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in foreign currency translation loss in the unaudited condensed consolidated statements of operations and comprehensive income.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign-invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign-invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset the accumulated loss.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. For the six months ended April 30, 2024 and 2023, the Company does not have any outstanding ordinary shares equivalents; therefore, a separate computation of diluted earnings (loss) per share is not presented.

Commitments and Contingencies

The Company follows ASC 450-20, “Loss Contingencies,” to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of April 30, 2024 and October 31, 2023.

Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, our chief operating decision maker (“CODM”) has been identified as our Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the company. As a whole and hence, we have two business segments which comprised of products sales and franchise service. As our long-lived assets are substantially located in the PRC, no geographical segments are presented.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration and risks

a) Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk are cash and cash equivalents, and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions or trading platforms.

The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for expected credit losses primarily based upon the factors surrounding the credit risk of specific customers.

b) Foreign currency exchange rate risk

The functional currency and the reporting currency of the Company are RMB and U.S. dollars, respectively. The Company’s exposure to foreign currency exchange rate risk primarily relates to cash, accounts receivable and accounts payable. Any significant fluctuation of RMB against U.S. dollars may materially and adversely affect the Company’s cash flows, revenues, earnings and financial positions.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Credit Losses, Measurement of Credit Losses on Financial Instruments. This ASU provides more useful information about expected credit losses to financial statement users and changes how entities will measure credit losses on financial instruments and timing of when such losses should be recognized. This ASU is effective for annual and interim periods beginning after December 15, 2019 for issuers and December 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after December 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief. This update adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The updates should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after December 15, 2022 and interim periods therein. The Company adopted this guidance on January 1, 2023, and the adoption did not have a material impact on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLES, NET

As of April 30, 2024 and October 31, 2023, accounts receivables, net is comprised of the following:

	April 30, 2024	October 31, 2023
Accounts receivables – Non franchisees	155,082	135,777
Allowance for expected credit losses	(81,489)	(24,398)
Accounts receivables, net – Non-franchisees	73,593	111,379
	April 30, 2024	October 31, 2023
Accounts receivables – Franchisees	115,832	316,462
Allowance for expected credit losses	(34,595)	(66,106)
Accounts receivables, net – Franchisees	81,237	250,356

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 3 — ACCOUNTS RECEIVABLES, NET (cont.)

The following is a summary of the activity in the allowance for expected credit losses:

	April 30, 2024	October 31, 2023
Balance at beginning of period – Non-franchisees	24,398	3
Provision	57,455	25,197
Effect of translation adjustment	(364)	(802)
Balance at end of period – Non-franchisees	81,489	24,398
	April 30, 2024	October 31, 2023
Balance at beginning of period – Franchisees	66,106	5,830
(Reversal) Provision	(32,236)	62,250
Effect of translation adjustment	725	(1,974)
Balance at end of period – Franchisees	34,595	66,106

NOTE 4 — INVENTORY, NET

As of April 30, 2024 and October 31, 2023, inventory comprised of the following:

	April 30, 2024	October 31, 2023
Raw materials	36,069	36,740
Finished goods	55,749	59,130
Inventories, net	91,818	95,870

Inventory write-down expense was $214 and $1,263 for the six months ended April 30, 2024 and 2023, respectively.

NOTE 5 — LOANS RECEIVABLE FROM FRANCHISEES, NET

Loans receivables from franchisees consist of non-interest-bearing advances provided by the Company to its franchisees to purchase inventory, equipment; or for use as working capital. The maturity date of the loan is 180 days from the date of disbursement of funds.

As of April 30, 2024 and October 31, 2023, loan receivables from franchisees, net comprised of the following:

	April 30, 2024	October 31, 2023
Loan receivables from franchisees	539,281	362,917
Allowance for expected credit losses	(70,258)	(62,602)
Loan receivables from franchisees, net	469,023	300,315

The following is a summary of the activity in the allowance for expected credit losses:

	April 30, 2024	October 31, 2023
Balance at beginning of period	62,602	—
Provision	7,318	64,661
Effect of translation adjustment	338	(2,059)
Balance at end of period	70,258	62,602

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 5 — LOANS RECEIVABLE FROM FRANCHISEES, NET (cont.)

The following is a summary of the movement of the loan:

	April 30, 2024	October 31, 2023
Balance at beginning of period	362,917	1,377,676
Loans lend to franchisees	498,230	311,083
Repayment from franchisees	(322,630)	(1,361,609)
Effect of translation adjustment	764	35,767
Balance at end of period	539,281	362,917

The amount of loans that are past due as of April 30,2024 and October 31, 2023 were $45,573 and $61,744, respectively. As of the reporting date, the amount of loans that are past due is $45,573.

As of April 30, 2024 and October 31, 2023, loans receivable from franchisees, net comprised of the following:

	April 30, 2024	October 31, 2023

Li Yi	—	8,919
Yan Tianxiang	8,977	—
Wu Yinghan	179,529	—
Liu Yuping	179,529	—
Gao Wenjing	—	49,051
Cao Qinghua	—	8,919
Wang Shimei	—	49,051
Xu Yong	—	8,919
Nan Xifeng	—	8,919
Zeng Yongjian	45,573	45,279
Song Mingfang	—	48,022
Yu Yang	—	48,022
Li Jie	—	8,919
Sheng Xidong	—	8,919
Zhou Guixiang	—	17,837
Wang Jia	—	8,919
Wang Xuefeng	—	8,919
Wang Xiaohui	—	8,919
Xiao Yang	8,977	—
Sun Zhongyao	26,929	—
Zhang Yashu	44,882	—
Qian Renze	—	16,465
Yang Jiawei	—	8,919
Shen Yue	8,977	—
Zhao Zhe	8,977	—
Fan Lingfu	8,977	—
Zheng Tinghai	8,977	—
Ge Xiaoqing	8,977	—
	539,281	362,917
Less: Allowance for expected credit loss	(70,258)	(62,602)
Loan receivables from franchisees, net	469,023	300,315

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 6 — OTHER RECEIVABLES AND OTHER CURRENT ASSETS

As of April 30, 2024 and October 31, 2023, other receivables and other current assets comprised of the following:

	April 30, 2024	October 31, 2023
Other receivables	56,679	31,487
Deferred IPO Cost	—	199,646
Deferred tax asset	40,781	33,830
Prepaid expenses	60,023	101,790
Other receivables and other current assets	157,483	366,753

NOTE 7 — PROPERTY & EQUIPMENT, NET

As of April 30, 2024 and October 31, 2023, property and equipment, net comprised of the following:

	April 30, 2024	October 31, 2023
At Cost:
Office furniture	8,704	8,648
Motor vehicle	145,060	144,123
Office equipment	7,991	5,900
Leasehold improvements	22,096	21,953
	183,851	180,624
Less: Accumulated depreciation	(153,719)	(142,053)
Total, net	30,132	38,571

Depreciation expenses was $10,841 and $9,406 for the six months ended April 30, 2024 and 2023, respectively.

NOTE 8 — INTANGIBLE ASSETS, NET

As of April 30, 2024 and October 31, 2023, intangible assets, net comprised of the following:

	April 31, 2024	October 31, 2023
At Cost:
Trademark	248	247
Software	9,668	9,605
	9,916	9,852
Less: Accumulated depreciation	(1,940)	(1,448)
Total, net	7,976	8,404

Amortization expenses was $488 and $505 for the six months ended April 30, 2024 and 2023, respectively.

	For the years ended October 31,
	2024*	2025	2026	2027	2028	thereafter
Amortization expenses	483	967	967	967	967	3,625

____________

*        For the six months ended October 31, 2024

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 9 — OTHER NON-CURRENT ASSETS

As of April 30, 2024 and October 31, 2023, other non-current assets comprised of the following:

	April 30, 2024	October 31, 2023
Lease deposits	7,184	7,138
Other deposits	2,762	2,744
Deferred IPO Cost	244,856	—
Total	254,802	9,882

NOTE 10 — TAXES PAYABLE

As of April 30, 2024 and October 31, 2023, taxes payable comprised of the following:

	April 30, 2024	October 31, 2023
Enterprise income tax payable	404,542	351,691
Value-added tax, net	226,978	201,410
City maintenance and construction tax	17,221	14,478
Additional education fees	7,459	7,373
Other taxes	5,313	4,959
Total	661,513	579,911

NOTE 11 — CONTRACT LIABILITIES

For service contracts where the performance obligation is not completed, contract liabilities were recorded for any payments received in advance of the performance obligation. The payments received in advance will not be refunded and will be amortized in future when met performance obligations.

As of April 30, 2024 and October 31, 2023, contract liabilities is comprised of the following:

	April 30, 2024	October 31, 2023
Unearned franchise fee	116,917	247,230
Customer advance for beauty products	15,035	3,319
Total	131,952	250,549

The unearned franchise fee of $116,917 is to be recognized to revenue within one year from April 30, 2024.

As of April 30, 2024 and October 31, 2023, unearned franchise fee comprised of the following:

	April 30, 2024	October 31, 2023
Li Yi	76	6,879
Yan Tianxiang	1,551	—
Wu Yinghan	32,887	—
Liu Yuping	36,610	—
Gao Wenjing	—	30,825
Cao Qinghua	—	6,766
Wang Shimei	2,288	36,088
Xu Yong	795	7,594
Nan Xifeng	870	7,669
Song Mingfang	7,000	40,975
Yu Yang	8,513	42,478
Li Jie	—	6,240

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 11 — CONTRACT LIABILITIES (cont.)

	April 30, 2024	October 31, 2023
Sheng Xidong	—	6,729
Zhou Guixiang	—	13,299
Wang Jia	416	7,218
Wang Xuefeng	530	7,330
Wang Xiaohui	643	7,443
Xiao Yang	1,447	—
Sun Zhongyao	1,059	—
Zhang Yashu	8,347	—
Shen Yue	1,211	—
Li Ruonan	189	2,255
Meng Hao	189	7,142
Yang Jiawei	3,519	10,300
Fan Lingfu	1,097	—
Sun Xuqiang	1,324	—
Zhao Zhe	1,097	—
Zheng Tinghai	5,259	—
Total	116,917	247,230

NOTE 12 — RELATED PARTY TRANSACTIONS

The Company had transactions with the following related parties:

Name of Related Party	Nature of Relationship
Guozhen Liu	Limited partner of Changxin International Limited Partnership, executive director and legal representative of Park Ha Shanghai, executive director of Xinzhan, parent of Xiaoqiu Zhang
Fujun Yu	Executive director of Xinzhan, legal representative of Park Ha Jiangsu, director of Park Ha WFOE
Hengquan Zhang	Member of the Supervisory Committee of Park Ha WFOE, parent of Xiaoqiu Zhang
Xiaoqiu Zhang	CEO, Chairperson of the board of directors, controlling shareholder of Park Ha Cayman

Due from related party

The Company made advances to Mr. Hengquan Zhang for working capital to be paid on behalf of the Company. The balance due from Mr. Hengquan Zhang were $11,035 and $10,964 as of April 30, 2024 and October 31, 2023, respectively. The Company has collected the full amount due from Mr. Hengquan Zhang subsequently.

The Company made advances to Mr. Fujun Yu for working capital to be paid on behalf of the Company. The balance due from Mr. Fujun Yu were $6,318 and $6,277 as of April 30, 2024 and October 31, 2023, respectively. The Company has collected the full amount due from Mr. Fujun Yu subsequently.

Due to related party

The Company received advances from Ms. Guozhen Liu as working capital. The balance due to Ms. Guozhen Liu were $6,607 and $6,565 as of April 30, 2024 and October 31, 2023, respectively. The Company has repaid the full amount owed to Ms. Guozhen Liu subsequently.

The Company received advances from Ms. Xiaoqiu Zhang as working capital. The balance due to Ms. Xiaoqiu Zhang were $98,167 and $61,596 as of April 30, 2024 and October 31, 2023, respectively. The Company has repaid the full amount owed to Ms. Xiaoqiu Zhang subsequently.

The amounts due from related party and due to related party above are non-interest bearing, without maturity and due on demand.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 13 — LEASES

As of April 30, 2024, the Company has two operating leases for its self-operated stores. Other than these leases, the Company does not have any other leases over the term of one year. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The discount rate used to calculate present value is incremental borrowing rate or, if available, the rate implicit in the lease.

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

	For the Six Months End
	April 30,
	2024	2023
Lease Cost
Operating lease cost	$11,652	$26,277

Other Information
Cash paid for amounts included in the measurement of lease liabilities	$12,092	$27,168

As of April 30, 2024 and October 31, 2023, the weighted average lease term and discount rate are as follows:

	April 30, 2024	October 31, 2023
Weighted average remaining lease term – operating leases (in years)	1.23	1.54
Average discount rate – operating lease	3.72%	3.73%

As of April 30, 2024 and October 31, 2023, the supplemental balance sheet information related to leases are as follows:

	April 30, 2024	October 31, 2023
Operating leases
Right-of-use assets	$20,993	$31,864

Operating lease liabilities, current	$15,716	$21,970
Operating lease liabilities, non-current	4,438	9,492
Total operating lease liabilities	$20,154	$31,462

The undiscounted future minimum lease payment schedule as follows:

For the years ending April 30,
Remainder of 2024	10,861
2025	9,686
Total undiscounted lease payments	20,547
Less imputed interest	(393)
Total lease liabilities	20,154

NOTE 14 — SHAREHOLDERS’ EQUITY

As of April 30, 2024, the Company is authorized to issue 500,000,000 ordinary shares.

As of April 30, 2024, the Company has 25,000,000 shares issued and outstanding with a par value of $0.00002 per share. (Retroactively restated to reflect the Company’s 1-for-5 share split effective on June 29, 2024.) For the six months ended April 30, 2024, the shareholders have contributed approximately $500 as registered capital of the Company.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 15 — RESTRICTED NET ASSETS

As a result of the PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, additional paid-in capital, and the statutory reserves of the Company’s PRC subsidiaries.

	As of
	April 31, 2024	October 31, 2023
Paid-in capital	500	—
Additional paid in capital	1,161,211	1,161,211
Statutory reserve	30,422	30,422
Total	1,192,133	1,191,633

NOTE 16 — SEGMENTS AND GEOGRAPHIC INFORMATION

The Company believes that it operates in two business segments which comprised of products sales and franchise service; and it operates in one geographical location China. The Company disaggregates its revenue into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Summarized financial information for the two reportable segments is as follows:

	Six Months Ended April 30, 2024
	Product Sales	Franchise fees	Consolidated
Revenues, net	300,958	551,970	852,928
Cost of revenues	40,225	57,884	98,109
Gross profit	260,733	494,086	754,819
Depreciation and amortization	7,274	4,055	11,329
Other (income) expense, net	415,785	234,419	650,204
Income tax expenses (benefits)	(5,366)	49,752	44,386
Net Income (loss)	(156,960)	205,860	48,900
	Six Months Ended April 30, 2023
	Product Sales	Franchise fees	Consolidated
Revenues, net	225,219	1,146,368	1,371,587
Cost of revenues	40,659	84,358	125,017
Gross profit	184,560	1,062,010	1,246,570
Depreciation and amortization	2,033	7,878	9,911
Other (income) expense, net	274,242	284,913	559,155
Income tax benefits	(8,077)	185,785	177,708
Net Income (loss)	(83,638)	583,434	499,796

Summarized financial information for revenues, costs and profits is as follows

Sales revenues comprised of the following:

	Six Months Ended
	April 30, 2024		April 30, 2023
Products sales – Non-franchisees	164,958	19%	130,801	9%
Product Sales – Franchisees	136,000	16%	94,418	7%
Franchise fees	551,970	65%	1,146,368	84%
Total	852,928	100%	1,371,587	100%

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 16 — SEGMENTS AND GEOGRAPHIC INFORMATION (cont.)

Direct costs comprised of the following:

	Six Months Ended
	April 30, 2024		April 30, 2023
Products sales – Non-franchisees	11,764	12%	19,935	16%
Product Sales – Franchisees	28,460	29%	20,724	17%
Franchise fees	57,885	59%	84,358	67%
Total	98,109	100%	125,017	100%

Gross profit comprised of the following:

	Six Months Ended
	April 30, 2024		April 30, 2023
Products sales – Non-franchisees	153,194	20%	110,866	9%
Product Sales – Franchisees	107,540	15%	73,694	6%
Franchise fees	494,085	65%	1,062,010	85%
Total	754,819	100%	1,246,570	100%

NOTE 17 — CONCENTRATION RISKS

Concentration of credit risk

Cash deposits with banks are held in financial institutions in China, which deposits are not federally insured. Accordingly, the Company has a concentration of credit risk related to the uninsured part of bank deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.

Concentration of customers and suppliers

The Company has a concentration risk related to suppliers and customers. Failure to maintain existing relationships with the suppliers or customers to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect revenues.

The customers accounting for 10% or more of the Company’s revenue include the following:

	For the Six Months Ended
	April 30, 2024	April 30, 2023
Percentage of Company revenue
Customer G	14%	9%
Customer F	15%	8%

The customers that accounted for 10% or more of the Company’s accounts receivable comprised of the following:

	April 30, 2024	October 31, 2023
Percentage of the Company’s accounts receivable
Customer A	34%	16%
Customer B	13%	9%
Customer C	—%	11%
Customer F	—%	18%
Customer G	—%	17%
Customer H	17%	—%
Customer I	13%	—%

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 17 — CONCENTRATION RISKS (cont.)

The suppliers that accounted for 10% or more of the Company’s purchases comprised of the following:

	For the Six Months Ended
	April 30, 2024	April 30, 2023
Percentage of the Company’s purchases
Supplier A	19%	9%
Supplier B	16%	8%
Supplier C	12%	6%
Supplier D	10%	2%
Supplier F	—%	61%

The suppliers that accounted for 10% or more of the Company’s account payables comprised of the following:

	For the Six Months Ended
	April 30, 2024	October 31, 2023
Percentage of the Company’s accounts payable
Supplier J	25%	—%
Supplier G	23%	7%
Supplier F	—%	63%
Supplier H	25%	—%
Supplier I	12%	3%

NOTE 18 — INCOME TAX

Cayman Islands

Under the current laws of the Cayman Islands, entities are not subject to tax on income or capital gain. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the Cayman Islands.

Hong Kong

Entities incorporated under the Hong Kong tax laws, and the statutory income tax rate was 16.5%. The Company has no operating profit or tax liabilities for the six months ended April 30, 2024 and 2023.

China, PRC

The Company is subject to profits tax rate at 25% for income generated for its operation in China and net operating losses can be carried forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred.

Income taxes in the PRC are consist of:

	For the Six Months Ended
	April 30,
	2024	2023
Current income tax expense	51,179	204,771
Deferred income tax benefit	(6,793)	(27,063)
Total income tax benefit	44,386	177,708

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 18 — INCOME TAX (cont.)

The net taxable income before income taxes and its provision for income taxes comprised of the following:

	For the Six Months Ended
	April 30,
	2024	2023
Income attributed to China	93,286	677,504
PRC statutory tax rate	25%	25%
Tax expense	23,322	169,376
Effect of PRC preferential tax rate	2,706	2,809
R&D credit	(3,013)	(2,575)
Non-deductible expenses	13,472	20,968
Change in valuation allowance	7,899	(12,870)
Tax expense, net	44,386	177,708

As of April 30, 2024 and October 31, 2023, deferred tax assets consist of the following:

	As of
	April 30, 2024	October 31, 2023
Net operating losses carried forward in the PRC	85,603	77,818
Allowance of expected credit loss	40,781	33,830
Total	126,384	111,648
Less: Valuation allowance	(85,603)	(77,818)
Deferred tax assets, net	40,781	33,830

As of April 30, 2024 and October 31, 2023, the Company’s PRC entities had net operating loss carryforwards of approximately $0.48 million and $0.44 million, respectively which will start to expire from 2024. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will not be fully realized. As of April 30, 2024 and October 31, 2023, full valuation allowance is provided against the deferred tax assets related to the Company’s net operating loss carryforwards based upon management’s assessment as to their realization.

NOTE 19 — SUBSEQUENT EVENTS

The Company evaluates subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission, which is September 18, 2024. Other than the subsequent event disclosed below, there was no other subsequent event that would require disclosure to or adjustment to the financial statements.

On June 29, 2024, our shareholders approved a share split of our outstanding Ordinary Shares at a ratio of 1:5, which became effective immediately, resulting in 25,000,000 Ordinary Shares issued and outstanding after the share split. All references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the split of our Ordinary Shares as if it had occurred at the beginning of the earlier period presented.

NOTE 20 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Park Ha Biological Technology Co., Ltd. (“Park Ha Cayman”) was incorporated in the Cayman Islands on October 11, 2022.

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of Park Ha Cayman exceed 25% of the consolidated net assets of the Company. For purposes of the test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 20 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.). The ability of the Company’s Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because substantially all of the Company’s operations are conducted in China and a substantial majority of the Company’s revenues are generated in China, a majority of the Company’s revenue being earned and currency received are denominated in Renminbi (“RMB”). RMB is subject to the exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict the Company’s ability to convert RMB into US Dollars.

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the unaudited condensed consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. Refer to the unaudited condensed consolidated financial statements and notes presented above for additional information and disclosures with respect to these financial statements.

As of April 30, 2024 and October 31, 2023, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stock or guarantees of the Company, except for those that have been separately disclosed in the consolidated financial statements, if any.

Condensed Balance Sheets

	April 30, 2024	October 31, 2023
ASSETS
Current Assets
Intercompany receivable	500
Total current assets	500
Non-current Assets
Investment in subsidiaries	1,067,508	1,012,473
Total non-current assets	1,067,508	1,012,473
TOTAL ASSETS	1,068,008	1,012,473

Shareholders’ equity
Ordinary shares (500,000,000 shares authorized, par value $0.00002, 25,000,000 shares issued and outstanding as of April 30, 2024 and October 31, 2023, respectively)*	500	500
Subscription receivable		(500)
Additional paid in capital	1,161,211	1,161,211
Statutory reserve	30,422	30,422
Accumulated deficits	(56,333)	(105,233)
Accumulated other comprehensive loss	(67,792)	(73,927)
Total Stockholders’ equity	1,068,008	1,012,473
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,068,008	1,012,473

____________

*        Certain shares are related to the reorganization for the founding shareholders and are presented on a retroactive basis to reflect the reorganization (See Note 1) and retroactively restated to reflect the Share Split.

Park Ha Biological Technology Co., Ltd. and its Subsidiaries
Notes to the Unaudited Interim Condensed Consolidated Financial Statements

NOTE 20 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (cont.)

Condensed Statements of Operations

	Six Months Ended April 30, 2024	Six Months Ended April 30, 2023
Operating costs and expenses:
Selling, general and administrative expenses	—	—

Operating income
Share of income of subsidiaries	48,900	499,796
Net income	48,900	499,796

1,200,000 Ordinary Shares

Park Ha Biological Technology Co., Ltd.

––––––––––––––––––––––––––––––

PROSPECTUS

______________________________

Dawson James Securities, Inc.	D. Boral Capital LLC

December 26, 2024

Until and including January 10, 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.